FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206361-14

PROSPECTUS

$628,452,367 (Approximate)

JPMDB Commercial Mortgage Securities Trust 2018-C8

(Central Index Key Number 0001735646)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

 (Central Index Key Number 0001013611)

 as Depositor

JPMorgan Chase Bank, National Association

 (Central Index Key Number 0000835271)

German American Capital Corporation
(Central Index Key Number 0001541294)

Starwood Mortgage Funding VI LLC
(Central Index Key Number 0001682518)

BSPRT Finance, LLC

(Central Index Key Number 0001632269)
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C8

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2018-C8 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-EF, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class R and Class S certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMDB Commercial Mortgage Securities Trust 2018-C8. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in July 2018. The rated final distribution date for the certificates is June 2051.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)
Class A-1	$ 20,521,343	3.1205%	Fixed(6)	December 2022
Class A-2	$ 131,981,467	4.0306%	Fixed(6)	June 2023
Class A-3	$ 130,013,581	3.9444%	Fixed(6)	April 2028
Class A-4	$ 183,513,650	4.2106%	Fixed(7)	May 2028
Class A-SB	$ 33,165,944	4.1450%	Fixed(7)	November 2027
Class X-A	$ 563,379,010(8)	0.6584%	Variable(9)	May 2028
Class X-B	$ 65,073,357(8)	0.1136%	Variable(9)	May 2028
Class A-S	$ 64,183,025	4.4210%	Fixed(7)	May 2028
Class B	$ 32,981,845	4.5216%	Fixed(7)	May 2028
Class C	$ 32,091,512	4.7458%	WAC(10)	May 2028

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 70.3% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 29.7% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about June 15, 2018. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 106.7% of the aggregate certificate balances of the offered certificates plus accrued interest from June 1, 2018, before deducting expenses payable by the depositor.

J.P. Morgan	Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton	Academy Securities
Co-Manager	Co-Manager

May 24, 2018

JPMDB Commercial Mortgage Securities Trust 2018-C8

Commercial Mortgage Pass-Through Certificates, Series 2018-C8

Idaho
1 property
$1,823,427
0.3% of total
Wyoming
1 property
$6,000,000
0.8% of total
Illinois
2 properties
$5,850,000
0.8% of total
Indiana
2 properties
$12,300,000
1.7% of total
Michigan
5 properties
$44,462,280
6.2% of total
Pennsylvania
7 properties
$69,529,733
9.7% of total
New York
2 properties
$49,185,396
6.9% of total
Ohio
4 properties
$35,484,133
5.0% of total
Nevada
3 properties
$6,200,000
0.9% of total
Connecticut
1 property
$29,975,491
4.2% of total
New Jersey
1 property
$3,218,399
0.5% of total
California
9 properties
$163,250,000
22.9% of total
Virginia
2 properties
$13,232,882
1.9% of total
North Carolina
11 properties
$30,971,390
4.3% of total
Arizona
2 properties
$59,416,059
8.3% of total
Georgia
1 property
$22,750,000
3.2% of total
Texas
10 properties
$113,655,401
15.9% of total
Louisiana
1 property
$1,873,248
0.3% of total
Alabama
2 properties
$2,497,397
0.4% of total
Florida
2 properties
$41,462,419
5.8% of total
Percentage of Allocated Mortgage Loan Amount
0.3% – 5.0%
5.1% – 10.0%
10.1% – 22.9%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Available Certificate Balance or Notional Amount(1)		Approx. Initial Retained Certificate Balance or Notional Amount(1)(2)		Approx. Initial Credit Support(3)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)	Weighted Average Life (Years)(5)	Principal Window(5)
Offered Certificates
A-1	$20,521,343		$19,730,000		$791,343		30.000%	3.1205%	Fixed(6)	December 2022	2.63	7/18-12/22
A-2	$131,981,467		$126,892,000		$5,089,467		30.000%	4.0306%	Fixed(6)	June 2023	4.76	12/22-6/23
A-3	$130,013,581		$125,000,000		$5,013,581		30.000%	3.9444%	Fixed(6)	April 2028	9.67	11/27-4/28
A-4	$183,513,650		$176,437,000		$7,076,650		30.000%	4.2106%	Fixed(7)	May 2028	9.85	4/28-5/28
A-SB	$33,165,944		$31,887,000		$1,278,944		30.000%	4.1450%	Fixed(7)	November 2027	7.33	6/23-11/27
X-A	$563,379,010	(8)	$541,654,000	(8)	$21,725,010	(8)	NAP	0.6584%	Variable(9)	May 2028	NAP	NAP
X-B	$65,073,357	(8)	$62,564,000	(8)	$2,509,357	(8)	NAP	0.1136%	Variable(9)	May 2028	NAP	NAP
A-S	$64,183,025		$61,708,000		$2,475,025		21.000%	4.4210%	Fixed(7)	May 2028	9.92	5/28-5/28
B	$32,981,845		$31,710,000		$1,271,845		16.375%	4.5216%	Fixed(7)	May 2028	9.92	5/28-5/28
C	$32,091,512		$30,854,000		$1,237,512		11.875%	4.7458%	WAC(10)	May 2028	9.92	5/28-5/28
Non-Offered Certificates
X-D	$35,657,005	(8)	$34,282,000	(8)	$1,375,005	(8)	NAP	1.5000%	Fixed(9)	May 2028	NAP	NAP
X-EF	$16,044,716	(8)	$15,426,000	(8)	$618,716	(8)	NAP	1.7458%	Variable(9)	May 2028	NAP	NAP
X-G	$7,132,025	(8)	$6,857,000	(8)	$275,025	(8)	NAP	1.7458%	Variable(9)	June 2028	NAP	NAP
D	$35,657,005		$34,282,000		$1,375,005		6.875%	3.2458%	WAC-1.5000%(11)	May 2028	9.92	5/28-5/28
E	$8,912,691		$8,569,000		$343,691		5.625%	3.0000%	Fixed(7)	May 2028	9.92	5/28-5/28
F	$7,132,025		$6,857,000		$275,025		4.625%	3.0000%	Fixed(7)	May 2028	9.92	5/28-5/28
G	$7,132,025		$6,857,000		$275,025		3.625%	3.0000%	Fixed(7)	June 2028	9.98	5/28-6/28
NR-RR	$25,851,542		$24,854,655		$996,887		0.000%	4.7458%	WAC(10)	June 2028	10.00	6/28-6/28
S(12)	NAP		NAP		NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(13)	NAP		NAP		NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	On the Closing Date, Starwood Mortgage Funding VI LLC (a sponsor and an affiliate of the special servicer) will cause a majority-owned affiliate to purchase from the underwriters the certificates (other than the Class S and Class R certificates) with the initial certificate balances or notional amounts, as applicable, as set forth in the table above under “Approx. Initial Retained Certificate Balance or Notional Amount”, as well as an approximately 3.856% interest in the Class S certificates, as further described in “Credit Risk Retention”.

(3)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate.

(4)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(5)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(6)	The pass-through rates for the Class A-1, Class A-2 and Class A-3 certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The pass-through rate for the Class A-4, Class A-SB, Class A-S, Class B, Class E, Class F and Class G certificates on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See Description of the Certificates—Distributions — Pass-Through Rates”.

(8)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal. The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balances of the Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal. The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal. The Class X-EF certificates are notional amount certificates. The notional amount of the Class X-EF certificates will be equal to the aggregate certificate balances of the Class E and Class F certificates outstanding from time to time. The Class X-EF certificates will not be entitled to distributions of principal. The Class X-G certificates are notional amount certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The Class X-G certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date, and, on each distribution date, is expected to be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. The pass-through rate for the Class X-EF certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class E and Class F certificates for that distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B, Class X-D, Class X-EF, and Class X-G certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(10)	The pass-through rates for the Class C and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate equal to the weighted average (described in the table as “WAC”) of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(11)	The pass-through rate for the Class D certificates for each distribution date will be a per annum rate (described in the table as “WAC-1.5000%) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), less 1.5000%.

(12)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rated final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates. The Class S certificates are entitled to a specified portion of distributions of excess interest collected on the mortgage loan with an anticipated repayment date solely to the extent received from the related borrower and will represent beneficial ownership of the grantor trust, as further described in this prospectus.

(13)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class X-D, Class X-EF, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	53
The Certificates May Not Be a Suitable Investment for You	53
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	53
Risks Related to Market Conditions and Other External Factors	53
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	53
Other Events May Affect the Value and Liquidity of Your Investment	53
Risks Relating to the Mortgage Loans	54
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	54
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	56
Office Properties Have Special Risks	60
Retail Properties Have Special Risks	60
Hotel Properties Have Special Risks	62
Risks Relating to Affiliation with a Franchise or Hotel Management Company	64
Multifamily Properties Have Special Risks	65
Mixed Use Properties Have Special Risks	66
Self Storage Properties Have Special Risks	67
Industrial Properties Have Special Risks	67
Manufactured Housing Community Properties Have Special Risks	68
Condominium Ownership May Limit Use and Improvements	69
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	70
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	71
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	72
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	73
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	74
Risks Related to Zoning Non-Compliance and Use Restrictions	76
Risks Relating to Inspections of Properties	77
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	77
Insurance May Not Be Available or Adequate	77
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	78
Terrorism Insurance May Not Be Available for All Mortgaged Properties	78
Risks Associated with Blanket Insurance Policies or Self-Insurance	80
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	80
Limited Information Causes Uncertainty	80
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	81
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	82
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With

Another Originator’s Underwriting Criteria	82
Static Pool Data Would Not Be Indicative of the Performance of this Pool	83
Appraisals May Not Reflect Current or Future Market Value of Each Property	83
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	85
The Borrower’s Form of Entity May Cause Special Risks	85
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	87
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	87
Other Financings or Ability to Incur Other Indebtedness Entails Risk	88
Tenancies-in-Common May Hinder Recovery	89
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	90
Risks Associated with One Action Rules	90
Risks of Anticipated Repayment Date Loans	90
State Law Limitations on Assignments of Leases and Rents May Entail Risks	91
Various Other Laws Could Affect the Exercise of Lender’s Rights	91
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	91
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	91
Risks Related to Ground Leases and Other Leasehold Interests	93
Increases in Real Estate Taxes May Reduce Available Funds	94
State and Local Mortgage Recording Taxes May Apply Upon a
Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	94
Risks Related to Conflicts of Interest	95
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	95
The Servicing of Servicing Shift Whole Loan Will Shift to Other Servicers	97
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	97
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	98
Potential Conflicts of Interest of the Operating Advisor	100
Potential Conflicts of Interest of the Asset Representations Reviewer	101
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	102
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	104
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	105
Other Potential Conflicts of Interest May Affect Your Investment	105
Other Risks Relating to the Certificates	105
The Certificates Are Limited Obligations	105
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	106
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	106
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	109

Your Yield May Be Affected by Defaults, Prepayments and Other Factors	111
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	114
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	115
Risks Relating to Modifications of the Mortgage Loans	119
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	120
Risks Relating to Interest on Advances and Special Servicing Compensation	120
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	120
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	121
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	122
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	122
The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Risk Retention Rules	123
Description of the Mortgage Pool	125
General	125
Certain Calculations and Definitions	126
Definitions	127
Mortgage Pool Characteristics	133
Overview	133
Property Types	135
Mortgage Loan Concentrations	140
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	140
Geographic Concentrations	141
Mortgaged Properties With Limited Prior Operating History	142
Tenancies-in-Common	143
Condominium Interests	143
Fee & Leasehold Estates; Ground Leases	144
Environmental Considerations	145
Redevelopment, Renovation and Expansion	147
Assessments of Property Value and Condition	147
Appraisals	147
Engineering Reports	148
Zoning and Building Code Compliance and Condemnation	148
Litigation and Other Considerations	149
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	149
Tenant Issues	151
Tenant Concentrations	151
Lease Expirations and Terminations	151
Purchase Options and Rights of First Refusal	153
Affiliated Leases	154
Insurance Considerations	154
Use Restrictions	156
Appraised Value	156
Non-Recourse Carveout Limitations	157
Real Estate and Other Tax Considerations	158
Delinquency Information	158
Certain Terms of the Mortgage Loans	158
Amortization of Principal	158
Due Dates; Mortgage Rates; Calculations of Interest	159
ARD Loans	159
Prepayment Protections and Certain Involuntary Prepayments	160
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	161
Defeasance; Collateral Substitution	162
Partial Releases	163
Escrows	166
Mortgaged Property Accounts	167
Exceptions to Underwriting Guidelines	167
Additional Indebtedness	167
General	167
Whole Loans	168
Mezzanine Indebtedness	168
Other Indebtedness	170

The Whole Loans	172
General	172
The Serviced Pari Passu Whole Loans	175
The Non-Serviced Pari Passu Whole Loans	178
The Non-Serviced AB Whole Loans	181
Additional Information	194
Transaction Parties	195
The Sponsors and Mortgage Loan Sellers	195
JPMorgan Chase Bank, National Association	195
General	195
JPMCB Securitization Program	195
Review of JPMCB Mortgage Loans	196
JPMCB’s Underwriting Guidelines and Processes	198
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	202
Compliance with Rule 15Ga-1 under the Exchange Act	202
Retained Interests in This Securitization.	202
German American Capital Corporation General.	203
GACC’s Securitization Program.	204
Review of GACC Mortgage Loans.	204
DBNY’s Underwriting Guidelines and Processes.	206
Exceptions.	210
Compliance with Rule 15Ga-1 under the Exchange Act.	210
Retained Interests in This Securitization.	210
Starwood Mortgage Funding VI LLC	211
General	211
Starwood’s Securitization Program	211
Review of SMF VI Mortgage Loans	212
SMF VI’s Underwriting Guidelines and Processes	213
Exceptions to SMF VI’s Disclosed Underwriting Guidelines	216
Servicing	217
Compliance with Rule 15Ga-1 under the Exchange Act	217
Retained Interests in This Securitization	217
BSPRT Finance, LLC	217
General.	217
BSP’s Loan Origination and Acquisition History.	217
Review of BSPRT Mortgage Loans	218
BSPRT’s Underwriting Standards	220
Compliance with Rule 15Ga-1 under the Exchange Act	224
Retained Interests in This Securitization	225
The Depositor	225
The Issuing Entity	225
The Trustee	226
The Certificate Administrator	227
The Master Servicer	229
The Special Servicer	232
The Operating Advisor and Asset Representations Reviewer	237
Credit Risk Retention	239
General	239
Qualifying CRE Loans; Required Credit Risk Retention Percentage	240
Material Terms of the Eligible Vertical Interest	240
Eligible Horizontal Residual Interest	240
Hedging, Transfer and Financing Restrictions	241
Description of the Certificates	242
General	242
Distributions	244
Method, Timing and Amount	244
Available Funds	245
Priority of Distributions	246
Pass-Through Rates	249
Interest Distribution Amount	251
Principal Distribution Amount	252
Certain Calculations with Respect to Individual Mortgage Loans	253
Excess Interest	255
Application Priority of Mortgage Loan Collections or Whole Loan Collections	255
Allocation of Yield Maintenance Charges and Prepayment Premiums	257
Assumed Final Distribution Date; Rated Final Distribution Date	259
Prepayment Interest Shortfalls	259
Subordination; Allocation of Realized Losses	260
Reports to Certificateholders; Certain Available Information	263
Certificate Administrator Reports	263
Information Available Electronically	268
Voting Rights	272
Delivery, Form, Transfer and Denomination	273
Book-Entry Registration	273
Definitive Certificates	276
Certificateholder Communication	276
Access to Certificateholders’ Names and Addresses	276
Requests to Communicate	276
List of Certificateholders	277

Description of the Mortgage Loan Purchase Agreements	277
General	277
Dispute Resolution Provisions	285
Asset Review Obligations	285
Pooling and Servicing Agreement	286
General	286
Assignment of the Mortgage Loans	286
Servicing Standard	287
Subservicing	288
Advances	289
P&I Advances	289
Servicing Advances	290
Nonrecoverable Advances	291
Recovery of Advances	292
Accounts	293
Withdrawals from the Collection Account	295
Servicing and Other Compensation and Payment of Expenses	297
General	297
Master Servicing Compensation	301
Special Servicing Compensation	304
Disclosable Special Servicer Fees	309
Certificate Administrator and Trustee Compensation	310
Operating Advisor Compensation	310
Asset Representations Reviewer Compensation	311
CREFC® Intellectual Property Royalty License Fee	312
Appraisal Reduction Amounts	312
Maintenance of Insurance	317
Modifications, Waivers and Amendments	320
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	324
Inspections; Collection of Operating Information	325
Collection of Operating Information	325
Special Servicing Transfer Event	326
Asset Status Report	328
Realization Upon Mortgage Loans	331
Sale of Defaulted Loans and REO Properties	333
The Directing Certificateholder	335
General	335
Major Decisions	337
Asset Status Report	339
Replacement of Special Servicer	339
Control Termination Event and Consultation Termination Event	340
Servicing Override	341
Rights of Holders of Companion Loans	342
Limitation on Liability of Directing Certificateholder	342
The Operating Advisor	343
General	343
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	343
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	344
Recommendation of the Replacement of the Special Servicer	346
Eligibility of Operating Advisor	346
Other Obligations of Operating Advisor	346
Delegation of Operating Advisor’s Duties	347
Termination of the Operating Advisor With Cause	347
Rights Upon Operating Advisor Termination Event	348
Waiver of Operating Advisor Termination Event	349
Termination of the Operating Advisor Without Cause	349
Resignation of the Operating Advisor	349
Operating Advisor Compensation	350
The Asset Representations Reviewer	350
Asset Review	350
Eligibility of Asset Representations Reviewer	354
Other Obligations of Asset Representations Reviewer	355
Delegation of Asset Representations Reviewer’s Duties	355
Assignment of Asset Representations Reviewer’s Rights and Obligations	355
Asset Representations Reviewer Termination Events	356
Rights Upon Asset Representations Reviewer Termination Event	357
Termination of the Asset Representations Reviewer Without Cause	357
Resignation of Asset Representations Reviewer	357
Asset Representations Reviewer Compensation	358
Replacement of Special Servicer Without Cause	358
Replacement of the Special Servicer After Operating Advisor

Recommendation and Certificateholder Vote	359
Termination of Master Servicer and Special Servicer for Cause	360
Servicer Termination Events	360
Rights Upon Servicer Termination Event	362
Waiver of Servicer Termination Event	363
Resignation of the Master Servicer and the Special Servicer	363
Limitation on Liability; Indemnification	364
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	366
Dispute Resolution Provisions	367
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	367
Repurchase Request Delivered by a Party to the PSA	367
Resolution of a Repurchase Request	368
Mediation and Arbitration Provisions	370
Servicing of the Servicing Shift Mortgage Loan	371
Servicing of the Non-Serviced Mortgage Loans	371
General	371
Servicing of the Marina Heights State Farm Mortgage Loan	374
Rating Agency Confirmations	375
Evidence as to Compliance	376
Limitation on Rights of Certificateholders to Institute a Proceeding	378
Termination; Retirement of Certificates	378
Amendment	379
Resignation and Removal of the Trustee and the Certificate Administrator	381
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	382
Certain Legal Aspects of Mortgage Loans	383
General	384
Types of Mortgage Instruments	384
Leases and Rents	384
Personalty	385
Foreclosure	385
General	385
Foreclosure Procedures Vary from State to State	385
Judicial Foreclosure	386
Equitable and Other Limitations on Enforceability of Certain Provisions	386
Nonjudicial Foreclosure/Power of Sale	386
Public Sale	387
Rights of Redemption	387
Anti-Deficiency Legislation	388
Leasehold Considerations	388
Cooperative Shares	389
Bankruptcy Laws	389
Environmental Considerations	394
General	394
Superlien Laws	394
CERCLA	394
Certain Other Federal and State Laws	395
Additional Considerations	395
Due-on-Sale and Due-on-Encumbrance Provisions	396
Subordinate Financing	396
Default Interest and Limitations on Prepayments	396
Applicability of Usury Laws	397
Americans with Disabilities Act	397
Servicemembers Civil Relief Act	397
Anti-Money Laundering, Economic Sanctions and Bribery	398
Potential Forfeiture of Assets	398
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	399
Pending Legal Proceedings Involving Transaction Parties	400
Use of Proceeds	401
Yield and Maturity Considerations	401
Yield Considerations	401
General	401
Rate and Timing of Principal Payments	401
Losses and Shortfalls	402
Certain Relevant Factors Affecting Loan Payments and Defaults	403
Delay in Payment of Distributions	404
Yield on the Certificates with Notional Amounts	404
Weighted Average Life	404
Pre-Tax Yield to Maturity Tables	410
Material Federal Income Tax Considerations	414
General	414
Qualification as a REMIC	414
Status of Offered Certificates	416
Taxation of Regular Interests	417
General	417
Original Issue Discount	417
Acquisition Premium	419
Market Discount	419

Premium	420
Election To Treat All Interest Under the Constant Yield Method	420
Treatment of Losses	421
Yield Maintenance Charges and Prepayment Premiums	421
Sale or Exchange of Regular Interests	422
Taxes That May Be Imposed on a REMIC	422
Prohibited Transactions	422
Contributions to a REMIC After the Startup Day	423
Net Income from Foreclosure Property	423
Bipartisan Budget Act of 2015	423
Taxation of Certain Foreign Investors	424
FATCA	424
Backup Withholding	425
Information Reporting	425
3.8% Medicare Tax on “Net Investment Income”	425
Reporting Requirements	425
Certain State and Local Tax Considerations	426
Method of Distribution (Underwriter)	426
Incorporation of Certain Information by Reference	428
Where You Can Find More Information	429
Financial Information	429
Certain ERISA Considerations	429
General	429
Plan Asset Regulations	430
Administrative Exemptions	430
Insurance Company General Accounts	433
Legal Investment	434
Legal Matters	434
Ratings	435
Index of Defined Terms	437

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB, BSPRT AND SMF VI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO JPMCB, BSPRT AND SMF VI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-4	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX F	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE CONSTITUTION PLAZA WHOLE LOAN
ANNEX G	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE TWELVE OAKS MALL MORTGAGE LOAN AND PARI PASSU COMPANION LOANS

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth in the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth in the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth in the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE DIRECTIVE 2003/71/EC (AS AMENDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE

PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN

SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE INITIAL PURCHASERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMDB Commercial Mortgage Securities Trust 2018-C8, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	German American Capital Corporation, a Maryland corporation;

●	Starwood Mortgage Funding VI LLC, a Delaware limited liability company; and

●	BSPRT Finance, LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Starwood Mortgage Funding VI LLC is an affiliate of (a) Starwood Mortgage Capital LLC, an originator, (b) LNR Partners, LLC, the initial special servicer, and the special servicer of the Fort Knox Executive Park mortgage loan pursuant to the CGCMT 2018-B2 pooling and servicing agreement (c) Starwood Conduit CMBS Vertical Retention I LLC, the entity that will purchase the VRR Interest, (d) Starwood Conduit CMBS Horizontal Retention I LLC, the entity that will purchase 100.0% of the Class NR-RR certificates (excluding the portion comprising the VRR Interest), and (e) LNR Securities Holdings, LLC, the directing certificateholder under the CGCMT 2018-B2 pooling and servicing agreement, the entity that will purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (in each case, excluding the portion comprising the VRR Interest) on the closing date and to be appointed as the initial directing certificateholder. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)	11	$211,770,968	29.7%
Starwood Mortgage Funding VI LLC	16	208,141,380	29.2
JPMorgan Chase Bank, National Association (3)	8	194,191,782	27.2
BSPRT Finance, LLC	6	99,033,525	13.9
Total	41	$713,137,655	100.0%

(1)	The Marina Heights State Farm mortgage loan (7.0%), is part of a whole loan that was originated by GSMC. Following the origination of such whole loan, GSMC sold the Marina Heights State Farm mortgage loan to Deutsche Bank AG, acting through its New York Branch. The DreamWorks Campus mortgage loan (4.2%), is part of a whole loan that was co-originated by Cantor Commercial Real Estate Lending, L.P. and Prima Mortgage Investment Trust, LLC. Cantor Commercial Real Estate Lending, L.P. sold the DreamWorks Campus mortgage loan to Deutsche Bank AG, acting through its New York Branch. The Lehigh Valley Mall mortgage loan (2.1%), is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Column Financial, Inc., and Cantor Commercial Real Estate Lending, L.P. Cantor Commercial Real Estate Lending, L.P. sold the Lehigh Valley Mall mortgage loan to Deutsche Bank AG, acting through its New York Branch.

(2)	Except as set forth in the footnote above, all other mortgage loans being sold by German American Capital Corporation were originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) and will be transferred to German American Capital Corporation on or prior to the closing date.

(3)	The Twelve Oaks Mall mortgage loan (2.3%), is part of a whole loan that was co-originated by Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. Starwood Mortgage Funding VI LLC, an indirect wholly-owned subsidiary of Starwood Property Trust, Inc., is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirements (i) through the purchase by Starwood Conduit CMBS Vertical Retention I LLC, a majority-owned affiliate (the “Vertical MOA”) from J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., on the closing date, an “eligible vertical interest”, in the form of certificates representing approximately 3.856% of the initial certificate balance, notional amount or percentage interest, as applicable, of each class of certificates (other than the Class R certificates) and (ii) the purchase by Starwood Conduit CMBS Horizontal Retention I LLC, a majority-owned affiliate (the “Horizontal MOA”) of an “eligible horizontal residual interest”, which will be comprised of the Class NR-RR certificates (excluding the portion comprising the VRR Interest). Starwood Mortgage Funding VI LLC, as the “retaining sponsor” for the transaction, will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the credit risk retention rules. For additional information, see “Credit Risk Retention” and “Risk Factors—Other Risks Related to the Certificates—The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Risk Retention Rules”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and the related companion loans other than with respect to any non-serviced mortgage loan (except where otherwise indicated) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. LNR Partners, LLC was appointed to be the special servicer by LNR Securities Holdings, LLC. LNR Securities Holdings, LLC, an affiliate of LNR Partners, LLC, Starwood Conduit CMBS Vertical Retention I LLC, the expected holder of the VRR Interest, and Starwood Conduit CMBS Horizontal Retention I LLC, the expected holder of the Class NR-RR certificates (excluding the portion comprising the VRR Interest), will also purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (excluding the portion comprising the VRR Interest) (and may purchase other classes of certificates), and, on the closing date, is expected to be the initial directing certificateholder. The principal servicing office of the special servicer is located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305)-695-5600. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”. LNR Securities Holdings, LLC, the entity that will purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (in each case, excluding the portion comprising the VRR Interest) on the closing date and be the initial directing certificateholder, Starwood Conduit CMBS Vertical Retention I LLC, the entity expected to retain the VRR Interest, Starwood Conduit CMBS Horizontal Retention I LLC, the entity expected to retain the Class NR-RR certificates (excluding the portion comprising the VRR Interest), LNR Partners, LLC, the special servicer and special servicer of the Fort Knox Executive Park mortgage loan pursuant to the CGCMT 2018-B2 pooling and servicing agreement, Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller, and Starwood Mortgage Capital LLC, an originator, are affiliates of each other.

LNR Partners, LLC assisted LNR Securities Holdings, LLC (or its affiliate) and Eightfold Real Estate Capital, L.P. with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to appoint (and may remove and replace with or without cause) a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee

Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans.

See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced whole loan or any related REO property. See

“Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E, Class F, Class G and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that LNR Securities Holdings, LLC, an affiliate of (i) LNR Partners, LLC, the initial special servicer and the special servicer under the CGCMT 2018-B2 pooling and servicing agreement governing the servicing of the Fort Knox Executive Park whole loan, (ii) Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller, (iii) Starwood Mortgage Capital LLC, an originator, (iv) Starwood Conduit CMBS Vertical

Retention I LLC, the entity that will purchase the VRR Interest and (v) Starwood Conduit CMBS Horizontal Retention I LLC, the entity that will purchase the Class NR-RR certificates (excluding the portion comprising the VRR Interest), will purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (excluding the portion comprising the VRR Interest) (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan (other than the Fort Knox Executive Park whole loan pursuant to the CGCMT 2018-B2 pooling and servicing agreement), (ii) any servicing shift mortgage loan and (iii) any excluded loan). LNR Securities Holdings, LLC is also currently the directing certificateholder under the CGCMT 2018-B2 pooling and servicing agreement governing the servicing of the Fort Knox Executive Park whole loan.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate

Companion Loan	The DreamWorks Campus mortgage loan (4.2%) and the Twelve Oaks Mall mortgage loan (2.3%), are comprised of one or more senior pari passu notes (included in the issuing entity), in certain cases, one or more pari passu senior notes (not included in the issuing entity) and one or more subordinate notes (not included in the issuing entity).

With respect to the DreamWorks Campus mortgage loan (4.2%) and the Twelve Oaks Mall mortgage loan (2.3%), prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related subordinate companion loan(s) will have the right (i) to cure certain defaults with respect to the related mortgage loan, and (ii) to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the subordinate companion loan(s) will also have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, the holder of the related subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the DreamWorks Campus mortgage loan and Twelve Oaks Mall mortgage loan at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement. As of the closing date, Prima Mortgage Investment Trust, LLC is the holder of the DreamWorks Campus subordinate companion loans. As of the closing date, Teachers Insurance and Annuity Association of America is the holder of the Twelve Oaks Mall subordinate companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The DreamWorks Campus Whole Loan”, and “—The Non-Serviced Whole Loans—The Twelve Oaks Mall Whole Loan”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in June 2018, or with respect to any mortgage loan that has its first due date in July 2018, the date that would otherwise have been the related due date in June 2018.

Closing Date	On or about June 15, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in July 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the next business day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, Florida, New York, Kansas, Pennsylvania, Florida or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;
Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	December 2022
Class A-2	June 2023
Class A-3	April 2028
Class A-4	May 2028
Class A-SB	November 2027
Class X-A	May 2028
Class X-B	May 2028
Class A-S	May 2028
Class B	May 2028
Class C	May 2028

The rated final distribution date will be the distribution date in June 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

  Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-C8:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-EF, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class S and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be forty-one (41) fixed rate commercial mortgage loans secured by first mortgage liens on sixty-nine (69) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) thirty-one (31) mortgage loans (which have no related pari passu or subordinate interest secured by the related mortgaged property or properties), (ii) eight (8) mortgage loans, each represented in the entirety by one or more pari passu portions of a whole loan (each of which has one or more related pari passu interests that are not assets of the issuing entity secured by the related mortgaged property or properties) and (iii) two (2) mortgage loans, each represented by one or more senior pari passu portions of a whole loan and one or more subordinate companion loans that are not assets of the issuing entity secured by the related mortgaged property or properties.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Available Certificate Balance or Notional Amount(1)	Approximate Initial Retained Certificate Balance or Notional Amount(1)(2)	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(3)
Class A-1	$20,521,343	$19,730,000	$791,343	2.878%	30.000%
Class A-2	$131,981,467	$126,892,000	$5,089,467	18.507%	30.000%
Class A-3	$130,013,581	$125,000,000	$5,013,581	18.231%	30.000%
Class A-4	$183,513,650	$176,437,000	$7,076,650	25.733%	30.000%
Class A-SB	$33,165,944	$31,887,000	$1,278,944	4.651%	30.000%
Class X-A	$563,379,010	$541,654,000	$21,725,010	NAP	NAP
Class X-B	$65,073,357	$62,564,000	$2,509,357	NAP	NAP
Class A-S	$64,183,025	$61,708,000	$2,475,025	9.000%	21.000%
Class B	$32,981,845	$31,710,000	$1,271,845	4.625%	16.375%
Class C	$32,091,512	$30,854,000	$1,237,512	4.500%	11.875%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	On the closing date, offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Approximate Initial Retained Certificate Balance or Notional Amount” are expected to be purchased from the underwriters by Starwood Mortgage Funding VI LLC (a sponsor), as retaining sponsor as described in “Credit Risk Retention”.

(3)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate
Class A-1	3.1205%(1)
Class A-2	4.0306%(1)
Class A-3	3.9444%(1)
Class A-4	4.2106%(1)
Class A-SB	4.1450%(1)
Class X-A	0.6584%(2)
Class X-B	0.1136%(2)
Class A-S	4.4210%(1)
Class B	4.5216%(1)
Class C	4.7458%(1)

(1)	The pass-through rates for the Class A-1, Class A-2 and Class A-3 certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate set forth opposite such class in the table. The pass-through rate for the Class A-4, Class A-SB, Class A-S and Class B certificates on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. The pass-through rate for the Class C certificates on each distribution date will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B, Class X-D, Class X-EF and Class X-G certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.04500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00990%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.00375%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan at a per annum rate equal to 0.00060% (excluding any companion loan). Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate
Marina Heights State Farm	0.00125%	0.25000%
DreamWorks Campus	0.00250%	0.25000%
Twelve Oaks Mall	0.00250%	0.25000%
Lehigh Valley Mall	0.00250%	0.25000%
Fort Knox Executive Park	0.00250%	0.25000%

(1)	Does not reflect the Meridian Corporate Center mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributed to the Class S certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-EF, Class X-G, Class S and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date). It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class

X-D, Class X-EF or Class X-G certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-EF and Class X-G certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-EF and Class X-G certificates are interest-only certificates.

(2)	Other than the Class X-D, Class X-EF, Class X-G, Class S and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class S or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-EF certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class E and Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, New York Edition, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-one (41) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in sixty-nine (69)

commercial, multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $713,137,655.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-one (41) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of two (2) mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)(2)
Marina Heights State Farm	$50,000,000	7.0%	$510,000,000	N/A	58.3%	3.12x
Atlantic Times Square	$40,000,000	5.6%	$58,000,000	N/A	59.8%	1.86x
Embassy Suites Glendale	$37,000,000	5.2%	$31,000,000	N/A	59.6%	2.04x
DreamWorks Campus	$30,000,000	4.2%	$62,000,000	$108,000,000	67.3%	2.07x
Meridian Corporate Center	$30,000,000	4.2%	$45,705,000	N/A	69.9%	1.63x
Steelyard Commons	$30,000,000	4.2%	$14,250,000	N/A	74.5%	1.39x
Constitution Plaza	$29,975,491	4.2%	$24,979,576	N/A	58.2%	1.43x
Twelve Oaks Mall	$16,609,145	2.3%	$182,700,601	$99,654,873	54.1%	1.58x
Lehigh Valley Mall	$14,852,082	2.1%	$183,175,679	N/A	44.5%	2.07x
Fort Knox Executive Park	$7,962,419	1.1%	$26,873,166	N/A	61.3%	1.58x

(1)	Calculated including any related pari passu companion loan(s) and the related subordinate companion loan(s) but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	In the case of the Constitution Plaza mortgage loan (4.2%), the Whole Loan Underwritten NCF DSCR is calculated using the sum of the first 12 principal and interest payments allocable to the mortgage loan following the cut-off date based on the assumed principal payment schedule set forth on Annex F. In the case of the Twelve Oaks Mall mortgage loan (2.3%), the payments used for calculating the Whole Loan Underwritten NCF DSCR were based on the sum of the first 12 principal and interest payments allocable to the mortgage loan following the cut-off date based on the assumed principal payment schedule set forth on Annex G.

The Steelyard Commons whole loan, Atlantic Times Square whole loan, the Embassy Suites Glendale whole loan and the Constitution Plaza whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and the related companion loans are referred to in this prospectus as “serviced companion loans”.

The Meridian Corporate Center whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related controlling companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Marina Heights State Farm	GSMS 2017-FARM	7.0%	KeyBank National Association	AEGON USA Realty Advisors LLC	Wells Fargo Bank, National Association

DreamWorks Campus	UBS 2018-C9	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

Twelve Oaks Mall	GSMS 2018-GS9	2.3%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Lehigh Valley Mall	Benchmark 2018-B1	2.1%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association

Fort Knox Executive Park	CGCMT 2018-B2	1.1%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Directing Certificateholder(2)
Marina Heights State Farm	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	N/A	Prima Capital Advisors LLC

DreamWorks Campus	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Prima Mortgage Investment Trust, LLC

Twelve Oaks Mall	Wells Fargo Bank, National Association	Wilmington Trust, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Teachers Insurance and Annuity Association of America

Lehigh Valley Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.

Fort Knox Executive Park	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC

(1)	Does not reflect the Meridian Corporate Center mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan.

(2)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

Initial Pool Balance(1)	$713,137,655
Number of mortgage loans	41
Number of Mortgaged Properties	69
Range of Cut-off Date Balances	$2,350,000 to $50,000,000
Average Cut-off Date Balance	$17,393,601
Range of Mortgage Rates	2.29783% to 5.99000%
Weighted average Mortgage Rate	4.77046%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	109 months
Range of remaining terms to maturity(2)	54 months to 120 months
Weighted average remaining term to maturity(2)	107 months
Range of original amortization term(3)(4)	300 months to 360 months
Weighted average original amortization term(3)(4)	350 months
Range of remaining amortization terms(3)(4)	297 months to 360 months
Weighted average remaining amortization term(3)(4)	349 months
Range of LTV Ratios as of the Cut-off Date(5)(6)	31.0% to 74.5%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	59.7%
Range of LTV Ratios as of the maturity date(2)(5)(6)	29.6% to 64.2%
Weighted average LTV Ratio as of the maturity date(2)(5)(6)	54.5%
Range of UW NCF DSCR(6)(7)	1.24x to 6.31x
Weighted average UW NCF DSCR(6)(7)	1.99x
Range of UW NOI Debt Yield(6)	7.1% to 17.4%
Weighted average UW NOI Debt Yield(6)	11.1%
Percentage of Initial Pool Balance consisting of:
Interest Only-Balloon	35.8%
Interest Only	26.1%
Balloon	22.9%
ARD-Interest Only	11.2%
ARD-Balloon	4.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to three (3) mortgage loans with an anticipated repayment date, identified as the Marina Heights State Farm mortgage loan (7.0%), DreamWorks Campus mortgage loan (4.2%) and U-Haul AREC 27 Portfolio mortgage loan (4.0%), calculated as of the anticipated repayment date.

(3)	Excludes ten (10) mortgage loans (37.3%) that are interest only for the entire term or until their anticipated repayment date.

(4)	In the case of the Constitution Plaza mortgage loan (4.2%) and the Twelve Oaks Mall mortgage loan (2.3%), the loan will amortize based on the assumed principal payment schedule set forth on Annex F or Annex G, respectively.

(5)	With respect to the Sheraton Hotel Arlington mortgage loan (5.1%), Meridian Corporate Center mortgage loan (4.2%), Northwest Business Center mortgage loan (3.2%), The Market at Cross Creek Ranch mortgage loan (1.9%) and Fort Knox Executive Park mortgage loan (1.1%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see the column entitled “Appraised Value” and the related footnotes, Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(6)	With respect to ten (10) mortgage loans identified as the Marina Heights State Farm mortgage loan (7.0%), Atlantic Times Square mortgage loan (5.6%), Embassy Suites Glendale mortgage loan (5.2%), DreamWorks Campus mortgage loan (4.2%), Meridian Corporate Center mortgage loan (4.2%), Steelyard Commons mortgage loan (4.2%), Constitution Plaza mortgage loan (4.2%),Twelve Oaks Mall mortgage loan (2.3%), Lehigh Valley Mall mortgage loan (2.1%) and Fort Knox Executive Park mortgage loan (1.1%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to two (2) mortgage loans identified as the DreamWorks Campus mortgage loan (4.2%) and Twelve Oaks Mall mortgage loan (2.3%), loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the DreamWorks Campus mortgage loan (4.2%), 2.07x, 67.3% and 6.8%, respectively and (b) with respect to the Twelve Oaks Mall mortgage loan (2.3%), 1.58x, 54.1% and 10.2%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the aggregate principal and interest payments for the first 12 payment periods of the mortgage loan following the cut-off date or, with respect to a mortgage loan that has an initial interest-only period, twelve times the monthly payment of principal and interest payable during the amortization period; provided that in the case of a mortgage loan that provides for interest-only payments through maturity or anticipated repayment date, such items are calculated based on the aggregate interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan. In the case of the Constitution Plaza mortgage loan (4.2%), the underwritten net cash flow debt service coverage ratio is calculated using the sum of principal and interest payments over the first 12 principal and interest payments after the cut-off date based on the assumed principal payment schedule set forth on Annex F. In the case of the Twelve Oaks Mall mortgage loan (2.3%), the payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the sum of the first 12 principal and interest payments after the cut-off date based on the assumed principal payment schedule set forth on Annex G. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to the Marina Heights State Farm mortgage loan (7.0%), Meridian Corporate Center mortgage loan (4.2%), Twelve Oaks Mall mortgage loan (2.3%) and The Market at Cross Creek Ranch mortgage loan (1.9%), certain assumptions and/or adjustments were made to the underwritten net cash flow reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

The Shoppes at Schoolhouse Crossing mortgage loan (0.8%), is a refinancing of a mortgage loan which was performing under a forbearance agreement due to a maturity default. The related securitization trust did not incur any loss in connection with such maturity default.

See “Description of the Mortgage Pool —Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to the Marina Heights State Farm mortgage loan (7.0%),1875 Atlantic Avenue mortgage loan (5.9%), DreamWorks Campus mortgage loan (4.2%), Meridian Corporate Center mortgage loan (4.2%), The Market at Cross Creek Ranch mortgage loan (1.9%), Weslaco Shopping Center mortgage loan (1.8%), Greenmark at Andrews mortgage loan (1.6%), Fort Knox Executive Park mortgage loan (1.1%) and JHMR Powderhorn mortgage loan (0.8%), some or all of the mortgaged properties (i) were constructed, substantially renovated, opened for business or in a lease-up period within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties-The Sponsors and Mortgage Loan Sellers”. With respect to the 1875 Atlantic Avenue mortgage loan (5.9%), the debt yield is lower than the underwritten debt yield provided for in the related seller’s underwriting guidelines. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, or (ii) if either of the Marina Heights State Farm mortgage loan or the U-Haul AREC 27 Portfolio mortgage loan is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the Marina Heights State Farm mortgage loan and/or the U-Haul AREC 27 Portfolio mortgage loan, that remain outstanding on such date of determination and 1% of the aggregate principal balance of the mortgage loans as of the cut-off date by (B) the aggregate principal balance of the mortgage loans as of the cut-off date and (y) the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the distribution date in June 2028.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Starwood Mortgage Funding VI LLC, respectively) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the DreamWorks Campus whole loan and the Twelve Oaks Mall whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “lower-tier REMIC” and the “upper-tier REMIC” and each a “trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the excess interest accrued on a mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class S certificates and the VRR interest will be treated as a grantor trust (“grantor trust”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives an investment grade rating from each of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope, and in certain cases, there may not be a guarantor of such non-recourse carveouts. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1, representation and warranty number 8 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage

Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	if the anchor tenant or shadow anchor tenant decides to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by the related tenants.  For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to prior gross sales reported at that location even if the actual performance of the store remained unchanged.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”. See Annex A-2 for the five largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and

Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types— Manufactured Housing Community Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hotel, multifamily, mixed use and self storage properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, Pennsylvania Arizona, New York, Michigan, Florida and Ohio. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 42 in Annex D-1, representation and warranty number 40 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities).

In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Starwood Mortgage Funding VI LLC —Review of SMF VI Mortgage Loans” and “—BSPRT Finance, LLC—Review of BSPRT Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the ”as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Starwood Conduit CMBS Vertical Retention I LLC is expected to hold the VRR Interest as described in “Credit Risk Retention”. For so long as Starwood Mortgage Funding VI (or any of its majority-owned affiliates) (as holder of the VRR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such conflicted loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that Starwood Conduit CMBS Vertical Retention I LLC (as the holder of the VRR Interest) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Starwood Mortgage Funding VI LLC, Starwood Conduit CMBS Vertical Retention I LLC, Starwood Conduit CMBS Horizontal Retention I LLC, Starwood Mortgage Capital LLC and LNR Partners, LLC (the special servicer and the special servicer of the Fort Knox Executive Park mortgage loan pursuant to the CGCMT 2018-B2 pooling and servicing agreement) are also affiliates of LNR Securities Holdings, LLC (the entity that will purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (excluding the portion comprising the VRR Interest) and anticipated to be appointed as the initial directing certificateholder and currently the directing certificateholder under the CGCMT 2018-B2 pooling and servicing agreement).

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the Meridian Corporate Center whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor and originator and a warehouse lender to (i) Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller, and one or more of its affiliates, and (ii) one or more affiliates of BSPRT Finance, LLC, a sponsor and a mortgage loan seller. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor and originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to appoint (and may remove and replace with or without cause) a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMDB 2018-C8 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

LNR Securities Holdings, LLC (or its affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement, and LNR Partners, LLC is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

LNR Securities Holdings, LLC, LNR Partners, LLC,  Starwood Conduit CMBS Vertical Retention I LLC, Starwood Conduit CMBS Horizontal Retention I LLC, Starwood Mortgage Funding VI LLC and Starwood Mortgage Capital LLC are each affiliates of each other.  LNR Securities Holdings, LLC is the current directing certificateholder under the CGCMT 2018-B2 pooling and servicing agreement and the entity that will purchase on the closing date a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (in each case, excluding the portion comprising the VRR Interest) and is expected to be the initial directing certificateholder.  LNR Partners, LLC, is the special servicer and the special servicer of the Fort Knox Executive Park mortgage loan pursuant to the CGCMT 2018-B2 pooling and servicing agreement.  Starwood Conduit CMBS Vertical Retention I LLC is the entity that will purchase the VRR Interest.  Starwood Conduit CMBS Horizontal Retention I LLC is the entity that will purchase the Class NR-RR certificates (excluding the portion comprising the VRR Interest).  Starwood Mortgage Funding VI LLC is a sponsor and mortgage loan seller. Starwood Mortgage Capital LLC is an originator. LNR Partners, LLC assisted LNR Securities Holdings, LLC and Eightfold Real Estate Capital L.P. with due diligence relating to the mortgage loans to be included in the mortgage pool. The directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans and the servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LNR Securities Holdings, LLC (or its affiliate) will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan and other than with respect to any servicing shift whole loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan and other than with respect to any servicing shift whole loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Pooling Agreement	Controlling Noteholder	Directing Party(1)
Marina Heights State Farm	GSMS 2017-FARM	GS Mortgage Securities Corporation Trust 2017-FARM	Prima Capital Advisors LLC
Atlantic Times Square	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	LNR Securities Holdings, LLC
Embassy Suites Glendale	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	LNR Securities Holdings, LLC
DreamWorks Campus	UBS 2018-C9	UBS Commercial Mortgage Trust 2018-C9	Prima Mortgage Investment Trust, LLC (2)
Meridian Corporate Center(3)	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	JPMCB
Steelyard Commons	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	LNR Securities Holdings, LLC
Constitution Plaza	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	LNR Securities Holdings, LLC
Twelve Oaks Mall	GSMS 2018-GS9	GS Mortgage Securities Trust 2018-GS9	Teachers Insurance and Annuity Association of America (2)
Lehigh Valley Mall	Benchmark 2018-B1	Benchmark 2018-B1 Mortgage Trust	Eightfold Real Estate Capital, L.P.
Fort Knox Executive Park	CGCMT 2018-B2	Citigroup Commercial Mortgage Trust 2018-B2	LNR Securities Holdings, LLC

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The holder of the subordinate companion loans, identified here, will have certain control and consultation rights with respect to the related mortgage loan until the occurrence of a control appraisal period pursuant to the related intercreditor agreement. Please see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus for additional information.

(3)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan will be the holder of the controlling companion loan. After the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the related controlling class representative or directing certificateholder (or equivalent entity) under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise (or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift whole loan); provided that the directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-controlling class of certificates. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holders of the related controlling companion loans, subject to the rights of any subordinate companion loan, at any time, for cause or without cause.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement— Servicing of the Non-Serviced Mortgage Loans”.

The directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class F, Class G and Class NR-RR certificates, which are collectively referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), were given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, while the B-piece buyer under this transaction is prohibited under the risk retention rules to enter into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the other sponsor as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer and/or directing certificateholder will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

One of the B-piece buyers, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans and the servicing shift mortgage loan under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans or the servicing shift whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Consultation and Control”.

LNR Partners, LLC, which is expected to act as the special servicer, assisted the B-piece buyers with their due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

●	With effect from 1 January 2019, the current EU Risk Retention and Due Diligence Requirements will be replaced by those contained in the Securitization Regulation (Regulation (EU) 2017/2402). Investors should be aware that there are material differences between the current EU Risk retention and Due Diligence Requirements and those in the Securitization Regulation. The Securitization Regulation will, amongst other things, apply also to (a) undertakings for collective investment in transferrable securities regulated pursuant to Directive (EU) 2009/65/EC and the management companies thereof (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions (together, “IORPs”). With regard to a securitization in respect of which the relevant securities are issued prior to 1 January 2019 (a “Pre-2019 Securitization”), as is the case with the offered certificates, affected investors will continue to be subject to the current investment restrictions and due diligence requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the current requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Certain aspects of the Securitization Regulation will be supplemented by regulatory technical standards that have not been published or that have only been published in draft form and are not yet final. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

●	None of the sponsors, the depositor or the underwriters intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing

Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-EF or Class X-G certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-EF or Class X-G certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D, Class X-EF or Class X-G certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If the percentage of losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the percentage of losses realized on the mortgage loans, first the Class NR-RR certificates, then the Class G certificates, then the Class F certificates, then the Class E Certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, and then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF, and Class X-G certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any servicing shift mortgage loan, any excluded loan) and the right to replace the special servicer with or without cause (provided that the directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than any servicing shift whole loans), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)     may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer Without Cause”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than any servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “—The DreamWorks Campus Whole Loan—Servicing” and “—The Non-Serviced AB Whole Loans—Twelve Oaks Mall Whole Loan—Servicing”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer (i) for cause at any time and (ii) without cause if either (a) LNR Partners, LLC or its affiliate is no longer the special servicer or (b) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the then-controlling class of certificates, in each case so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of Special Servicer”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to the serviced mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Benefit Street Partners Realty Operating Partnership, L.P. and Starwood Mortgage Capital LLC will guarantee the performance of BSPRT Finance, LLC’s and Starwood Mortgage Funding VI LLC’s respective obligations to repurchase or replace defective mortgage loans. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors (or Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—BSPRT Finance, LLC” and “—Starwood Mortgage Funding VI LLC”. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal, New York Edition. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Risk Retention Rules

To finance a portion of the purchase price of the VRR Interest, Starwood Conduit CMBS Vertical Retention I LLC, in its capacity as seller, may enter into a repurchase finance facility with a repurchase counterparty, in its capacity as buyer. In connection with a repurchase financing transaction between Starwood Conduit CMBS Vertical Retention I LLC and the repurchase counterparty relating to this securitization, the repurchase counterparty would advance funds to enable Starwood Conduit CMBS Vertical Retention I LLC to finance a portion of the purchase price of the VRR Interest to be acquired by Starwood Conduit CMBS Vertical Retention I LLC. The VRR Interest will be purchased in order for Starwood Mortgage Funding VI LLC (“SMF”) to satisfy its obligation as retaining sponsor with respect to this securitization under the risk retention rules.

Although the risk retention rules allow for eligible retaining parties to enter into financing arrangements to finance the acquisition of risk retention interests and expressly permit such financing arrangement to be in the form of a “repurchase agreement”, there is no guidance from any regulatory agency as to which types of terms and conditions of such financing arrangements comply or do not comply with the risk retention rules. As a result, it is possible that a regulatory agency would make a determination that the terms and conditions of a repurchase finance facility cause SMF, in its capacity as retaining sponsor, or Starwood Conduit CMBS Vertical Retention I LLC, in its capacity as retaining party, to fail to comply with the risk retention rules on the effective date of the repurchase finance facility or at any other time during the term of such repurchase finance facility.

None of the depositor, the underwriters, the initial purchasers, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, JPMorgan Chase Bank, National Association, German American Capital Corporation or BSPRT Finance, LLC makes any representation as to the compliance of SMF or Starwood Conduit CMBS Vertical Retention I LLC in any respect with the risk retention rules including, without limitation, whether (i) the manner in which SMF is fulfilling its obligation to retain the VRR Interest satisfies such rules, (ii) Starwood Conduit CMBS Vertical Retention I LLC is eligible to retain the VRR Interest or (iii) the structure of such repurchase finance facility would cause SMF to fail to comply with the risk retention rules.

In connection with the repurchase financing transaction, Starwood Conduit CMBS Vertical Retention I LLC has represented to the repurchase counterparty that (i) SMF is the “sponsor” (as defined in the Risk Retention Rules), (ii) it is a “majority-owned affiliate” (as defined in the Risk Retention Rules) of SMF, (iii) its obligations under the repurchase financing facility are full recourse to it, and (iv) to its knowledge, it is in compliance with the Risk Retention Rules. In addition, the obligations of Starwood Conduit CMBS Vertical Retention I LLC under any repurchase finance facility will be (a) subject to a limited guaranty by Starwood Property Trust, Inc. and (b) secured by the VRR Interest as well as additional CMBS collateral from one or more other transactions. Unless accelerated by the repurchase counterparty or terminated early by Starwood Conduit CMBS Vertical Retention I LLC, the end of the term of each repurchase transaction would be six months after the assumed final distribution date of the junior-most rated class of certificates included in the related securitization. If distributions in respect of the purchased securities are not sufficient to cover the financing fees and margin requirements under the repurchase financing facility, the repurchase counterparty will be entitled to use such additional pledged securities as collateral. Any collateral pledged with respect to a repurchase finance facility may be cross-collateralized with other repurchase finance facilities with such a repurchase counterparty.

Upon the occurrence of certain specified events of default under such repurchase finance facility, including an event of default resulting from Starwood Conduit CMBS Vertical Retention I LLC’s failure to satisfy its payment obligations, such repurchase counterparty may exercise creditor remedies that could include accelerating the payment obligations of Starwood Conduit CMBS Vertical Retention I LLC and not transferring legal title to the VRR Interest back to Starwood Conduit CMBS Vertical Retention I LLC. In addition, Starwood Conduit CMBS Vertical Retention I LLC’s repurchase financing facilities with a repurchase counterparty may be cross-defaulted. As a result, an event of default with respect to a repurchase finance facility would result in an event of default for all such repurchase finance facilities. Although, under the terms of the repurchase finance facility, the repurchase counterparty may agree to first exercise its remedies in respect of the collateral which does not constitute the VRR Interest and the other retention interests of Starwood Conduit CMBS Vertical Retention I LLC which are the subject of a repurchase finance facility, the occurrence of an event of default under a repurchase finance facility and the exercise of the repurchase counterparty’s remedies thereunder could result in SMF, in its capacity as retaining sponsor, failing to be in compliance with the risk retention rules.

Under a repurchase transaction and subject to its terms, legal title to the VRR Interest will initially be sold to the repurchase counterparty. Notwithstanding the sale and purchase of such securities, a repurchase finance facility is intended to be a financing and is expected to be treated as such under United States generally accepted accounting principles. This treatment would be based in part on the expectation that the repurchase counterparty will transfer legal title to the VRR Interest back to Starwood Conduit CMBS Vertical Retention I LLC upon payment in full of Starwood Conduit CMBS Vertical Retention I LLC’s obligations under the applicable repurchase transaction. Although the repurchase counterparty would be obligated to use commercially reasonable efforts to effect such transfer, notwithstanding a repurchase counterparty’s commercially reasonable efforts, such repurchase counterparty may not be able to effect such a transfer and such failure would not constitute an event of default in respect of the repurchase counterparty under the repurchase finance facility. Any failure of the repurchase counterparty to return all or any portion of the VRR Interest to Starwood Conduit CMBS Vertical Retention I LLC when due would likely cause the applicable regulatory authority to view SMF as no longer being in compliance with its risk retention obligations.

In exercising rights under a repurchase finance facility to (i) exercise creditor remedies, (ii) exercise voting rights with respect to the VRR Interest or (iii) take any other action or remedy, the repurchase counterparty (a) would not owe any duty of care to any person (including, but not limited to, any other certificateholder, the depositor, issuing entity, the trustee, any underwriter or SMF); (b) would not be obligated to act in a fiduciary capacity to any such person; (c) would only be required to consider the interests of itself and/or its affiliates, without regard to the impact on compliance with the risk retention rules or any related effect on any such person; (d) may realize gains in connection with any sale, transfer and/or repurchase of purchased securities; and (e) would not be prohibited from engaging in activities that compete or conflict with those of any such person.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-one (41) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $713,137,655 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in June 2018, or with respect to any Mortgage Loan that has its first Due Date in July 2018, the date that would otherwise have been the related Due Date in June 2018.

Ten (10) Mortgage Loans (40.2%) are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) in the case of eight (8) Mortgage Loans (33.6%), each represented in the entirety by one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”) and (iii) in the case of two (2) Mortgage Loans (6.5%), one or more loans that are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
GACC(1) (2)	11	$211,770,968	29.7%
SMF VI	16	208,141,380	29.2
JPMCB(3)	8	194,191,782	27.2
BSPRT	6	99,033,525	13.9
Total	41	$713,137,655	100.0%

(1)	The Marina Heights State Farm Mortgage Loan (7.0%) is part of a Whole Loan that was originated by Goldman Sachs Mortgage Company (“GSMC”). Following the origination of such Whole Loan, GSMC sold the Marina Heights State Farm Mortgage Loan, to Deutsche Bank AG, acting through its New York Branch. The DreamWorks Campus Mortgage Loan (4.2%) is part of a Whole Loan that was co-originated by Cantor Commercial Real Estate Lending, L.P. and Prima Mortgage Investment Trust, LLC. Cantor Commercial Real Estate Lending, L.P. sold the DreamWorks Campus Mortgage Loan to Deutsche Bank AG, acting through its New York Branch. The Lehigh Valley Mall Mortgage Loan (2.1%), is part of a Whole Loan that was co-originated by Column Financial, Inc., JPMCB and Cantor Commercial Real Estate Lending, L.P. Cantor Commercial Real Estate Lending, L.P. sold the Lehigh Valley Mall Mortgage Loan to Deutsche Bank AG, acting through its New York Branch.

(2)	Except as set forth in the footnote above, all other Mortgage Loans being sold by GACC were originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of GACC) and will be transferred to GACC on or prior to the closing date.

(3)	The Twelve Oaks Mall Mortgage Loan (2.3%) is part of a Whole Loan that was co-originated by GSMC, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on June 15, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that

Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, 12 times the monthly payment of principal and interest payable during the amortization period. Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan, subject to the proviso to the prior sentence. In the case of the Constitution Plaza Mortgage Loan (4.2%) and the Twelve Oaks Mall Mortgage Loan (2.3%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the Cut-off Date allocable to the Mortgage Loan based on the assumed principal payment schedule set forth on Annex F or Annex G, respectively. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan. Except as provided in the previous sentence, Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratios at Maturity” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates, respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the

Serviced Companion Loan(s) (or Non-Serviced Companion Loan(s), as applicable) and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms, beds or pads, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Soft Springing Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account; provided, however, that upon the occurrence of certain triggering events provided in the related Mortgage Loan documents, the related borrower is required to implement a Hard Lockbox. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income.”

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Constitution Plaza Mortgage Loan (4.2%) and the Twelve Oaks Mall Mortgage Loan (2.3%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the Cut-off Date allocable to the Mortgage Loan based on the assumed principal payment schedule set forth on Annex F or Annex G, respectively. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans was calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Constitution Plaza Mortgage Loan (4.2%) and the Twelve Oaks Mall Mortgage Loan (2.3%), in which case the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the Cut-off Date based on the assumed principal payment schedule set forth on Annex F or Annex G, respectively. The Underwritten Net Operating Income Debt Service Coverage Ratio for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loans.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the five largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. In the case of the Marina Heights State Farm Mortgage Loan (7.0%), Underwritten NOI and UW NCF include the net present value of future rent steps of the sole office tenant, State Farm (which has multiple leases), during the respective lease terms (which in many cases are longer than the loan term), using a discount rate of 7.00%, which aggregates to approximately $11.2 million. The UW NCF DSCR and UW NOI Debt Yield absent such adjustment are 2.57x and 9.3%, respectively. In the case of The Market at Cross Creek Ranch Mortgage Loan (1.9%), Underwritten NOI and UW NCF were based on the average rent of the second largest tenant at the related Mortgaged Property, Regions Bank.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units or (d) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$713,137,655
Number of mortgage loans	41
Number of Mortgaged Properties	69
Range of Cut-off Date Balances	$2,350,000 to $50,000,000
Average Cut-off Date Balance	$17,393,601
Range of Mortgage Rates	2.29783% to 5.99000%
Weighted average Mortgage Rate	4.77046%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	109 months
Range of remaining terms to maturity(2)	54 months to 120 months
Weighted average remaining term to maturity(2)	107 months
Range of original amortization term(3)(4)	300 months to 360 months
Weighted average original amortization term(3)(4)	350 months
Range of remaining amortization terms(3)(4)	297 months to 360 months
Weighted average remaining amortization term(3)(4)	349 months
Range of LTV Ratios as of the Cut-off Date(5)(6)	31.0% to 74.5%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	59.7%
Range of LTV Ratios as of the maturity date(2)(5)(6)	29.6% to 64.2%
Weighted average LTV Ratio as of the maturity date(2)(5)(6)	54.5%
Range of UW NCF DSCR(6)(7)	1.24x to 6.31x
Weighted average UW NCF DSCR(6)(7)	1.99x
Range of UW NOI Debt Yield(6)	7.1% to 17.4%
Weighted average UW NOI Debt Yield(6)	11.1%
Percentage of Initial Pool Balance consisting of:
Interest Only-Balloon	35.8%
Interest Only	26.1%
Balloon	22.9%
ARD-Interest Only	11.2%
ARD-Balloon	4.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to three (3) mortgage loans with an Anticipated Repayment Date, identified as the Marina Heights State Farm Mortgage Loan (7.0%), the DreamWorks Campus Mortgage Loan (4.2%) and the U-Haul AREC 27 Portfolio Mortgage Loan (4.0%), calculated as of the Anticipated Repayment Date.

(3)	Excludes ten (10) mortgage loans (37.3%) identified that are interest only for the entire term.

(4)	In the case of the mortgage loan identified as the Constitution Plaza Mortgage Loan (4.2%) and the Twelve Oaks Mall Mortgage Loan (2.3%), the loan will amortize based on the assumed principal payment schedule set forth on Annex F and Annex G, respectively.

(5)	With respect to five (5) mortgaged properties identified as the Sheraton Hotel Arlington Mortgage Loan (5.1%), Meridian Corporate Center Mortgage Loan (4.2%), Northwest Business Center Mortgage Loan (3.2%), The Market at Cross Creek Ranch Mortgage Loan (1.9%) and Fort Knox Executive Park Mortgage Loan (1.1%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see the column entitled “Appraised Value” and related footnotes, in Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(6)	With respect to ten (10) mortgage loans identified as the Marina Heights State Farm Mortgage Loan (7.0%), Atlantic Times Square Mortgage Loan (5.6%), Embassy Suites Glendale Mortgage Loan (5.2%), DreamWorks Campus Mortgage Loan (4.2%), Meridian Corporate Center Mortgage Loan (4.2%), Steelyard Commons Mortgage Loan (4.2%), Constitution Plaza Mortgage Loan (4.2%),Twelve Oaks Mall Mortgage Loan (2.3%), Lehigh Valley Mall Mortgage Loan (2.1%) and Fort Knox Executive Park Mortgage Loan (1.1%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to two (2) mortgage loans identified as the DreamWorks Campus Mortgage Loan (4.2%) and Twelve Oaks Mall Mortgage Loan (2.3%), the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the mortgage loan identified as the DreamWorks Campus Mortgage Loan (4.2%), 2.07x, 67.3% and 6.8%, respectively and (b) with respect to the mortgage loan identified as the Twelve Oaks Mall Mortgage Loan (2.3%), 1.58x, 54.1% and 10.2%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the aggregate principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date or with respect to a Mortgage Loan that has an initial interest-only period, twelve times the monthly payment of principal and interest payable during the amortization period; provided that in the case of a Mortgage Loan that provides for interest-only payments through maturity or Anticipated Repayment Date, such items are calculated based on the aggregate interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan. In the case of the Constitution Plaza Mortgage Loan (4.2%), the payments used for calculating the UW NCF DSCR were based on the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal payment schedule set forth on Annex F. In the case of the Twelve Oaks Mall Mortgage Loan (2.3%), the payments used for calculating the UW NCF DSCR were based on the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal payment schedule set forth on Annex G. Certain assumptions and/or adjustments were made to the UW NCF. For example, with respect to the Marina Heights State Farm Mortgage Loan (7.0%), Meridian Corporate Center Mortgage Loan (4.2%), Twelve Oaks Mall Mortgage Loan (2.3%) and The Market at Cross Creek Ranch Mortgage Loan (1.9%), certain assumptions and/or adjustments were made to the UW NCF reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include seven (7) Mortgage Loans (12.6%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	16	$153,862,419	21.6%
CBD	1	29,975,491	4.2
Medical	1	8,350,000	1.2
Retail
Anchored	5	101,657,882	14.3
Super Regional Mall	2	31,461,227	4.4
Shadow Anchored	1	13,310,000	1.9
Freestanding	7	5,830,000	0.8
Unanchored	2	3,905,508	0.5
Single Tenant	1	2,294,492	0.3
Hotel
Full Service	3	87,896,552	12.3
Limited Service	3	21,602,204	3.0
Extended Stay	1	8,574,092	1.2
Multifamily
Mid-Rise	2	75,500,000	10.6
Garden	3	23,375,000	3.3
Mixed Use
Retail/Multifamily	1	40,000,000	5.6
Retail/Office	2	12,900,000	1.8
Multifamily/Office	1	6,300,000	0.9
Self Storage
Self Storage	13	48,897,637	6.9
Industrial
Flex	2	28,000,000	3.9
Warehouse	1	4,745,152	0.7
Manufactured Housing
Manufactured Housing	1	4,700,000	0.7
Total	69	$713,137,655	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and mixed use properties that include office tenants:

●	With respect to the Constitution Plaza Mortgaged Property (4.2%), the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which is expected to be directly competitive with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties.

With respect to the retail properties or mixed use properties with retail components set forth in the above chart:

●	The Southland Shopping Center Mortgaged Property (4.8%), Steelyard Commons Mortgaged Property (4.2%), Twelve Oaks Mall Mortgaged Property (2.3%), Lakewood Forest Plaza Mortgaged Property (2.3%), Lehigh Valley Mall Mortgaged Property (2.1%),The Market at Cross Creek Ranch Mortgaged Property (1.9%), Weslaco Shopping Center Mortgaged Property (1.8%) and Dam Neck Shopping Center (1.1%), are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	With respect to the Twelve Oaks Mall Mortgaged Property (2.3%), Sears is the owner and sole tenant of a shadow anchor store that is not collateral for the related mortgage loan (the “Non-Collateral Shadow Anchor Store”). The Non-Collateral Shadow Anchor Store was listed to be sold at an auction scheduled for May 22, 2018, but was ultimately not sold. However, we can provide no assurance that the Non-Collateral Shadow Anchor Store will not be sold in the future.

●

●	With respect to the Lakewood Forest Plaza Mortgaged Property (2.3%), the appraisal obtained at origination indicated that there are five retail shopping centers located within a two mile radius that directly compete with the Mortgaged Property.

●	The Lehigh Valley Mall Mortgaged Property (2.1%), permits the related borrower to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the Mortgage Loan documents (5% of the original principal amount), provided the related borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from the related guarantor(s) that has (1) a net worth amount equal to five (5) times the sum of (a) the total costs then remaining to complete any alterations that are then the subject of any such guaranty, plus (b) the aggregate then outstanding amount guaranteed under any other outstanding guarantees that have been delivered pursuant to the Mortgage Loan documents, and (2) liquid assets in an aggregate amount equal to at least 120% of the sum of (i) the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such outstanding guaranty, plus (ii) the aggregate then outstanding amount guaranteed under any other outstanding guarantees that have been delivered pursuant to the Mortgage Loan documents, except that if the guarantor is one or more of Simon Property Group, Inc. or Simon Property Group, LP, the net worth and liquidity requirements will be waived.

●	With respect to the Sunset Property Mortgaged Property (0.2%), Medizin, the largest tenant at the Sunset Property (occupying approximately 21.1% of the net rentable area of the Adams Portfolio of Mortgaged Properties), a sponsor-affiliate, operates a medical marijuana dispensary at the Mortgaged Property. The tenant obtained a special use permit from the local governmental authority. However, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law. Pursuant to the related loan agreement, if any governmental authority takes any enforcement action as a result of the tenant’s non-compliance with applicable law due to the presence or operation of a marijuana dispensary, the borrower is obligated to comply with such enforcement action. Additionally, the borrower and guarantor remain personally liable for any losses in connection with any such enforcement action. The loan agreement restricts the borrower from executing new leases or lease renewals for any tenant involved in the sale of marijuana if the effect of doing so would be to expand the amount of square footage at the Mortgaged Properties beyond the amount of square feet currently used for such purposes. We cannot assure you that changes under Nevada state law or in federal enforcement policies will not adversely affect the business operations of this tenant, which may impact operating income at the Mortgaged Property.

●	With respect to the Lakewood Forest Plaza Mortgaged Property (2.3%) and The Market at Cross Creek Ranch Mortgaged Property (1.9%), the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another retail property within a 5-mile radius which is expected to be directly competitive with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to the Embassy Suites Glendale Mortgaged Property (5.2%), Sheraton Hotel Arlington Mortgaged Property (5.1%), TownePlace Suites by Marriott Troy Mortgaged Property (1.2%) and Holiday Inn Express Albany Mortgaged Property (1.0%), there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

●	With respect to the Sheraton Hotel Arlington Mortgaged Property (5.1%), approximately 29.0% of the underwritten revenue is attributable to food and beverage. Revenue derived from food and beverage sales is particularly sensitive to changes in consumer preferences and are extremely dependent on its popularity and perception. These characteristics are subject to change rapidly.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Allocated Loan Amount	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Embassy Suites Glendale	$37,000,000	5.2%	6/30/2028	6/1/2023
Sheraton Hotel Arlington	$36,193,886	5.1%	10/31/2034	1/6/2023
Holiday Inn & Suites Beaumont	$14,702,665	2.1%	1/9/2030	5/6/2028
Holiday Inn Express Van Horn	$5,990,899	0.8%	12/29/2036	5/6/2028
TownePlace Suites by Marriott Troy	$8,574,092	1.2%	8/15/2036	6/6/2028
Fairfield Inn & Suites by Marriott Troy	$8,425,908	1.2%	11/21/2036	6/6/2028
Holiday Inn Express Albany	$7,185,396	1.0%	4/10/2025	4/6/2028

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart and mixed use properties that include multifamily components:

●	With respect to the Greenmark at Andrews Mortgage Loan (1.6%), the related Mortgaged Property is located in the Permian Basin Region of Texas, a region containing approximately 29% of the oil and gas reserves in the United States, and the tenant mix is heavily dependent on workers employed by the oil and gas drilling industries. In the event of a downturn in the oil and gas industry, the Mortgaged Property may be significantly impacted and any such downtown may have an adverse effect on the related borrower’s ability to satisfy its obligations under the mortgage loan documents.

●	With respect to the JHMR Powderhorn Mortgage Loan (0.8%), the related Mortgaged Property is improved by multifamily housing constructed for the employees of the Jackson Hole Mountain Resort. The Mortgaged Property operates under a master lease between the borrower, as landlord, and Jackson Hole Mountain Resort Corporation, an unaffiliated third party, as tenant. The related master lease has an expiration date of May 9, 2028 and annual rent is $643,500, subject to annual escalations based on the Denver metropolitan statistical area consumer price index. Pursuant to the master lease, Jackson Hole Mountain Resort is permitted to sublease each of the related multifamily units to subtenants for residential purposes provided such subleases comply with all applicable legal requirements, including certain deed restrictions recorded by the related municipality (collectively, the “Special Restrictions for Employee Housing”). Pursuant to the Special Restrictions for Employee Housing, among other things, (i) maximum rental rates for individual units at the Mortgaged Property may be no more than 72% of the low income limit for Teton County, (ii) at least one member of any resident household is required to demonstrate an average of 30 hours a week of employment or volunteer work in Teton County and (iii) no household may earn more than 120% of the median household income in Teton County. Notwithstanding anything to the contrary in the foregoing, annual rent under the master lease is not subject to the Special Restrictions for Employee Housing. During the trailing twelve month period ending December 31, 2017, (i) the maximum permitted monthly rent per bedroom under the deed restriction was approximately 46% higher than in-place rent under the related subleases and (ii) the monthly rent payable under the master lease was approximately 10% less per bedroom than such sublease rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more office, retail and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties.

With respect to the self storage properties set forth in the above chart:

●	The eight (8) Mortgaged Properties securing the U-Haul AREC 27 Portfolio Mortgage Loan (4.0%) derive a portion of the Underwritten Revenue from one or more of the following: (a) rent derived from truck rentals or box sales located at the related Mortgaged Property, (b) rent derived from cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart or mixed use properties with industrial components:

●	The Taylor Industrial Mortgaged Property (0.7%) derives a portion of the Underwritten Revenues from rent payments related to the leasing of office space at the Mortgaged Property.

●	With respect to the Taylor Industrial Mortgage Loan (0.7%), the largest tenant, Freezer & Dry Storage LLC, and the third largest tenant, Great Lakes HPP Detroit, collectively utilize approximately 44.6% of the net rentable area at the Mortgaged Property as a cold storage facility. The cold storage space is split into approximately 67,200 square feet of freezer space and approximately 40,000 square feet of refrigerated space. See “Risk Factors—Risks Relating to Mortgage Loans—Industrial Properties Have Special Risks,” for additional information regarding the risks of cold storage facilities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Manufactured Housing Community Properties.

With respect to the manufactured housing community set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Gym, fitness center or a health club	7	20.2%
Restaurant	9	13.6%
Theater	1	5.6%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	4.8%
Bank branch	2	2.2%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)(2)	Property Type
Marina Heights State Farm	$50,000,000	7.0%	276	3.12	x	58.3%	Office
1875 Atlantic Avenue	$42,000,000	5.9%	355,932	1.43	x	60.7%	Multifamily
Atlantic Times Square	$40,000,000	5.6%	258	1.86	x	59.8%	Mixed Use
Embassy Suites Glendale	$37,000,000	5.2%	250,000	2.04	x	59.6%	Hotel
Sheraton Hotel Arlington	$36,193,886	5.1%	116,379	1.82	x	60.8%	Hotel
Southland Shopping Center	$34,000,000	4.8%	130	1.47	x	58.4%	Retail
The Metropolitan at Wilton Manors	$33,500,000	4.7%	187,151	1.48	x	62.0%	Multifamily
DreamWorks Campus	$30,000,000	4.2%	185	6.31	x	31.0%	Office
Meridian Corporate Center	$30,000,000	4.2%	109	1.63	x	69.9%	Office
Steelyard Commons	$30,000,000	4.2%	167	1.39	x	74.5%	Retail
Top 3 Total/Weighted Average	$132,000,000	18.5%		2.20	x	59.5%
Top 5 Total/Weighted Average	$205,193,886	28.8%		2.10	x	59.8%
Top 10 Total/Weighted Average	$362,693,886	50.9%		2.24	x	59.5%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related subordinate companion loan(s) are with respect to the DreamWorks Campus Mortgage Loan (4.2%), 2.07x and 67.3%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Mortgaged Properties identified as the Sheraton Hotel Arlington Mortgaged Property (5.1%) and Meridian Corporate Center Mortgaged Property (4.2%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. In addition, with respect to the Meridian Corporate Center Mortgage Loan (4.2%), the Cut-off Date LTV was calculated based on the sum of the “as-is” value for certain of the Mortgaged Properties and hypothetical values for certain of the Mortgaged Properties. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 4.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include eight (8) Mortgage Loans (17.7%) set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan. Multi-Property Mortgage Loans.

Multi-Property Mortgage Loans

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Meridian Corporate Center	$30,000,000	4.2%
U-Haul AREC 27 Portfolio	28,397,637	4.0
Texas Hotel Portfolio	20,693,565	2.9
Troy Hotel Portfolio	17,000,000	2.4
Guardian Self Storage 2-Pack	12,300,000	1.7
Adams Portfolio	6,200,000	0.9
Fireside IL Storage Portfolio	5,850,000	0.8
Aaron’s Rent Portfolio	5,830,000	0.8
Total	$126,271,202	17.7%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Fireside IL Storage Portfolio Mortgage Loan (0.8%), secured by the related Mortgaged Properties, the related Mortgaged Property, consists of an additional ground leased parcel near but not directly adjacent to the borrower-owned parcel.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, is not cross-collateralized but has borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Atlantic Times Square	$40,000,000	5.6%
Embassy Suites Glendale	37,000,000	5.2
Total for Group 1:	$77,000,000	10.8%

Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	9	$163,250,000	22.9%
Texas	10	$113,655,401	15.9%
Pennsylvania	7	$69,529,733	9.7%
Arizona	2	$59,416,059	8.3%
New York	2	$49,185,396	6.9%
Michigan	5	$44,462,280	6.2%
Florida	2	$41,462,419	5.8%
Ohio	4	$35,484,133	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout twelve (12) other states, with no more than 4.3% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Fourteen (14) Mortgaged Properties (13.6%) are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Ten (10) Mortgaged Properties (23.7%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a scenario expected loss greater than 19%.

Twenty-two (22) Mortgaged Properties (47.4%) are located in California, Texas, Arizona or Idaho and may be more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Five (5) Mortgaged Properties securing the Marina Heights State Farm Mortgage Loan (7.0%), 1875 Atlantic Avenue Mortgage Loan (5.9%), The Market at Cross Creek Ranch Mortgage Loan (1.9%), Greenmark at Andrews Mortgage Loan (1.6%) and JHMR Powderhorn Mortgage Loan (0.8%), were each constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

Three (3) Mortgaged Properties securing the Meridian Corporate Center Mortgage Loan (4.2%), Weslaco Shopping Center Mortgage Loan (1.8%) and Fort Knox Executive Park Mortgage Loan (1.1%), were acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

With respect to one (1) Mortgaged Property securing the DreamWorks Campus Mortgage Loan (4.2%), the Mortgaged Property is leased to a single tenant under a triple net lease, and the Mortgage Loan Seller was not provided with historical financial information for such Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

The Northwest Business Center Mortgage Loan (3.2%), Lakewood Forest Plaza Mortgage Loan (2.3%) and Fountaingrove Executive Center Mortgage Loan (0.8%), each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Fountaingrove Executive Center Mortgage Loan (0.8%), the related Mortgaged Property is owned by two borrowers as tenants-in-common. Notwithstanding the foregoing, at any time after the Closing Date, in connection with a possible buyout of the ownership interests of one of the related guarantors, Bruce Cardinal, the borrowers have a one-time right to convey their respective interests in the Mortgaged Property to a newly formed, single-member Delaware limited liability company (the “TIC Roll-Up Borrower”) provided, among other conditions, (i) the TIC Roll-Up Borrower is a special purpose bankruptcy remote entity, (ii) the other guarantor, Matthew White, (a) retains control over the TIC Roll-Up borrower and (b) continues to meet all financial covenants and remains liable, as guarantor, for all obligations under the Mortgage Loan documents and (iii) if required, the lender receives a rating agency confirmation from each of the applicable rating agencies.

Condominium Interests

The Mortgaged Properties securing the Marina Heights State Farm Mortgage Loan (7.0%), Atlantic Times Square Mortgage Loan (5.6%) and Shoppes at Schoolhouse Crossing Mortgage Loan (0.8%), are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Atlantic Times Square Mortgage Loan (5.6%), the Mortgaged Property is subject to two condominium declarations covering the commercial and residential components of the development, respectively. The borrower owns both units in the commercial condominium, controls 100% of the voting rights and is entitled to appoint all of the directors of the related association board. The residential condominium is composed of three buildings consisting of a total of 210 units. The borrower owns two buildings totaling 100 units, representing 47.62% of the total units. With respect to any actions that require the approval of the unit owners, the declaration generally provides such action may be taken by the majority of the unit holders, subject to certain decisions that require the approval of 67% of the unit holders (or their mortgagees), including, without limitation, the following: (i) any action to partition or subdivide the Mortgaged Property; (ii) use of insurance proceeds other than for restoration; or (iii) any material amendment to the declaration. There are five members of the board of directors for the related association. The borrower is entitled to appoint three members of the board.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	65	$619,318,769	86.8%
Fee/Leasehold	2	7,625,000	1.1
Leasehold	2	86,193,886	12.1
Total	69	$713,137,655	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to Marina Heights State Farm Mortgage Loan (7.0%), the related ground lease requires the consent of the ground lessor, the Arizona Board of Regents on behalf of Arizona State University, to any transfer by the ground lessee of the ground leasehold interest, which consent may not be unreasonably withheld, delayed or conditioned.  The ground lease provides that the ground lessee may mortgage the ground leasehold interest without the ground lessor’s approval, that a mortgagee may enforce its lien and acquire title to the ground leasehold estate, and that upon foreclosure of its lien or acquisition of the ground leasehold estate by deed in lieu of foreclosure, the mortgagee may, upon notice to the ground lessor, but without its consent, sell and assign the ground leasehold estate.  However, the obligation to obtain the ground lessor’s consent to any transfer would continue to apply to any transfer thereafter, which could impede the marketability of the ground leasehold estate.

 With respect to the Mortgage Loan secured by the Sheraton Hotel Arlington Mortgaged Property (5.1%), the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property. The related ground lease between the borrower, as ground lessee, and the City of Arlington, Texas, as ground lessor, has a term with an original expiration date of September 30, 2033, with three, fifteen year renewal options extending such term through September 30, 2078 upon the same terms and conditions. Annual ground rent is approximately $310,988.64, subject to annual escalations based on increases in the consumer price index during the prior 12-month period. The related ground lease does not provide that such ground lease may not be canceled or terminated for any reason without the prior written consent of the lender; however, it does provide that it may not be canceled or terminated for any monetary or non-monetary default unless the lender is given notice of and an opportunity to cure such default. In addition, provided that the lender cures any monetary defaults, the ground lessor is required to enter into as new ground lease with the lender upon the termination of the ground lease for any reason.

With respect to the Fireside IL Storage Portfolio Mortgaged Properties (0.8%), the Armour Road Storage Mortgaged Property consists of an additional leasehold interest in a nearby parcel upon which the related borrower owns two storage buildings. Approximately 24.2% of the net rentable area and approximately 23.3% of the units at the Mortgaged Property are attributable to the two buildings on the leased parcel. Pursuant to the terms of such ground lease, the borrower must pay to the lessor $1,000 per annum in rent. The ground lease is scheduled to terminate on January 31, 2020, subject to 2 five-year extension options exercisable by the borrower. With respect to such ground lease: (i) no ground lease estoppel was obtained at closing; (ii) the ground lease does not extend beyond the maturity date of the underlying Mortgage Loan; (iii) the lender is not entitled to any notice of default and is not provided an opportunity to cure any such default; (iv) lender consent is not required for amendment, modification, cancelation or termination of such ground lease; (v) the borrower may not assign or otherwise transfer its interest to any assignee unless such assignee also intends to use such property for self-storage purposes; (vi) the borrower is not permitted to sublease its interest and (vii) the lender does not have the right to receive a new lease if the ground lease is terminated. The value of the ground leased parcel was not included in the appraiser’s valuation of the Mortgaged Property, nor was the value of the ground leased parcel included in the lender’s underwriting of the Mortgage Loan.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to these Mortgaged Properties.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Steelyard Commons Mortgage Loan (4.2%), the Phase I environmental assessment of the related Mortgaged Property identified a controlled REC related to the prior operation of the Mortgaged Property for industrial uses between 1912 and 2001, including steel production and finishing. Commencing in 2004, environmental due diligence and remediation activities were conducted at the Mortgaged Property in compliance with the Ohio Environmental Protection Agency’s Voluntary Action Program (the “VAP”) to address any related soil and groundwater impacts. Pursuant to the VAP, continuing compliance is based on implementation of an operations and maintenance (“O&M”) plan, which limits the Mortgaged Property to commercial or industrial use and prohibits groundwater extraction and use except for investigation, monitoring or remediation in conjunction with construction or excavation activities or maintenance of subsurface utilities. In 2008, a no further action letter (“NFA”) was issued for the Mortgaged Property and a covenant-not-to-sue was issued in 2010 by the Ohio EPA, contingent on continuing compliance with the NFA and O&M plan. Under the covenant, groundwater monitoring is required on a biannual basis and must continue until demonstrated that monitoring activities are no longer necessary.

●	With respect to the DreamWorks Campus Mortgage Loan (4.2%), the Phase I environmental assessment of the related Mortgaged Property identified a controlled REC related to the location of the Mortgaged Property within the San Fernando Valley “Area 2 National Priorities List” site, which is an area of contaminated groundwater. Such contaminated groundwater contains trichloroethylene and tetrachloroethylene levels above applicable drinking water standards. According to the related Phase I environmental assessment, the potentially responsible parties for such groundwater contamination have been identified and remediation, assessment and monitoring are ongoing under regulatory oversight. In addition, the EPA has issued a letter indicating that the Mortgaged Property is not a contributing factor for such groundwater contamination and that the EPA does not intend to pursue the related owner of the Mortgaged Property.

●	With respect to the Troy Hotel Portfolio Mortgage Loan (2.4%), the ESA related to the TownePlace Suites by Marriott Troy Mortgaged Property (1.2%) identified a controlled REC at the Mortgaged Property. A 2013 ESA for the Mortgaged Property identified as RECs each of: (i) a 2,000-gallon diesel underground storage tank (“UST”) removed in 1998, (ii) a 2,500-gallon UST, (iii) oil staining associated with an elevator motor and (iv) staining of a concrete pad around a pad-mounted transformer. A Phase II ESA detected contaminants in the groundwater in the UST cavity at the Mortgaged Property at concentrations exceeding the Part 201 Generic Residential Cleanup Criteria (“GRCC”) and the Mortgaged Property was thus considered a “facility” as defined in Part 201 of Michigan’s Natural Resources and Environmental Protection Act, 1994 PA 451, as Amended (Part 201). As a result of the Phase II ESA, a Baseline Environmental Assessment (BEA) and a Due Care Plan were conducted pursuant to Section 20107a of 1994 PA 451, Part 201 in July and August of 2013. Due Care Plan analysis of potential human exposure pathways was based on a non-residential land-use and the hazardous substances identified at the Mortgaged Property were compared to Michigan Department of Environmental Quality (“MDEQ”) GRCC for the exposure pathway evaluations. Review of the soil chemical data revealed no contaminant levels in soil at the Mortgaged Property that exceed any MDEQ GRCC. As a result, further evaluation of any soil related pathways was not considered necessary for due care. The limited groundwater contamination located in the UST cavity is considered de minimis. It is permitted to remain at the Mortgaged Property subject to the continued implementation of the Due Care Plan and is considered a controlled REC in the current ESA.

●	With respect to the Shoppes at Schoolhouse Crossing Mortgage Loan (0.8%), the environmental consultant identified a recognized environmental condition (a “REC”) at the related Mortgaged Property in connection with the current presence of a dry cleaning tenant, Kennett Square Cleaners (“Kennett”), at the Mortgaged Property. The environmental consultant reported that Kennett uses tetrachloroethylene (“PCE”) as a dry cleaning solvent. The environmental consultant considered the risk of subsurface contamination a REC based in part on the approximate 4-year duration of Kennett’s operations, as well as the apparent lack of sealant on the floors, although the consultant noted that no evidence of release was observed. A limited Phase II investigation was conducted, in which the environmental consultant took four soil samples which were analyzed for volatile organic compounds (“VOCs”). PCE was detected in each sample, although the consultant found that the PCE had a very minimal impact and were within state exceedance limits. At the recommendation of the consultant, the borrower will seal the floors at the Mortgaged Property and will relocate waste PCE storage. The borrower estimates this cost at $7,000, 150% of which was escrowed with the lender at closing. In the event that a release is identified, the consultant estimated remediation costs at no more than $492,360. Kennett has obtained a pollution legal liability insurance policy with respect to which the lender is named as an additional insured policy. The policy, issued by Colony Insurance, is in the amount of $1,000,000 and expires on December 1, 2018.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

With respect to the Embassy Suites Glendale Mortgage Loan (5.2%), in connection with an extension of the franchise agreement obtained at origination of the Mortgage Loan, the borrower is required to complete a PIP which includes, among other things, various upgrades to the public restrooms, ballrooms, meeting spaces, atrium and lobby area, fitness center, pool area, corridors and guest suites, with an estimated cost of $945,315. The franchise agreement requires that the PIP improvements and renovations be completed by the end of October 2019. The Mortgage Loan documents require that the borrower complete the PIP upgrades within 540 days of the origination date. The borrower was not required at origination to escrow any funds for the PIP, but the guarantor is liable under the guaranty for any failure of the borrower to pay or perform the outstanding PIP renovations.

With respect to the Sheraton Hotel Arlington Mortgage Loan (5.1%), the borrower is performing an approximately (i) $5.2 million franchisor-required PIP at the Mortgaged Property including, among other things, upgrades to the guestrooms, fitness center and certain common areas and (ii) $1.31 million renovation to the lobby at the Mortgaged Property. At origination, the borrower reserved, (i) $892,160 into a PIP reserve and (ii) $1,310,000 into a capital expenditures reserve, representing approximately 100% of the estimated remaining cost to complete such work.

With respect to the Southland Shopping Center Mortgage Loan (4.8%), the related borrower intends to demolish a currently vacant theatre at the Mortgaged Property once the borrower has obtained a separate tax parcel for such theatre. The appraiser did not take the value of such theatre parcel into consideration when appraising the Mortgaged Property.

With respect to the Fountaingrove Executive Center Mortgage Loan (0.8%), the borrower is performing approximately $964,536 in repairs at the Mortgaged Property related to a fire that occurred in 2017, including, among other things, repairs to the landscaping, first-floor windows and building exterior. The borrower is anticipated to complete all repairs by July 2018, of which approximately 95% of the related cost is anticipated to be covered by insurance.

There can be no assurance that this will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current (within seven (7) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within eleven (11) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the 1875 Atlantic Avenue Mortgage Loan (5.9%), the related Mortgaged Property is currently operated under a temporary certificate of occupancy. Under the related loan agreement, the borrower is required to obtain a permanent certificate of occupancy within 90 days of origination.

With respect to the U-Haul AREC 27 Portfolio Mortgage Loan – U-Haul Moving & Storage At Eakin Road Mortgaged Property (0.3%), the Mortgaged Property is non-conforming as to parking, which is deficient by 226 spaces based on the existing site plan. According to the zoning report, in order to bring the Mortgaged Property into compliance with zoning regulations, the borrower may either stripe additional parking or have a new site plan approved that includes the proposed and/or existing parking. The borrower is in the process of preparing a new site plan that will fix the parking issue and add some additional storage buildings on the Mortgaged Property. The borrower has a post-closing obligation, as set forth in the Mortgage Loan documents, to obtain approval of the site plan and to have the additional improvements installed at the Mortgaged Property within nine months of the origination date. The Mortgage Loan documents provide for a loss carve-out for failure to complete the post-closing obligations.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). For example:

With respect to the 1875 Atlantic Avenue Mortgage Loan (5.9%), the sponsor of the related borrower is subject to pending litigation in connection with a real estate venture in which the plaintiff alleges that the sponsor (i) did not pay a fee of $11,424,000 which the plaintiff alleges such sponsor was contractually obligated to pay and (ii) failed to deliver a letter of credit in the amount of $4,353,000. The trial court denied the sponsor’s motion to dismiss and the appellate court is expected to issue a decision soon.

With respect to The Metropolitan at Wilton Manors Mortgage Loan (4.7%), Michael Wohl, one of three guarantors for the Mortgage Loan and one of three members of the management committee for the related borrower, owns 25% of Pinnacle Housing Group (“Pinnacle”), a development firm focused on affordable housing. Wohl is President of PHG Builders (“PHG”), a wholly-owned general contractor of Pinnacle. In March 2017, the United States Attorney for the Southern District of Florida (“DOJ”) filed criminal charges against an affiliate of PHG Builders, DAXC, LLC (“DAXC”), alleging that between 2009 and 2011, DAXC embezzled and/or stole Florida Housing Finance Corporation money by submitting inflated construction estimates totaling $3.4 million related to four, low-income housing developments built by PHG in Florida. As a result of the inflated construction contracts, the Florida Housing Finance Corporation allegedly authorized excess federal tax and grant monies that were neither needed nor used for construction of the low-income housing developments. From the contract inflation proceeds, DAXC allegedly directly distributed over $3.1 million for the personal benefit of Pinnacle’s partners, including Wohl. This matter was resolved in 2017, with the defendants settling with the DOJ in February 2017 and the Florida Housing Finance Corporation in August 2017. Pursuant to a Deferred Prosecution Agreement with the DOJ, the defendant paid a $1 million fine and forfeited $4.2 million comprised of the alleged inflated construction costs and additional fees. Additionally, the DAXC entity admitted to the allegations set forth by the DOJ. The matter was dismissed with prejudice in May 2017, and no further charges on this matter can be pursued by the DOJ following the expiration of the Deferred Prosecution Agreement in February 2018.

With respect to the Greenmark at Andrews Mortgage Loan (1.6%), the related guarantor, Bruce Woodward, was a defendant to a civil suit filed in 2003 by a bankruptcy trustee related to certain distributions to equity holders made by a borrower controlled by Bruce Woodward under a loan secured by real property prior to a scheduled payment due date. The suit alleged, among other things, fraudulent transfer, breach of fiduciary duty, breach of contract and conspiracy. The court found that $627,000 of such distributions (including $141,075 distributed to Bruce Woodward) were fraudulent transfers and ordered the repayment of such funds. The borrower has represented to the lender that no obligations related to such suit remain outstanding.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to fifteen (15) Mortgage Loans (29.1%) identified as Embassy Suites Glendale Mortgage Loan (5.2%), The Metropolitan at Wilton Manors Mortgage Loan (4.7%), U-Haul AREC 27 Portfolio Mortgage Loan (4.0%), Lakewood Forest Plaza Mortgage Loan (2.3%), 5805 Sepulveda Boulevard Mortgage Loan (2.2%), Lehigh Valley Mall Mortgage Loan (2.1%), Greenmark at Andrews Mortgage Loan (1.6%), Fort Knox Executive Park Mortgage Loan (1.1%), 8851 Santa Monica Boulevard Mortgage Loan (1.0%), Holiday Inn Express Albany Mortgage Loan (1.0%), City View Farms Mortgage Loan (0.8%), Aaron’s Rent Portfolio Mortgage Loan (0.8%), Fountaingrove Executive Center Mortgage Loan (0.8%), Shoppes at Schoolhouse Crossing Mortgage Loan (0.8%) and Sunrise Pass Estate MHC Mortgage Loan (0.7%), borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Mortgage Loan or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Embassy Suites Glendale Mortgage Loan (5.2%), the borrower sponsor constructed the Mortgaged Property in 2008, funded in part by a $46.2 million construction loan from Washington Mutual (“WaMu”). JPMCB took ownership of the loan following its acquisition of WaMu and ultimately agreed to a discounted payoff for approximately $42 million. To facilitate the payoff, the sponsor contributed $7 million of equity and obtained a $35 million loan from a third party lender, which was then sold and partially securitized in the COMM 2011-FL1 transaction. In 2013, the borrower sponsor refinanced that loan with an approximately $50 million loan from JPMCB, which was securitized in the JPMBB 2013-C14 transaction. The loan that was acquired to facilitate the discounted payoff and the 2013 loan from JPMCB were both repaid in full.

●	With respect to The Metropolitan at Wilton Manors Mortgage Loan (4.7%), the related borrower sponsors Richard Finkelstein and Michael Wohl, have collectively sponsored three real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the U-Haul AREC 27 Portfolio Mortgage Loan (4.0%), AMERCO, the borrower sponsor, previously filed a voluntary petition for bankruptcy protection unrelated to the Mortgaged Properties in the U.S. Bankruptcy Court in 2003. AMERCO emerged from bankruptcy on March 15, 2004 with full payment to creditors.

Twenty-nine (29) Mortgage Loans (70.1%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Ten (10) Mortgage Loans (23.6%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Two (2) Mortgage Loans (6.3%) were originated in connection with the borrower’s recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Two (2) Mortgaged Properties identified as the Marina Heights State Farm Mortgaged Property (7.0%) and Fort Knox Executive Park Mortgaged Property (1.1%) are leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	Nine (9) Mortgaged Properties identified as the DreamWorks Campus Mortgaged Property (4.2%), Aaron’s Rent Portfolio Mortgaged Properties (0.8%) and 4626 Maryland Mortgaged Property (0.3%) are leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Aaron’s Rent Portfolio	0.8%	11/22/2025	4/6/2028
4626 Maryland	0.3%	2/17/2021	1/6/2028

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each Mortgaged Property):

●	Three (3) Mortgaged Properties securing the Meridian Corporate Center Mortgage Loan (4.2%), Steelyard Commons (4.2%) and Constitution Plaza Mortgage Loan (4.2%), are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property and have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Constitution Plaza	4.2%	The City of Hartford	7.3%	6.9%

Constitution Plaza	4.2%	State of Connecticut Department of Banking	4.6%	5.4%

800 South Barranca	2.0%	State of California Department of General Services	33.9%	35.2%

Fort Knox Executive Park	1.1%	Florida Agency for Health Care Administration	75.5%	91.8%

Fort Knox Executive Park	1.1%	Florida Department of Law Enforcement	8.0%	8.2%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-3:

●	With respect to the Southland Shopping Center Mortgage Loan (4.8%), Fresh Thyme, the second largest tenant (occupying approximately 11.0% of the net rentable area at the Mortgaged Property) has not yet opened for business. The Tenant’s space was delivered in raw condition and, according to the borrower, the tenant plans to invest $3 million in renovations to the space. With respect to such tenant, the lender has escrowed $1,168,201 for tenant improvements, leasing commissions and pre-commencement rent. There can be no assurance that reserved funds will be sufficient or that the buildout will be completed on schedule or that the tenant will expend the expected funds on its space.

●	With respect to the Meridian Corporate Center Mortgage Loan (4.2%), there are seven tenants that are currently in rent abatement periods under their respective leases, including: (i) Avaya, Inc., the largest tenant by net rentable area at the Meridian Corporate Center – 2605 Meridian Parkway Mortgaged Property (0.5%); (ii) Spoonflower, Inc., the largest tenant by net rentable area at the Meridian Corporate Center – 2810 Meridian Parkway Mortgaged Property (0.5%); and (iii) NVIDIA Corporation, the largest tenant by net rentable area at the Meridian Corporate Center – 2700 Meridian Parkway Mortgaged Property (0.3%). At origination, the borrower was required to reserve $778,111 for all outstanding rent abatements at the Mortgaged Properties.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”. See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Embassy Suites Glendale Mortgage Loan (5.2%), DreamWorks Campus Mortgage Loan (4.2%) and Lehigh Valley Mall Mortgage Loan (2.1%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans:

●	With respect to the Embassy Suites Glendale Mortgage Loan (5.2%), the franchisor has a right of first offer in the event of a proposed transfer of the hotel or a sale of the borrower or a controlling interest in the borrower. Under the comfort letter obtained at origination, this right has been subordinated to a foreclosure but will apply to subsequent transfers.

●	With respect to the DreamWorks Campus Mortgage Loan (4.2%), the sole tenant, DreamWorks, has a right of first refusal to purchase the Mortgaged Property or the equity interests in the borrower in the event of (i) a proposed transfer of such interests to a third party or (ii) any change in the direct or indirect controlling interest in the borrower. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Atlantic Times Square Mortgage Loan (5.6%), the largest tenant by net rentable area and the fifth largest tenant by net rentable area, respectively, at the related Mortgaged Property are affiliates of the borrowers and borrower sponsors. The tenants represent approximately 38.0% of the net rentable area of the retail component of the Mortgaged Property and constitute approximately 27.2% of underwritten rents.

●	With respect to the Mezz 42 Mortgage Loan (0.9%), an affiliate of the borrower leases the largest office space, representing approximately 45.4% of the commercial space and 7.5% of total square footage at the Mortgaged Property, as office space.

●	With respect to the Shoppes at Schoolhouse Crossing Mortgage Loan (0.8%) and Adams Portfolio – Sunset Property Mortgaged Property (0.2%), the largest tenant by net rentable area at each related Mortgaged Property is an affiliate of the related borrower.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, ten (10) Mortgaged Properties securing the Atlantic Times Square Mortgage Loan (5.6%), Embassy Suites Glendale Mortgage Loan (5.2%), DreamWorks Campus Mortgage Loan (4.2%), 5805 Sepulveda Boulevard Mortgage Loan (2.2%), 800 South Barranca Mortgage Loan (2.0%), Northridge Medical Tower Mortgage Loan (1.2%), 8851 Santa Monica Boulevard Mortgage Loan (1.0%), JHMR Powderhorn Mortgage Loan (0.8%), Fountaingrove Executive Center Mortgage Loan (0.8%) and Sunrise Pass Estates MHC Mortgage Loan (0.7%), are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a scenario expected loss greater than 19%.

In the case of twenty (20) Mortgage Loans (43.1%) secured by the Embassy Suites Glendale Mortgage Property (5.2%), Southland Shopping Center Mortgaged Property (4.8%), Meridian Corporate Center Mortgage Properties (4.2%), Steelyard Commons Mortgage Property (4.2%), U-Haul AREC 27 Portfolio Mortgage Properties (4.0%), Northwest Business Center Mortgaged Property (3.2%), Texas Hotel Portfolio Mortgaged Properties (2.9%), Lakewood Forest Plaza Mortgage Property (2.3%), Lehigh Valley Mall Mortgage Property (2.1%), 800 South Barranca Mortgaged Property (2.0%), Northridge Medical Tower Mortgage Property (1.2%), 8851 Santa Monica Boulevard Mortgaged Property (1.0%), Holiday Inn Express Albany Mortgaged Property (1.0%), Adams Portfolio Mortgaged Properties (0.9%), Fireside IL Storage Portfolio Mortgaged Properties (0.8%), Fountaingrove Executive Center Mortgage Property (0.8%), Shoppes at Schoolhouse Crossing Mortgaged Property (0.8%), 1-21 Export Drive Mortgaged Property (0.7%), Taylor Industrial Mortgage Property (0.7%) and Springfield Storage Mortgaged Property (0.3%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Marina Heights State Farm Mortgage Loan (7.0%), the largest tenant, State Farm, representing approximately 97.1% of the net rentable area, may be the insurance provider, so long as it meets the requirements regarding insurance providers and policies set forth in the loan documents.

●	With respect to the Southland Shopping Center Mortgage Loan (4.8%), the building located at 601 Clairton Boulevard is insured by LA Fitness, the largest tenant at the Mortgaged Property. LA Fitness’ policy does not name the lender as a loss payee, and the related lease agreement does not require that the policy name the lender as a loss payee. The related borrower has secured supplemental coverage for the building which applies in the event that (a) LA Fitness’ coverage lapses or is otherwise invalidated due to LA Fitness’ failure to comply with the terms of the policy, (b) LA Fitness’ policy limits fall below the limits required in the lease agreement, which, with respect to general liability insurance, requires the tenant to maintain a policy at least in the amount of $1,000,000 per occurrence or $3,000,000 in the aggregate or (c) LA Fitness misappropriates funds or declares bankruptcy.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

With respect to the JHMR Powderhorn Mortgage Loan (0.8%), the Mortgaged Property is subject to certain recorded deed restrictions that, among other things, require that the Mortgaged Property only be used for multifamily purposes. See —“Multifamily Properties” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as-is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Sheraton Hotel Arlington(1)	5.1%	60.8%	56.6%	$59,500,000	68.3%	63.6%	$53,000,000
Meridian Corporate Center(2)	4.2%	69.9%	64.1%	$108,250,000	71.4%	65.4%	$106,100,000
Northwest Business Center(3)	3.2%	66.5%	60.4%	$34,200,000	75.6%	68.6%	$30,100,000
The Market at Cross Creek Ranch(4)	1.9%	65.6%	60.3%	$20,300,000	68.1%	62.6%	$19,550,000
Fort Knox Executive Park(5)	1.1%	61.3%	46.3%	$56,800,000	64.0%	48.3%	$54,400,000

(1)	Reflects an appraisal based on the “prospective market value upon completion of the renovation and stabilization” value of $59,500,000 for the Mortgaged Property, effective October 1, 2018, which assumes the completion of an approximately $2.2 million property improvement plan and sponsor-elected capital improvements. At loan closing, the borrower reserved (i) $1.31 million in a capital improvement reserve and (ii) $892,160 in a PIP reserve, representing approximately 100% of the estimated cost of the PIP.

(2)	Each building was separately appraised and the appraiser provided “hypothetical as-is” appraised values for certain buildings (buildings 2500, 2510, 2525, 2605, 2700, 2800 and 2810). The Appraised Value (Other Than “As Is”) reflects the sum of the “hypothetical as-is” appraised values for such buildings and the “as-is” appraised values of the remaining buildings. In each case, the hypothetical value includes an assumption that the tenant improvement and leasing commission costs being incurred during the first year of the loan term have been satisfied. At origination, the borrower was required to reserve $3,125,744 for outstanding tenant improvement and leasing commission costs. The Appraised Value (“As-Is”) reflects the sum of the “as-is” values of the buildings.

(3)	Reflects an appraisal based on the “hypothetical market value as-is” of $34,200,000, which assumes that certain planned renovations and capital expenditures have been completed. At closing, the lender collected a reserve in the amount of $3,889,670 to cover the estimated cost of renovations and capital expenditures.

(4)	Reflects an appraisal based on the hypothetical “as complete” value of $16,800,000 plus the “as-is” value of $3,500,000 of the pad site ground leased to Regions Bank by the borrower. The hypothetical “as complete” value assumes that all tenant improvements and leasing commissions have been completed and funded as of the origination date of the Mortgage Loan. At origination, the borrower was required to reserve $589,731 for tenant improvements and leasing commissions in connection with seven tenants. The Appraised Value (“As-Is”) reflects the sum of the “as-is” value of $16,050,000 plus the “as-is” value of the ground leased pad site.

(5)	Reflects an appraisal based on the “hypothetical market value as-is” value of $56,800,000, which assumes that tenant costs and capital expenditures related to improvements for the Florida Agency for Healthcare Administration’s lease have been completed. At closing, the lender collected a reserve in the amount of $2,812,378 to cover the combined estimated cost of tenant improvements and leasing commissions.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

●	With respect to the Marina Heights State Farm Mortgage Loan (7.0%) and DreamWorks Campus Mortgage Loan (4.2%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. With respect to the DreamWorks Campus Mortgage Loan (4.2%), in lieu of having the non-recourse carveout guarantor be a party to the indemnity, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability.

●	With respect to the Lehigh Valley Mall Mortgage Loan (2.1%), the aggregate liability of the non-recourse carveout guarantor under the guaranty is limited to $40,000,000 plus all reasonable out-of-pocket costs and expenses incurred by the lender in the enforcement or preservation of its rights under the guaranty.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and five years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 42 in Annex D-1, representation and warranty number 40 in Annex D-3 and the identified exceptions to those representations and warranties in the related Annexes.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Marina Heights State Farm Mortgage Loan (7.0%), the Mortgaged Property, which consists of a leasehold interest, is exempt from real estate taxes because the ground lessor, the Arizona Board of Regents for and on behalf of Arizona State University, is a tax exempt government entity. The ground lessor has agreed in the ground lease not to transfer the Mortgaged Property to an entity that is not a tax exempt entity.

●	With respect to the 1875 Atlantic Avenue Mortgage Loan (5.9%), the related Mortgaged Property benefits from a tax abatement granted by the State of New York under section 421-a of the New York Real Property Law. Under the terms of such abatement, the related borrower will pay approximately 9.3% of the real estate taxes assessed against the Mortgaged Property until approximately 2030, at which point the abatement will be phased out gradually. The tax abatement is scheduled to terminate on or about June 30, 2034.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Ten (10) Mortgage Loans (37.3%) are interest-only for the entire term of the Mortgage Loans.

Twenty (20) Mortgage Loans (35.8%) provide for payments of interest only for the first 12 to 60 months following the Origination Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Eleven (11) Mortgage Loans (26.9%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	8	$192,434,719	27.0%
6	33	520,702,936	73.0
Total:	41	$713,137,655	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	39	95.3%
5 (one time only)	1	2.4
5	1	2.3
Total	41	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The Marina Heights State Farm Mortgage Loan (7.0%), DreamWorks Campus Mortgage Loan (4.2%) and the U-Haul AREC 27 Portfolio Mortgage Loan (4.0%) (together, the “ARD Loans”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loans. In addition, except with respect to the U-Haul AREC 27 Portfolio Mortgage Loan (4.0%), the ARD Loans are interest-only until the Anticipated Repayment Date, but provide for a principal amortization payment based on the Initial Rate and a 30-year amortization period on or after the Anticipated Repayment Date.

After their Anticipated Repayment Date, the ARD Loans further require that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

The Marina Heights State Farm Mortgage Loan (7.0%), Meridian Corporate Center Mortgage Loan (4.2%), Northwest Business Center Mortgage Loan (3.2%), Lakewood Forest Plaza Mortgage Loan (2.3%), The Market at Cross Creek Ranch Mortgage Loan (1.9%), Guardian Self Storage 2-Pack Mortgage Loan (1.7%) and Fountaingrove Executive Center Mortgage Loan (0.8%) permit the related borrower, after a lockout period of 11 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to The Metropolitan at Wilton Manors Mortgage Loan (4.7%), commencing on the payment date in June 2023 and on each payment date in June and December thereafter, the related borrower has the right to prepay such Mortgage Loan in an amount equal to $333,333 without penalty.

The Northridge Medical Tower Mortgage Loan (1.2%) and the Mezz 42 Mortgage Loan (0.9%), permit the related borrower to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 2.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	4	$70,582,637	9.9%
4	25	420,567,540	59.0
5	8	81,135,396	11.4
6	2	76,000,000	10.7
7	2	64,852,082	9.1
Total:	41	$713,137,655	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-two (32) of the Mortgage Loans (76.8%) (the “Defeasance Loans”), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

●	The terms of the 8851 Santa Monica Boulevard Mortgage Loan (1.0%) and Fireside IL Storage Portfolio Mortgage Loan (0.8%) permit the related borrower at any time after the related Defeasance Lock-Out Period to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium or defease the related Mortgage Loan.

●	With respect to the Atlantic Times Square Mortgage Loan (5.6%) and Embassy Suites Glendale Mortgage Loan (5.2%), the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date with yield maintenance premium if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Meridian Corporate Center Mortgage Loan (4.2%), the loan documents permit the borrower to release individual buildings from the lien of the security instrument in connection with a partial prepayment after the expiration of the lockout period, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) the prepayment of 110% of the allocated loan amount for the individual building(s) being released in accordance with the loan documents (including, without limitation, the payment of the applicable yield maintenance premium); (ii) after giving effect to the release, the loan-to-value ratio does not exceed 69.6%; (iii) after giving effect to the release, the debt service coverage ratio (as calculated in the loan documents and including the debt service payments for any mezzanine loan incurred in the future in accordance with the loan documents) for the remaining buildings based on the trailing 12 month period immediately preceding the release is equal to or greater than the greater of (A) 1.50x and (B) the debt service coverage ratio immediately preceding the release (and including the building(s) for which the release is being requested) based on the trailing 12 month period; and (iv) the delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as REMIC trust as a result of the release. The loan documents permit the borrower to prepay the Whole Loan in accordance with the loan documents in order to satisfy the loan-to-value ratio or debt service coverage ratio thresholds described above, and following any release and the application of the release payment amount to the outstanding principal balance of the Whole Loan, the monthly debt service payments are required to be reduced on a pro rata basis.

●	With respect to the U-Haul AREC 27 Portfolio Mortgage Loan (4.0%), provided no event of default has occurred and is continuing under the Mortgage Loan documents, the borrower has the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing individual mortgaged property (an “After Acquired Adjacent Property”), provided that the lender has received, among other things: (i) a title insurance policy insuring the lien of the applicable mortgage encumbering the After Acquired Adjacent Property, (ii) a settlement statement indicating that such After Acquired Adjacent Property was acquired without debt; (iii) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (iv) a REMIC opinion acceptable to the rating agencies; and (v) a confirmation from the rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the Certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related mortgaged property. The loan documents include a carve-out for any losses resulting from the acquisition of any After Acquired Adjacent Property.

In addition, provided no event of default has occurred and is continuing under the Mortgage Loan documents, the borrower has the right to acquire a leasehold estate in property that is operated as a storage facility, but that is not contiguous to an existing individual mortgaged property (an “After Acquired Leasehold Property”), provided, among other things: (a) fee simple title in the acquired property is owned by an affiliate of the guarantor and the borrowers execute and deliver to the lender a lease in the form attached to the loan agreement, not to be recorded; (b) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (c) a REMIC opinion acceptable to the rating agencies; and (d) a confirmation from the rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the Certificates that are then outstanding. Following any acquisition of an After Acquired Leasehold Property, the loan documents require that such After Acquired Leasehold Property only be operated as a remote storage facility, U-Box storage facility, or vehicle or RV storage facility and not include any office, showroom, retail or administrative uses. Acquisition, ownership or operation of any After Acquired Leasehold Property triggers a loss recourse carveout under the Mortgage Loan documents.

●	With respect to the Northwest Business Center Mortgage Loan (3.2%), following a lockout period ending on June 5, 2019, the related borrower is permitted to release one of the buildings comprising the Mortgaged Property from the security of the Mortgage Loan upon satisfaction of certain conditions, including, but not limited to: (a) the borrower prepays the Mortgage Loan in an amount equal to the greatest of (i) 120% of the Allocated Loan Amount of the released property, (ii) an amount that would result in a maximum LTV ratio of 66.5% after such release, (iii) an amount that would result in a minimum DSCR of 1.55x after such release and (iv) an amount that would result in a minimum debt yield immediately following such release of 11.5%; (b) evidence satisfactory to the lender that such release will comply with applicable REMIC provisions and (c) rating agency confirmation.

●	With respect to the Texas Hotel Portfolio Mortgage Loan (2.9%), following the related lockout period, measured as of the earlier of (a) two years from securitization and (b) three years after the origination date of the Mortgage Loan, the related borrower is permitted to release the Holiday Inn Express Van Horn Mortgaged Property from the security of the Mortgage Loan upon satisfaction of certain conditions, including, but not limited to: (a) the borrower defeases the Mortgage Loan in an amount equal to the greatest of (i) 150% of the Allocated Loan Amount of the released property, (ii) 100.0% of the proceeds of any sale of the Mortgaged Property in connection with such release, (iii) an amount that would result in a maximum LTV ratio of 55.0% after such release; (iv) an amount that would result in a minimum DSCR of 2.20x after such release, (v) an amount that would result in a minimum debt yield of 15.0% after such release and (vi) if the Mortgage Loan is securitized in a REMIC trust, and after release, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the Mortgaged Property after such release is greater than 125.0%, an amount sufficient for the related trust to maintain its REMIC status; and (b) an opinion of counsel opining that such release will not cause the related trust to fail to maintain its REMIC status.

●	With respect to the Twelve Oaks Mall Mortgage Loan (2.3%), provided no event of default is continuing, the borrower has the right to purchase one or more of the anchor pads (other than the Nordstrom anchor pad) subject to the satisfaction of certain terms and conditions, including, without limitation: (i) the borrower delivers to the lender a mortgage on the applicable anchor pad in substantially the same form of the mortgage recorded at origination of the Mortgage Loan (or an amendment to such mortgage expanding the lien to cover the applicable anchor pad) and causes the same to be recorded in the real property records; (ii) the lender receives a qualified title insurance policy and ALTA survey in respect of the anchor pad; (iii) the lender receives state law opinions with respect to the mortgage (or amendment) in substantially the same form delivered at origination of the loan and a REMIC opinion; (iv) the lender receives reasonably satisfactory third party reports and UCC, tax lien and judgment searches as the lender may request and certificates of insurance in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Mortgage Loan documents; and (v) the lender receives a zoning report confirming that the anchor pad is in compliance in all material respects with applicable zoning requirements or that it will be in compliance as a result of the contemplated redevelopment, as well as all material permits for the use and operation of the property and certificates of occupancy (if required and attainable).

●	With respect to the Lehigh Valley Mall Mortgage Loan (2.1%), a portion of the Mortgaged Property (the “Macy’s Parcel”) is subject to a ground lease between the borrower, as ground lessor, and a tenant, Macy’s, as ground lessee. The Mortgage Loan documents permit the borrower to obtain the release of the Macy’s Parcel from the lien of the Mortgage Loan in connection with the exercise by Macy’s of its purchase option with respect to the Macy’s Parcel provided, among other conditions, the borrower (i) either (A) prepays or delivers defeasance collateral, as applicable, in an amount equal to 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable customary closing costs actually incurred by the borrower in connection with such sale) in connection with the exercise by Macy’s of its purchase option pursuant to the related lease (the “Macy’s Parcel Release Amount”) or (B) deposits the Macy’s Parcel Release Amount with the lender into a reserve account and (ii) after giving effect to such release, either (A) the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Property is equal to or less than 125% or (B) the borrower pays down the principal balance of the Mortgage Loan in accordance with the Mortgage Loan documents, under the lender receives an opinion of counsel that if the amount in (B) is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the transfer and release.

In addition, the borrower may obtain the release of the Macy’s parcel and concurrently transfer such parcel in connection with the exercise by Macy’s of the purchase option in its lease subject to the following, among other terms and conditions: (i) the borrower either (a) makes a partial prepayment of or partially defeases the Lehigh Valley Mall Whole Loan, as applicable, in an amount equal to 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable and customary closing costs actually incurred by the borrower in connection with such sale to Macy’s) with respect to the exercise by Macy’s of the purchase option in accordance with the Macy’s lease or (b) deposits the foregoing amount into the release parcel reserve account and (ii) the borrower delivers a REMIC opinion.

●	With respect to the Fort Knox Executive Park Mortgage Loan (1.1%), at any time during the term of the Mortgage Loan, the related borrower is permitted to release, on no more than two occasions, at least one of two identified parcels, one of which is unimproved, upon the satisfaction of certain conditions including, but not limited to: (a) if the borrower elects to release the improved parcel, (i) if the release occurs before or on the related defeasance lockout date, payment of an amount equal to (x) the greatest of (A) $750,000, (B) an amount which would result in a DSCR prior to such release of no less than the greater of 1.55x or the DSCR immediately prior to such release, (C) an amount which would be necessary to maintain a consistent LTV ratio for the remaining property once the release has been completed and (D) an amount which would result in a debt yield no less than the greater of 11.2% or the debt yield immediately prior to such release, plus (y) the greater of (A) the net present value of the remaining payments of principal and interest applicable to the amount prepaid until maturity of the underlying Whole Loan or (B) 1.0% of the amount prepaid, (ii) if the release occurs after the related defeasance lockout date, defeasance of the loan in an amount equal to the portion of the remaining balance allocable to the released parcel; (b) the borrower demonstrates that the release will not result in a decrease in value of the unreleased property, or (c) the borrower provides an appropriate rating agency confirmation and (d) the borrower procures a legal opinion opining, among other things, that the defeasance event will not affect the REMIC status of the securitization trust.

●	Furthermore, some of the Mortgage Loans, including, without limitation, the Twelve Oaks Mall Mortgage Loan (2.3%) and Lehigh Valley Mall Mortgage Loan (2.1%), permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

For example, with respect to the Twelve Oaks Mall Mortgage Loan (2.3%), the related Mortgage Loan documents permit the free release of a non-income producing parcel at the Mortgaged Property, subject to the satisfaction of certain conditions, including compliance with REMIC provisions. No value was given to such parcels.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-six (36) of the Mortgage Loans (83.6%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-six (36) of the Mortgage Loans (82.6%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Twenty (20) of the Mortgage Loans (72.1%) are secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twenty-three (23) of the Mortgage Loans (49.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Springing Lockbox	25	$358,431,994	50.3%
Hard Lockbox	11	264,733,024	37.1
None	3	50,200,000	7.0
Soft Lockbox	2	39,772,637	5.6
Total:	41	$713,137,655	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” and “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”.

With respect to the 1875 Atlantic Avenue Mortgage Loan (5.9%), the debt yield is lower than the underwritten debt yield of 7.5% provided for in Starwood’s underwriting guidelines. Starwood’s decision to include the Mortgage Loan notwithstanding the exception was supported by certain compensating factors, including that (i) the Mortgaged Property is in a densely-populated submarket that has demonstrated consistently strong demand, (ii) the LTV Ratio as of the Cut-off Date is 60.7% and (iii) the Mortgaged Property is a newly-constructed building, as compared to a significant number of other units in the submarket which were constructed decades ago.  Based on these compensating factors, Starwood approved inclusion of this Mortgage Loan in this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(2)(3)	Cut-off Date Mortgage Loan LTV Ratio(4)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(4)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
Constitution Plaza(5)	$29,975,491	4.2%	$10,000,000	$24,979,576	$64,955,068	6.66046%	58.2%	68.8%	1.43x	1.13x

(1)	Calculated including any related Pari Passu Companion Loans.

(2)	Calculated including any related mezzanine debt and any related Pari Passu Companion Loans.

(3)	The full precision Interest Rate is 6.6604634707677%.

(4)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans.

(5)	Future mezzanine debt is permitted one time solely in connection with the simultaneous transfer of the Mortgaged Property and assumption of the Mortgage Loan if (i) the current mezzanine lender does not approve such transfer and related assumption of the mezzanine loan in accordance with the mezzanine loan documents and (ii) the current mezzanine loan is repaid in full. In addition, any future mezzanine debt is subject to additional conditions, including, but not limited to: (a) no event of default having occurred, (b) the future mezzanine debt must be junior and subordinate to the Mortgage Loan; (c) the term of the future mezzanine debt must be coterminous with the Mortgage Loan and be a fixed rate loan with other terms acceptable to the lender; (d) the future mezzanine lender must enter into an intercreditor agreement with the current lender; (e) the LTV on the date of the future mezzanine loan must be no greater than 68.9%; (f) the combined DSCR must be less than 1.13x; and (g) the lender must obtain a rating agency confirmation.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan, unless (i) no event of default under the related Mortgage Loan is then continuing (taking into account the cure rights of the related mezzanine lender) and (ii) either (A) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan or (B) such prepayments are in strict accordance with, and expressly permitted by, the Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
1875 Atlantic Avenue	$42,000,000	65.0%	1.50x	7.0%	Yes
Meridian Corporate Center(1)	$30,000,000	69.9%	1.50x	N/A	Yes
Northridge Medical Tower	$8,350,000	63.8%	1.25x	8.0%	Yes
Sunrise Pass Estate MHC	$4,700,000	70.0%	1.35x	N/A	Yes

(1)	The Mortgage Loan documents provide that future mezzanine debt is permitted in connection with the bona fide sale of the Mortgaged Property to a third party and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and repurchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●	With respect to the Lehigh Valley Mall Mortgage Loan (2.1%), the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. In the event the borrower fails to timely pay assessments due under the PACE loan, the PACE lender will have the right, to the extent permitted pursuant to and in accordance with applicable law, to file a lien against the Mortgaged Property.

●	With respect to the Mezz 42 Mortgage Loan (0.9%), the sole member of the borrower, in connection with its acquisition of the Mortgaged Property in 2013, entered into an energy consumption agreement (the “Energy Consumption Agreement”) with the prior owner of the Mortgaged Property, The City of Carmel Redevelopment Commission (successor-in-interest to the Carmel City Center Community Development Corporation) (“Carmel City”), in lieu of payment of a purchase price for the Mortgaged Property. Pursuant to the Energy Consumption Agreement, the sole member of the borrower was required to, among other things, to make four equal payments of approximately $173,205 per annum (collectively, the “Carmel City Debt Payments”), in each instance from cash flow at the Mortgaged Property after payment of debt service, reserves, operating expenses and any other payments due to the Mortgage Loan documents. Simultaneously with the closing of the Mezz 42 Mortgage Loan, the Mortgaged Property was deeded to the borrower, but the obligations under the Energy Consumption Agreement including, without limitation, the obligation to make the Carmel City Debt Payments, remained with the sole member of the borrower. As of the origination date, the sole member of the borrower has not yet been required to commence payments under the Energy Consumption Agreement. Pursuant to the Energy Consumption Agreement, each member of the sole member of the borrower has pledged its membership interest in the sole member of the borrower to Carmel City as security for the Carmel City Debt Payments. Under the terms of a subordination and standstill agreement between the sole member of the borrower, the lender and Carmel City, so long as the Mortgage Loan is outstanding, Carmel City will not exercise any of its remedies under the Energy Consumption Agreement and will not commence any proceedings against the sole member of the borrower, the borrower or the Mortgaged Property.

●	With respect to the Taylor Industrial Mortgage Loan (0.7%), the related borrower is permitted to incur future unsecured indebtedness in an aggregate amount not to exceed $200,000 at any time from one or more of its members in accordance with the related Mortgage Loan documents, which require that such indebtedness (a) is evidenced by a promissory note on market terms in form and substance satisfactory to the lender in its sole discretion, (b) is subordinate to the Mortgage Loan, (c) is not payable upon the occurrence and during the continuance of a cash sweep period, and (d) the proceeds thereof are used by the borrower solely in connection with the Mortgaged Property (including the funding of operating deficits).

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified as “Marina Heights State Farm”, “Atlantic Times Square”, “Embassy Suites Glendale”, “DreamWorks Campus”, “Meridian Corporate Center”, “Steelyard Commons”, “Constitution Plaza”, “Twelve Oaks Mall”, “Lehigh Valley Mall” and “Fort Knox Executive Park” on Annex A-1 is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in the case of the Mortgage Loans securing the Mortgaged Properties identified as “DreamWorks Campus” and “Twelve Oaks Mall” on Annex A-1, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the PSAs (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes”

below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Securitization Date” means, with respect to each of the Mortgage Loans identified as Meridian Corporate Center in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)(3)	Whole Loan Underwritten NCF DSCR(2)(3)
Marina Heights State Farm	$50,000,000	7.0%	$510,000,000	N/A	58.3%	58.3%	3.12x	3.12x
Atlantic Times Square	$40,000,000	5.6%	$58,000,000	N/A	59.8%	59.8%	1.86x	1.86x
Embassy Suites Glendale	$37,000,000	5.2%	$31,000,000	N/A	59.6%	59.6%	2.04x	2.04x
DreamWorks Campus	$30,000,000	4.2%	$62,000,000	$108,000,000	31.0%	67.3%	6.31x	2.07x
Meridian Corporate Center	$30,000,000	4.2%	$45,705,000	N/A	69.9%	69.9%	1.63x	1.63x
Steelyard Commons	$30,000,000	4.2%	$14,250,000	N/A	74.5%	74.5%	1.39x	1.39x
Constitution Plaza	$29,975,491	4.2%	$24,979,576	N/A	58.2%	58.2%	1.43x	1.43x
Twelve Oaks Mall	$16,609,145	2.3%	$182,700,601	$99,654,873	36.0%	54.1%	2.55x	1.58x
Lehigh Valley Mall	$14,852,082	2.1%	$183,175,679	N/A	44.5%	44.5%	2.07x	2.07x
Fort Knox Executive Park	$7,962,419	1.1%	$26,873,166	N/A	61.3%	61.3%	1.58x	1.58x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than “as-is” value. See “—Appraised Value” for additional information.

(3)	In the case of the Constitution Plaza Mortgage Loan (4.2%), the Mortgage Loan Underwritten NCF DSCR and Whole Loan Underwritten NCF DSCR were calculated based on the sum of the first 12 payments after the Cut-off Date based on the assumed principal payment schedule set forth on Annex F. In the case of the Twelve Oaks Mall Mortgage Loan (2.3%), the Mortgage Loan Underwritten NCF DSCR and Whole Loan Underwritten NCF DSCR were calculated based on the sum of the first 12 payments after the Cut-off Date based on the assumed principal payment schedule set forth on Annex G.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Original Balance	Note Holder
Marina Heights State Farm	Non-Serviced	GSMS 2017-FARM	Note A-1-S Note A-1-C1 Note A-1-C2 Note A-2-C1 Note A-2-C2 Note A-2-C3 Note A-2-C4 Note A-2-C5	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu	$264,000,000 $72,500,000 $27,500,000 $45,000,000 $60,000,000 $50,000,000 $20,000,000 $21,000,000	GSMS 2017-FARM GSMS 2018-GS9 GSMC BMARK 2018-B3 DBNY JPMDB 2018-C8 Benchmark 2018-B2 Benchmark 2018-B2
Atlantic Times Square	Serviced	N/A	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu	$40,000,000 $40,000,000 $18,000,000	JPMDB 2018-C8 COMM 2018-COR3 JPMCB
Embassy Suites Glendale	Serviced	N/A	Note A-1 Note A-2	Control Note Non-Control Note	Pari Passu Pari Passu	$37,000,000 $31,000,000	JPMDB 2018-C8 JPMCB
DreamWorks Campus	Non-Serviced	UBS 2018-C9	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 B Note	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Subordinate	$25,000,000 $20,000,000 $20,000,000 $17,000,000 $10,000,000 $108,000,000	UBS 2018-C9 Cantor Commercial Real Estate Lending, L.P. JPMDB 2018-C8 Cantor Commercial Real Estate Lending, L.P. JPMDB 2018-C8 Prima Mortgage Investment Trust, LLC
Meridian Corporate Center	Servicing Shift	N/A(1)	Note A-1 Note A-2	Control Note Non-Control Note	Pari Passu Pari Passu	$45,705,000 $30,000,000	JPMCB JPMDB 2018-C8
Steelyard Commons	Serviced	N/A	Note A-1 Note A-2	Control Note Non-Control Note	Pari Passu Pari Passu	$30,000,000 $14,250,000	JPMDB 2018-C8 DBNY
Constitution Plaza	Serviced	N/A	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu	$30,000,000 $20,000,000 $5,000,000	JPMDB 2018-C8 BSPRT Finance, LLC BSPRT Finance, LLC
Twelve Oaks Mall	Non-Serviced	GSMS 2018-GS9	Note A-1 Note A-2 Note A-3-1 Note A-3-2 Note B-1 Note B-2 Note B-3	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control Note Control Note Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Subordinate Subordinate Subordinate	$66,666,668 $66,666,666 $50,000,000 $16,666,666 $33,333,333 $33,333,334 $33,333,333	GSMS 2018-GS9
BANK 2018-BNK11
Benchmark 2018-B3
JPMDB 2018-C8
Teachers Insurance and Annuity Association of America
Teachers Insurance and Annuity Association of America
Teachers Insurance and Annuity Association of America
Lehigh Valley Mall	Non-Serviced	Benchmark 2018-B1	Note A-1-A Note A-1-B Note A-2-A Note A-2-B Note A-1-C Note A-2-C-1 Note A-2-C-2	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu	$42,000,000 $50,000,000 $35,500,000 $27,500,000 $25,000,000 $15,000,000 $5,000,000	Benchmark 2018-B1 CSAIL 2017-CX10 Benchmark 2018-B2 CSAIL 2018-CX11 COMM 2018-COR3 JPMDB 2018-C8 COMM 2018-COR3
Fort Knox Executive Park	Non-Serviced	CGCMT 2018-B2	Note A-1 Note A-2-1 Note A-2-2	Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu	$19,000,000 $8,000,000 $8,000,000	CGCMT 2018-B2 JPMDB 2018-C8 Starwood Mortgage Capital LLC

(1)	The Meridian Corporate Center Whole Loan is being serviced under the JPMDB 2018-C8 PSA until the Servicing Shift Securitization Date, after which it will be serviced pursuant to the related Non-Serviced PSA.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loans.

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loans), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loan.

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the holder (the “Controlling Holder”) listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan (including the Meridian Corporate Center Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The DreamWorks Campus Whole Loan

General

The DreamWorks Campus Mortgage Loan (4.2%) (the “DreamWorks Campus Mortgage Loan”), is part of the DreamWorks Campus Whole Loan comprised of six (6) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “DreamWorks Campus Mortgaged Property”).

The DreamWorks Campus Mortgage Loan is evidenced by the senior pari passu promissory note A-3 and note A-5, with an aggregate Cut-off Date Balance of $30,000,000. The related Pari Passu Companion Loan evidenced by the pari passu promissory note A-1 with a Cut-off Date Balance of $25,000,000, has been securitized in the UBS 2018-C9 securitization and is the controlling note under the DreamWorks Campus Intercreditor Agreement (the “DreamWorks Campus Lead Pari Passu Companion Loan”). The related Pari Passu Companion Loans evidenced by the pari passu promissory note A-2 and note A-4, with an aggregate Cut-off Date Balance of $37,000,000 (collectively, the “DreamWorks Campus Non-Lead Pari Passu Companion Loan” and, together with the DreamWorks Campus Lead Pari Passu Companion Loan, the “DreamWorks Campus Pari Passu Companion Loans”), are anticipated to be securitized in another transaction. The DreamWorks Campus Lead Pari Passu Companion Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan, together with the DreamWorks Campus Mortgage Loan, are collectively referred to as the “DreamWorks Campus Senior Loans”. The DreamWorks Campus Mortgage Loan and the DreamWorks Campus Pari Passu Companion Loans are pari passu with each other in terms of priority. There is also one Subordinate Companion Loan (the “DreamWorks Campus Subordinate Companion Loan”). The DreamWorks Campus Subordinate Companion Loan is evidenced by a subordinate/junior promissory note with an original principal balance of $108,000,000. Neither of the DreamWorks Campus Subordinate Companion Loan or the DreamWorks Campus Pari Passu Companion Loans will be included in the issuing entity. The DreamWorks Campus Subordinate Companion Loan, together with the DreamWorks Campus Pari Passu Companion Loans, are referred to in this prospectus as the “DreamWorks Campus Companion Loans” and the DreamWorks Campus Mortgage Loan, together with the DreamWorks Campus Companion Loans, are referred to in this prospectus as the “DreamWorks Campus Whole Loan”. The holders of the DreamWorks Campus Whole Loan have entered into a co-lender agreement that sets forth the respective rights of each DreamWorks Campus note holder (the “DreamWorks Campus Intercreditor Agreement”).

Servicing

The DreamWorks Campus Whole Loan will be serviced pursuant to (i) the pooling and servicing agreement entered into in connection with the UBS 2018-C9 securitization (the “DreamWorks Campus Pooling and Servicing Agreement”) and (ii) the DreamWorks Campus Intercreditor Agreement. In servicing the DreamWorks Campus Whole Loan, the servicing standard set forth in the DreamWorks Campus Pooling and Servicing agreement will require the applicable master servicer and the applicable special servicers to take into account the interests, as a collective whole, of the certificateholders as the holder of the DreamWorks Campus Mortgage Loan, the holder of the DreamWorks Campus Pari Passu Companion Loans and the holders of the DreamWorks Campus Subordinate Companion Loans (taking into account the subordinate nature of the DreamWorks Campus Subordinate Companion Loans).

The DreamWorks Campus Directing Holder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the DreamWorks Campus Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the DreamWorks Campus Intercreditor Agreement, the holder of the DreamWorks Campus Subordinate Companion Loan has the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

The DreamWorks Campus Intercreditor Agreement sets forth the respective rights of the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Companion Loans with respect to distributions of funds received on the DreamWorks Campus Whole Loan, and provides, in general, that:

●	the DreamWorks Campus Mortgage Loan and DreamWorks Campus Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other of them or over any security for any other of them;

●	the DreamWorks Campus Subordinate Companion Loan is, generally, junior, subject and subordinate to the DreamWorks Campus Senior Loans, and the rights of the holder of the DreamWorks Campus Subordinate Companion Loan to receive payments with respect to the DreamWorks Campus Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the DreamWorks Campus Senior Loans to receive payments with respect to the DreamWorks Campus Whole Loan (as further described below);

●	all expenses and losses relating to the DreamWorks Campus Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holder of the DreamWorks Campus Subordinate Companion Loan and second, on a pro rata and pari passu basis, to (i) the issuing entity, as holder of the DreamWorks Campus Mortgage Loan, and (ii) the holders of the DreamWorks Campus Pari Passu Companion Loans.

Under the DreamWorks Campus Intercreditor Agreement, if no DreamWorks Campus Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the DreamWorks Campus Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans in an amount equal to the accrued and unpaid interest on their respective note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to holders of the DreamWorks Campus Senior Loans an amount equal to (i) their respective percentage interests of all principal payments received (other than insurance and condemnation proceeds), if any, with respect to the related monthly payment date, or (ii) 100% of insurance and condemnation proceeds received, if any, until the principal balance of each DreamWorks Campus Senior Loan has been reduced to zero;

Third, to each holder of a DreamWorks Campus Senior Loan, up to the amount of any unreimbursed costs and expenses paid by such DreamWorks Campus Senior Loan not previously reimbursed to such holder of a DreamWorks Campus Senior Loan;

Fourth, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans, to pay any prepayment premium then due and payable on the DreamWorks Campus Senior Loans;

Fifth, if, as a result of a workout the principal balance of the DreamWorks Campus Senior Loans has been reduced, to the holders of the DreamWorks Campus Senior Loans, on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of the DreamWorks Campus Senior Loans, plus interest on such amount at the applicable net note rate;

Sixth, to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on such holder’s note principal balance at the applicable net note rate;

Seventh, to the holder of the DreamWorks Campus Subordinate Companion Loan an amount equal to (i) its percentage interest of all principal payments received (other than insurance and condemnation proceeds), if any, with respect to the related monthly payment date, or (ii) the portion of any insurance and condemnation proceeds remaining after distribution to the holders of the DreamWorks Campus Senior Loans;

Eighth, to the holder of the DreamWorks Campus Subordinate Companion Loan to pay any prepayment premium then due and payable on the DreamWorks Campus Subordinate Companion Loan;

Ninth, to the extent the holder of the DreamWorks Campus Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the DreamWorks Campus Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the DreamWorks Campus Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the DreamWorks Campus Whole Loan or the DreamWorks Campus Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the principal balance of the DreamWorks Campus Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the DreamWorks Campus Subordinate Companion Loan as a result of such workout, plus interest on such amount at the interest rate for the DreamWorks Campus Subordinate Companion Loan;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Servicing Agreement (including, without limitation, to reimburse interest on advances to, to pay certain expenses of, and to compensate the master servicer or special servicer, as applicable) any such assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan, pro rata, based on their respective percentage interests in the DreamWorks Campus Whole Loan;

Lastly, if any excess amount is available to be distributed in respect of the DreamWorks Campus Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to each holder of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan based on their respective initial percentage interests in the DreamWorks Campus Whole Loan.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the DreamWorks Campus Whole Loan, (ii) a non-monetary event of default as to which the DreamWorks Campus Whole Loan becomes a specially serviced loan, (iii) a non-monetary event of default as to which the DreamWorks Campus Whole Loan is accelerated or (iv) any bankruptcy or insolvency event that constitutes an event of default with respect to the DreamWorks Campus Whole Loan, in each case; provided that the DreamWorks Campus Directing Holder has not exercised its cure rights under the DreamWorks Campus Intercreditor Agreement (as described below under “—Cure Rights”) (each, a “DreamWorks Campus Sequential Pay Event”), amounts tendered by the applicable borrower and otherwise available for payment on the DreamWorks Campus Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans in an amount equal to the accrued and unpaid interest on their respective note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to holders of the DreamWorks Campus Senior Loans until the principal balance of each DreamWorks Campus Senior Loan has been reduced to zero;

Third, to each holder of a DreamWorks Campus Senior Loan, up to the amount of any unreimbursed costs and expenses paid by such DreamWorks Campus Senior Loan not previously reimbursed to such holder of a DreamWorks Campus Senior Loan;

Fourth, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans, to pay any prepayment premium then due and payable on the DreamWorks Campus Senior Loans;

Fifth, if, as a result of a workout the principal balance of the DreamWorks Campus Senior Loans has been reduced, to the holders of the DreamWorks Campus Senior Loans, on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of the DreamWorks Campus Senior Loans, plus interest on such amount at the applicable net note rate;

Sixth, to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on such holder’s note principal balance at the applicable net note rate;

Seventh, to the holder of the DreamWorks Campus Subordinate Companion Loan until the principal balance of the DreamWorks Campus Subordinate Companion Loan has been reduced to zero;

Eighth, to the holder of the DreamWorks Campus Subordinate Companion Loan to pay any prepayment premium then due and payable on the DreamWorks Campus Subordinate Companion Loan;

Ninth, to the extent the holder of the DreamWorks Campus Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the DreamWorks Campus Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the DreamWorks Campus Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the DreamWorks Campus Whole Loan or the DreamWorks Campus Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the principal balance of the DreamWorks Campus Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the DreamWorks Campus Subordinate Companion Loan as a result of such workout, plus interest on such amount at the interest rate for the DreamWorks Campus Subordinate Companion Loan;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Servicing Agreement (including, without limitation, to reimburse interest on advances to, to pay certain expenses of, and to compensate the master servicer or special servicer, as applicable) any such assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan, pro rata, based on their respective percentage interests in the DreamWorks Campus Whole Loan;

Lastly, if any excess amount is available to be distributed of the DreamWorks Campus Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to each holder of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan based on their respective initial percentage interests in the DreamWorks Campus Whole Loan.

The Directing Holder

The controlling noteholder (the “DreamWorks Campus Directing Holder”) under the DreamWorks Campus Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the DreamWorks Campus Subordinate Companion Loan;

●	if a DreamWorks Campus Control Appraisal Period has occurred and is continuing, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan.

A “DreamWorks Campus Control Appraisal Period” will exist with respect to the DreamWorks Campus Whole Loan, if and for so long as: (a) (1) the initial principal balance of the DreamWorks Campus Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the DreamWorks Campus Subordinate Companion Loan after the origination date of the DreamWorks Campus Whole Loan, (y) any Appraisal Reduction Amount for the DreamWorks Campus Whole Loan that is allocated to the DreamWorks Campus Subordinate Companion Loan and (z) any losses realized with respect to the DreamWorks Campus Mortgaged Property or the DreamWorks Campus Whole Loan that are allocated to the DreamWorks Campus Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the DreamWorks Campus Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the DreamWorks Campus Subordinate Companion Loan after the origination date of the DreamWorks Campus Whole Loan.

The holder of the DreamWorks Campus Subordinate Companion Loan is entitled to avoid a control appraisal period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral for the benefit of the master servicer or special servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements described in the DreamWorks Campus Intercreditor Agreement in an amount that when added to the appraised value of the related Mortgaged Property as determined pursuant to the DreamWorks Campus Pooling and Servicing Agreement, would cause the applicable control appraisal period not to exist.

Consultation and Control

The master servicer and special servicers will be required to notify the DreamWorks Campus Directing Holder (as defined above) (or its designee) and receive written consent with respect to major decisions, as defined in the DreamWorks Campus Intercreditor Agreement (“DreamWorks Campus Major Decisions”).

Neither the master servicer nor any special servicer will be required to follow any advice or consultation provided by the DreamWorks Campus Directing Holder (or its representative) that would require or cause the master servicer or any special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the DreamWorks Campus Intercreditor Agreement or the DreamWorks Campus Pooling and Servicing Agreement, require or cause such master servicer or special servicer, as applicable, to violate the terms of the DreamWorks Campus Whole Loan, or materially expand the scope of any of such master servicer’s or such special servicer’s, as applicable, responsibilities under the DreamWorks Campus Intercreditor Agreement or the DreamWorks Campus Pooling and Servicing Agreement.

In addition, pursuant to the terms of the DreamWorks Campus Intercreditor Agreement, after a DreamWorks Campus Control Appraisal Period (and for so long as such DreamWorks Campus Control Appraisal Period remains in effect), (1) the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the special servicer acting on its behalf) will be required to provide the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan with copies of any notices, information and/or reports (i) with respect to any DreamWorks Campus Major Decisions or (ii) contained in any asset status report relating to the DreamWorks Campus Lead Pari

Passu Companion Loan, that it is required to deliver to the directing certificateholder under the securitization trust pursuant to the DreamWorks Campus Pooling and Servicing Agreement (without regard to whether such items are actually required to be provided to the directing certificate holder due to the occurrence of a control termination event or consultation termination event) and (2) the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or the special servicer acting on its behalf) will be required to consult with the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives) on a strictly non-binding basis with respect to any such DreamWorks Campus Major Decision or the implementation of any recommended actions outlined in any asset status report relating to the DreamWorks Campus Whole Loan, and consider alternative actions recommended by the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives); provided that after the expiration of a period of 10 business days from the delivery to the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives) by the holder of the DreamWorks Campus Lead Pari Passu Companion Loan of written notice of a proposed action, together with copies of the notice, information and report required to be provided, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or the special servicer acting on its behalf) will no longer be obligated to consult with such holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives), whether or not such holders of the DreamWorks Campus Mortgage Loan or the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives) have responded within such 10 business day consultation period (unless, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or the special servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the DreamWorks Campus Mortgage Loan and the holders of the DreamWorks Campus Pari Passu Companion Loans (or their representatives) described above, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or special servicer acting on its behalf) may make any DreamWorks Campus Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or special servicer, as applicable) reasonably determines that failure to take such actions prior to consultation would materially and adversely affect the interests of the holders of the DreamWorks Campus Whole Loan. The holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or special servicer, acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives).

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the DreamWorks Campus Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the DreamWorks Campus Whole Loan, the holder of the DreamWorks Campus Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations on the number of such cures set forth in the DreamWorks Campus Intercreditor Agreement. So long as the holder of the DreamWorks Campus Subordinate Companion Loan has made a permitted cure payment under the DreamWorks Campus Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of accelerating the DreamWorks Campus Whole Loan, modifying the related loan documents, commencing foreclosure proceedings or other remedies or transferring the DreamWorks Campus Whole Loan to special servicing.

Purchase Option

If an event of default with respect to the DreamWorks Campus Whole Loan has occurred and is continuing, then, the holder of the DreamWorks Campus Subordinate Companion Loan upon written notice to the holders of the DreamWorks Campus Senior Loans (“Purchase Notice”), will have the right to purchase all (but not less than all) of the DreamWorks Campus Senior Loans for the purchase price provided in the DreamWorks Campus Intercreditor Agreement on a date not fewer than 10 business days and not more than 30 days after providing written notice.

The right of the holder of the DreamWorks Campus Subordinate Companion Loan to purchase the DreamWorks Campus Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the DreamWorks Campus Mortgaged Property (and special servicer is required to give the holder of the DreamWorks Campus Subordinate Companion Loan ten (10) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the DreamWorks Campus Mortgaged Property is transferred to the special servicer (or another nominee on behalf of the special servicer) less than ten (10) days after the acceleration of the DreamWorks Campus Whole Loan, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan must notify the holder of the DreamWorks Campus Subordinate Companion Loan and the holder of the DreamWorks Campus Subordinate Companion Loan will have a fifteen (15) day period from the date of such notice to deliver a Purchase Notice, in which case the holder of the DreamWorks Campus Subordinate Companion Loan will be obligated to purchase the DreamWorks Campus Mortgaged Property, in immediately available funds, within a fifteen (15) day period at the applicable purchase price.

Special Servicer Appointment Rights

Pursuant to the DreamWorks Campus Intercreditor Agreement, the DreamWorks Campus Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the DreamWorks Campus Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of any other noteholder.

Twelve Oaks Mall Whole Loan

Servicing

The Twelve Oaks Mall Whole Loan and any related REO Property will be serviced and administered by Wells Fargo Bank, National Association, the master servicer for the GSMS 2018-GS9 securitization (the “Twelve Oaks Mall Master Servicer”) and, if necessary, Rialto Capital Advisors, LLC, the special servicer for the GSMS 2018-GS9 securitization (the “Twelve Oaks Mall Special Servicer”), pursuant to the pooling and servicing agreement entered into in connection with the GSMS 2018-GS9 securitization (the “GSMS 2018-GS9 Pooling and Servicing Agreement”), but subject to the terms of the Twelve Oaks Mall Intercreditor Agreement. In servicing the Twelve Oaks Mall Whole Loan, the Twelve Oaks Mall Master Servicer and the Twelve Oaks Mall Special Servicer are required to service the Twelve Oaks Mall Whole Loan in accordance with the servicing standard set forth in the GSMS 2018-GS9 Pooling and Servicing Agreement to take into account the interests of the Certificateholders and the holders of the Twelve Oaks Mall Companion Loans as a collective whole.

The Twelve Oaks Mall Mortgage Loan and together with the Twelve Oaks Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Twelve Oaks Mall Senior Loans”. The related Subordinate Companion Loans (the “Twelve Oaks Mall Subordinate Companion Loans”) are currently held by Teachers Insurance and Annuity Association of America (the “Twelve Oaks Mall Subordinate Companion Loan Holders”). The Twelve Oaks Mall Subordinate Companion Loans and the Twelve Oaks Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Twelve Oaks Mall Companion Loans”. The Twelve Oaks Mall Mortgage Loan, together with the Twelve Oaks Mall Companion Loans, are referred to in this prospectus as the “Twelve Oaks Mall Whole Loan”.

The holder of the Twelve Oaks Mall Mortgage Loan, the Twelve Oaks Mall Subordinate Companion Loan Holders and the rights of the holders of the Twelve Oaks Mall Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Twelve Oaks Mall Intercreditor Agreement”).

Amounts payable to the Issuing Entity as holder of the Twelve Oaks Mall Mortgage Loan pursuant to the Twelve Oaks Mall Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the

Twelve Oaks Mall Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Twelve Oaks Mall Pari Passu Companion Loans as set forth in the Twelve Oaks Mall Intercreditor Agreement.

Custody of the Mortgage File

Wilmington Bank, National Association, is expected to be the custodian of the mortgage file related to the Twelve Oaks Mall Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Application of Payments

The Twelve Oaks Mall Intercreditor Agreement sets forth the respective rights of the holder of the Twelve Oaks Mall Mortgage Loan and the holders of the Twelve Oaks Mall Companion Loans with respect to distributions of funds received in respect of the Twelve Oaks Mall Whole Loan, and provides, in general, that, (i) the Twelve Oaks Mall Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Twelve Oaks Mall Senior Loans, and the right of the Twelve Oaks Mall Subordinate Companion Loan Holders to receive payments with respect to the Twelve Oaks Mall Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the Twelve Oaks Mall Senior Loans to receive payments with respect to the Twelve Oaks Mall Whole Loan; (ii) the Twelve Oaks Mall Mortgage Loan and the Twelve Oaks Mall Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor; (iii) all expenses and losses relating to the Twelve Oaks Mall Whole Loan will, to the extent not paid by the related borrower, be allocated first to the Twelve Oaks Mall Subordinate Companion Loans and second to the Issuing Entity, as holder of the Twelve Oaks Mall Mortgage Loan, and the holders of the Twelve Oaks Mall Pari Passu Companion Loans on a pro rata and pari passu basis, provided that (a) with respect to the Twelve Oaks Mall Senior Loans, P&I Advances with respect to any note are reimbursable solely out of collections allocable to such note in accordance with the Twelve Oaks Mall Intercreditor Agreement and will not be reimbursed or paid, as the case may be, out of collections allocable to any other loan, and (b) if any cost or expense is paid out of amounts otherwise payable to the Issuing Entity, as holder of the Twelve Oaks Mall Mortgage Loan, or the holders of the Twelve Oaks Mall Pari Passu Companion Loans, because of insufficient collection on a Twelve Oaks Mall Subordinate Companion Loans from which such cost or expense would have been paid had it remained outstanding, then the Issuing Entity and holders of the Twelve Oaks Mall Pari Passu Companion Loans, as applicable, will be entitled to reimbursement of such cost or expense pursuant to the Twelve Oaks Mall Intercreditor Agreement; and (iv) expenses and losses allocated to a particular note will be applied, first, to reduce principal distributions otherwise payable thereon, second, to reduce interest distributions otherwise payable thereon and, third, to reduce any other distributions otherwise payable thereon.

If no Twelve Oaks Mall Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Twelve Oaks Mall Whole Loan, all amounts tendered by the related borrower or otherwise available for payment on the Twelve Oaks Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(a)       first, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the Twelve Oaks Mall Senior Loans at the applicable note interest rate;

(b)       second, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the percentage interest of the Twelve Oaks Mall Senior Loans, of principal payments received, if any, with respect to such Due Date with respect to the Twelve Oaks Mall Whole Loan, until the balance of the Twelve Oaks Mall Senior Loans have been reduced to zero;

(c)       third, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, up to the amount of any unreimbursed costs and expenses paid by the holders of the Twelve Oaks Mall Senior Loans including any recovered costs not previously reimbursed to the Issuing Entity, as the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, (or paid or advanced by any master servicer or special servicer on its behalf and not previously paid or reimbursed) with respect to the

Twelve Oaks Mall Whole Loan pursuant to the Twelve Oaks Mall Intercreditor Agreement or the GSMS 2018-GS9 Pooling and Servicing Agreement;

(d)       fourth, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the product of (i) their respective percentage interest based on the outstanding principal balance of the applicable note, multiplied by (ii) the ratio of the interest rate on the Twelve Oaks Mall Senior Loans to the interest rate of the Twelve Oaks Mall Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)       fifth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Whole Loan or the Twelve Oaks Mall Mortgaged Property exceed the amounts required to be applied in accordance with clauses (a) – (d) above, and as a result of a workout, the principal balance of the Twelve Oaks Mall Senior Loans has been reduced, such excess amount shall be paid to the holders of the Twelve Oaks Mall Senior Loans, pro rata, in an amount up to the reduction, if any, of the principal balance of the Twelve Oaks Mall Senior Loans as a result of such workout, plus interest on such amount at the related interest rate;

(f)        sixth, to the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata, in an amount equal to the accrued and unpaid interest on the principal balance of the Twelve Oaks Mall Subordinate Companion Loans at the applicable interest rate;

(g)       seventh, to the Twelve Oaks Mall Subordinate Companion Loan Holders, on a pro rata and pari passu basis, in an amount equal to the percentage interest of the Twelve Oaks Mall Subordinate Companion Loans based on their outstanding principal balances, of principal payments received, if any, with respect to such due date with respect to the Twelve Oaks Mall Whole Loan, until the principal balances of the Twelve Oaks Mall Subordinate Companion Loans have been reduced to zero; provided, that with respect to any net insurance proceeds or condemnation awards allocated as principal on the Twelve Oaks Mall Mortgage Loan and payable to the Twelve Oaks Mall Whole Loan noteholders pursuant to the Twelve Oaks Mall Intercreditor Agreement, the portion of such insurance proceeds and condemnation awards remaining after distribution to the holders of the Twelve Oaks Mall Senior Loans pursuant to the Twelve Oaks Mall Intercreditor Agreement will be distributed to the Twelve Oaks Mall Subordinate Companion Loan Holders until the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced to zero;

(h)       eighth, to the Twelve Oaks Mall Subordinate Companion Loan Holders, in an amount equal to the product of (i) the percentage interest of the Twelve Oaks Mall Subordinate Companion Loans based on their outstanding principal balances, multiplied by (ii) the ratio of the interest rate for the Twelve Oaks Mall Subordinate Companion Loans to the interest rate of the Twelve Oaks Mall Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(i)         ninth, to the extent the Twelve Oaks Mall Subordinate Companion Loan Holders have made any payments or advances to cure defaults pursuant to the Twelve Oaks Mall Intercreditor Agreement, to reimburse the Twelve Oaks Mall Subordinate Companion Loan Holders for all such cure payments;

(j)         tenth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balances of the Twelve Oaks Mall Subordinate Companion Loans have been reduced, such excess amount is required to be paid to the Twelve Oaks Mall Subordinate Companion Loan Holders in an amount up to the reduction, if any, of the principal balance of the Twelve Oaks Mall Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

(k)        eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the GSMS 2018-GS9 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the Twelve Oaks Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the holders of the Twelve Oaks Mall Senior Loans, pro rata, and the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata, based on their respective percentage interests; and

(l)         twelfth, if any excess amount is available to be distributed in respect of the Twelve Oaks Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount is required to be paid pro rata to the holders of the Twelve Oaks Mall Senior Loans, and the Twelve Oaks Mall Subordinate Companion Loan Holders, in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the Twelve Oaks Mall Whole Loan or (ii) a non-monetary event of default as to which the Twelve Oaks Mall Whole Loan becomes a specially serviced loan, in each case provided the Twelve Oaks Mall Subordinate Companion Loan Holders (or the Twelve Oaks Mall Directing Holder (as defined below) acting on their behalf) has not exercised its cure rights in accordance with the Twelve Oaks Mall Intercreditor Agreement and the related default has not otherwise been cured (a “Twelve Oaks Mall Sequential Pay Event”), amounts tendered by the related borrower or otherwise available for payment on the Twelve Oaks Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(a)       first, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the accrued and unpaid interest on the balance of the Twelve Oaks Mall Senior Loans at the applicable note interest rate;

(b)       second, to the holders of the Twelve Oaks Mall Senior Loans in an amount equal to all amounts allocated as principal on the Twelve Oaks Mall Whole Loan, pro rata and pari passu, in an amount equal to the balance of the Twelve Oaks Mall Senior Loans, until the principal balance of the Twelve Oaks Mall Senior Loans has been reduced to zero; provided, that with respect to any net insurance proceeds or condemnation awards allocated as principal on the Twelve Oaks Mall Mortgage Loan and payable to the Twelve Oaks Mall Whole Loan noteholders pursuant to the Twelve Oaks Mall Intercreditor Agreement, 100% of such insurance proceeds and condemnation awards are required to be distributed to the holders of the Twelve Oaks Mall Senior Loans on a pro rata and pari passu basis until the principal balance of the Twelve Oaks Mall Senior Loans has been reduced to zero;

(c)       third, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, up to the amount of any unreimbursed costs and expenses paid by the holders of the Twelve Oaks Mall Senior Loans, including any recovered costs not previously reimbursed to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu (or paid or advanced by any master servicer or any special servicer, as applicable, on their behalf and not previously paid or reimbursed) with respect to the Twelve Oaks Mall Whole Loan pursuant to the Twelve Oaks Mall Intercreditor Agreement or the GSMS 2018-GS9 Pooling and Servicing Agreement;

(d)       fourth, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the product of (i) the percentage interests of the Twelve Oaks Mall Senior Loans based on the outstanding principal balances, multiplied by (ii) the ratio of the interest rate of the Twelve Oaks Mall Senior Loan to the interest rate of the Twelve Oaks Mall Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)       fifth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Whole Loan or the Twelve Oaks Mall Mortgaged Property exceed the amounts required to be applied in accordance with clauses (a) – (d) above, and as a result of a workout, the principal balance of the Twelve Oaks Mall Senior Loans has been reduced, such excess amount shall be paid to the holders of the Twelve Oaks Mall Senior Loans, pro rata, in an amount up to the reduction, if any, of the principal balance of the Twelve Oaks Mall Senior Loans as a result of such workout, plus interest on such amount at the related interest rate;

(f)        sixth, to the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata, in an amount equal to the accrued and unpaid interest on the principal balance of the Twelve Oaks Mall Subordinate Companion Loans at the applicable interest rate;

(g)       seventh, to the Twelve Oaks Mall Subordinate Companion Loan Holders in an amount equal to all amounts allocated as principal on the Twelve Oaks Mall Whole Loan, pro rata, with respect to such due date, until the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced to zero; provided, that with respect to any net insurance proceeds or condemnation awards allocated as principal on the Twelve Oaks Mall Mortgage Loan and payable to the holders of the Twelve Oaks Mall Senior Loans and the Twelve Oaks Mall Subordinate Companion Loan Holders pursuant to the Twelve Oaks Mall Intercreditor Agreement, the portion of such insurance proceeds and condemnation awards remaining after distribution to the holders of the Twelve Oaks Mall Senior Loans pursuant to the Twelve Oaks Mall Intercreditor Agreement will be distributed to the Twelve Oaks Mall Subordinate Companion Loan Holders until the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced to zero;

(h)       eighth, to the Twelve Oaks Mall Subordinate Companion Loan Holders on a pro rata and pari passu, in an amount equal to the product of (i) the applicable percentage interest of the Twelve Oaks Mall Subordinate Companion Loans based on the outstanding principal balances, multiplied by (ii) the ratio of the interest rate for the Twelve Oaks Mall Subordinate Companion Loans to the interest rate of the Twelve Oaks Mall Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(i)         ninth, to the extent the holder of the Twelve Oaks Mall Subordinate Companion Loans has made any payments or advances to cure defaults pursuant to the Twelve Oaks Mall Intercreditor Agreement, to reimburse the holder of the Twelve Oaks Mall Subordinate Companion Loan for all such cure payments;

(j)         tenth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced, such excess amount is required to be paid to the Twelve Oaks Mall Subordinate Companion Loan Holders in an amount up to the reduction, if any, of the principal balance of the Twelve Oaks Mall Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

(k)        eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the GSMS 2018-GS9 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a master servicer or a special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the Twelve Oaks Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan, and the holders of the Twelve Oaks Mall Senior Pari Passu Companion Loans, pro rata and pari passu, and the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata and pari passu, based on their respective percentage interests; and

(l)         twelfth, if any excess amount is available to be distributed in respect of the Twelve Oaks Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount is required to be paid pro rata to the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan, and the holders of the Twelve Oaks Mall Pari Passu Companion Loans, pro rata and pari passu, and the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata and pari passu, in accordance with their respective initial percentage interests.

Consultation and Control

Pursuant to the Twelve Oaks Mall Intercreditor Agreement, the directing holder with respect to the Twelve Oaks Mall Whole Loan (the “Twelve Oaks Mall Directing Holder”), as of any date of determination, will be (i) the holders of the Twelve Oaks Mall Subordinate Companion Loans, unless a Twelve Oaks Mall Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) for so long as a Twelve Oaks Mall Control Appraisal Period has occurred and is continuing, the controlling class representative (or an equivalent entity) for the GSMS 2018-GS9 securitization. The Twelve Oaks Mall Directing Holder is not permitted to exercise the rights of the Twelve Oaks Mall Directing Holder if it is the related borrower or an affiliate of the borrower. The Twelve Oaks Mall Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Twelve Oaks Mall Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Twelve Oaks Mall Whole Loan will require the approval of the Twelve Oaks Mall Directing Holder.

A “Twelve Oaks Mall Control Appraisal Period” will exist with respect to the Twelve Oaks Mall Whole Loan, if and for so long as: (a)(1) the initial principal balance of the Twelve Oaks Mall Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Twelve Oaks Mall Subordinate Companion Loans after the date of creation of the Twelve Oaks Mall Subordinate Companion Loans, (y) any appraisal reduction amount for the Twelve Oaks Mall Whole Loan that is allocated to the Twelve Oaks Mall Subordinate Companion Loans and (z) any losses realized with respect to the related Mortgaged Property or the Twelve Oaks Mall Whole Loan that are allocated to the Twelve Oaks Mall Subordinate Companion Loans, is less than (b) 25% of the remainder of the (i) initial principal balance of the Twelve Oaks Mall Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Twelve Oaks Mall Subordinate Companion Loan Holders on the Twelve Oaks Mall Subordinate Companion Loans after the date of creation of the Twelve Oaks Mall Subordinate Companion Loans.

Pursuant to the terms of the Twelve Oaks Mall Intercreditor Agreement, the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports that the master servicer or the special servicer, as applicable, is required to provide to the Twelve Oaks Mall Directing Holder pursuant to the GSMS 2018-GS9 Pooling and Servicing Agreement (within the same time frame such notices, information and reports are or would have been required to be provided to the Twelve Oaks Mall Directing Holder under the GSMS 2018-GS9 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the GSMS 2018-GS9 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to Twelve Oaks Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Twelve Oaks Mall Whole Loan and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Twelve Oaks Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Twelve Oaks Mall Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Twelve Oaks Mall Master Servicer (or the Twelve Oaks Mall Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Twelve Oaks Mall Whole Loan (as a collective whole). Neither the Twelve Oaks Mall Master Servicer nor the Twelve Oaks Mall Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the Twelve Oaks Mall Master Servicer nor the Twelve Oaks Mall Special Servicer may follow any advice, direction or objection by the Twelve Oaks Mall Directing Holder that would (i) require or cause the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), be inconsistent with the related servicing standard set forth in the Twelve Oaks Mall Intercreditor Agreement, require or cause the holder of the Twelve Oaks Mall Pari Passu Companion Loan evidenced by Note A-1 (or the Twelve Oaks Mall Master Servicer or Twelve Oaks Mall Special Servicer acting on its behalf) to violate provisions of the Twelve Oaks Mall Intercreditor Agreement, the GSMS 2018-GS9 Pooling and Servicing Agreement or the Twelve Oaks Mall Whole Loan or to materially expand its (or any master servicer or special servicer acting on its behalf) responsibilities under the Twelve Oaks Mall Intercreditor Agreement or the GSMS 2018-GS9 Pooling and Servicing Agreement.

In addition to the control and consultation rights described above, pursuant to the terms of the Twelve Oaks Mall Intercreditor Agreement, the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan, will have the right to annual meetings (which may be held telephonically) with the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, in which servicing issues related to the Twelve Oaks Mall Whole Loan are discussed.

Sale of Defaulted Whole Loan

After the occurrence and delivery of an event of default under the Twelve Oaks Mall Whole Loan, the holder of the Twelve Oaks Mall Subordinate Companion Loans will have the right, by written notice to the Issuing Entity, as holder of the Twelve Oaks Mall Mortgage Loan and the holders of the Twelve Oaks Mall Pari Passu Companion Loans (a “Twelve Oaks Mall Purchase Notice”), to purchase in immediately available funds, the Twelve Oaks Mall Senior Loans in whole but not in part at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Twelve Oaks Mall Purchase Notice to the holders of the Twelve Oaks Mall Senior Loans, the holders of the Twelve Oaks Mall Senior Loans will be required to sell (and the holder of the Twelve Oaks Mall Subordinate Companion Loans will be required to purchase) the Twelve Oaks Mall Senior Loans at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted Twelve Oaks Mall Purchase Date”) not more than 60 days after the date of the Twelve Oaks Mall Purchase Notice. The failure of the holder of the Twelve Oaks Mall Subordinate Companion Loans to purchase the Twelve Oaks Mall Senior Loans on the Defaulted Twelve Oaks Mall Purchase Date will result in the termination of such right. The holder of the Twelve Oaks Mall Subordinate Companion Loans has agreed that the sale of the Twelve Oaks Mall Senior Loans will comply with all requirements of the GSMS 2018-GS9 Pooling and Servicing Agreement and that all costs and expenses related thereto will be paid by the holder of the Twelve Oaks Mall Subordinate Companion Loans. The right of the holder of the Twelve Oaks Mall Subordinate Companion Loans to purchase the Twelve Oaks Mall Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property. Notwithstanding the foregoing sentence, the Twelve Oaks Mall Special Servicer is required to give the holder of the Twelve Oaks Mall Subordinate Companion Loans (or the Twelve Oaks Mall Directing Holder acting on their behalf) five, or with respect to deed in lieu of foreclosure 10, business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the Twelve Oaks Mall Special Servicer intends to accept a deed in lieu of foreclosure, it is required to deliver a Notice of Foreclosure/DIL stating its intent to the holder of the Twelve Oaks Mall Subordinate Companion Loans who will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver written notice to the special servicer of its intent to purchase the Twelve Oaks Mall Senior Loans and to consummate the purchase option on a date to occur no later than 15 days from the day they received the Notice of Foreclosure/DIL.

Special Servicer Appointment Rights

Pursuant to the Twelve Oaks Mall Intercreditor Agreement, the Twelve Oaks Mall Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the Twelve Oaks Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Twelve Oaks Mall Mortgage Loan or the other Twelve Oaks Mall Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Servicer Termination Events” and “Rights Upon a Servicer Termination Event” in this prospectus.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in May 2018 and ending on the hypothetical Determination Date in June 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2017, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $134.1 billion. Of that amount, approximately $115.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2017, JPMCB originated approximately $18.5 billion of commercial mortgage loans, of which approximately $10.0 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 14, 2018. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 14, 2018. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including April 1, 2015 to and including March 31, 2018, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Class R Certificates. However, JPMCB or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Except with respect to the Marina Heights State Farm Whole Loan (as described below), GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold the Marina Heights State Farm Pari Passu Companion Loan designated as note A-2-C2.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation (“DBNY”). GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The Marina Heights State Farm Mortgage Loan (the “GSMC Mortgage Loan”) is part of a whole loan that was originated by GSMC, and acquired by DBNY. GACC has reunderwritten such mortgage loans in accordance with the procedures described under “—DBNY’s Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as master servicer and interim servicer with respect to the Sheraton Hotel Arlington Mortgage Loan, which, prior to its inclusion in the issuing entity, is one of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 5.1% of the Initial Pool Balance.

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2018 is approximately $64.5 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal

Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The GSMC Mortgage Loans, while originated by GSMC, the Lehigh Valley Mall Mortgage Loan and the DreamWorks Campus Mortgage Loan, while originated by Citi Real Estate Funding Inc., and the Centre Point Plaza Mortgage Loan, while originated by Cantor Commercial Real Estate Lending, L.P., were reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2015 to and including March 31, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However,

GACC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Starwood Mortgage Funding VI LLC

General

Starwood Mortgage Funding VI LLC (“SMF VI”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, including SMF VI, “Starwood”). SMF VI is a sponsor of, and a seller of certain mortgage loans (the “Starwood Mortgage Loans”) into, the securitization described in this prospectus. Starwood was formed to invest in commercial real estate debt. SMF VI is an affiliate of (a) LNR Partners, LLC, the entity (i) which is expected to be the special servicer under the PSA and (ii) which is the special servicer with respect to the Fort Knox Executive Park Mortgage Loan pursuant to the CGCMT 2018-B2 pooling and servicing agreement, (b) LNR Securities Holdings, LLC, (i) the entity which will hold a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (in each case, excluding the portion comprising the VRR Interest), and is expected to act as the directing certificateholder, under the PSA and (ii) the entity holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the CGCMT 2018-B2 Pooling and Servicing Agreement, (c) Starwood Conduit CMBS Vertical Retention I LLC, the expected purchaser of the VRR Interest and (d) Starwood Conduit CMBS Horizontal Retention I LLC, the expected purchaser of the Class NR-RR certificates (excluding the portion comprising the VRR Interest). The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California and New York, New York.

JPMorgan Chase Bank, National Association, a sponsor and an affiliate of the Depositor, provides warehouse financing to SMF VI through a master repurchase facility. Four (4) of the Starwood Mortgage Loans, representing approximately 14.6% of the Initial Pool Balance, are or are expected to be subject to that repurchase facility as of the date of this prospectus (except that the number and dollar amount of Starwood Mortgage Loans subject to that repurchase facility may increase or decrease prior to the issuance of the Offered Certificates).

Pursuant to interim servicing agreements between Wells Fargo Bank, National Association, the Master Servicer, and SMF VI, which is a sponsor and an originator, Wells Fargo Bank, National Association, acts as interim servicer with respect to some or all of the mortgage loans to be contributed to this securitization by SMF VI.

Starwood’s Securitization Program

This is the 69th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, L.L.C., Wachovia Bank and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $9.55 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five and ten years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine loans and preferred equity structures.

Review of SMF VI Mortgage Loans

Overview. SMF VI has conducted a review of the SMF VI mortgage loans (the “SMF VI Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the SMF VI Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMF VI Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF VI Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMF VI Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF VI Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMF VI Data Tape”) containing detailed information regarding each SMF VI Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMF VI Data Tape was used to provide the numerical information regarding the SMF VI Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMF VI engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMF VI, relating to information in this prospectus regarding the SMF VI Mortgage Loans. These procedures included:

●	comparing the information in the SMF VI Data Tape against various source documents provided by SMF VI that are described above under “—Database”;

●	comparing numerical information regarding the SMF VI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMF VI Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMF VI Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMF VI Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMF VI Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF VI Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF VI Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF VI Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMF VI Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMF VI Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMF VI Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF VI Mortgage Loans to determine whether any SMF VI Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMF VI’s Underwriting Guidelines and Processes” below. See “—Exceptions to SMF VI’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF VI Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMF VI Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwritten (or reunderwritten) in accordance with Starwood’s underwriting criteria, except as described below under “—Exceptions to SMF VI’s Disclosed Underwriting Guidelines” below. SMF VI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMF VI will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMF VI, and if appropriate its legal counsel, will review the mortgage loan documents of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement.

SMF VI’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated (or acquired and reunderwritten) by Starwood for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated (or acquired and reunderwritten) by Starwood complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMF VI Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and Mortgage Loan Sellers” section and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, that the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E 1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes – typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance – if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●	Replacement Reserves – replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Completion Repair/Environmental Remediation – typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement/Lease Commissions – in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMF VI Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMF VI’s Disclosed Underwriting Guidelines

With respect to the 1875 Atlantic Avenue Mortgage Loan (5.9%), the debt yield is lower than the underwritten debt yield of 7.5% provided for in Starwood’s underwriting guidelines. Starwood’s decision to include the Mortgage Loan notwithstanding the exception was supported by certain compensating factors, including that (i) the Mortgaged Property is in a densely-populated submarket that has demonstrated consistently strong demand, (ii) the LTV Ratio as of the Cut-off Date is 60.7% and (iii) the Mortgaged Property is a newly-constructed building, as compared to a significant number of other units in the submarket which were constructed decades ago. Based on these compensating factors, Starwood approved inclusion of this Mortgage Loan in this transaction.

Except as disclosed above, none of the SMF VI Mortgage Loans were originated with material exceptions to Starwood’s underwriting guidelines and procedures.

Servicing

Interim servicing for all loans originated by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on February 7, 2018. SMC’s Central Index Key is 0001548405. SMF VI’s Central Index Key is 0001682518. SMF VI filed a Form ABS-15G on February 7, 2018. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the date hereof, neither Starwood nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) LNR Partners, which is an affiliate of Starwood, will be entitled to the special servicing fees and certain other fees and compensation described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”, (ii) LNR Securities Holdings, LLC, which is an affiliate of Starwood and the directing certificateholder under the CGCMT 2018-B2 Pooling and Servicing Agreement, will purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (in each case, excluding the portion comprising the VRR Interest) and (iii) Starwood (or a majority-owned affiliate thereof) will retain the VRR Interest and the Class NR-RR certificates as described in “Credit Risk Retention”. In addition, Starwood or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Starwood Mortgage Funding VI LLC” has been provided by SMF VI.

BSPRT Finance, LLC

General.

BSPRT Finance, LLC (“BSPRT”), is a sponsor of, and a seller of six (6) mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT originated and underwrote all of the BSPRT Mortgage Loans. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 142 West 57th Street, Suite 1201, New York, New York 10019.

BSP’s Loan Origination and Acquisition History.

BSPRT began originating and acquiring loans in 2017 and has not been involved in the securitization of any other types of financial assets.

BSPRT originates and acquires from both affiliated and unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of March 31, 2018.

Originations and Acquisitions of Fixed Rate Commercial Mortgage Loans

	March 31, 2018
	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	24	$275,941,654

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus.

Data Validation and Recalculation. BSPRT engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;

●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see “—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards —Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes – Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.

●	Insurance – Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions – In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSPRT Mortgage Loans, see Annex A-1.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no history as a securitizer prior to November 2017. BSPRT most recently filed a Form ABS-15G pursuant to Rule 15 Ga-1 under the Exchange Act on February 14, 2018. BSPRT’s Central Index Key Number is 0001722518. BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither BSPRT nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. BSPRT and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—BSPRT Finance, LLC” has been provided by BSPRT.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC and grantor trust tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMDB Commercial Mortgage Securities Trust 2018-C8, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2017, WTNA served as trustee on over 1,600 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 330 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $215 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriter or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of September 30, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $415 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2017, Wells Fargo Bank was acting as custodian of more than 227,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth herein with respect to Wells Fargo Bank, National Association as master servicer, neither Wells Fargo Bank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates may, from time to time, after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the PSA, (ii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B1 Pooling and Servicing Agreement, pursuant to which the Lehigh Valley Mall Whole Loan is serviced, (iii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the GSMS 2018-GS9 Pooling and Servicing Agreement, pursuant to which the Twelve Oaks Mall Whole Loan is serviced, (iv) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the GSMS 2017-FARM Trust and Servicing Agreement, pursuant to which the Marina Heights State Farm Whole Loan is serviced, and (v) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the UBS 2018-C9 Pooling and Servicing Agreement, pursuant to which the DreamWorks Campus Whole Loan is serviced. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 3/31/2018
By Approximate Number:	32,716	31,128	30,017	30,146
By Approximate Aggregate Unpaid Principal Balance (in billions):	$503.34	$506.83	$527.63	$538.27

Within this portfolio, as of March 31, 2018, are approximately 21,044 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $414.2 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of March 31, 2018, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
Calendar Year 2016	$ 385,516,905,565	$ 838,259,754	0.22%
Calendar Year 2017	$ 395,462,169,170	$ 647,840,559	0.16%
YTD Q1 2018	$ 403,608,365,979	$ 557,167,664	0.14%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing & tracking;

●	credit investigation & background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells

Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and SMF VI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by SMF VI or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the SMF VI Mortgage Loans.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to the investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 160 as of March 31, 2018. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion; and

●	160 domestic commercial mortgage backed securitization pools as of March 31, 2018 with a then current face value in excess of $72.9 billion.

As of March 31, 2018, LNR Partners has resolved approximately $72.5 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, and approximately $0.93 billion of U.S. commercial and multifamily mortgage loans through March 31, 2018.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of March 31, 2018, LNR Partners and its affiliates specially service a portfolio, which included approximately 4,944 assets across the United States with a then current face value of approximately $72.9 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Securities Holdings, LLC is anticipated to purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (excluding the portion comprising the VRR Interest) (and may purchase certain other classes of certificates) and is expected to be appointed as the initial Directing Certificateholder and to appoint LNR Partners as special servicer. LNR Partners also assisted LNR Securities Holdings, LLC (or its affiliate) and Eightfold Real Estate Capital L.P. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the mortgage pool. The directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then Controlling Class of Certificates.

In addition, (i) LNR Partners is also the special servicer for the Fort Knox Executive Park Whole Loans pursuant to the CGCMT 2018-B2 Pooling and Servicing Agreement (in such capacity, the “CGCMT 2018-B2 Special Servicer”), and (ii) LNR Securities Holdings, LLC is the holder of a majority interest in each class of control eligible certificates issued in connection with the CGCMT 2018-B2 Securitization Trust and is the current directing certificateholder under the CGCMT 2018-B2 Securitization Trust.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than SMF VI), any originator (other than Starwood Mortgage Capital LLC) or any significant obligor. LNR Partners, however, is an affiliate of (i) SMF VI, one of the sponsors, (ii) Starwood Mortgage Capital LLC, an originator, (iii) LNR Securities Holdings, LLC, which entity will purchase a 51% in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (excluding the portion comprising the VRR Interest) and, on the Closing Date, to be appointed the initial Directing Certificateholder, (iv) Starwood Conduit CMBS Vertical Retention I LLC, the entity that will purchase the VRR Interest, and (v) Starwood Conduit CMBS Horizontal Retention I LLC, the entity that will purchase the Class NR-RR certificates (other than the portion comprising the VRR Interest).

Except as disclosed in this prospectus and except for (i) LNR Partners acting as special servicer for this securitization transaction, (ii) LNR Partners acting as the CGCMT 2018-B2 Special Servicer, an affiliate of LNR Partners purchasing a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S certificates (in each case excluding the portion comprising the VRR Interest), (iii) LNR Securities Holdings, LLC being the majority controlling class certificateholder and initial directing certificateholder under the CGCMT 2018-B2 Securitization Trust, (iv) SMF VI being one of the sponsors, Starwood Mortgage Capital LLC being an originator of some of the Mortgage Loans, (v) Starwood Conduit CMBS Vertical Retention I LLC, the entity that will purchase the VRR Interest, (vi) Starwood Conduit CMBS Horizontal Retention I LLC, the entity that will purchase the Class NR-RR certificates (other than the portion comprising the VRR Interest), (vii) LNR Partners assisting LNR Securities Holdings, LLC and Eightfold Real Estate Capital L.P. with due diligence relating to the mortgage loans to be included in the mortgage pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described above and in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”, neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization. However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners under this heading “Transaction Parties—The Special Servicer” has been provided by LNR Partners.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of March 31, 2018, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 139 commercial mortgage backed securitizations with an aggregate initial unpaid principal balance of approximately $138 billion since October 2010. As of March 31, 2018, Pentalpha Surveillance has acted as asset representations reviewer in 39 commercial mortgage backed securitizations with an aggregate initial unpaid principal balance of approximately $38 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

Neither Pentalpha Surveillance nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance LLC.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). SMF VI (in such capacity, the “Retaining Sponsor”), an indirect wholly-owned subsidiary of STWD, has been designated by the sponsors to act as the risk retaining sponsor under the Credit Risk Retention Rules and is expected to satisfy its risk retention requirement in accordance with Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules, through a combination of the following:

●	acquiring through Starwood Conduit CMBS Horizontal Retention I LLC, a “majority-owned affiliate” (as such term is defined in the Credit Risk Retention Rules) on the Closing Date an “eligible horizontal residual interest” (as defined in Regulation RR) which will consist of the Class NR-RR Certificates (excluding the portion comprising the VRR Interest), representing approximately 1.1819% of the aggregate fair value of all ABS Interests, as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”); and

●	acquiring through Starwood Conduit CMBS Vertical Retention I LLC, a “majority-owned affiliate” (as such term is defined in the Credit Risk Retention Rules) on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) with an expected initial Certificate Balance of approximately 3.856% of the Certificate Balance, the Notional Amount or Percentage Interest, as applicable, of each class of certificates set forth below.

Class	Approx. Initial Certificate Balance/Notional Amount/Percentage Interest to be Retained(1)
Class A-1	$791,343
Class A-2	$5,089,467
Class A-3	$5,013,581
Class A-4	$7,076,650
Class A-SB	$1,278,944
Class X-A	$21,725,010
Class X-B	$2,509,357
Class X-D	$1,375,005
Class X-EF	$618,716
Class X-G	$275,025
Class A-S	$2,475,025
Class B	$1,271,845
Class C	$1,237,512
Class D	$1,375,005
Class E	$343,691
Class F	$275,025
Class G	$275,025
Class NR-RR	$996,887
Class S	3.856%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules). The Retaining Sponsor is expected to transfer the VRR Interest on the Closing Date to Starwood Conduit CMBS Vertical Retention I LLC, as an MOA of the Retaining Sponsor, in accordance with the Credit Risk Retention Rules.

SMF VI originated or acquired approximately 29.2% of the aggregate Initial Pool Balance.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor and other risk retention related matters, in the event the Credit Risk Retention

Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.

Material Terms of the Eligible Vertical Interest

For a description of the material terms of the classes of certificates that comprise the VRR Interest, see “Description of the Certificates”. You are strongly urged to review this prospectus in its entirety.

Eligible Horizontal Residual Interest

The approximate fair value of each Class of Regular Certificates based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-1	$20,521,340
Class A-2	$135,940,673
Class A-3	$131,313,236
Class A-4	$189,018,949
Class A-SB	$34,160,850
Class X-A	$26,205,011
Class X-B	$784,733
Class X-D	$ 4,021,814
Class X-EF	$ 2,119,752
Class X-G	$ 848,013
Class A-S	$66,108,310
Class B	$33,971,251
Class C	$32,355,911
Class D	$ 27,999,852
Class E	$ 5,020,003
Class F	$ 3,724,123
Class G	$ 2,702,436
Class NR-RR	$ 8,921,212
Class S	$0

The aggregate fair value of all of the Classes of Certificates (other than the Class R Certificates) is approximately $725,737,469, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus, dated May 18, 2018, under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, certificateholders the following: (a) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the Class NR-RR Certificates that were retained by Starwood Conduit CMBS Horizontal Retention I LLC based on actual sale prices and finalized tranche sizes, (b) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of closing, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on or a reasonable period after the Closing Date.

Starwood Conduit CMBS Horizontal Retention I LLC will purchase the Class NR-RR Certificates identified in the table below that comprise the eligible horizontal residual interest for cash on the Closing Date.

Eligible Horizontal Residual Interest

Class of Certificates	Initial Certificate Balance(1)	Fair Value (in % and $)(2)	Purchase Price(3)
Class NR-RR	$24,854,655	1.18%/$8,577,192	34.5094%

(1)	Excludes the initial Certificate Balance of the Class NR-RR that Starwood Conduit CMBS Vertical Retention I LLC will purchase on the Closing Date. The VRR Interest is not included in the Initial Certificate Balance.

(2)	The fair value of the Class NR-RR Certificates (expressed as a percentage of the fair value of all of the ABS Interests and as a dollar amount). The fair value of the other Regular Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)	Expressed as a percentage of the initial Certificate Balance of the Class NR-RR Certificates, excluding accrued interest. The purchase price to be paid for the Class NR-RR Certificates to be acquired by Starwood Conduit CMBS Horizontal Retention I LLC is approximately $8,577,192 excluding accrued interest.

The fair value of the Class NR-RR Certificates identified in the above table is equal to approximately 1.1819% of the aggregate fair value of all ABS Interests.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF and Class X-G Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, the Realized Losses on the Mortgage Loans will be allocated first, to the Class NR-RR Certificates, second, to the Class G Certificates, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Certificates, seventh, to the Class B Certificates, eighth, to the Class A-S Certificates, and ninth, to the Senior Certificates, in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Class NR-RR Certificates identified in the table above, see “Description of the Certificates” and “Pooling and Servicing Agreement” in this prospectus.

Hedging, Transfer and Financing Restrictions

Pursuant to the Credit Risk Retention Rules, the Retaining Sponsor will not be permitted to transfer the VRR Interest or the Class NR-RR Certificates (except to an MOA of such Retaining Sponsor), unless such restrictions expire under the Credit Risk Retention Rules as described below or otherwise no longer apply. See “Description of the Trust and Servicing Agreement—Amendments” in this prospectus. In addition, the Retaining Sponsor and its affiliates will not be permitted to enter into any hedging, financing, pledging, hypothecation or similar transaction or activity with respect to the VRR Interest or the Class NR-RR Certificates unless such transaction complies with the Credit Risk Retention Rules.

As of the Closing Date, the Retaining Sponsor may obtain financing with respect to, and pledge (directly or indirectly) its interest in, the VRR Interest in a manner that is in compliance with the Credit Risk Retention Rules.

The restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans have been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total outstanding Certificate Balance of the ABS Interests has been reduced to 33% of the total outstanding Certificate Balance of the ABS Interests as of the Closing Date; or (iii) two years after the Closing Date.

See “Risk Factors—Other Risks Related to the Certificates—The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Risk Retention Rules”.

Description of the Certificates

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2018-C8 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class NR-RR, Class S and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D, Class X-EF and Class X-G Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Certificates”

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$20,521,343
A-2	$131,981,467
A-3	$130,013,581
A-4	$183,513,650
A-SB	$33,165,944
X-A	$563,379,010
X-B	$65,073,357
A-S	$64,183,025
B	$32,981,845
C	$32,091,512

Non-Offered Certificates
X-D	$35,657,005
X-EF	$16,044,716
X-G	$7,132,025
D	$35,657,005
E	$8,912,691
F	$7,132,025
G	$7,132,025
NR-RR	$25,851,542

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $563,379,010. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balances of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $65,073,357. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $35,657,005. The Notional Amount of the Class X-EF certificates will equal the aggregate Certificate Balances of the Class E and Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-EF certificates will be approximately $16,044,716. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $7,132,025.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in July 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. Wells Fargo Bank, National Association is prohibited from investing funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments; provided, however, that if, at any time Wells Fargo Bank, National Association is no longer the certificate administrator, any successor certificate administrator will be authorized but not required to direct the investment of such funds in Permitted Investments. Such successor certificate administrator will be entitled to retain any interest or other income earned on such funds and such certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates);

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero; and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class S and Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 3.1205%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 4.0306%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.9444%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 4.2106%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 4.1450%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 4.4210%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 4.5216%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period, less 1.5000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 3.0000%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 3.0000%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to 3.0000%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-EF certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class E and Class F certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for the related Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and

Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)     all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)      the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such

Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class S certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (u) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (v) the group of the Class B certificates, Class C certificates and the Class X-B certificates (the “YM Group BC”), (w) the group of the Class D certificates and Class X-D certificates (the “YM Group D”), (x) the group of the Class E certificates, the Class F certificates and the Class X-EF certificates (the “YM Group EF”), (y) the group of the Class G certificates and Class X-G certificates (the “YM Group G”) and (z) the Class NR-RR certificates (the “YM Group NR-RR”), and collectively with the YM Group A, the YM Group BC, the YM Group D, the YM Group EF and the YM Group G, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group NR-RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group NR-RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the classes comprising such YM Group on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F or Class G certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class S or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	December 2022
Class A-2	June 2023
Class A-3	April 2028
Class A-4	May 2028
Class A-SB	November 2027
Class X-A	May 2028
Class X-B	May 2028
Class A-S	May 2028
Class B	May 2028
Class C	May 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in June 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(1)   the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(2)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, and sixth, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”).

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” and “Transaction Parties—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the respective Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)   a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)   a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)   a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)   a CREFC® advance recovery report;

(5)   a CREFC® total loan report;

(6)   a CREFC® operating statement analysis report;

(7)   a CREFC® comparative financial status report;

(8)   a CREFC® net operating income adjustment worksheet;

(9)   a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) will deliver, or the special servicer (with respect to Specially Serviced Loans and REO Properties) will forward to the master servicer and the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such master servicer will deliver, or such special servicer will forward to the master servicer and the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan. The master servicer will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan, and the certificate administrator will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® special servicer loan file for the related Excluded Controlling Class Loan).

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, any holder of Class E, Class F, Class G or Class NR-RR certificates evidencing part of the VRR Interest or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

●	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

●	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class S and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders”, “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—JPMDB 2018-C8

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)      the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)    the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form

(or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)    the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)    the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)   the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)  the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)  the original or a copy of all related environmental insurance policies;

provided that with respect to any (A) Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the Control Note on or about the related Servicing Shift Securitization Date pursuant to the PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)      the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)    all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)     the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)    any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   a copy of all related environmental reports; and

(xiv)   a copy of all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)    a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)    a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)   a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and Annex D-3 and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-4.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller (or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively) will be required to, no later than 90 days following the earlier of:

(x)  such mortgage loan seller’s discovery of any Material Defect;

(y)  such mortgage loan seller’s receipt of notice of any Material Defect from any party to the PSA; or

(z)  in the case of any Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (A) the discovery of any Material Defect by any party to the PSA or (B) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or such REO Loan (excluding any related Serviced Companion Loan, if applicable), and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the applicable mortgage loan seller (or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, with respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively) of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (with respect to the special servicer, with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, but in all cases only prior to a Control Termination Event) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will (i) determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the applicable mortgage loan seller and (ii) with respect to Specially Serviced Loans, use reasonable efforts to notify the Master Servicer of the receipt of a Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the grantor trust status of the Grantor Trust or the imposition of tax on any Trust REMIC, the Grantor Trust or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual

Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively)will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller(or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of the Servicing Shift PSA may be different than the terms of the PSA, although the Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of any related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make Advances;

(D)   the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)   any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such

Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan(s), as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan(s).

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and

“Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, the master servicer will deliver to any master servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the master servicer will deliver to the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the trustee or the special servicer, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan(s), if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Whole Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R and Class S certificates as set forth in the PSA generally) to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B)  to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan(s) or from general collections with respect to the securitization of the related Companion

Loan(s). If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor or asset representations reviewer, as applicable, may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and any Servicing Shift Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations	With respect to each	Out of general collections with	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Reviewer Fee / Asset Representations Reviewer	Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding any Companion Loans).	respect to Mortgage Loans on deposit in the Collection Account.
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and,	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties		under certain circumstances, from collections on Serviced Companion Loans)
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.04500%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of any defeasance fees actually collected during the related collection period in connection with the defeasance of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable (provided, that for the avoidance of doubt, any such defeasance fee shall not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	(x) 50% of Excess Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that the master servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the special servicer under the PSA (including, without limitation, a consent, approval or other action processed by the special servicer) and (y) 100% of Excess Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that the master servicer is permitted to take in the absence of the processing, consent or approval (or deemed consent or approval) of the special servicer under the PSA;

●	(x) 100% of all assumption fees and earnout fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the master servicer is permitted to take in the absence of the processing, consent or approval (or deemed consent or approval) of the special servicer under the PSA, and (y) 50% of assumption fees and earnout fees and other similar items collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the master servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the special servicer under the PSA (including, without limitation, a consent, approval or other action processed by the special servicer);

●	100% of assumption application fees collected during the related collection period with respect to Mortgage Loans (and any related Serviced Companion Loan) for which the master servicer is processing the underlying assumption transaction (whether or not the consent of the special servicer is required);

●	(x) 100% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Companion Loan, as applicable) and is paid in connection with a consent the master servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the special servicer under the PSA, and (y) 50% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Companion Loan, as applicable) and is paid in connection with a consent that the master servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the special servicer under the PSA (including, without limitation, a consent processed by the special servicer);

●	any and all amounts collected for checks returned for insufficient funds on all Mortgage Loans and any Serviced Companion Loan;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Mortgage Loans and any Serviced Companion Loan other than any Specially Serviced Loan;

●	any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

●	interest or other income earned on deposits in the collection or other accounts maintained by the master servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan); and

●	100% of any late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans other than 50% of any default interest with respect to non-Specially Serviced Loans to which the Special Servicer is entitled as described under “—Special Servicing Compensation” below), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Workout Fees and Liquidation Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.04000% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan) and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess

Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan) or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)    within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)    the purchase of (A) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)    100% of Excess Modification Fees actually collected during the related collection period with respect to any Specially Serviced Loans (and any related Serviced Companion Loan) or successor REO Mortgage Loans and any REO Companion Loan;

(ii)    50% of Excess Modification Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the master servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the special servicer under the PSA (including, without limitation, a consent, approval or other action processed by the special servicer);

(iii)    (x) 100% of assumption fees and earnout fees collected during the related collection period with respect to Mortgage Loans that are Specially Serviced Loans (and any related Serviced Companion Loan), and (y) 50% of assumption fees and earnout fees and other similar items collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that the master servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the special servicer under the PSA (including, without limitation, a consent, approval or other action processed by the special servicer);

(iv)    100% of assumption application fees collected during the related collection period with respect to Mortgage Loans (and any related Serviced Companion Loan, if applicable) for which the special servicer is processing the underlying assumption transaction;

(v)    (x) 100% of consent fees on Mortgage Loans (and any related Serviced Companion Loan) that are Specially Serviced Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Companion Loan, as applicable), and (y) 50% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Companion Loan, as applicable) and is paid in connection with a consent that the master servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the special servicer under the PSA (including, without limitation, a consent processed by the special servicer);

(vi)    100% of charges for beneficiary statements or demands actually paid by the borrowers under the Specially Serviced Loans; and

(vii)    late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loans since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (1)(y), (5) or (7) of the definition of “Specially Serviced Loan” and (ii) the special servicer made the determination that the related Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by, in the case of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during (i) with respect to a Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan”, the Fee Restricted Period, and (ii) with respect to a Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, the Imminent Default Fee Restricted Period.

During the Fee Restricted Period, with respect to any Specially Serviced Loan that is a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan”, the special servicer will not be entitled to a Special Servicing Fee, Workout Fee or Liquidation Fee or any fee payable by the related borrower, but the special servicer will be entitled to 50% of the default interest that accrued on such Specially Serviced Loan during such Fee Restricted Period and the master servicer will be entitled to the remaining 50% of such default interest, in each case, to the extent actually collected from the related borrower.

With respect to any Mortgage Loan in which the master servicer and special servicer are splitting default interest that accrues on that Mortgage Loan as described above, neither the master servicer nor the special servicer will be entitled to waive any default interest that is required to be split without the consent of the other party; provided, however that such consent will be granted or withheld in accordance with the Servicing Standard.

A “Fee Restricted Period” will exist from the occurrence of a Fee Restricted Trigger until the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default and (iii) the date that the related borrower fails to make the Assumed Scheduled Payment or the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) of the definition of “Specially Serviced Loan”.

A “Fee Restricted Trigger” will occur in connection with a balloon payment default or a maturity default if (A) the borrower provides on or prior to the maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, the extended maturity date, (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the related Mortgaged Property (each of the documents in clauses (i) and (ii), a “Refinancing/P&S Document”) (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer but that is not satisfactory to the special servicer, from an acceptable lender or purchaser reasonably satisfactory to the master servicer but that is not satisfactory to the special servicer, and (B) the borrower thereafter continues to make the Assumed Scheduled Payment, and (C) the Mortgage Loan is not a Specially Serviced Loan due to the occurrence of any other event.

In addition, with respect to a non-Specially Serviced Loan as to which a payment default described in clause (1)(y) of the definition of “Specially Serviced Loan” has occurred and the master servicer and the special servicer agree that such Mortgage Loan or Serviced Companion Loan should not be a Specially Serviced Loan, the master servicer and the special servicer will each be entitled to 50% of the default interest that accrued on such Mortgage Loan or Serviced Companion Loan and was actually collected from the related borrower after such payment default described in clause (1)(y) of the definition of “Specially Serviced Loan” and until such Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan or the Mortgage Loan is no longer in payment default, whichever is earlier, and thereafter, the special servicer will be entitled to 100% of the default interest if the Mortgage Loan (or any Serviced Companion Loan) becomes a Specially Serviced Loan. The master servicer will not waive any default interest that is required to be split with respect to any above described Mortgage Loan without the consent of the special servicer; provided, however that such consent will be granted or withheld in accordance with the Servicing Standard.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, the special servicer will not be entitled to a Special Servicing Fee, Workout Fee or Liquidation Fee or any fee payable by the related borrower during any Imminent Default Fee Restricted Period.

An “Imminent Default Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the date on which a payment default has occurred and remained uncured for 60 days. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

Except with respect to any Fee Restricted Specially Serviced Loan and in addition to any default interest to which the Special Servicer is entitled as described above, the special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00990% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00375% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”) payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00060% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal  the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)   120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)   the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)   30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)   30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)   60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)   a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)   immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the valuation described below, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.	the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) an MAI appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal or valuation. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class G certificates; third, to the Class F certificates; fourth, to the Class E certificates; fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer will be required to provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related

Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class G certificates, third, to the Class F certificates, and fourth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer

(with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided that the Directing Holder will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer to consult with the Directing Holder the master servicer or the special servicer, as applicable, will not be required to do so.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable.

Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this paragraph, the special servicer (or, with respect to modifications, waivers and amendments that are not Special Servicer Decisions or Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three (3) months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (ii) result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the issuing entity. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Decisions or Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the master servicer is processing such modification, waiver or amendment and special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to any non-Specially Serviced Loan except as set forth in the proviso immediately following this definition below, the master servicer will not consent to, process or approve any request by a borrower with respect to any of the following, but will forward such request to the special servicer for processing and evaluation (each, a “Special Servicer Decision”):

(1)  approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related

Mortgaged Property so long as it is considered a “major lease” or otherwise reviewable by the lender under the related Mortgage Loan documents;

(2)  approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(3)  approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(4)  approving easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan;

(5)  agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (i) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(6)  in circumstances where no lender discretion is required other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(7)  releases of any amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to the Mortgage Loans identified on a schedule to the PSA; provided that, for the avoidance of doubt, the foregoing performance escrows (or reserves) or earn-out escrows (or reserves) do not include any upfront or on-going tenant improvement/leasing commission escrows;

(8)  in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (iii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not a Major Decision;

(9)  any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect to the Mortgage Loan, to the extent the Special Servicer or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(10)  approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or Serviced Whole Loan, unless such transfer (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(11) any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(12) any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been complied with in a satisfactory manner), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

provided, however, that notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters (as well as any Major Decision) with respect to any non-Specially Serviced Loan; provided further that the master servicer will, without the need for any such mutual agreement between the master servicer and the special servicer, process any Special Servicer Decision described in subclauses (i) and (ii) of clause (5) of this definition of “Special Servicer Decision” with respect to any non-Specially Serviced Loan, in each case subject to the consent (or deemed consent) of the special servicer as obtained pursuant to the PSA.

With respect to non-Specially Serviced Loans except as set forth in the next sentence in this paragraph, the master servicer will not consent to, process or evaluate any borrower request for a Major Decision or Special Servicer Decision but will refer such request to the special servicer. Generally, the special servicer will process the request directly and make the determination whether or not to consent to or approve such request. However, if the master servicer and special servicer mutually agree that the master servicer will process such request, the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Certificateholder” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus) to approve or disapprove any modification, waiver or amendment that constitutes such a Major Decision or a Special Servicer Decision. In any case with respect to any Major Decision or Special Servicer Decision in connection with a non-Specially Serviced Loan, each of the master servicer and the special servicer will be entitled to 50% of any Excess Modification Fees and assumption, consent and earnout fees (other than assumption application fees, defeasance fees and review fees) paid in connection with such matters, whether or not the master servicer processes such request.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)   extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)   provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than the Non-Serviced Whole Loans) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan (or if such Companion Loan is in a securitization, the master servicer of such securitization on its behalf), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event and other than with respect to an Excluded Loan), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

With respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the consent of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, has consulted with the Directing Certificateholder) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections; Collection of Operating Information

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2019, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)   either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer and the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer and the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)   as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)   as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)   as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)   as to which, in the judgment of the master servicer or the special servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)   as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the

Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)   as to which the master servicer or the special servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by the other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to prepare one of more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the special servicing transfer event:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Approval Process, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report shall be labeled or otherwise identified or communicated as being final.

Prior to a Control Termination Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following the Directing Certificateholder Approval Process.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). For additional information, see “—The Operating Advisor—Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC, the Grantor Trust or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to the Purchase Price, the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the related co-lender agreement.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan (and, in the case of the Twelve Oaks Mall Whole Loan and DreamWorks Campus Whole Loan only, the related Subordinate Companion Loans) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to any Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or any Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan or any Servicing Shift Mortgage Loan, as to all matters constituting Major Decisions, will have the right to replace the special servicer (i) for cause at any time and (ii) without cause if either (A) LNR Partners or its affiliate is no longer the special servicer or (B) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates, and will have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the master servicer or the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing

Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to the Servicing Shift Mortgage Loan, the related Loan Specific Directing Holder, and (ii) with respect to each Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)   absent that selection, or

(2)   until a Directing Certificateholder is so selected, or

(3)   upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be LNR Securities Holdings, LLC or its affiliate.

The “Loan Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, prior to the applicable Servicing Shift Securitization Date, the holder of the related Control Note. On or after the applicable Servicing Shift Securitization Date, there will be no Loan Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer and (b) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and any Excluded Loan), prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing (i) with respect to any Major Decision other than clause (ix) below, within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) and (ii) within 30 days with respect to clause (ix) below, in each case, after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the special servicer within such five-business-day, ten-business-day or 30-day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)   any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(iv)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)     requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(vi)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)   (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(viii)  any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)    any determination of an Acceptable Insurance Default;

(x)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xi)    any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan, to the extent the Directing Certificateholder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable; and

(xii)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

provided, however, that notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process and obtain the prior consent of the special servicer with respect to any of the matters listed in the foregoing clauses (i) through

(xii) with respect to any non-Specially Serviced Loan, and, whether processed by the master servicer or not, with respect to a Major Decision, the master servicer and special servicer will each be entitled to 50% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), assumption fees, transfer fees, earnout fees and similar fees (other than assumption application fees, defeasance fees and review fees) paid in connection with such matters (see “—Modification, Waivers and Amendments” in this prospectus).

If there is any request for consent required to be delivered to the Directing Certificateholder directly by the master servicer, the Directing Certificateholder will be entitled 10 business days to respond before its consent is deemed given notwithstanding any affiliation between the Directing Certificateholder and the special servicer.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

With respect to any calculations of debt service coverage ratio and debt yield conducted by the master servicer in connection with clause (vii) of the definition of “Major Decision”, the master servicer will be required to use the definition of net operating income set forth in the related Mortgage Loan agreement, subject to certain adjustments set forth in the PSA.

With respect to any borrower request or other action on a non-Specially Serviced Loan for matters that are Major Decisions or Special Servicer Decisions, the master servicer will not agree to such modification, waiver, amendment, consent, request or other action without the prior written consent of the special servicer. In connection with such consent, if the master servicer is processing such request or action, the master servicer will promptly provide the special servicer with written notice of the request for such modification, waiver, amendment, consent, request or other action, along with the master servicer’s written recommendation and analysis, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that the special servicer does not respond within 10 business days after receipt of such written notice and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such modification, waiver, amendment, consent, request or other action will be deemed granted.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan), so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to appoint (and may remove and replace with or without cause) an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability for the identity or actions of the newly appointed Excluded Special Servicer, and absent negligence, willful misconduct or bad faith on the part of such resigning special servicer, such resigning special servicer and its directors, members, managers, officers, employees and agents will be entitled to indemnification under the PSA. See “—Limitation on Liability; Indemnification” in this prospectus.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Control Termination Event may occur with respect to a Loan Specific Directing Holder and the term “Control Termination Event” will not be applicable to such Loan Specific Directing Holder; provided further that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan Specific Directing Holder; provided further that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or Servicing Shift Whole Loans and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder or any third party. The operating advisor is not providing special servicing or sub-servicing services and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Pentalpha Surveillance LLC is also the operating advisor under the GSMS 2017-FARM Pooling and Servicing Agreement, pursuant to the GSMS 2018-GS9 Pooling and Servicing Agreement and pursuant to the UBS 2018-C9 Pooling and Servicing Agreement and, in that capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the GSMS 2017-FARM Pooling and Servicing Agreement, pursuant to the GSMS 2018-GS9 Pooling and Servicing Agreement and pursuant to the UBS 2018-C9 Pooling and Servicing Agreement, that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan and Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a) promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b) promptly reviewing each Final Asset Status Report; and

(c) reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan and Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a) the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b) the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c) the operating advisor will be required to prepare an annual report with respect to such Mortgage Loan or Serviced Whole Loans that was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the special servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d) the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)     after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)   if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report.

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) will be required to prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will be required to identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)     that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)   that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” and any information that appears on its face to be Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information, and any information that appears on its face to be Privileged Information, confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R and Class S certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between April 1, 2013 and March 31, 2018 was approximately 29.0%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 23.7% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders and the Asset Representations Reviewer, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset

Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)   a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)  a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)  a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)  a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)   a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)  a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii) any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or, Benefit Street Partners Realty Operating Partnership, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC and Starwood Mortgage Funding VI LLC, respectively), which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)   any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination

Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, for cause at any time, and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the Controlling Class, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. As of the Closing Date, Starwood Conduit CMBS Horizontal Retention I LLC will be an affiliate of LNR Partners, LLC. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the

Directing Certificateholder or the Controlling Class Certificateholder on its behalf will be required to appoint (and may remove and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (viii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) or the holder of the related Subordinate Companion Loan to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% of the Voting Rights or, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees, including any costs of enforcement of the indemnity, and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to it in each capacity for which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within 15 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its

Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loan

The servicing of the Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreements impose some requirements regarding the terms of the Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations to which the related controlling companion loans are to be contributed have not been determined, and accordingly, the servicing terms of such Servicing Shift PSA is unknown. See “Risk Factors—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the GSMS 2017-FARM Trust and Servicing Agreement, which is described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the JPMDB 2018-C8 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA; provided, that with respect to the Apple Campus 3 Mortgage Loan, neither the workout fee nor the liquidation fee is subject to a cap.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the JPMDB 2018-C8 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Marina Heights State Farm Mortgage Loan

The Marina Heights State Farm Mortgage Loan will be serviced pursuant to the GSMS 2017-FARM Trust and Servicing Agreement. The servicing terms of the GSMS 2017-FARM Trust and Servicing Agreement are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The GSMS 2017-FARM Servicer earns a servicing fee with respect to the Marina Heights State Farm Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Marina Heights State Farm Whole Loan becoming a specially serviced loan under the GSMS 2017-FARM Trust and Servicing Agreement, the GSMS 2017-FARM Special Servicer will earn a special servicing fee payable monthly with respect to the Marina Heights State Farm Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Marina Heights State Farm Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The GSMS 2017-FARM Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest and excess interest) made by the related borrower after any workout of the Marina Heights State Farm Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The GSMS 2017-FARM Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Marina Heights State Farm Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The GSMS 2017-FARM Trust and Servicing Agreement does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to GSMS 2017-FARM Trust and Servicing Agreement.

●	The GSMS 2017-FARM Trust and Servicing Agreement does not require the GSMS 2017-FARM Servicer to make the equivalent of compensating interest payments in respect of the Marina Heights State Farm Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Marina Heights State Farm Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency or (iii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such

Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”) and S&P Global Ratings (“S&P”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the Initial Pool Balance or (ii) if either of the Marina Heights State Farm Mortgage Loan and/or the U-Haul AREC 27 Portfolio Mortgage Loan is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the Marina Heights State Farm Mortgage Loan or the U-Haul AREC 27 Portfolio Mortgage Loan, that remain outstanding on such date of determination and 1% of the Initial Pool Balance by (B) the Initial Pool Balance and (y) the Initial Pool Balance; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the Distribution Date in June 2028. The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, the Grantor Trust or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event of the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)    to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “A-2” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Nine (9) Mortgaged Properties (22.9%) are located in California. Mortgage Loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Texas. Ten (10) Mortgaged Properties (15.9%) are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds one of the Atlantic Times Square Pari Passu Companion Loans, one of the Embassy Suites Glendale Pari Passu Companion Loans and one of the Meridian Corporate Center Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

JPMCB is the purchaser under repurchase agreements with BSPRT, the holder of the Constitution Plaza Pari Passu Companion Loans, for the purpose of providing short term warehousing of loans originated or acquired by BSPRT and its affiliates, as applicable.

In addition, JPMCB is the purchaser under repurchase agreements with SMF VI, or, in any such case, with a wholly-owned subsidiary or other affiliate of SMF VI, for the purpose of providing short-term warehousing of Mortgage Loans originated or acquired by SMF VI and its affiliates, as applicable. Some or all of the Mortgage Loans that SMF VI will transfer to the depositor are (or as of the securitization closing date may be) subject to such repurchase facilities and other lending arrangements. If such is the case at the time the certificates are issued, then SMF VI will use the proceeds from its sale of the SMF VI Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused SMF VI Mortgage Loans from the repurchase agreement counterparties or other types of lenders free and clear of any liens. JPMCB was the repurchase agreement counterparty with respect to four (4) of the Starwood Mortgage Loans, representing approximately 14.6% of the Initial Pool Balance (except that the number and dollar amount of Starwood Mortgage Loans subject to that repurchase facility may increase or decrease prior to the issuance of the Offered Certificates).

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, and Deutsche Bank AG, acting through its New York Branch, an originator of some of the Mortgage Loans. GACC currently holds the Steelyard Commons Pari Passu Companion Loan designated as note A-2 and the Marina Heights State Farm Pari Passu Companion Loan designated as note A-2-C2-1.

BSPRT is a sponsor and a mortgage loan seller and currently holds the Constitution Plaza Pari Passu Companion Loans.

SMF VI is a sponsor, a mortgage loan seller and is an affiliate of (a) SMC, an originator, (b) LNR Partners, LLC, the entity (i) which is the special servicer and (ii) the special servicer under the CGCMT 2018-B2 Pooling and Servicing Agreement, which will govern the servicing of the Fort Knox Executive Park Whole Loan, (c) LNR Securities Holdings, LLC, the entity (i) that will purchase a 51% interest in each of the Class X-EF, Class X-G, Class E, Class F, Class G and Class S Certificates (excluding the portion comprising the VRR Interest) and, (ii) expected to be appointed as the initial Directing Certificateholder, (iii) the entity holding a majority interest in the control eligible certificates issued, and acting as the initial directing certificateholder, under the CGCMT 2018-B2 pooling and servicing Agreement, (iv) Starwood Conduit CMBS Vertical Retention I LLC, the expected holder of the VRR Interest and (v) Starwood Conduit CMBS Horizontal Retention I LLC, the expected holder of the Class NR-RR Certificates (excluding the portion comprising the VRR Interest).

LNR Partners, LLC assisted LNR Securities Holdings, LLC and Eightfold Real Estate Capital L.P. with due diligence relating to the mortgage loans to be included in the mortgage pool. LNR Partners LLC is an affiliate of SMF VI, LNR Securities Holdings, LLC, Starwood Conduit CMBS Horizontal Retention I LLC and Starwood Conduit CMBS Vertical Retention I LLC.

Pursuant to certain interim servicing agreements between SMF VI and certain of its affiliates, on the one hand, and Wells Fargo, on the other hand, Wells Fargo acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, all of the Mortgage Loans to be contributed to this securitization by SMF VI, representing approximately 29.2% of the Initial Pool Balance.

Wells Fargo is the master servicer, the certificate administrator, the custodian, the certificate registrar and the 17g-5 Information provider. Wells Fargo Bank is also (i) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B1 Pooling and Servicing Agreement, pursuant to which the Lehigh Valley Mall Whole Loan is serviced, (ii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the GSMS 2018-GS9 Pooling and Servicing Agreement, pursuant to which the Twelve Oaks Mall Whole Loan is serviced, (iii) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the GSMS 2017-FARM Trust and Servicing Agreement, pursuant to which the Marina Heights State Farm Whole Loan is serviced, and (iv) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the UBS 2018-C9 Pooling and Servicing Agreement, pursuant to which the DreamWorks Campus Whole Loan is serviced.

LNR Partners, LLC is also the CGCMT 2018-B2 Special Servicer under the CGCMT 2018-B2 Pooling and Servicing Agreement with respect to the Fort Knox Executive Park Whole Loan.

Pentalpha Surveillance LLC is also the GSMS 2018-GS9 Operating Advisor and the GSMS 2018-GS9 Asset Representations Reviewer with respect to the DreamWorks Campus Whole Loan and UBS 2018-C9 Operating Advisor and the UBS 2018-C9 Asset Representations Reviewer with respect to the Twelve Oaks Mall Whole Loan. Pentalpha Surveillance LLC is also the GSMS 2017-FARM Operating Advisor with respect to the Marina Heights State Farm Whole Loan.

Wilmington Trust, National Association, is also the Benchmark 2018-B2 Trustee, GSMS 2018-GS9 Trustee and the CGCMT 2018-B2 Trustee with respect to the Lehigh Valley Mall Whole Loan, the Twelve Oaks Mall Whole Loan and the Fort Knox Executive Park Whole Loan, respectively.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B, Class X-D, Class X-EF, or Class X-G certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 563,379,010	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$ 65,073,357	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 563,379,010	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$ 65,073,357	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of

CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in July 2018;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about June 15, 2018;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to the DreamWorks Campus Mortgage Loan (4.2%) and Twelve Oaks Mall Mortgage Loan (2.3%), for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only;

●	with respect to the Constitution Plaza Mortgage Loan (4.2%) and the Twelve Oaks Mall Mortgage Loan (2.3%), amortizes based on the assumed principal payment schedule attached to this prospectus as Annex F and Annex G, respectively; and

●	with respect to The Metropolitan at Wilton Manors Mortgage Loan (4.7%), the borrower will not exercise its right to prepay the loan on each payment date in June and December beginning in 2023 in an amount equal to $333,333 without penalty.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	85%	85%	85%	85%	85%
June 2020	67%	67%	67%	67%	67%
June 2021	44%	44%	44%	44%	44%
June 2022	16%	16%	16%	16%	16%
June 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.63	2.61	2.61	2.60	2.60

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	0%	0%	0%	0%	0%
June 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.76	4.75	4.73	4.70	4.50

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	99%	98%	91%
June 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.67	9.61	9.56	9.49	9.28

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.85	9.84	9.82	9.79	9.55

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	79%	79%	79%	79%	79%
June 2025	57%	57%	57%	57%	57%
June 2026	34%	34%	34%	34%	34%
June 2027	10%	10%	10%	10%	10%
June 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.33	7.33	7.33	7.33	7.33

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.92	9.91	9.87	9.67

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.92	9.92	9.92	9.67

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.92	9.92	9.92	9.67

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from June 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99998%	3.4999%	3.5018%	3.5025%	3.5027%	3.5027%
99.24998%	3.3972%	3.3986%	3.3991%	3.3993%	3.3993%
99.49998%	3.2950%	3.2958%	3.2961%	3.2962%	3.2962%
99.74998%	3.1931%	3.1934%	3.1935%	3.1936%	3.1936%
99.99998%	3.0916%	3.0914%	3.0913%	3.0913%	3.0913%
100.24998%	2.9905%	2.9897%	2.9894%	2.9893%	2.9893%
100.49998%	2.8898%	2.8884%	2.8879%	2.8877%	2.8877%
100.74998%	2.7894%	2.7875%	2.7868%	2.7866%	2.7866%
100.99998%	2.6894%	2.6869%	2.6861%	2.6857%	2.6857%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99982%	3.5635%	3.5625%	3.5609%	3.5584%	3.5372%
102.24982%	3.5062%	3.5051%	3.5033%	3.5005%	3.4770%
102.49982%	3.4491%	3.4478%	3.4459%	3.4428%	3.4168%
102.74982%	3.3921%	3.3908%	3.3886%	3.3852%	3.3569%
102.99982%	3.3353%	3.3338%	3.3315%	3.3279%	3.2971%
103.24982%	3.2787%	3.2771%	3.2746%	3.2707%	3.2375%
103.49982%	3.2222%	3.2205%	3.2178%	3.2136%	3.1781%
103.74982%	3.1659%	3.1641%	3.1612%	3.1567%	3.1189%
103.99982%	3.1098%	3.1078%	3.1048%	3.1000%	3.0598%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99963%	3.9576%	3.9575%	3.9574%	3.9573%	3.9569%
100.24963%	3.9260%	3.9258%	3.9256%	3.9253%	3.9243%
100.49963%	3.8946%	3.8942%	3.8938%	3.8933%	3.8917%
100.74963%	3.8632%	3.8627%	3.8621%	3.8615%	3.8593%
100.99963%	3.8319%	3.8312%	3.8305%	3.8297%	3.8269%
101.24963%	3.8008%	3.7999%	3.7990%	3.7981%	3.7947%
101.49963%	3.7697%	3.7687%	3.7677%	3.7665%	3.7625%
101.74963%	3.7387%	3.7375%	3.7364%	3.7350%	3.7304%
101.99963%	3.7077%	3.7064%	3.7051%	3.7037%	3.6984%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99994%	3.9778%	3.9776%	3.9771%	3.9764%	3.9709%
102.24994%	3.9470%	3.9468%	3.9463%	3.9455%	3.9393%
102.49994%	3.9164%	3.9161%	3.9155%	3.9146%	3.9079%
102.74994%	3.8858%	3.8855%	3.8849%	3.8839%	3.8765%
102.99994%	3.8553%	3.8550%	3.8543%	3.8533%	3.8453%
103.24994%	3.8249%	3.8246%	3.8238%	3.8227%	3.8141%
103.49994%	3.7946%	3.7943%	3.7935%	3.7923%	3.7830%
103.74994%	3.7644%	3.7640%	3.7632%	3.7619%	3.7520%
103.99994%	3.7342%	3.7339%	3.7330%	3.7316%	3.7211%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99978%	3.8358%	3.8358%	3.8358%	3.8358%	3.8358%
102.24978%	3.7965%	3.7965%	3.7965%	3.7965%	3.7965%
102.49978%	3.7572%	3.7572%	3.7572%	3.7572%	3.7572%
102.74978%	3.7181%	3.7181%	3.7181%	3.7181%	3.7181%
102.99978%	3.6791%	3.6791%	3.6791%	3.6791%	3.6791%
103.24978%	3.6402%	3.6402%	3.6402%	3.6402%	3.6402%
103.49978%	3.6014%	3.6014%	3.6014%	3.6014%	3.6014%
103.74978%	3.5627%	3.5627%	3.5627%	3.5627%	3.5627%
103.99978%	3.5241%	3.5241%	3.5241%	3.5241%	3.5242%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
4.25140%	6.9094%	6.8640%	6.8100%	6.7350%	6.2928%
4.35140%	6.2984%	6.2524%	6.1976%	6.1214%	5.6740%
4.45140%	5.7094%	5.6628%	5.6071%	5.5297%	5.0774%
4.55140%	5.1410%	5.0937%	5.0372%	4.9588%	4.5016%
4.65140%	4.5919%	4.5440%	4.4867%	4.4072%	3.9453%
4.75140%	4.0611%	4.0125%	3.9545%	3.8739%	3.4073%
4.85140%	3.5474%	3.4982%	3.4394%	3.3579%	2.8867%
4.95140%	3.0499%	3.0001%	2.9406%	2.8580%	2.3824%
5.05140%	2.5677%	2.5174%	2.4571%	2.3736%	1.8937%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
1.16592%	5.0773%	5.1186%	5.1714%	5.2493%	4.9703%
1.17592%	4.8891%	4.9304%	4.9835%	5.0616%	4.7801%
1.18592%	4.7032%	4.7447%	4.7979%	4.8763%	4.5923%
1.19592%	4.5196%	4.5613%	4.6146%	4.6932%	4.4068%
1.20592%	4.3383%	4.3801%	4.4336%	4.5124%	4.2236%
1.21592%	4.1592%	4.2011%	4.2548%	4.3338%	4.0426%
1.22592%	3.9823%	4.0243%	4.0781%	4.1574%	3.8638%
1.23592%	3.8075%	3.8496%	3.9036%	3.9831%	3.6871%
1.24592%	3.6347%	3.6770%	3.7311%	3.8108%	3.5125%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99968%	4.1896%	4.1896%	4.1895%	4.1884%	4.1839%
102.24968%	4.1587%	4.1587%	4.1586%	4.1574%	4.1524%
102.49968%	4.1278%	4.1278%	4.1277%	4.1265%	4.1209%
102.74968%	4.0971%	4.0971%	4.0970%	4.0956%	4.0896%
102.99968%	4.0665%	4.0665%	4.0663%	4.0648%	4.0583%
103.24968%	4.0359%	4.0359%	4.0358%	4.0342%	4.0271%
103.49968%	4.0055%	4.0055%	4.0053%	4.0036%	3.9960%
103.74968%	3.9751%	3.9751%	3.9749%	3.9731%	3.9650%
103.99968%	3.9448%	3.9448%	3.9446%	3.9427%	3.9341%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99985%	4.2902%	4.2902%	4.2902%	4.2902%	4.2845%
102.24985%	4.2591%	4.2591%	4.2591%	4.2591%	4.2528%
102.49985%	4.2281%	4.2281%	4.2281%	4.2281%	4.2212%
102.74985%	4.1973%	4.1973%	4.1973%	4.1973%	4.1897%
102.99985%	4.1665%	4.1665%	4.1665%	4.1665%	4.1583%
103.24985%	4.1358%	4.1358%	4.1358%	4.1358%	4.1270%
103.49985%	4.1052%	4.1052%	4.1052%	4.1052%	4.0957%
103.74985%	4.0746%	4.0746%	4.0746%	4.0746%	4.0646%
103.99985%	4.0442%	4.0442%	4.0442%	4.0442%	4.0335%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.82389%	4.8653%	4.8658%	4.8666%	4.8677%	4.8698%
100.07389%	4.8329%	4.8335%	4.8342%	4.8353%	4.8368%
100.32389%	4.8007%	4.8012%	4.8020%	4.8031%	4.8039%
100.57389%	4.7685%	4.7691%	4.7698%	4.7709%	4.7711%
100.82389%	4.7365%	4.7370%	4.7378%	4.7389%	4.7384%
101.07389%	4.7045%	4.7051%	4.7058%	4.7069%	4.7058%
101.32389%	4.6727%	4.6732%	4.6740%	4.6750%	4.6733%
101.57389%	4.6409%	4.6415%	4.6422%	4.6433%	4.6409%
101.82389%	4.6092%	4.6098%	4.6105%	4.6116%	4.6086%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and the related proceeds of the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates and the regular interest that corresponds in the aggregate to the VRR Interest (exclusive of Excess Interest) (together, the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code and the Class S certificates and the VRR Interest will represent undivided beneficial interests in the related portions of the Excess Interest and the Excess Interest Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans... secured by an interest in real property which is... residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, seven (7) of the Mortgaged Properties (20.4%) are multifamily properties or have a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017. Regular Interestholders may be required to accrue amounts of market discount, Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X-A, Class X-B, Class X-D, Class X-EF, and Class X-G certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A, Class X-B, Class X-D, Class X-EF or Class X-G certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A, Class X-B, Class X-D, Class X-EF or Class X-G certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A, Class X-B, Class X-D, Class X-EF and Class X-G certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$14,427,394	$6,093,949	$0	$0
Class A-2	$92,788,693	$39,192,774	$0	$0
Class A-3	$91,405,184	$38,608,397	$0	$0
Class A-4	$129,018,051	$54,495,598	$0	$0
Class A-SB	$23,317,097	$9,848,848	$0	$0
Class X-A	$396,079,868	$167,299,142	$0	$0
Class X-B	$45,749,391	$19,323,966	$0	$0
Class A-S	$45,123,449	$19,059,576	$0	$0
Class B	$23,187,667	$9,794,178	$0	$0
Class C	$22,561,724	$9,529,788	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Each underwriter has represented and agreed in the Underwriting Agreement that:

(a)     it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i)       the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Directive 2003/71/EC; and

(ii)        the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates.

(b)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 106.7% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $6,747,506.97, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating

to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. In addition, Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors, and DBNY, an originator.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB and (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-206361-14) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

In addition, the person making the decision to acquire an Offered Certificate on behalf of a Plan (the “Plan Fiduciary”) from a Transaction Party will be deemed to have represented and warranted that:

(1) none of the depositor, any underwriter, the trustee, the certificate administrator, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), any sub-servicer, the operating advisor, the asset representations reviewer or any of their respective affiliates, agents or employees (the “Transaction Parties”) has provided or will provide advice with respect to the acquisition of an Offered Certificate by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times during the Plan’s holding of an Offered Certificate will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of the individual retirement account that is acquiring the Offered Certificate, or (ii) a participant or beneficiary of the Plan acquiring the Offered Certificate in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of an Offered Certificate by the Plan;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificate;

(4) none of the Transaction Parties has exercised any authority to cause the Plan to acquire the Offered Certificate or to negotiate the terms of such acquisition;

(5) none of the Transaction Parties receives a fee or other compensation from the Plan or the Plan Fiduciary for the provision of investment advice in connection with the decision to acquire the Offered Certificate; and

(6) the Plan Fiduciary has been informed by the Transaction Parties: (a) (i) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and (ii) that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of an Offered Certificate (other than advice, if any, given by a Transaction Party to an independent Plan Fiduciary that meets the requirements of clause (1) above); and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of an Offered Certificate, as disclosed in this Prospectus.

These representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR

ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in June 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	272
1986 Act	416
1996 Act	395
2
2015 Budget Act	423
3
30/360 Basis	304
4
401(c) Regulations	433
A
AB Modified Loan	316
Accelerated Mezzanine Loan Lender	266
Acceptable Insurance Default	319
Acting General Counsel’s Letter	121
Actual/360 Basis	159, 294
Actual/360 Loans	294
ADA	397
Additional Exclusions	318
Administrative Cost Rate	251
ADR	127
Advances	290
Advisers Act	432
Affirmative Asset Review Vote	351
After Acquired Adjacent Property	164
After Acquired Leasehold Property	164
Aggregate Gain-on-Sale Entitlement Amount	246
Annual Debt Service	127
Anticipated Repayment Date	159
Appraisal Reduction Amount	313
Appraisal Reduction Event	312
Appraised Value	127
Appraised-Out Class	317
ARD Loan	159
Assessment of Compliance Report	377
Asset Representations Reviewer Asset Review Fee	311
Asset Representations Reviewer Cap	311
Asset Representations Reviewer Fee	311
Asset Representations Reviewer Fee Rate	311
Asset Representations Reviewer Termination Event	356
Asset Representations Reviewer Upfront Fee	311
Asset Review	353
Asset Review Notice	352
Asset Review Quorum	352
Asset Review Report	354
Asset Review Report Summary	354
Asset Review Standard	353
Asset Review Trigger	350
Asset Review Vote Election	351
Asset Status Report	328
Assumed Final Distribution Date	259
Assumed Scheduled Payment	253
Attestation Report	377
Available Funds	245
B
Balloon Balance	127
Bankruptcy Code	389
Base Interest Fraction	258
Beds	132
Borrower Party	266
Borrower Party Affiliate	266
BSCMI	195
BSPRT	217
BSPRT Data Tape	219
BSPRT Mortgage Loans	217
BSPRT Review Team	218
C
C(WUMP)O	15
CERCLA	394
Certificate Administrator Fee Rate	310
Certificate Administrator/Trustee Fee	310
Certificate Balance	243
Certificate Owners	274
Certificateholder	267
Certificateholder Quorum	358
Certificateholder Repurchase Request	367
Certificates	242
Certifying Certificateholder	276
CGCMT 2018-B2 Special Servicer	235
Class A Certificates	242
Class A-SB Planned Principal Balance	253
Class X Certificates	242
Clearstream	273
Clearstream Participants	275
Closing Date	126

CMBS	53, 203
Code	414
Collateral Deficiency Amount	316
Collection Account	293
Collection Period	246
COMM Conduit/Fusion	204
COMM FL	204
Communication Request	276
Companion Distribution Account	293
Companion Holder	172
Companion Loan	125
Companion Loans	125
Compensating Interest Payment	259
Constant Prepayment Rate	404
Consultation Termination Event	341
Control Eligible Certificates	336
Control Note	172
Control Termination Event	341
Controlling Class	336
Controlling Class Certificateholder	336
Controlling Holder	176
Corrected Loan	327
CPR	404
CPY	404
Credit Risk Retention Rules	239
CREFC®	263
CREFC® Intellectual Property Royalty License Fee	312
CREFC® Intellectual Property Royalty License Fee Rate	312
CREFC® Investor Reporting Package	297
CREFC® Reports	263
Cross-Over Date	249
Cumulative Appraisal Reduction Amount	316, 317
Cure/Contest Period	354
Cut-off Date	125
Cut-off Date Balance	128
D
DAXC	149
DBNY	203
Defaulted Loan	333
Defeasance Deposit	163
Defeasance Loans	162
Defeasance Lock-Out Period	162
Defeasance Option	162
Definitive Certificate	273
Delinquent Loan	351
Depositaries	273
Determination Date	244
Deutsche Bank	203
Diligence File	279
Directing Certificateholder	336
Directing Certificateholder Approval Process	329
Disclosable Special Servicer Fees	309
Discount Rate	258
Dispute Resolution Consultation	369
Dispute Resolution Cut-off Date	369
Distribution Accounts	294
Distribution Date	244
Distribution Date Statement	263
District Court	228
DMARC	204
Dodd-Frank Act	107
DOJ	149, 203
DOL	430
DreamWorks Campus Companion Loans	181
DreamWorks Campus Control Appraisal Period	185
DreamWorks Campus Directing Holder	185
DreamWorks Campus Intercreditor Agreement	181
DreamWorks Campus Major Decisions	185
DreamWorks Campus Mortgaged Property	181
DreamWorks Campus Non-Lead Pari Passu Companion Loan	181
DreamWorks Campus Senior Loans	181
DreamWorks Campus Sequential Pay Event	183
DreamWorks Campus Subordinate Companion Loan	181
DreamWorks Campus Whole Loan	181
DSCR/DY Trigger	339
DTC	273
DTC Participants	273
DTC Rules	274
Due Date	159
E
EDGAR	429
Effective Gross Income	131
Eligible Asset Representations Reviewer	354
Eligible Operating Advisor	346
Enforcing Party	367
Enforcing Servicer	367
ERISA	429
ESA	145, 199, 208
Escrow/Reserve Mitigating Circumstances	201, 210
Euroclear	273
Euroclear Operator	275
Euroclear Participants	275

Excess Interest	244
Excess Interest Distribution Account	294
Excess Modification Fee Amount	305
Excess Modification Fees	303
Excess Prepayment Interest Shortfall	260
Exchange Act	194
Excluded Controlling Class Holder	270
Excluded Controlling Class Loan	266
Excluded Information	266
Excluded Loan	266
Excluded Special Servicer	359
Excluded Special Servicer Loan	358
Exemption	430
Exemption Rating Agency	431
F
FATCA	424
FDIA	120
FDIC	121
Federal Court Complaint	228
Fee Restricted Period	308
Fee Restricted Specially Serviced Loan	307
Fee Restricted Trigger	308
FIEL	16
Final Asset Status Report	329
Final Dispute Resolution Election Notice	369
Financial Promotion Order	14
FIRREA	122, 147, 199, 207
Fitch	376
FPO Persons	14
G
GAAP	239
GACC	203
GACC Data Tape	205
GACC Deal Team	205
GACC Mortgage Loans	204
Gain-on-Sale Reserve Account	294
Garn Act	396
GLA	128
Grantor Trust	50, 414
GRCC	146
GSMC	126
GSMS 2018-GS9 Pooling and Servicing Agreement	187
H
Hard Lockbox	128
High Net Worth Companies, Unincorporated Associations, etc.	14
Horizontal MOA	21
I
Imminent Default Fee Restricted Period	309
Indirect Participants	273
Initial Delivery Date	328
Initial Pool Balance	125
Initial Rate	159
Initial Requesting Certificateholder	367
In-Place Cash Management	128
Insurance and Condemnation Proceeds	293
Intercreditor Agreement	172
Interest Accrual Amount	251
Interest Accrual Period	251
Interest Distribution Amount	251
Interest Reserve Account	294
Interest Shortfall	251
Interested Person	334
Investor Certification	266
IORPs	107
J
JPMCB	195
JPMCB Data Tape	196
JPMCB Deal Team	196
JPMCB Mortgage Loans	196
JPMCB’s Qualification Criteria	197
K
KBRA	376
Kennett	146
L
Liquidation Fee	305
Liquidation Proceeds	293
LNR Partners	232
Loan Per Unit	128
Loan Specific Directing Holder	336
Loss of Value Payment	282
Lower-Tier Regular Interests	414
Lower-Tier REMIC	50, 244, 414
Lower-Tier REMIC Distribution Account	294
LTV Ratio	128
M
Macy’s Parcel	165
Macy’s Parcel Release Amount	165
MAI	284
Major Decision	337
MAS	15
Master Servicer	229

Master Servicer Proposed Course of Action Notice	368
Master Servicer Remittance Date	289
Material Defect	281
MDEQ	146
MIFID II	13
MLPA	277
Modeling Assumptions	405
Modification Fees	303
Morningstar	230
Mortgage	126
Mortgage File	277
Mortgage Loans	125
Mortgage Note	126
Mortgage Pool	125
Mortgage Rate	251
Mortgaged Property	126
N
Net Mortgage Rate	251
Net Operating Income	129
NFA	146
NOI Date	129
Non-Collateral Shadow Anchor Store	136
Non-Controlling Holder	177
Nonrecoverable Advance	291
Non-Serviced Certificate Administrator	172
Non-Serviced Companion Loan	172
Non-Serviced Directing Certificateholder	172
Non-Serviced Intercreditor Agreement	172
Non-Serviced Master Servicer	172
Non-Serviced Mortgage Loan	172
Non-Serviced Operating Advisor	172
Non-Serviced Pari Passu Companion Loan	172
Non-Serviced Pari Passu Whole Loan	173
Non-Serviced PSA	173
Non-Serviced Securitization Trust	173
Non-Serviced Special Servicer	173
Non-Serviced Trustee	173
Non-Serviced Whole Loan	173
Non-U.S. Person	424
Non-VRR Certificate Gain-on-Sale Remittance Amount	246
Notice of Foreclosure/DIL	193
Notional Amount	243
NRA	129
NRSRO	265, 434
NRSRO Certification	267
O
O&M	145
Occupancy	129
Occupancy Date	129
Offered Certificates	242
OID Regulations	417
OLA	121
Operating Advisor Consulting Fee	310
Operating Advisor Expenses	311
Operating Advisor Fee	310
Operating Advisor Fee Rate	310
Operating Advisor Standard	345
Operating Advisor Termination Event	347
Operating Statements	132
P
P&I Advance	289
PACE	170
PAR	200, 208
Pari Passu Companion Loan	125
Pari Passu Companion Loans	125
Participants	273
Parties in Interest	430
Pass-Through Rate	249
Patriot Act	398
PCE	146
PCIS Persons	14
Pentalpha Surveillance	237
Percentage Interest	244
Periodic Payments	245
Permitted Investments	244, 295
Permitted Special Servicer/Affiliate Fees	310
PHG	149
Pinnacle	149
PIPs	73, 147
Plan Fiduciary	432
Plans	429
PRC	14
Pre-2019 Securitization	107
Preliminary Dispute Resolution Election Notice	369
Prepayment Assumption	418
Prepayment Interest Excess	259
Prepayment Interest Shortfall	259
PRIIPS REGULATION	13
Prime Rate	293
Principal Balance Certificates	242
Principal Distribution Amount	252
Principal Shortfall	253
Privileged Information	346
Privileged Information Exception	347
Privileged Person	265
Professional Investors	15
Prohibited Prepayment	260
Promotion Of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	368

Proposed Course of Action Notice	368
PSA	242
PSA Party Repurchase Request	367
PTCE	433
Purchase Notice	186
Purchase Price	283
Q
Qualification Criteria	220
Qualified Replacement Special Servicer	359
Qualified Substitute Mortgage Loan	283
Qualifying CRE Loan Percentage	240
R
RAC No-Response Scenario	375
Rated Final Distribution Date	259
Rating Agencies	376
Rating Agency Confirmation	376
REA	61
Realized Loss	261
REC	145
Record Date	244
Registration Statement	429
Regular Certificates	242
Regular Interestholder	417
Regular Interests	414
Regulation AB	377
Regulation RR	239
Reimbursement Rate	293
Related Proceeds	292
Release Date	162
Relevant Persons	14
Relief Act	397
REMIC	414
REMIC Regulations	414
REO Account	294
REO Loan	254
REO Property	327
Repurchase Request	367
Requesting Certificateholder	369
Requesting Holders	317
Requesting Investor	276
Requesting Party	375
Required Credit Risk Retention Percentage	240
Requirements	398
Residual Certificates	242
Resolution Failure	367
Resolved	367
Restricted Group	431
Restricted Party	347
Retaining Sponsor	239
Review Materials	352
Revised Rate	159
RevPAR	129
RMBS	228
Rooms	132
Royal Park	228
Rule 15Ga-1	202
Rule 17g-5	267
S
Scheduled Principal Distribution Amount	252
SEC	194
Securities Act	377
Securitization Accounts	294
SEL	222
Senior Certificates	242
Serviced Companion Loan	173
Serviced Mortgage Loan	173
Serviced Pari Passu Companion Loan	173
Serviced Pari Passu Mortgage Loan	173
Serviced Pari Passu Whole Loan	173
Serviced Whole Loan	173
Servicer Termination Event	360
Servicing Advances	290
Servicing Fee	301
Servicing Fee Rate	301
Servicing Shift Mortgage Loan	174
Servicing Shift Securitization Date	174
Servicing Shift Whole Loan	174
Servicing Standard	288
SF	129
SFA	15
SFO	15
Similar Law	429
SMC	211
SMF	123
SMF VI	211
SMF VI Data Tape	212
SMF VI Mortgage Loans	212
SMMEA	434
Soft Lockbox	129
Soft Springing Lockbox	129
Special Restrictions for Employee Housing	138
Special Servicer Decision	320
Special Servicing Fee	304
Special Servicing Fee Rate	304
Specially Serviced Loans	326
Springing Cash Management	129
Springing Lockbox	129
Sq. Ft.	129
Square Feet	129
Startup Day	415
Starwood	211
Starwood Mortgage Loans	211

Starwood Review Team	212
State Court Complaint	228
Stated Principal Balance	253
Structured Product	15
STWD	232
Subject Loans	311
Subordinate Certificates	242
Subordinate Companion Loan	125, 174
Subordinate Companion Loans	125
Subsequent Asset Status Report	328
Sub-Servicing Agreement	288
T
T-12	130
Tax Cuts and Jobs Act	417
Term to Maturity	130
Terms and Conditions	275
Tests	353
TIC Roll-Up Borrower	143
Title V	397
Transaction Parties	432
TRIPRA	79
Trust REMIC	50
Trust REMICs	244, 414
TTM	130
Twelve Oaks Mall Companion Loans	187
Twelve Oaks Mall Directing Holder	192
Twelve Oaks Mall Intercreditor Agreement	187
Twelve Oaks Mall Loan Combination	187
Twelve Oaks Mall Master Servicer	187
Twelve Oaks Mall Purchase Notice	193
Twelve Oaks Mall Senior Loans	187
Twelve Oaks Mall Sequential Pay Event	190
Twelve Oaks Mall Special Servicer	187
Twelve Oaks Mall Subordinate Companion Loan Holders	187
Twelve Oaks Mall Subordinate Companion Loans	187
U
U.S. Person	424
UCC	385, 3
UCITS	107
Underwriter Entities	97
Underwriting Agreement	426
Underwritten Expenses	130
Underwritten NCF Debt Yield	130
Underwritten Net Cash Flow	130
Underwritten Net Cash Flow Debt Service Coverage Ratio	130
Underwritten Net Operating Income Debt Service Coverage Ratio	130
Underwritten NOI	131
Underwritten Revenues	132
Units	132
Unscheduled Principal Distribution Amount	252
Unsolicited Information	353
Upper-Tier REMIC	50, 244, 414
Upper-Tier REMIC Distribution Account	294
UST	146
UW Expenses	130
UW NCF	130
UW NCF Debt Yield	130
UW NCF DSCR	130
UW NOI	131
UW NOI Debt Yield	132
UW NOI DSCR	130
UW NOI DY	132
V
VAP	145
Vertical MOA	20
VOCs	146
Voting Rights	272
VRR Interest	239
W
WAC Rate	250
Wachovia	229
WaMu	150
Weighted Average Mortgage Rate	132
Wells Fargo	229
Wells Fargo Bank	227
Whole Loan	125
Withheld Amounts	294
Workout Fee	304
Workout Fee Rate	304
Workout-Delayed Reimbursement Amount	293
WTNA	226
Y
Yield Maintenance Charge	258
YM Group A	257
YM Group B	257
YM Group D	257
YM Group NR-RR	257
YM Groups	257

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated	Units(2)
1	GACC	Marina Heights State Farm	300-600 East Rio Salado Parkway	Tempe	AZ	85281	Maricopa	1	Office	Suburban	2015-2017		2,031,293
2	SMF VI	1875 Atlantic Avenue	1875 Atlantic Avenue	Brooklyn	NY	11233	Kings	1	Multifamily	Mid-Rise	2018		118
3	JPMCB	Atlantic Times Square	500 North Atlantic Boulevard	Monterey Park	CA	91754	Los Angeles	1	Mixed Use	Retail/Multifamily	2010		379,376
4	JPMCB	Embassy Suites Glendale	800 North Central Avenue	Glendale	CA	91203	Los Angeles	1	Hotel	Full Service	2008	2017	272
5	GACC	Sheraton Hotel Arlington	1500 Convention Center Drive	Arlington	TX	76011	Tarrant	1	Hotel	Full Service	1985	2016	311
6	SMF VI	Southland Shopping Center	600 Clairton Boulevard	Pittsburgh	PA	15236	Allegheny	1	Retail	Anchored	1955	2018	260,862
7	BSP	The Metropolitan at Wilton Manors	1220 Northeast 24th Street	Wilton Manors	FL	33305	Broward	1	Multifamily	Mid-Rise	2016		179
8	GACC	DreamWorks Campus	1000 Flower Street	Glendale	CA	91201	Los Angeles	1	Office	Suburban	1997	2010	497,404
9	JPMCB	Meridian Corporate Center	Various	Durham	NC	27713	Durham	10	Office	Suburban	Various		691,705
9.01	JPMCB	2520 Meridian Parkway	2520 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1997		115,283
9.02	JPMCB	2525 Meridian Parkway	2525 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1985		99,332
9.03	JPMCB	2605 Meridian Parkway	2605 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1995		74,071
9.04	JPMCB	2810 Meridian Parkway	2810 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1986		100,878
9.05	JPMCB	2510 Meridian Parkway	2510 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1990		64,454
9.06	JPMCB	2600 Meridian Parkway	2600 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1998		65,599
9.07	JPMCB	2700 Meridian Parkway	2700 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1997		51,637
9.08	JPMCB	2800 Meridian Parkway	2800 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1997		51,066
9.09	JPMCB	2505 Meridian Parkway	2505 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1989		42,705
9.10	JPMCB	2500 Meridian Parkway	2500 Meridian Parkway	Durham	NC	27713	Durham	1	Office	Suburban	1991		26,680
10	GACC	Steelyard Commons	3447 Steelyard Drive	Cleveland	OH	44109	Cuyahoga	1	Retail	Anchored	2007-2014		265,386
11	BSP	Constitution Plaza	1, 10, 100, 248, 250 & 260 Constitution Plaza	Hartford	CT	06103	Hartford	1	Office	CBD	1962-1963	2004	659,315
12	JPMCB	U-Haul AREC 27 Portfolio	Various	Various	Various	Various	Various	8	Self Storage	Self Storage	Various	Various	4,445
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear	1126 North Citrus Road	Goodyear	AZ	85338	Maricopa	1	Self Storage	Self Storage	2015		1,056
12.02	JPMCB	U-Haul Moving & Storage Of New Center	899 West Baltimore Street	Detroit	MI	48202	Wayne	1	Self Storage	Self Storage	1920	2013	843
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland	2290 South Delsea Drive	Vineland	NJ	08360	Cumberland	1	Self Storage	Self Storage	1990		550
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road	2189 Eakin Road	Columbus	OH	43223	Franklin	1	Self Storage	Self Storage	2000	2014	494
12.05	JPMCB	U-Haul Storage At Sharon Lane	211 Sharon Lane	Lake Charles	LA	70615	Calcasieu	1	Self Storage	Self Storage	1980		548
12.06	JPMCB	U-Haul Storage Of Scranton	210 South 7th Avenue	Scranton	PA	18505	Lackawanna	1	Self Storage	Self Storage	1986		265
12.07	JPMCB	U-Haul Moving & Storage Of Prattville	1221 South Memorial Drive	Prattville	AL	36067	Autauga	1	Self Storage	Self Storage	2008		302
12.08	JPMCB	U-Haul Moving & Storage Of Nampa	2112 Caldwell Boulevard	Nampa	ID	83651	Canyon	1	Self Storage	Self Storage	1978, 2016		387
13	SMF VI	Northwest Business Center	1335 & 1337-1351 Capital Circle Southeast and 2130, 2150, 2152, 2242, 2244, 2252, 2256, 2260, 2270 & 2275 Northwest Parkway Southeast	Marietta	GA	30067	Cobb	1	Industrial	Flex	1982-1988		470,971
14	SMF VI	Texas Hotel Portfolio	Various	Various	TX	Various	Various	2	Hotel	Various	Various	Various	327
14.01	SMF VI	Holiday Inn & Suites Beaumont	3950 Interstate 10 South	Beaumont	TX	77705	Jefferson	1	Hotel	Full Service	1984	2016	253
14.02	SMF VI	Holiday Inn Express Van Horn	1805 Southeast Frontage Road	Van Horn	TX	79855	Culberson	1	Hotel	Limited Service	2016		74
15	BSP	Troy Hotel Portfolio	Various	Troy	MI	48083	Oakland	2	Hotel	Various	2016		177
15.01	BSP	TownePlace Suites by Marriott Troy	325 Stephenson Highway	Troy	MI	48083	Oakland	1	Hotel	Extended Stay	2016		87
15.02	BSP	Fairfield Inn & Suites by Marriott Troy	225 Stephenson Highway	Troy	MI	48083	Oakland	1	Hotel	Limited Service	2016		90
16	JPMCB	Twelve Oaks Mall	27500 Novi Road	Novi	MI	48377	Oakland	1	Retail	Super Regional Mall	1977	2007	716,771
17	JPMCB	Lakewood Forest Plaza	21147 State Highway 249	Houston	TX	77070	Harris	1	Retail	Anchored	1984	2011	108,016
18	SMF VI	5805 Sepulveda Boulevard	5805 Sepulveda Boulevard	Sherman Oaks	CA	91411	Los Angeles	1	Office	Suburban	1990		87,691
19	GACC	Lehigh Valley Mall	250 Lehigh Valley Mall	Whitehall	PA	18052	Lehigh	1	Retail	Super Regional Mall	1976	2006	545,233
20	SMF VI	800 South Barranca	800 South Barranca Avenue	Covina	CA	91723	Los Angeles	1	Office	Suburban	1981	2007	89,937
21	JPMCB	The Market at Cross Creek Ranch	FM 1463 and Fulshear Bend Drive	Fulshear	TX	77494	Fort Bend	1	Retail	Shadow Anchored	2018		41,160
22	GACC	Weslaco Shopping Center	1901 West Expressway 83	Weslaco	TX	78596	Hidalgo	1	Retail	Anchored	1996	2005	141,335
23	JPMCB	Guardian Self Storage 2-Pack	Various	Various	PA	Various	Various	2	Self Storage	Self Storage	Various	Various	1,262
23.01	JPMCB	Brush Creek	922 Brush Creek Road	Warrendale	PA	15086	Allegheny	1	Self Storage	Self Storage	2000	2016	692
23.02	JPMCB	North Huntingdon	14200 Route 30	North Huntingdon	PA	15642	Westmoreland	1	Self Storage	Self Storage	2008		570
24	GACC	Greenmark at Andrews	200 Northwest Avenue M	Andrews	TX	79714	Andrews	1	Multifamily	Garden	2012, 2016		144
25	GACC	Northridge Medical Tower	18250 Roscoe Boulevard	Northridge	CA	91325	Los Angeles	1	Office	Medical	1961	2004	33,196
26	BSP	Dam Neck Shopping Center	1630-1650 General Booth Boulevard	Virginia Beach	VA	23454	Virginia Beach City	1	Retail	Anchored	1991		131,100
27	SMF VI	Fort Knox Executive Park	2727 Mahan Drive and 2728, 2737 & 2747 Fort Knox Boulevard	Tallahassee	FL	32308	Leon	1	Office	Suburban	1979, 1986, 1988, 1995	2017	300,419
28	SMF VI	8851 Santa Monica Boulevard	801-805 Larrabee Street and 8851-8853 Santa Monica Boulevard	West Hollywood	CA	90069	Los Angeles	1	Mixed Use	Retail/Office	1926	2016	9,948
29	SMF VI	Holiday Inn Express Albany	300 Broadway	Albany	NY	12207	Albany	1	Hotel	Limited Service	1962	2017	135
30	GACC	Mezz 42	881 3rd Avenue Southwest and 5 Center Green	Carmel	IN	46032	Hamilton	1	Mixed Use	Multifamily/Office	2016		45
31	SMF VI	Adams Portfolio	Various	Las Vegas	NV	Various	Clark	3	Retail	Various	Various		22,522
31.01	SMF VI	4626 Maryland	4626 South Maryland Parkway	Las Vegas	NV	89119	Clark	1	Retail	Single Tenant	1980		6,000
31.02	SMF VI	4680 Maryland	4680 South Maryland Parkway	Las Vegas	NV	89119	Clark	1	Retail	Unanchored	2010		5,800
31.03	SMF VI	Sunset Property	4850 West Sunset Road	Las Vegas	NV	89118	Clark	1	Retail	Unanchored	2007		10,722
32	SMF VI	City View Farms	1037 West Jefferson Street	Franklin	IN	46131	Johnson	1	Multifamily	Garden	2004		84
33	GACC	JHMR Powderhorn	605, 655 & 685 Powderhorn Lane	Jackson	WY	83001	Teton	1	Multifamily	Garden	2014		25
34	SMF VI	Fireside IL Storage Portfolio	Various	Bourbonnais	IL	60914	Kankakee	2	Self Storage	Self Storage	Various		830
34.01	SMF VI	Larry Power Storage	575 Larry Power Road	Bourbonnais	IL	60914	Kankakee	1	Self Storage	Self Storage	2006		482
34.02	SMF VI	Armour Road Storage	1847 Armour Road	Bourbonnais	IL	60914	Kankakee	1	Self Storage	Self Storage	2001		348
35	BSP	Aaron’s Rent Portfolio	Various	Various	Various	Various	Various	7	Retail	Freestanding	Various		63,519
35.01	BSP	Aaron’s Rent - Charlotte, NC	6411 North Tryon Street	Charlotte	NC	28213	Mecklenburg	1	Retail	Freestanding	2008		8,000
35.02	BSP	Aaron’s Rent - Lower Burrell, PA	3219 Leechburg Road	Lower Burrell	PA	15068	Westmoreland	1	Retail	Freestanding	1993		11,519
35.03	BSP	Aaron’s Rent - Houston, TX	9839 North Freeway	Houston	TX	77037	Harris	1	Retail	Freestanding	2009		10,000
35.04	BSP	Aaron’s Rent - Pleasanton, TX	1825 West Oaklawn Road	Pleasanton	TX	78064	Atascosa	1	Retail	Freestanding	2007		10,000
35.05	BSP	Aaron’s Rent - Zanesville, OH	2620 Maysville Pike	Zanesville	OH	43701	Muskingum	1	Retail	Freestanding	2008		8,000
35.06	BSP	Aaron’s Rent - Pearland, TX	5430 Broadway Street	Pearland	TX	77581	Brazoria	1	Retail	Freestanding	2009		8,000
35.07	BSP	Aaron’s Rent - Demopolis, AL	1201 Osgood Loop	Demopolis	AL	36732	Marengo	1	Retail	Freestanding	2009		8,000
36	GACC	Fountaingrove Executive Center	3700 Old Redwood Highway	Santa Rosa	CA	95403	Sonoma	1	Office	Suburban	2004		37,428
37	SMF VI	Shoppes at Schoolhouse Crossing	150 Onix Drive	Kennett Square	PA	19348	Chester	1	Mixed Use	Retail/Office	2007		37,000
38	SMF VI	1-21 Export Drive	21 Export Drive	Sterling	VA	20164	Loudoun	1	Industrial	Flex	1985	2016	74,729
39	BSP	Taylor Industrial	21740 Trolley Industrial Drive	Taylor	MI	48180	Wayne	1	Industrial	Warehouse	1971	2016	240,120
40	SMF VI	Sunrise Pass Estates MHC	1000 Windy Pass	Barstow	CA	92311	San Bernardino	1	Manufactured Housing	Manufactured Housing	1972-1973		161
41	SMF VI	Springfield Storage	1215 North Belmont Avenue	Springfield	OH	45503	Clark	1	Self Storage	Self Storage	2002		509

A-1-1

ANNEX A-1

										Original		Current						Net
			Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt
Loan #	Seller(1)	Property Name	Measure	Occupancy %(3)	Date	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)
1	GACC	Marina Heights State Farm	Square Feet	99.5%	12/07/17	960,000,000	11/20/17	58.3%	50,000,000	276	50,000,000	276	7.0%	No	No	3.55950	0.01475	3.54475	Actual/360	150,372.40	1,804,468.80
2	SMF VI	1875 Atlantic Avenue	Units	95.8%	04/26/18	69,200,000	03/05/18	60.7%	42,000,000	355,932	42,000,000	355,932	5.9%	No	No	4.86700	0.01975	4.84725	Actual/360	172,710.90	2,072,530.83
3	JPMCB	Atlantic Times Square	Square Feet	96.9%	03/01/18	163,800,000	02/01/18	59.8%	40,000,000	258	40,000,000	258	5.6%	No	Yes - Group 1	4.84500	0.01975	4.82525	Actual/360	163,743.06	1,964,916.67
4	JPMCB	Embassy Suites Glendale	Rooms	88.1%	02/28/18	114,000,000	03/29/18	59.6%	37,000,000	250,000	37,000,000	250,000	5.2%	No	Yes - Group 1	5.44800	0.01975	5.42825	Actual/360	170,313.06	2,043,756.67
5	GACC	Sheraton Hotel Arlington	Rooms	72.6%	12/31/17	59,500,000	10/01/18	60.8%	36,400,000	117,042	36,193,886	116,379	5.1%	No	No	5.23000	0.03975	5.19025	Actual/360	200,551.48	2,406,617.76
6	SMF VI	Southland Shopping Center	Square Feet	94.0%	04/01/18	58,200,000	01/26/18	58.4%	34,000,000	130	34,000,000	130	4.8%	No	No	4.92500	0.01975	4.90525	Actual/360	180,964.09	2,171,569.08
7	BSP	The Metropolitan at Wilton Manors	Units	96.1%	04/18/18	54,000,000	03/15/18	62.0%	33,500,000	187,151	33,500,000	187,151	4.7%	No	No	5.12000	0.03725	5.08275	Actual/360	144,918.52	1,739,022.24
8	GACC	DreamWorks Campus	Square Feet	100.0%	06/06/18	297,000,000	08/03/17	31.0%	30,000,000	185	30,000,000	185	4.2%	No	No	2.29783	0.01600	2.28183	Actual/360	58,243.51	698,922.12
9	JPMCB	Meridian Corporate Center	Square Feet	90.6%	02/20/18	108,250,000	02/13/18	69.9%	30,000,000	109	30,000,000	109	4.2%	No	No	4.57460	0.02600	4.54860	Actual/360	153,338.25	1,840,059.00
9.01	JPMCB	2520 Meridian Parkway	Square Feet	100.0%	02/20/18	22,400,000	02/13/18		6,236,388		6,236,388		0.9%
9.02	JPMCB	2525 Meridian Parkway	Square Feet	71.6%	02/20/18	16,300,000	02/13/18		4,538,086		4,538,086		0.6%
9.03	JPMCB	2605 Meridian Parkway	Square Feet	89.2%	02/20/18	12,850,000	02/13/18		3,439,667		3,439,667		0.5%
9.04	JPMCB	2810 Meridian Parkway	Square Feet	88.8%	02/20/18	12,300,000	02/13/18		3,424,445		3,424,445		0.5%
9.05	JPMCB	2510 Meridian Parkway	Square Feet	83.6%	02/20/18	11,500,000	02/13/18		3,201,717		3,201,717		0.4%
9.06	JPMCB	2600 Meridian Parkway	Square Feet	99.1%	02/20/18	10,000,000	02/13/18		2,784,102		2,784,102		0.4%
9.07	JPMCB	2700 Meridian Parkway	Square Feet	100.0%	02/20/18	7,200,000	02/13/18		2,004,554		2,004,554		0.3%
9.08	JPMCB	2800 Meridian Parkway	Square Feet	100.0%	02/20/18	6,500,000	02/13/18		1,809,666		1,809,666		0.3%
9.09	JPMCB	2505 Meridian Parkway	Square Feet	100.0%	02/20/18	6,400,000	02/13/18		1,781,825		1,781,825		0.2%
9.10	JPMCB	2500 Meridian Parkway	Square Feet	75.8%	02/20/18	2,800,000	02/13/18		779,549		779,549		0.1%
10	GACC	Steelyard Commons	Square Feet	94.0%	05/09/18	59,400,000	02/09/18	74.5%	30,000,000	167	30,000,000	167	4.2%	No	No	4.85500	0.03725	4.81775	Actual/360	158,398.48	1,900,781.76
11	BSP	Constitution Plaza	Square Feet	82.8%	04/01/18	94,400,000	02/01/18	58.2%	30,000,000	83	29,975,491	83	4.2%	No	No	5.99000	0.01975	5.97025	Actual/360	180,164.63	2,161,975.56
12	JPMCB	U-Haul AREC 27 Portfolio	Units	91.1%	03/31/18	45,220,000	Various	62.8%	28,500,000	6,412	28,397,637	6,389	4.0%	No	No	4.33500	0.01975	4.31525	Actual/360	155,754.97	1,869,059.64
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear	Units	92.0%	03/31/18	15,000,000	02/19/18		9,450,000		9,416,059		1.3%
12.02	JPMCB	U-Haul Moving & Storage Of New Center	Units	93.6%	03/31/18	9,720,000	02/15/18		6,130,000		6,107,983		0.9%
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland	Units	90.7%	03/31/18	5,120,000	02/19/18		3,230,000		3,218,399		0.5%
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road	Units	99.0%	03/31/18	3,670,000	02/20/18		2,310,000		2,301,703		0.3%
12.05	JPMCB	U-Haul Storage At Sharon Lane	Units	78.6%	03/31/18	2,990,000	02/12/18		1,880,000		1,873,248		0.3%
12.06	JPMCB	U-Haul Storage Of Scranton	Units	90.2%	03/31/18	2,920,000	02/20/18		1,840,000		1,833,391		0.3%
12.07	JPMCB	U-Haul Moving & Storage Of Prattville	Units	93.7%	03/31/18	2,900,000	02/19/18		1,830,000		1,823,427		0.3%
12.08	JPMCB	U-Haul Moving & Storage Of Nampa	Units	89.9%	03/31/18	2,900,000	02/16/18		1,830,000		1,823,427		0.3%
13	SMF VI	Northwest Business Center	Square Feet	90.6%	04/01/18	34,200,000	02/07/18	66.5%	22,750,000	48	22,750,000	48	3.2%	No	No	5.23000	0.01975	5.21025	Actual/360	125,344.67	1,504,136.04
14	SMF VI	Texas Hotel Portfolio	Rooms	75.8%	02/28/18	39,000,000	Various	53.1%	20,725,000	63,379	20,693,565	63,283	2.9%	No	No	5.08500	0.01975	5.06525	Actual/360	122,184.87	1,466,218.44
14.01	SMF VI	Holiday Inn & Suites Beaumont	Rooms	76.8%	02/28/18	30,000,000	03/23/18		14,725,000		14,702,665		2.1%
14.02	SMF VI	Holiday Inn Express Van Horn	Rooms	72.4%	02/28/18	9,000,000	03/26/18		6,000,000		5,990,899		0.8%
15	BSP	Troy Hotel Portfolio	Rooms	77.4%	03/31/18	29,800,000	04/13/18	57.0%	17,000,000	96,045	17,000,000	96,045	2.4%	No	No	5.22000	0.01975	5.20025	Actual/360	101,571.45	1,218,857.40
15.01	BSP	TownePlace Suites by Marriott Troy	Rooms	76.9%	03/31/18	15,200,000	04/13/18		8,574,092		8,574,092		1.2%
15.02	BSP	Fairfield Inn & Suites by Marriott Troy	Rooms	77.9%	03/31/18	14,600,000	04/13/18		8,425,908		8,425,908		1.2%
16	JPMCB	Twelve Oaks Mall	Square Feet	91.9%	02/01/18	552,900,000	12/14/17	36.0%	16,666,666	279	16,609,145	278	2.3%	No	No	4.39850	0.01600	4.38250	Actual/360	81,658.48	979,901.76
17	JPMCB	Lakewood Forest Plaza	Square Feet	88.7%	03/22/18	25,500,000	03/21/18	65.0%	16,575,000	153	16,575,000	153	2.3%	No	No	4.65000	0.01975	4.63025	Actual/360	85,466.80	1,025,601.60
18	SMF VI	5805 Sepulveda Boulevard	Square Feet	100.0%	04/11/18	26,000,000	03/23/18	60.8%	15,800,000	180	15,800,000	180	2.2%	No	No	4.78500	0.01975	4.76525	Actual/360	82,753.93	993,047.16
19	GACC	Lehigh Valley Mall	Square Feet	83.9%	10/12/17	445,000,000	09/04/17	44.5%	15,000,000	367	14,852,082	363	2.1%	No	No	4.05600	0.01600	4.04000	Actual/360	72,097.41	865,168.92
20	SMF VI	800 South Barranca	Square Feet	97.5%	03/15/18	23,900,000	01/29/18	60.7%	14,500,000	161	14,500,000	161	2.0%	No	No	4.89500	0.01975	4.87525	Actual/360	76,911.31	922,935.72
21	JPMCB	The Market at Cross Creek Ranch	Square Feet	87.3%	03/01/18	20,300,000	02/09/18	65.6%	13,310,000	323	13,310,000	323	1.9%	No	No	4.78500	0.05975	4.72525	Actual/360	69,712.33	836,547.96
22	GACC	Weslaco Shopping Center	Square Feet	100.0%	04/09/18	18,900,000	12/02/17	69.3%	13,100,000	93	13,100,000	93	1.8%	No	No	5.53000	0.01975	5.51025	Actual/360	74,627.12	895,525.44
23	JPMCB	Guardian Self Storage 2-Pack	Units	84.2%	02/08/18	20,950,000	02/13/18	58.7%	12,300,000	9,746	12,300,000	9,746	1.7%	No	No	4.46000	0.05975	4.40025	Actual/360	46,349.93	556,199.17
23.01	JPMCB	Brush Creek	Units	86.1%	02/08/18	13,830,000	02/13/18		8,119,761		8,119,761		1.1%
23.02	JPMCB	North Huntingdon	Units	81.9%	02/08/18	7,120,000	02/13/18		4,180,239		4,180,239		0.6%
24	GACC	Greenmark at Andrews	Units	96.5%	04/23/18	17,290,000	02/23/18	65.8%	11,375,000	78,993	11,375,000	78,993	1.6%	No	No	5.24500	0.01975	5.22525	Actual/360	62,777.95	753,335.40
25	GACC	Northridge Medical Tower	Square Feet	85.3%	03/19/18	13,150,000	03/08/18	63.5%	8,350,000	252	8,350,000	252	1.2%	No	No	4.92500	0.04975	4.87525	Actual/360	34,745.76	416,949.12
26	BSP	Dam Neck Shopping Center	Square Feet	85.6%	04/05/18	13,800,000	12/13/17	57.8%	8,000,000	61	7,982,882	61	1.1%	No	No	5.28000	0.01975	5.26025	Actual/360	44,325.06	531,900.72
27	SMF VI	Fort Knox Executive Park	Square Feet	83.5%	02/01/18	56,800,000	01/16/18	61.3%	8,000,000	117	7,962,419	116	1.1%	No	No	5.10300	0.01600	5.08700	Actual/360	47,248.54	566,982.48
28	SMF VI	8851 Santa Monica Boulevard	Square Feet	99.2%	05/01/18	13,840,000	04/02/18	52.7%	7,300,000	734	7,300,000	734	1.0%	No	No	4.94000	0.01975	4.92025	Actual/360	30,469.05	365,628.61
29	SMF VI	Holiday Inn Express Albany	Rooms	70.4%	02/28/18	11,200,000	02/01/18	64.2%	7,200,000	53,333	7,185,396	53,225	1.0%	No	No	5.53000	0.01975	5.51025	Actual/360	41,016.43	492,197.16
30	GACC	Mezz 42	Units	95.6%	05/10/18	9,500,000	10/23/17	66.3%	6,300,000	140,000	6,300,000	140,000	0.9%	No	No	5.20000	0.01975	5.18025	Actual/360	34,593.99	415,127.88
31	SMF VI	Adams Portfolio	Square Feet	100.0%	Various	9,180,000	11/15/17	67.5%	6,200,000	275	6,200,000	275	0.9%	No	No	4.78700	0.05975	4.72725	Actual/360	32,480.55	389,766.60
31.01	SMF VI	4626 Maryland	Square Feet	100.0%	06/06/18	2,750,000	11/15/17		2,294,492		2,294,492		0.3%
31.02	SMF VI	4680 Maryland	Square Feet	100.0%	12/01/17	3,930,000	11/15/17		2,218,008		2,218,008		0.3%
31.03	SMF VI	Sunset Property	Square Feet	100.0%	12/01/17	2,500,000	11/15/17		1,687,500		1,687,500		0.2%
32	SMF VI	City View Farms	Units	97.6%	05/02/18	9,000,000	03/30/18	66.7%	6,000,000	71,429	6,000,000	71,429	0.8%	No	No	5.08600	0.05975	5.02625	Actual/360	32,525.39	390,304.68
33	GACC	JHMR Powderhorn	Units	100.0%	05/09/18	8,800,000	03/02/18	68.2%	6,000,000	240,000	6,000,000	240,000	0.8%	No	No	5.00500	0.01975	4.98525	Actual/360	32,227.63	386,731.56
34	SMF VI	Fireside IL Storage Portfolio	Units	84.1%	01/31/18	9,420,000	03/16/18	62.1%	5,850,000	7,048	5,850,000	7,048	0.8%	No	No	4.89500	0.01975	4.87525	Actual/360	31,029.74	372,356.88
34.01	SMF VI	Larry Power Storage	Units	84.4%	01/31/18	6,670,000	03/16/18		3,825,000		3,825,000		0.5%
34.02	SMF VI	Armour Road Storage	Units	83.6%	01/31/18	2,750,000	03/16/18		2,025,000		2,025,000		0.3%
35	BSP	Aaron’s Rent Portfolio	Square Feet	100.0%	06/06/18	11,650,000	Various	50.0%	5,830,000	92	5,830,000	92	0.8%	No	No	4.90000	0.01975	4.88025	Actual/360	24,136.47	289,637.64
35.01	BSP	Aaron’s Rent - Charlotte, NC	Square Feet	100.0%	06/06/18	1,900,000	02/21/18		971,390		971,390		0.1%
35.02	BSP	Aaron’s Rent - Lower Burrell, PA	Square Feet	100.0%	06/06/18	1,900,000	02/14/18		944,260		944,260		0.1%
35.03	BSP	Aaron’s Rent - Houston, TX	Square Feet	100.0%	06/06/18	1,730,000	02/20/18		861,620		861,620		0.1%
35.04	BSP	Aaron’s Rent - Pleasanton, TX	Square Feet	100.0%	06/06/18	1,720,000	02/16/18		857,010		857,010		0.1%
35.05	BSP	Aaron’s Rent - Zanesville, OH	Square Feet	100.0%	06/06/18	1,670,000	02/15/18		832,430		832,430		0.1%
35.06	BSP	Aaron’s Rent - Pearland, TX	Square Feet	100.0%	06/06/18	1,380,000	02/15/18		689,320		689,320		0.1%
35.07	BSP	Aaron’s Rent - Demopolis, AL	Square Feet	100.0%	06/06/18	1,350,000	02/17/18		673,970		673,970		0.1%
36	GACC	Fountaingrove Executive Center	Square Feet	100.0%	03/06/18	8,120,000	01/26/18	69.0%	5,600,000	150	5,600,000	150	0.8%	No	No	4.60000	0.05975	4.54025	Actual/360	28,708.08	344,496.96
37	SMF VI	Shoppes at Schoolhouse Crossing	Square Feet	93.5%	02/28/18	8,000,000	01/23/18	70.0%	5,600,000	151	5,600,000	151	0.8%	No	No	5.24000	0.01975	5.22025	Actual/360	30,888.73	370,664.76
38	SMF VI	1-21 Export Drive	Square Feet	100.0%	04/27/18	8,700,000	03/01/18	60.3%	5,250,000	70	5,250,000	70	0.7%	No	No	5.05000	0.01975	5.03025	Actual/360	28,343.78	340,125.36
39	BSP	Taylor Industrial	Square Feet	100.0%	05/01/18	7,600,000	03/14/18	62.4%	4,750,000	20	4,745,152	20	0.7%	No	No	5.17000	0.01975	5.15025	Actual/360	25,994.81	311,937.72
40	SMF VI	Sunrise Pass Estates MHC	Pads	96.3%	05/02/18	8,100,000	03/30/18	58.0%	4,700,000	29,193	4,700,000	29,193	0.7%	No	No	4.99000	0.01975	4.97025	Actual/360	25,201.90	302,422.80
41	SMF VI	Springfield Storage	Units	99.8%	02/28/18	3,720,000	03/21/18	63.2%	2,350,000	4,617	2,350,000	4,617	0.3%	No	No	4.87000	0.01975	4.85025	Actual/360	12,429.26	149,151.12

A-1-2

ANNEX A-1

				First	Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)	Maturity Date(11)	ARD Loan(11)	Mat Date(11)	Balance ($)(5)	LTV %(4)	Provision (Payments)(12)
1	GACC	Marina Heights State Farm	12/07/17	02/06/18			115	0	120	5	6	0	0	01/06/28	Yes	01/06/33	50,000,000	58.3%	L(11),Grtr1%orYM(102),O(7)
2	SMF VI	1875 Atlantic Avenue	04/27/18	06/06/18			119	0	120	1	6	0	0	05/06/28	No		42,000,000	60.7%	L(25),Def(89),O(6)
3	JPMCB	Atlantic Times Square	03/20/18	05/01/18			118	0	120	2	1	0	0	04/01/28	No		40,000,000	59.8%	L(26),Def(90),O(4)
4	JPMCB	Embassy Suites Glendale	05/08/18	07/01/18			60	0	60	0	1	0	0	06/01/23	No		37,000,000	59.6%	L(24),Def(32),O(4)
5	GACC	Sheraton Hotel Arlington	12/20/17	02/06/18			55	355	0	5	6	0	0	01/06/23	No		33,683,249	56.6%	L(29),Def(27),O(4)
6	SMF VI	Southland Shopping Center	04/20/18	06/06/18	05/06/22	06/06/22	119	360	48	1	6	0	0	05/06/28	No		30,704,927	52.8%	L(25),Def(89),O(6)
7	BSP	The Metropolitan at Wilton Manors	05/01/18	06/06/18			119	0	120	1	6	0	0	05/06/28	No		33,500,000	62.0%	L(25),Def(91),O(4)
8	GACC	DreamWorks Campus	11/20/17	01/06/18			54	0	60	6	6	0	0	12/06/22	Yes	12/06/24	30,000,000	31.0%	L(30),Def(25),O(5)
9	JPMCB	Meridian Corporate Center	03/20/18	05/01/18	04/01/23	05/01/23	118	360	60	2	1	0	0	04/01/28	No		27,489,590	64.1%	L(25),Grtr1%orYM(91),O(4)
9.01	JPMCB	2520 Meridian Parkway															5,714,525
9.02	JPMCB	2525 Meridian Parkway															4,158,338
9.03	JPMCB	2605 Meridian Parkway															3,151,835
9.04	JPMCB	2810 Meridian Parkway															3,137,887
9.05	JPMCB	2510 Meridian Parkway															2,933,796
9.06	JPMCB	2600 Meridian Parkway															2,551,127
9.07	JPMCB	2700 Meridian Parkway															1,836,812
9.08	JPMCB	2800 Meridian Parkway															1,658,233
9.09	JPMCB	2505 Meridian Parkway															1,632,722
9.10	JPMCB	2500 Meridian Parkway															714,316
10	GACC	Steelyard Commons	04/03/18	05/06/18	04/06/20	05/06/20	118	360	24	2	6	0	0	04/06/28	No		25,862,150	64.2%	L(26),Def(90),O(4)
11	BSP	Constitution Plaza	04/18/18	06/06/18			59	356	0	1	6	0	0	05/06/23	No		28,029,464	54.4%	L(25),Def(31),O(4)
12	JPMCB	U-Haul AREC 27 Portfolio	03/29/18	05/01/18			118	298	0	2	1	0	0	04/01/28	Yes	04/01/38	20,788,220	46.0%	L(26),Def(91),O(3)
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear															6,892,936
12.02	JPMCB	U-Haul Moving & Storage Of New Center															4,471,291
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland															2,355,998
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road															1,684,940
12.05	JPMCB	U-Haul Storage At Sharon Lane															1,371,293
12.06	JPMCB	U-Haul Storage Of Scranton															1,342,117
12.07	JPMCB	U-Haul Moving & Storage Of Prattville															1,334,823
12.08	JPMCB	U-Haul Moving & Storage Of Nampa															1,334,823
13	SMF VI	Northwest Business Center	04/23/18	06/06/18	05/06/22	06/06/22	119	360	48	1	6	0	0	05/06/28	No		20,660,158	60.4%	L(12),Grtr1%orYM(104),O(4)
14	SMF VI	Texas Hotel Portfolio	05/01/18	06/06/18			119	299	0	1	6	0	0	05/06/28	No		15,547,452	39.9%	L(25),Def(91),O(4)
14.01	SMF VI	Holiday Inn & Suites Beaumont															11,046,380
14.02	SMF VI	Holiday Inn Express Van Horn															4,501,072
15	BSP	Troy Hotel Portfolio	05/08/18	07/06/18			120	300	0	0	6	0	5 (One time only)	06/06/28	No		12,814,057	43.0%	L(24),Def(92),O(4)
15.01	BSP	TownePlace Suites by Marriott Troy															6,462,877
15.02	BSP	Fairfield Inn & Suites by Marriott Troy															6,351,181
16	JPMCB	Twelve Oaks Mall	02/28/18	04/06/18			117	357	0	3	6	0	0	03/06/28	No		13,637,485	29.6%	L(27),Def(89),O(4)
17	JPMCB	Lakewood Forest Plaza	04/06/18	06/01/18	05/01/21	06/01/21	119	360	36	1	1	5	5	05/01/28	No		14,560,102	57.1%	L(25),Grtr1%orYM(92),O(3)
18	SMF VI	5805 Sepulveda Boulevard	04/13/18	06/06/18	11/06/19	12/06/19	119	360	18	1	6	0	0	05/06/28	No		13,426,561	51.6%	L(25),Def(91),O(4)
19	GACC	Lehigh Valley Mall	10/13/17	12/01/17			113	353	0	7	1	0	0	11/01/27	No		11,938,009	35.8%	L(31),Def(82),O(7)
20	SMF VI	800 South Barranca	03/16/18	05/06/18	04/06/21	05/06/21	118	360	36	2	6	0	0	04/06/28	No		12,807,068	53.6%	L(26),Def(89),O(5)
21	JPMCB	The Market at Cross Creek Ranch	04/10/18	06/01/18	05/01/23	06/01/23	119	360	60	1	1	0	0	05/01/28	No		12,237,017	60.3%	L(25),Grtr1%orYM(92),O(3)
22	GACC	Weslaco Shopping Center	04/10/18	06/06/18	05/06/19	06/06/19	119	360	12	1	6	0	0	05/06/28	No		11,229,151	59.4%	L(25),Def(91),O(4)
23	JPMCB	Guardian Self Storage 2-Pack	03/15/18	05/01/18			118	0	120	2	1	0	0	04/01/28	No		12,300,000	58.7%	L(25),Grtr1%orYM(92),O(3)
23.01	JPMCB	Brush Creek															8,119,761
23.02	JPMCB	North Huntingdon															4,180,239
24	GACC	Greenmark at Andrews	04/25/18	06/06/18	05/06/21	06/06/21	119	360	36	1	6	0	0	05/06/28	No		10,123,811	58.6%	L(25),Def(91),O(4)
25	GACC	Northridge Medical Tower	03/29/18	05/06/18			118	0	120	2	6	0	0	04/06/28	No		8,350,000	63.5%	L(12),Grtr2%orYM(103),O(5)
26	BSP	Dam Neck Shopping Center	04/05/18	05/06/18			118	358	0	2	6	0	0	04/06/28	No		6,637,830	48.1%	L(26),Def(90),O(4)
27	SMF VI	Fort Knox Executive Park	02/12/18	04/06/18			117	297	0	3	6	0	0	03/06/28	No		6,005,466	46.3%	L(27),Def(89),O(4)
28	SMF VI	8851 Santa Monica Boulevard	05/09/18	07/06/18			120	0	120	0	6	0	0	06/06/28	No		7,300,000	52.7%	L(24),DeforGrtr1%orYM(91),O(5)
29	SMF VI	Holiday Inn Express Albany	03/15/18	05/06/18			118	358	0	2	6	0	0	04/06/28	No		6,021,093	53.8%	L(26),Def(89),O(5)
30	GACC	Mezz 42	05/11/18	07/06/18	06/06/21	07/06/21	120	360	36	0	6	0	0	06/06/28	No		5,601,379	59.0%	L(23),Grtr2%orYM(93),O(4)
31	SMF VI	Adams Portfolio	12/11/17	02/06/18	01/06/20	02/06/20	115	360	24	5	6	0	0	01/06/28	No		5,335,305	58.1%	L(29),Def(87),O(4)
31.01	SMF VI	4626 Maryland															1,974,486
31.02	SMF VI	4680 Maryland															1,908,669
31.03	SMF VI	Sunset Property															1,452,150
32	SMF VI	City View Farms	05/04/18	06/06/18	05/06/20	06/06/20	119	360	24	1	6	0	0	05/06/28	No		5,203,126	57.8%	L(25),Def(91),O(4)
33	GACC	JHMR Powderhorn	05/09/18	07/06/18	06/06/23	07/06/23	120	360	60	0	6	0	0	06/06/28	No		5,534,823	62.9%	L(24),Def(92),O(4)
34	SMF VI	Fireside IL Storage Portfolio	03/29/18	05/06/18	04/06/23	05/06/23	118	360	60	2	6	0	0	04/06/28	No		5,387,433	57.2%	L(26),DeforGrtr1%orYM(89),O(5)
34.01	SMF VI	Larry Power Storage															3,522,553
34.02	SMF VI	Armour Road Storage															1,864,881
35	BSP	Aaron’s Rent Portfolio	03/23/18	05/06/18			118	0	120	2	6	0	0	04/06/28	No		5,830,000	50.0%	L(26),Def(90),O(4)
35.01	BSP	Aaron’s Rent - Charlotte, NC															971,390
35.02	BSP	Aaron’s Rent - Lower Burrell, PA															944,260
35.03	BSP	Aaron’s Rent - Houston, TX															861,620
35.04	BSP	Aaron’s Rent - Pleasanton, TX															857,010
35.05	BSP	Aaron’s Rent - Zanesville, OH															832,430
35.06	BSP	Aaron’s Rent - Pearland, TX															689,320
35.07	BSP	Aaron’s Rent - Demopolis, AL															673,970
36	GACC	Fountaingrove Executive Center	03/08/18	05/06/18	04/06/22	05/06/22	118	360	48	2	6	0	0	04/06/28	No		5,026,036	61.9%	L(24),Grtr1%orYM(91),O(5)
37	SMF VI	Shoppes at Schoolhouse Crossing	03/02/18	04/06/18	03/06/21	04/06/21	117	360	36	3	6	0	0	03/06/28	No		4,983,554	62.3%	L(27),Def(89),O(4)
38	SMF VI	1-21 Export Drive	05/04/18	06/06/18	05/06/23	06/06/23	119	360	60	1	6	0	0	05/06/28	No		4,846,412	55.7%	L(25),Def(91),O(4)
39	BSP	Taylor Industrial	05/01/18	06/06/18			119	359	0	1	6	0	0	05/06/28	No		3,927,638	51.7%	L(25),Def(91),O(4)
40	SMF VI	Sunrise Pass Estates MHC	05/04/18	06/06/18	05/06/20	06/06/20	119	360	24	1	6	0	0	05/06/28	No		4,065,918	50.2%	L(25),Def(91),O(4)
41	SMF VI	Springfield Storage	04/12/18	06/06/18	05/06/21	06/06/21	119	360	36	1	6	0	0	05/06/28	No		2,074,554	55.8%	L(25),Def(90),O(5)

A-1-3

ANNEX A-1

			HISTORICAL FINANCIALS(13)
																UW
			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent		Economic
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(14)	As of	Occupancy %
1	GACC	Marina Heights State Farm														98.7%
2	SMF VI	1875 Atlantic Avenue														95.8%
3	JPMCB	Atlantic Times Square	12,065,407	4,022,677	8,042,730	13,515,561	4,235,008	9,280,553	14,417,336	4,498,174	9,919,162	14,504,628	4,526,659	9,977,969	02/28/18	95.0%
4	JPMCB	Embassy Suites Glendale	19,096,354	11,376,614	7,719,740	21,001,005	12,555,856	8,445,149	19,976,380	12,503,441	7,472,939	19,903,033	12,519,358	7,383,675	02/28/18	88.1%
5	GACC	Sheraton Hotel Arlington	16,907,203	11,948,727	4,958,476	16,532,297	11,894,644	4,637,653	17,359,843	12,158,450	5,201,393					72.6%
6	SMF VI	Southland Shopping Center	4,586,017	1,886,472	2,699,545	4,560,958	1,659,064	2,901,894	4,430,581	1,610,619	2,819,962					95.9%
7	BSP	The Metropolitan at Wilton Manors							3,906,974	2,011,267	1,895,707	4,288,283	1,919,880	2,368,403	03/30/18	95.0%
8	GACC	DreamWorks Campus				13,334,684	157,172	13,177,512				13,484,575	151,213	13,333,362	09/30/17	98.0%
9	JPMCB	Meridian Corporate Center	12,316,834	5,210,481	7,106,354	12,596,797	5,368,484	7,228,314	13,036,744	5,582,846	7,453,899					91.0%
9.01	JPMCB	2520 Meridian Parkway
9.02	JPMCB	2525 Meridian Parkway
9.03	JPMCB	2605 Meridian Parkway
9.04	JPMCB	2810 Meridian Parkway
9.05	JPMCB	2510 Meridian Parkway
9.06	JPMCB	2600 Meridian Parkway
9.07	JPMCB	2700 Meridian Parkway
9.08	JPMCB	2800 Meridian Parkway
9.09	JPMCB	2505 Meridian Parkway
9.10	JPMCB	2500 Meridian Parkway
10	GACC	Steelyard Commons	8,692,570	4,775,181	3,917,389	8,715,286	4,903,097	3,812,189	8,437,125	5,011,181	3,425,944					94.5%
11	BSP	Constitution Plaza	15,539,538	8,871,307	6,668,231	15,128,531	8,229,542	6,898,989	13,314,816	8,242,540	5,072,276					87.6%
12	JPMCB	U-Haul AREC 27 Portfolio							3,955,933	1,291,879	2,664,054	4,155,186	1,330,949	2,824,239	03/31/18	93.2%
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear							1,106,619	277,435	829,184	1,187,518	307,127	880,391	03/31/18	94.6%
12.02	JPMCB	U-Haul Moving & Storage Of New Center							900,951	292,784	608,167	915,208	298,464	616,745	03/31/18	96.2%
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland							440,172	157,603	282,569	473,793	160,392	313,401	03/31/18	90.6%
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road							395,559	179,317	216,242	418,556	181,880	236,676	03/31/18	99.3%
12.05	JPMCB	U-Haul Storage At Sharon Lane							328,831	85,058	243,772	338,770	83,832	254,938	03/31/18	80.1%
12.06	JPMCB	U-Haul Storage Of Scranton							231,770	59,118	172,652	247,990	57,017	190,973	03/31/18	88.6%
12.07	JPMCB	U-Haul Moving & Storage Of Prattville							238,698	109,378	129,321	252,906	111,876	141,031	03/31/18	96.2%
12.08	JPMCB	U-Haul Moving & Storage Of Nampa							313,333	131,186	182,147	320,445	130,361	190,084	03/31/18	93.6%
13	SMF VI	Northwest Business Center	2,784,537	1,108,827	1,675,710	3,097,440	1,040,182	2,057,258	3,419,196	1,077,387	2,341,809	3,473,402	1,076,883	2,396,519	02/28/18	91.3%
14	SMF VI	Texas Hotel Portfolio	7,046,667	5,966,297	1,080,370	6,954,305	5,601,804	1,352,501	9,933,047	6,785,936	3,147,111	10,772,643	7,106,034	3,666,610	02/28/18	75.8%
14.01	SMF VI	Holiday Inn & Suites Beaumont	7,046,667	5,966,297	1,080,370	6,954,305	5,601,804	1,352,501	8,053,669	5,613,453	2,440,217	8,652,479	5,805,838	2,846,641	02/28/18	76.8%
14.02	SMF VI	Holiday Inn Express Van Horn							1,879,378	1,172,484	706,895	2,120,164	1,300,195	819,968	02/28/18	72.4%
15	BSP	Troy Hotel Portfolio							6,038,123	2,837,535	3,200,588	6,203,742	2,864,645	3,339,098	03/31/18	77.4%
15.01	BSP	TownePlace Suites by Marriott Troy							3,104,077	1,390,349	1,713,728	3,132,190	1,379,364	1,752,826	03/31/18	76.9%
15.02	BSP	Fairfield Inn & Suites by Marriott Troy							2,934,046	1,447,186	1,486,860	3,071,552	1,485,281	1,586,272	03/31/18	77.9%
16	JPMCB	Twelve Oaks Mall	48,945,558	13,248,393	35,697,165	49,470,075	13,200,966	36,269,109				47,095,819	12,959,706	34,136,114	11/30/17	90.1%
17	JPMCB	Lakewood Forest Plaza	2,451,106	558,047	1,893,059	2,461,121	604,490	1,856,631	2,598,346	632,393	1,965,953					92.9%
18	SMF VI	5805 Sepulveda Boulevard	2,153,779	966,462	1,187,317	2,649,211	1,066,555	1,582,656	1,649,479	756,513	892,966					90.0%
19	GACC	Lehigh Valley Mall	36,151,146	9,508,909	26,642,237	36,598,789	9,104,230	27,494,559				35,447,338	9,071,090	26,376,248	08/31/17	92.3%
20	SMF VI	800 South Barranca	2,073,017	751,714	1,321,302	2,293,763	750,507	1,543,256	2,224,175	808,983	1,415,192					90.1%
21	JPMCB	The Market at Cross Creek Ranch														88.1%
22	GACC	Weslaco Shopping Center	2,097,629	816,634	1,280,995	2,058,166	761,889	1,296,277				2,048,089	760,428	1,287,661	11/30/17	95.0%
23	JPMCB	Guardian Self Storage 2-Pack	1,555,176	719,197	835,979	1,685,646	743,484	942,162	1,965,362	825,586	1,139,776	1,982,216	817,822	1,164,394	01/31/18	84.0%
23.01	JPMCB	Brush Creek	928,244	400,407	527,837	1,017,702	413,283	604,419	1,256,047	471,472	784,575	1,270,875	464,991	805,884	01/31/18	86.8%
23.02	JPMCB	North Huntingdon	626,932	318,790	308,142	667,944	330,201	337,743	709,315	354,114	355,201	711,341	352,831	358,510	01/31/18	79.0%
24	GACC	Greenmark at Andrews	501,429	216,685	284,744	1,158,039	417,021	741,018	1,955,781	588,608	1,367,173	2,069,353	599,777	1,469,576	02/28/18	94.2%
25	GACC	Northridge Medical Tower				1,166,314	426,726	739,588	1,247,703	432,354	815,349					88.3%
26	BSP	Dam Neck Shopping Center	1,051,422	306,749	744,673	638,479	288,943	349,536	248,300	237,579	10,721					78.0%
27	SMF VI	Fort Knox Executive Park										6,051,070	1,693,712	4,357,358	11/30/17	83.3%
28	SMF VI	8851 Santa Monica Boulevard	577,960	175,128	402,832	635,445	153,041	482,404	776,248	157,344	618,904	803,486	160,531	642,955	03/31/18	95.0%
29	SMF VI	Holiday Inn Express Albany	2,887,442	2,457,206	430,236	2,842,809	2,476,219	366,590	3,593,498	2,599,950	993,548	3,611,015	2,628,893	982,123	02/28/18	70.4%
30	GACC	Mezz 42										823,347	282,125	541,222	02/28/18	94.0%
31	SMF VI	Adams Portfolio	625,907	143,451	482,456	667,284	141,111	526,173				726,026	124,529	601,497	10/31/17	95.0%
31.01	SMF VI	4626 Maryland	188,073	25,074	162,999	209,110	26,889	182,220				217,942	31,287	186,654	10/31/17	95.0%
31.02	SMF VI	4680 Maryland	293,372	60,030	233,342	252,141	36,409	215,732				277,371	36,105	241,266	10/31/17	95.0%
31.03	SMF VI	Sunset Property	144,462	58,347	86,115	206,033	77,812	128,221				230,713	57,136	173,577	10/31/17	95.0%
32	SMF VI	City View Farms				791,947	478,970	312,978	960,578	495,764	464,814	937,751	430,580	507,171	01/31/18	95.0%
33	GACC	JHMR Powderhorn				637,601	143,822	493,779	659,294	191,714	467,580					95.0%
34	SMF VI	Fireside IL Storage Portfolio	1,012,204	330,451	681,753	1,016,597	364,699	651,898	1,022,396	348,391	674,005	1,022,206	349,757	672,449	01/31/18	85.8%
34.01	SMF VI	Larry Power Storage	628,073	186,364	441,709	626,341	201,968	424,373	628,467	183,416	445,051	628,256	183,995	444,261	01/31/18	85.8%
34.02	SMF VI	Armour Road Storage	384,131	144,087	240,044	390,256	162,732	227,525	393,929	164,974	228,954	393,950	165,763	228,187	01/31/18	85.6%
35	BSP	Aaron’s Rent Portfolio														90.0%
35.01	BSP	Aaron’s Rent - Charlotte, NC
35.02	BSP	Aaron’s Rent - Lower Burrell, PA
35.03	BSP	Aaron’s Rent - Houston, TX
35.04	BSP	Aaron’s Rent - Pleasanton, TX
35.05	BSP	Aaron’s Rent - Zanesville, OH
35.06	BSP	Aaron’s Rent - Pearland, TX
35.07	BSP	Aaron’s Rent - Demopolis, AL
36	GACC	Fountaingrove Executive Center	646,101	279,547	366,554	551,377	295,591	255,786	792,477	331,375	461,102					94.1%
37	SMF VI	Shoppes at Schoolhouse Crossing	1,052,149	314,508	737,641	1,067,085	314,751	752,334	1,088,225	315,181	773,044					93.5%
38	SMF VI	1-21 Export Drive	562,727	179,522	383,205	713,102	179,571	533,530	717,670	162,612	555,058	726,485	160,673	565,812	03/31/18	95.0%
39	BSP	Taylor Industrial	766,558	255,829	510,729	772,776	281,956	490,820	877,292	482,374	394,918	1,031,128	545,033	486,095	03/31/18	86.4%
40	SMF VI	Sunrise Pass Estates MHC	842,880	414,414	428,466	851,709	435,329	416,380	933,909	439,692	494,217	927,920	411,504	516,416	03/31/18	80.3%
41	SMF VI	Springfield Storage	364,318	167,583	196,735	384,678	183,475	201,203	402,661	159,824	242,838	420,585	160,982	259,603	02/28/18	96.2%

A-1-4

ANNEX A-1

			UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease	Franchise
Loan #	Seller(1)	Property Name	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(14)(15)	Items ($)	NCF ($)(3)(15)	NOI DSCR(16)	DSCR(16)	Debt Yield %	Debt Yield %	Title Type(17)	Expiration	Extension Terms	Expiration Date(18)
1	GACC	Marina Heights State Farm	83,160,015	19,826,859	63,333,156	195,923	63,137,233	3.13	3.12	11.3%	11.3%	Leasehold	08/16/2112	One, min 25 - max 99 year option
2	SMF VI	1875 Atlantic Avenue	3,454,388	460,421	2,993,967	23,600	2,970,367	1.44	1.43	7.1%	7.1%	Fee
3	JPMCB	Atlantic Times Square	14,250,504	4,913,493	9,337,011	369,775	8,967,236	1.94	1.86	9.5%	9.2%	Fee
4	JPMCB	Embassy Suites Glendale	19,903,033	12,222,381	7,680,652	0	7,680,652	2.04	2.04	11.3%	11.3%	Fee			06/30/2028
5	GACC	Sheraton Hotel Arlington	17,359,843	12,273,814	5,086,029	694,394	4,391,636	2.11	1.82	14.1%	12.1%	Leasehold	09/30/2033	Three, 15-year options	10/31/2034
6	SMF VI	Southland Shopping Center	5,148,868	1,652,585	3,496,283	299,991	3,196,292	1.61	1.47	10.3%	9.4%	Fee
7	BSP	The Metropolitan at Wilton Manors	4,475,265	1,869,810	2,605,455	35,800	2,569,655	1.50	1.48	7.8%	7.7%	Fee
8	GACC	DreamWorks Campus	13,855,836	239,684	13,616,152	99,481	13,516,671	6.35	6.31	14.8%	14.7%	Fee
9	JPMCB	Meridian Corporate Center	13,496,059	5,134,415	8,361,644	796,056	7,565,588	1.80	1.63	11.0%	10.0%	Fee
9.01	JPMCB	2520 Meridian Parkway										Fee
9.02	JPMCB	2525 Meridian Parkway										Fee
9.03	JPMCB	2605 Meridian Parkway										Fee
9.04	JPMCB	2810 Meridian Parkway										Fee
9.05	JPMCB	2510 Meridian Parkway										Fee
9.06	JPMCB	2600 Meridian Parkway										Fee
9.07	JPMCB	2700 Meridian Parkway										Fee
9.08	JPMCB	2800 Meridian Parkway										Fee
9.09	JPMCB	2505 Meridian Parkway										Fee
9.10	JPMCB	2500 Meridian Parkway										Fee
10	GACC	Steelyard Commons	9,313,853	5,157,557	4,156,296	253,077	3,903,219	1.48	1.39	9.4%	8.8%	Fee
11	BSP	Constitution Plaza	15,719,218	9,170,725	6,548,493	882,886	5,665,607	1.65	1.43	11.9%	10.3%	Fee
12	JPMCB	U-Haul AREC 27 Portfolio	4,542,028	1,363,455	3,178,571	91,836	3,086,734	1.70	1.65	11.2%	10.9%	Fee
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear	1,257,312	310,199	947,113	8,163	938,950					Fee
12.02	JPMCB	U-Haul Moving & Storage Of New Center	911,298	297,033	614,264	4,501	609,764					Fee
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland	556,401	166,615	389,786	12,850	376,936					Fee
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road	481,913	186,644	295,269	37,849	257,420					Fee
12.05	JPMCB	U-Haul Storage At Sharon Lane	344,447	87,756	256,691	13,400	243,291					Fee
12.06	JPMCB	U-Haul Storage Of Scranton	290,977	63,148	227,829	1,727	226,101					Fee
12.07	JPMCB	U-Haul Moving & Storage Of Prattville	363,715	119,641	244,074	6,569	237,504					Fee
12.08	JPMCB	U-Haul Moving & Storage Of Nampa	335,965	132,419	203,545	6,777	196,768					Fee
13	SMF VI	Northwest Business Center	3,906,890	1,064,403	2,842,487	353,217	2,489,270	1.89	1.65	12.5%	10.9%	Fee
14	SMF VI	Texas Hotel Portfolio	10,772,643	7,705,043	3,067,600	0	3,067,600	2.09	2.09	14.8%	14.8%	Fee
14.01	SMF VI	Holiday Inn & Suites Beaumont	8,652,479	6,262,486	2,389,993	0	2,389,993					Fee			01/09/2030
14.02	SMF VI	Holiday Inn Express Van Horn	2,120,164	1,442,557	677,607	0	677,607					Fee			12/29/2036
15	BSP	Troy Hotel Portfolio	6,203,742	3,243,660	2,960,082	248,150	2,711,933	2.43	2.22	17.4%	16.0%	Fee
15.01	BSP	TownePlace Suites by Marriott Troy	3,132,190	1,639,116	1,493,073	125,288	1,367,786					Fee			08/15/2036
15.02	BSP	Fairfield Inn & Suites by Marriott Troy	3,071,552	1,604,544	1,467,009	122,862	1,344,147					Fee			11/21/2036
16	JPMCB	Twelve Oaks Mall	42,899,192	12,304,366	30,594,826	583,717	30,011,109	2.60	2.55	15.4%	15.1%	Fee
17	JPMCB	Lakewood Forest Plaza	2,429,732	642,250	1,787,483	140,421	1,647,062	1.74	1.61	10.8%	9.9%	Fee
18	SMF VI	5805 Sepulveda Boulevard	2,493,644	860,458	1,633,186	86,814	1,546,372	1.64	1.56	10.3%	9.8%	Fee
19	GACC	Lehigh Valley Mall	33,855,087	8,922,902	24,932,185	1,005,356	23,926,829	2.16	2.07	12.6%	12.1%	Fee
20	SMF VI	800 South Barranca	2,340,702	818,411	1,522,291	114,398	1,407,893	1.65	1.53	10.5%	9.7%	Fee
21	JPMCB	The Market at Cross Creek Ranch	1,570,764	348,372	1,222,391	47,828	1,174,563	1.46	1.40	9.2%	8.8%	Fee
22	GACC	Weslaco Shopping Center	1,936,125	588,083	1,348,041	71,868	1,276,174	1.51	1.43	10.3%	9.7%	Fee
23	JPMCB	Guardian Self Storage 2-Pack	2,030,452	791,996	1,238,456	15,579	1,222,878	2.23	2.20	10.1%	9.9%	Fee
23.01	JPMCB	Brush Creek	1,342,212	436,776	905,436	8,452	896,984					Fee
23.02	JPMCB	North Huntingdon	688,240	355,220	333,020	7,127	325,894					Fee
24	GACC	Greenmark at Andrews	2,230,042	832,662	1,397,380	36,000	1,361,380	1.85	1.81	12.3%	12.0%	Fee
25	GACC	Northridge Medical Tower	1,312,122	533,213	778,909	53,093	725,816	1.87	1.74	9.3%	8.7%	Fee
26	BSP	Dam Neck Shopping Center	1,075,345	274,602	800,743	85,215	715,528	1.51	1.35	10.0%	9.0%	Fee
27	SMF VI	Fort Knox Executive Park	5,908,027	1,795,684	4,112,344	196,986	3,915,358	1.66	1.58	11.8%	11.2%	Fee
28	SMF VI	8851 Santa Monica Boulevard	841,971	152,801	689,170	11,938	677,232	1.88	1.85	9.4%	9.3%	Fee
29	SMF VI	Holiday Inn Express Albany	3,611,015	2,785,036	825,979	0	825,979	1.68	1.68	11.5%	11.5%	Fee			04/10/2025
30	GACC	Mezz 42	854,788	326,417	528,372	11,793	516,578	1.27	1.24	8.4%	8.2%	Fee
31	SMF VI	Adams Portfolio	758,636	129,977	628,658	16,892	611,767	1.61	1.57	10.1%	9.9%	Fee
31.01	SMF VI	4626 Maryland	212,574	31,180	181,394	4,500	176,894					Fee
31.02	SMF VI	4680 Maryland	296,439	36,798	259,642	4,350	255,292					Fee
31.03	SMF VI	Sunset Property	249,622	61,999	187,623	8,042	179,582					Fee
32	SMF VI	City View Farms	931,109	372,022	559,087	25,225	533,862	1.43	1.37	9.3%	8.9%	Fee
33	GACC	JHMR Powderhorn	611,325	90,434	520,891	1,812	519,079	1.35	1.34	8.7%	8.7%	Fee
34	SMF VI	Fireside IL Storage Portfolio	959,469	345,260	614,209	10,125	604,083	1.65	1.62	10.5%	10.3%	Fee/Leasehold
34.01	SMF VI	Larry Power Storage	628,256	183,322	444,934	4,976	439,958					Fee
34.02	SMF VI	Armour Road Storage	331,213	161,938	169,275	5,149	164,125					Fee/Leasehold	01/31/2020	Two, five-year options
35	BSP	Aaron’s Rent Portfolio	984,254	242,831	741,422	15,991	725,431	2.56	2.50	12.7%	12.4%	Fee
35.01	BSP	Aaron’s Rent - Charlotte, NC										Fee
35.02	BSP	Aaron’s Rent - Lower Burrell, PA										Fee
35.03	BSP	Aaron’s Rent - Houston, TX										Fee
35.04	BSP	Aaron’s Rent - Pleasanton, TX										Fee
35.05	BSP	Aaron’s Rent - Zanesville, OH										Fee
35.06	BSP	Aaron’s Rent - Pearland, TX										Fee
35.07	BSP	Aaron’s Rent - Demopolis, AL										Fee
36	GACC	Fountaingrove Executive Center	1,026,177	401,618	624,559	47,159	577,399	1.81	1.68	11.2%	10.3%	Fee
37	SMF VI	Shoppes at Schoolhouse Crossing	1,005,372	340,723	664,649	44,400	620,249	1.79	1.67	11.9%	11.1%	Fee/Leasehold	03/01/2047	None
38	SMF VI	1-21 Export Drive	705,121	158,005	547,115	44,837	502,278	1.61	1.48	10.4%	9.6%	Fee
39	BSP	Taylor Industrial	1,168,728	594,350	574,378	49,042	525,336	1.84	1.68	12.1%	11.1%	Fee
40	SMF VI	Sunrise Pass Estates MHC	927,920	460,784	467,136	8,855	458,281	1.54	1.52	9.9%	9.8%	Fee
41	SMF VI	Springfield Storage	420,585	165,098	255,487	6,928	248,559	1.71	1.67	10.9%	10.6%	Fee

A-1-5

ANNEX A-1

				UPFRONT ESCROW(19)

				Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	GACC	Marina Heights State Farm		0	0	0	0	0	0	0	0
2	SMF VI	1875 Atlantic Avenue		0	0	0	0	19,197	18,888	0	0
3	JPMCB	Atlantic Times Square	11%	4,744	0	0	11,487	483,974	140,595	0	0
4	JPMCB	Embassy Suites Glendale	11%	69,500	0	0	0	347,034	0	0	0
5	GACC	Sheraton Hotel Arlington		0	0	0	0	0	0	0	2,253,991	Capital Improvement Reserve: 1,310,000; PIP Reserve: 892,160; Ground Rent Reserve: 51,831
6	SMF VI	Southland Shopping Center		0	24,375	0	0	693,791	56,824	0	1,243,059	Outstanding TI/LC: 1,046,899.35; Rent Concession: 196,159.82
7	BSP	The Metropolitan at Wilton Manors		107,400	1,563	0	0	477,167	18,000	0	0
8	GACC	DreamWorks Campus	10%	0	0	0	0	0	53,091	0	562,887	Payment Reserve
9	JPMCB	Meridian Corporate Center		12,681	0	0	2,350,000	435,013	0	0	3,903,855	Outstanding TI/LC Reserve: 3,125,744; Free Rent Reserve: 778,111
9.01	JPMCB	2520 Meridian Parkway
9.02	JPMCB	2525 Meridian Parkway
9.03	JPMCB	2605 Meridian Parkway
9.04	JPMCB	2810 Meridian Parkway
9.05	JPMCB	2510 Meridian Parkway
9.06	JPMCB	2600 Meridian Parkway
9.07	JPMCB	2700 Meridian Parkway
9.08	JPMCB	2800 Meridian Parkway
9.09	JPMCB	2505 Meridian Parkway
9.10	JPMCB	2500 Meridian Parkway
10	GACC	Steelyard Commons		0	0	0	0	427,774	0	0	1,062,594	Aspire Reserve: 901,140; Aspire LC Reserve: 161,454.25
11	BSP	Constitution Plaza		0	152,500	0	0	927,676	0	0	3,869,702	Landlord Obligations Reserve: 2,528,403; Free Rent Reserve: 1,299,538.62; Hartford BID Reserve: 41,760
12	JPMCB	U-Haul AREC 27 Portfolio		45,918	134,663	0	0	189,510	0	0	0
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear
12.02	JPMCB	U-Haul Moving & Storage Of New Center
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road
12.05	JPMCB	U-Haul Storage At Sharon Lane
12.06	JPMCB	U-Haul Storage Of Scranton
12.07	JPMCB	U-Haul Moving & Storage Of Prattville
12.08	JPMCB	U-Haul Moving & Storage Of Nampa
13	SMF VI	Northwest Business Center		533,597	2,743,895	0	154,677	190,192	0	0	612,178	Vacant Unit Improvements Reserve
14	SMF VI	Texas Hotel Portfolio		0	14,063	0	0	156,228	139,066	0	0
14.01	SMF VI	Holiday Inn & Suites Beaumont
14.02	SMF VI	Holiday Inn Express Van Horn
15	BSP	Troy Hotel Portfolio		0	0	0	0	175,083	0	0	0
15.01	BSP	TownePlace Suites by Marriott Troy
15.02	BSP	Fairfield Inn & Suites by Marriott Troy
16	JPMCB	Twelve Oaks Mall		0	0	0	0	0	0	0	4,627,403	Unfunded Obligations Reserve
17	JPMCB	Lakewood Forest Plaza		1,350	10,469	0	10,352	90,134	0	0	0
18	SMF VI	5805 Sepulveda Boulevard	8%	0	0	0	250,000	61,478	17,385	0	330,904	Rent Concession Reserve
19	GACC	Lehigh Valley Mall		0	0	0	0	0	0	0	651,533	Outstanding TI/LC Reserve: 443,000; Tenant Rent Holdback Reserve: 208,533
20	SMF VI	800 South Barranca	13%	0	9,625	0	500,000	53,354	16,623	0	0
21	JPMCB	The Market at Cross Creek Ranch		465	0	0	0	62,258	0	0	1,558,813	Accretive Leasing Reserve: 750,000; Outstanding TI/LC Reserve: 589,731; Free Rent Reserve: 219,082
22	GACC	Weslaco Shopping Center		0	0	0	200,000	161,721	0	0	0
23	JPMCB	Guardian Self Storage 2-Pack		0	0	0	0	53,000	0	0	0
23.01	JPMCB	Brush Creek
23.02	JPMCB	North Huntingdon
24	GACC	Greenmark at Andrews		0	875	0	0	58,665	0	0	0
25	GACC	Northridge Medical Tower	10%	0	0	0	50,000	12,783	0	0	107,034	Approved Leasing Expenses: 65,000; Free Rent Reserve: 42,034.15
26	BSP	Dam Neck Shopping Center		0	10,000	0	0	42,534	16,472	0	303,839	Free Rent Reserve
27	SMF VI	Fort Knox Executive Park		170,000	0	0	1,000,000	128,130	121,337	0	4,115,078	Outstanding TI/LC Reserve: 2,812,378; AHCA Gap Rent Reserve: 1,302,300; Association Reserve: 400
28	SMF VI	8851 Santa Monica Boulevard	19%	0	19,050	0	0	3,026	0	0	0
29	SMF VI	Holiday Inn Express Albany		0	0	0	0	88,213	88,013	0	300,000	Performance Reserve
30	GACC	Mezz 42		0	0	0	0	22,893	3,695	0	0
31	SMF VI	Adams Portfolio		0	0	0	125,000	0	7,702	0	0
31.01	SMF VI	4626 Maryland
31.02	SMF VI	4680 Maryland
31.03	SMF VI	Sunset Property
32	SMF VI	City View Farms		0	0	0	0	6,083	4,302	0	0
33	GACC	JHMR Powderhorn	6%	0	0	0	0	7,941	5,734	0	0
34	SMF VI	Fireside IL Storage Portfolio		0	0	0	0	48,870	2,366	0	0
34.01	SMF VI	Larry Power Storage
34.02	SMF VI	Armour Road Storage
35	BSP	Aaron’s Rent Portfolio		80,000	0	0	300,000	0	0	0	0
35.01	BSP	Aaron’s Rent - Charlotte, NC
35.02	BSP	Aaron’s Rent - Lower Burrell, PA
35.03	BSP	Aaron’s Rent - Houston, TX
35.04	BSP	Aaron’s Rent - Pleasanton, TX
35.05	BSP	Aaron’s Rent - Zanesville, OH
35.06	BSP	Aaron’s Rent - Pearland, TX
35.07	BSP	Aaron’s Rent - Demopolis, AL
36	GACC	Fountaingrove Executive Center	8%	0	0	0	0	0	0	0	255,034	In Home Health Reserves
37	SMF VI	Shoppes at Schoolhouse Crossing		0	21,350	10,500	0	62,493	3,643	0	0
38	SMF VI	1-21 Export Drive		214,000	11,500	0	0	0	9,393	0	0
39	BSP	Taylor Industrial		0	12,000	0	350,000	95,250	16,928	0	76,800	Roof Repair Reserve
40	SMF VI	Sunrise Pass Estates MHC	9%	0	0	0	0	4,446	2,890	0	0
41	SMF VI	Springfield Storage		0	0	0	0	0	1,421	0	0

A-1-6

ANNEX A-1

			MONTHLY ESCROW(20)							RESERVE CAPS(21)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly	CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
1	GACC	Marina Heights State Farm	Springing	0	Springing	Springing	Springing	Springing	Ground Rent Reserve
2	SMF VI	1875 Atlantic Avenue	1,967	0	0	3,839	3,778	0		118,000
3	JPMCB	Atlantic Times Square	4,744	0	11,487	161,325	15,622	Springing (Excess Cash)	AMC Reserve Fund			344,595				2,000,000
4	JPMCB	Embassy Suites Glendale	4% of Gross Revenues	0	0	69,407	Springing	0
5	GACC	Sheraton Hotel Arlington	4% of Gross Revenues	0	0	48,723	Springing	Springing	Ground Rent Reserve: Springing; PIP Reserve: Springing
6	SMF VI	Southland Shopping Center	3,261	0	16,304	78,656	4,735	0				587,000
7	BSP	The Metropolitan at Wilton Manors	Springing	0	0	68,167	9,000	0
8	GACC	DreamWorks Campus	Springing	0	Springing	Springing	8,849	0
9	JPMCB	Meridian Corporate Center	12,681	0	Springing	108,753	Springing	5,492	Avaya Reserve: $5,492; Parata Reserve: Springing	304,350		2,075,115				Parata Reserve: 800,000
9.01	JPMCB	2520 Meridian Parkway
9.02	JPMCB	2525 Meridian Parkway
9.03	JPMCB	2605 Meridian Parkway
9.04	JPMCB	2810 Meridian Parkway
9.05	JPMCB	2510 Meridian Parkway
9.06	JPMCB	2600 Meridian Parkway
9.07	JPMCB	2700 Meridian Parkway
9.08	JPMCB	2800 Meridian Parkway
9.09	JPMCB	2505 Meridian Parkway
9.10	JPMCB	2500 Meridian Parkway
10	GACC	Steelyard Commons	4,423	0	16,667	106,943	Springing	0				1,000,000
11	BSP	Constitution Plaza	10,989	0	68,679	309,225	19,223	3,797	Hartford BID Reserve
12	JPMCB	U-Haul AREC 27 Portfolio	Springing	0	0	Springing	Springing	0		45,918
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear
12.02	JPMCB	U-Haul Moving & Storage Of New Center
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road
12.05	JPMCB	U-Haul Storage At Sharon Lane
12.06	JPMCB	U-Haul Storage Of Scranton
12.07	JPMCB	U-Haul Moving & Storage Of Prattville
12.08	JPMCB	U-Haul Moving & Storage Of Nampa
13	SMF VI	Northwest Business Center	3,925	0	25,510	23,774	Springing	0		141,300		918,396
14	SMF VI	Texas Hotel Portfolio	2% of Gross Revenues	0	0	27,037	13,907	0
14.01	SMF VI	Holiday Inn & Suites Beaumont
14.02	SMF VI	Holiday Inn Express Van Horn
15	BSP	Troy Hotel Portfolio	4% of Gross Revenues	0	0	15,917	5,177	Springing	PIP Reserve
15.01	BSP	TownePlace Suites by Marriott Troy
15.02	BSP	Fairfield Inn & Suites by Marriott Troy
16	JPMCB	Twelve Oaks Mall	Springing	0	Springing	Springing	Springing	0		274,500		1,647,000
17	JPMCB	Lakewood Forest Plaza	1,350	0	10,352	30,045	Springing	0
18	SMF VI	5805 Sepulveda Boulevard	1,754	0	7,308	15,370	1,449	0		300,000		575,000
19	GACC	Lehigh Valley Mall	Springing	0	81,785	Springing	Springing	Springing	Release Parcel Reserve	327,140		2,994,258
20	SMF VI	800 South Barranca	1,199	0	20,000	17,785	1,662	0				850,000
21	JPMCB	The Market at Cross Creek Ranch	465	0	Springing	15,565	Springing	0		16,722		139,350
22	GACC	Weslaco Shopping Center	1,767	0	5,889	32,344	Springing	0
23	JPMCB	Guardian Self Storage 2-Pack	Springing	0	0	9,370	Springing	0
23.01	JPMCB	Brush Creek
23.02	JPMCB	North Huntingdon
24	GACC	Greenmark at Andrews	3,000	0	0	7,333	Springing	0
25	GACC	Northridge Medical Tower	692	0	4,146	4,261	Springing	0		24,897		350,000
26	BSP	Dam Neck Shopping Center	1,639	0	5,463	7,089	5,491	0		78,660		327,750
27	SMF VI	Fort Knox Executive Park	5,394	0	Springing	32,033	12,421	Springing	AHCA TI Reserve: Springing; Association Reserve: Springing			1,000,000				Association Reserve: 400
28	SMF VI	8851 Santa Monica Boulevard	166	0	Springing	6,005	Springing	0		5,976
29	SMF VI	Holiday Inn Express Albany	4% of Gross Revenues	0	0	14,086	10,311	Springing	PIP Reserve
30	GACC	Mezz 42	875	0	0	11,447	Springing	0
31	SMF VI	Adams Portfolio	282	0	3,754	1,916	963	0		35,000		350,000
31.01	SMF VI	4626 Maryland
31.02	SMF VI	4680 Maryland
31.03	SMF VI	Sunset Property
32	SMF VI	City View Farms	2,100	0	0	6,083	2,151	0		84,000
33	GACC	JHMR Powderhorn	151	0	0	3,970	1,911	0
34	SMF VI	Fireside IL Storage Portfolio	844	0	0	6,109	789	Springing	Property Improvement Reserve
34.01	SMF VI	Larry Power Storage
34.02	SMF VI	Armour Road Storage
35	BSP	Aaron’s Rent Portfolio	Springing	0	Springing	Springing	Springing	0		80,000		300,000
35.01	BSP	Aaron’s Rent - Charlotte, NC
35.02	BSP	Aaron’s Rent - Lower Burrell, PA
35.03	BSP	Aaron’s Rent - Houston, TX
35.04	BSP	Aaron’s Rent - Pleasanton, TX
35.05	BSP	Aaron’s Rent - Zanesville, OH
35.06	BSP	Aaron’s Rent - Pearland, TX
35.07	BSP	Aaron’s Rent - Demopolis, AL
36	GACC	Fountaingrove Executive Center	811	0	3,119	4,402	Springing	0		19,463		112,284
37	SMF VI	Shoppes at Schoolhouse Crossing	617	0	3,083	9,354	729	0				150,000
38	SMF VI	1-21 Export Drive	1,245	0	2,491	6,054	783	0
39	BSP	Taylor Industrial	2,001	0	Springing	13,607	2,116	Springing	Lease Sweep Reserve			350,000
40	SMF VI	Sunrise Pass Estates MHC	671	0	0	2,223	1,445	0		60,000
41	SMF VI	Springfield Storage	577	0	0	3,329	710	0

A-1-7

ANNEX A-1

				LARGEST TENANT (3), (22), (23), (24)			2nd LARGEST TENANT (3), (23), (24)			3rd LARGEST TENANT (3), (24)			4th LARGEST TENANT (3), (24)

			Single			Lease			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
1	GACC	Marina Heights State Farm	No	State Farm	1,973,248	12/31/42	Mountainside Fitness	17,485	03/31/27	Compass	16,800	12/31/31	Honor Health	5,736	07/31/27
2	SMF VI	1875 Atlantic Avenue	No
3	JPMCB	Atlantic Times Square	No	AMC Theater	75,000	08/31/30	24 Hour Fitness	30,842	08/31/25	Atlantic Seafood and Dim Sum Restaurant	12,000	03/20/22	Teletron	6,205	01/31/26
4	JPMCB	Embassy Suites Glendale	No
5	GACC	Sheraton Hotel Arlington	No
6	SMF VI	Southland Shopping Center	No	LA Fitness	45,000	12/31/23	Fresh Thyme	28,709	07/31/28	Jo-Ann Fabrics	18,960	01/31/23	Harbor Freight	15,975	08/31/19
7	BSP	The Metropolitan at Wilton Manors	No
8	GACC	DreamWorks Campus	Yes	DreamWorks	497,404	02/28/35
9	JPMCB	Meridian Corporate Center	No
9.01	JPMCB	2520 Meridian Parkway	No	Parexel International, LLC	103,899	12/31/26	Pappas Capital, LLC	7,817	10/31/21	NCS Pearson, Inc.	2,047	01/31/22	Chordoma Foundation	1,520	03/31/20
9.02	JPMCB	2525 Meridian Parkway	No	Merritt, Webb, Wilson & Caruso PLLC	17,500	11/30/21	Nuventra, Inc.	15,151	08/31/23	MDB, Inc.	5,575	02/28/23	Gary Gaulden LLC	5,371	08/31/24
9.03	JPMCB	2605 Meridian Parkway	No	Avaya, Inc.	49,387	05/31/27	Leidos Innovations Corporation	6,430	03/31/22	Piedmont Investment Advisors, LLC	6,003	11/30/20	Scriptorium Publishing SE	2,516	02/29/20
9.04	JPMCB	2810 Meridian Parkway	No	Spoonflower, Inc.	44,384	02/28/25	Tergus Pharma, LLC	19,489	04/30/21	Family Health International	16,083	04/30/24	Qualyst Transporter Solutions, LLC	6,096	06/30/18
9.05	JPMCB	2510 Meridian Parkway	No	BASF Corporation	21,226	09/30/21	Health Decisions	20,445	06/30/23	Cerner Corporation	12,190	09/30/24
9.06	JPMCB	2600 Meridian Parkway	No	Parata Systems, LLC	65,000	12/31/21
9.07	JPMCB	2700 Meridian Parkway	No	NVIDIA Corporation	33,226	12/31/24	Professional Recover	18,411	05/31/20
9.08	JPMCB	2800 Meridian Parkway	No	EBSCO Publishing, Inc.	27,368	10/31/21	Connections Education	10,876	08/31/24	Parion Sciences, Inc.	9,248	11/30/20	Nuance Communications, Inc.	3,574	07/31/18
9.09	JPMCB	2505 Meridian Parkway	No	Chimerix, Inc.	24,862	02/28/21	Unicorn HRO, LLC	11,393	12/31/22	Camargo Pharmaceutical Services, LLC	6,450	09/30/22
9.10	JPMCB	2500 Meridian Parkway	No	CrossFit 919	5,953	02/28/21	Polarean, Inc.	4,177	09/30/21	Café Meridian	3,153	08/31/19	Gentiva Health Services	1,900	05/31/19
10	GACC	Steelyard Commons	No	Aspire Fitness	30,038	10/31/32	Marshall’s	28,608	05/31/27	K&G	22,410	08/31/23	Party City	20,388	12/31/25
11	BSP	Constitution Plaza	No	XL America, Inc	126,183	12/31/27	Shipman & Goodwin, LLP	110,145	07/31/26	UCONN School of Business	63,241	06/30/27	The City of Hartford	47,954	06/30/28
12	JPMCB	U-Haul AREC 27 Portfolio	No
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear	No
12.02	JPMCB	U-Haul Moving & Storage Of New Center	No
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland	No
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road	No
12.05	JPMCB	U-Haul Storage At Sharon Lane	No
12.06	JPMCB	U-Haul Storage Of Scranton	No
12.07	JPMCB	U-Haul Moving & Storage Of Prattville	No
12.08	JPMCB	U-Haul Moving & Storage Of Nampa	No
13	SMF VI	Northwest Business Center	No	The Original Mattress Factory	56,616	07/31/20	Commissions, Inc	38,073	01/31/22	Engineered Solutions	22,320	04/30/23	JSJ Partners/Prosource	16,740	09/30/23
14	SMF VI	Texas Hotel Portfolio	No
14.01	SMF VI	Holiday Inn & Suites Beaumont	No
14.02	SMF VI	Holiday Inn Express Van Horn	No
15	BSP	Troy Hotel Portfolio	No
15.01	BSP	TownePlace Suites by Marriott Troy	No
15.02	BSP	Fairfield Inn & Suites by Marriott Troy	No
16	JPMCB	Twelve Oaks Mall	No	Nordstrom	167,000	02/28/23	H&M	24,440	01/31/29	XXI Forever	22,996	01/31/25	Victoria’s Secret	14,798	01/31/25
17	JPMCB	Lakewood Forest Plaza	No	Stein Mart	30,658	03/31/24	Goodwill	15,206	11/30/19	El Palenque	5,585	12/31/18	The Egg & I	3,795	05/31/22
18	SMF VI	5805 Sepulveda Boulevard	No	Caine & Weiner	16,791	03/31/25	Enterprise Fleet Management, Inc.	7,136	06/30/26	JSI Acquisitions Inc.	6,643	04/30/23	Power Brands Consulting, LLC	6,357	04/30/27
19	GACC	Lehigh Valley Mall	No	Bob’s Discount Furniture	30,204	03/31/28	Barnes & Noble	29,874	01/31/23	Modell’s Sporting Goods	13,882	01/31/22	Pottery Barn	13,011	01/31/20
20	SMF VI	800 South Barranca	No	State of California Department of General Services	30,475	07/31/22	Regal Medical Group, Inc.	18,285	12/31/21	Think Together	9,033	02/29/24	Finance of America Mortgage, LLC	6,861	11/30/20
21	JPMCB	The Market at Cross Creek Ranch	No	Venetian Nails	4,173	08/31/28	Regions Bank	4,000	07/07/37	Twin Liquors	3,405	06/30/28	MOD Pizza	3,092	03/31/27
22	GACC	Weslaco Shopping Center	No	Beall’s	39,990	01/31/21	Ross Dress For Less	30,000	01/31/22	Planet Fitness	19,413	06/30/27	Dollar Tree	15,120	01/31/26
23	JPMCB	Guardian Self Storage 2-Pack	No
23.01	JPMCB	Brush Creek	No
23.02	JPMCB	North Huntingdon	No
24	GACC	Greenmark at Andrews	No
25	GACC	Northridge Medical Tower	No	El Proyecto Del Barrio, Inc.	4,589	11/30/22	United Imaging, LLC	3,989	12/31/27	Quest Diagnostics	3,406	11/30/18	Afshin Mazdeyasnan	1,745	10/31/22
26	BSP	Dam Neck Shopping Center	No	One Life Fitness	61,760	12/01/32	Big Lots	35,000	01/31/27	Warriors Brewing Co.	3,120	11/30/21	Windy City Pizza	2,000	01/14/20
27	SMF VI	Fort Knox Executive Park	No	Florida Agency for Healthcare Administration	226,931	02/28/35	Florida Department of Law Enforcement	23,993	04/30/22
28	SMF VI	8851 Santa Monica Boulevard	No	Revolver Bar	2,874	06/30/23	Blanks2Go, Inc.	1,800	02/28/23	Barber Surgeons’ Guild, PC	1,600	01/31/22	JQ International	850	02/28/20
29	SMF VI	Holiday Inn Express Albany	No
30	GACC	Mezz 42	No
31	SMF VI	Adams Portfolio	Various
31.01	SMF VI	4626 Maryland	Yes	Einstein Bros Bagels	6,000	02/17/21
31.02	SMF VI	4680 Maryland	No	Café Rio	2,800	03/31/19	Heavenly Bowl	1,500	08/31/21	Sweet Poke	1,500	07/31/20
31.03	SMF VI	Sunset Property	No	Medizin	4,750	10/31/25	Café Berlin	2,492	11/30/21	Smoke Shop	1,160	07/31/20	Sin City Thai	1,160	09/30/22
32	SMF VI	City View Farms	No
33	GACC	JHMR Powderhorn	No
34	SMF VI	Fireside IL Storage Portfolio	No
34.01	SMF VI	Larry Power Storage	No
34.02	SMF VI	Armour Road Storage	No
35	BSP	Aaron’s Rent Portfolio	Yes
35.01	BSP	Aaron’s Rent - Charlotte, NC	Yes	Aaron’s	8,000	11/22/25
35.02	BSP	Aaron’s Rent - Lower Burrell, PA	Yes	Aaron’s	11,519	11/22/25
35.03	BSP	Aaron’s Rent - Houston, TX	Yes	Aaron’s	10,000	11/22/25
35.04	BSP	Aaron’s Rent - Pleasanton, TX	Yes	Aaron’s	10,000	11/22/25
35.05	BSP	Aaron’s Rent - Zanesville, OH	Yes	Aaron’s	8,000	11/22/25
35.06	BSP	Aaron’s Rent - Pearland, TX	Yes	Aaron’s	8,000	11/22/25
35.07	BSP	Aaron’s Rent - Demopolis, AL	Yes	Aaron’s	8,000	11/22/25
36	GACC	Fountaingrove Executive Center	No	Wells Fargo	7,911	05/31/21	In Home Health LLC	7,140	08/31/23	Mendocino Forest	6,785	11/30/23	Silicon Valley Bank	5,592	08/31/21
37	SMF VI	Shoppes at Schoolhouse Crossing	No	ONIX Group, LLC	15,000	04/30/31	Plaza Azteca	4,400	04/30/19	Snap Fitness	3,800	01/31/21	Kennett Square Cleaners	2,800	07/31/24
38	SMF VI	1-21 Export Drive	No	Avitecture	29,960	07/31/25	Mil-Tek	15,094	11/30/19	Largo Marble & Granite	13,137	04/30/21	Women Giving Back	13,044	12/31/20
39	BSP	Taylor Industrial	No	Freezer & Dry Storage LLC	103,500	12/31/23	Chrysler Group LLC	44,800	06/30/21	Great Lakes HPP Detroit	43,720	08/31/22	Palmer Moving	33,400	12/31/23
40	SMF VI	Sunrise Pass Estates MHC	No
41	SMF VI	Springfield Storage	No

A-1-8

ANNEX A-1

			5th LARGEST TENANT (24)								Pari Passu Debt
												Pari Passu	Pari Passu	Pari Passu	Total Cut-off
					Lease	Loan		Lockbox	Lockbox	Cash	Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(25)	(Y/N)	Type(26)	Management(26)	(Y/N)	(Y/N)(27)	Cut-Off Balance	Cut-Off Balance	Passu Debt
1	GACC	Marina Heights State Farm				Acquisition	Transwestern Investment Group, Corporate Properties Trust III, L.P.	Yes	Hard	Springing	Yes	No	50,000,000	510,000,000	560,000,000
2	SMF VI	1875 Atlantic Avenue				Refinance	Joseph Brunner, Abraham Mandel, Solomon Feder	No	None	None	No	NAP	NAP	NAP	NAP
3	JPMCB	Atlantic Times Square	Tokyo Wako	5,977	06/30/20	Refinance	Ronnie Lam	Yes	Springing	Springing	Yes	Yes	40,000,000	58,000,000	98,000,000
4	JPMCB	Embassy Suites Glendale				Refinance	Ronnie Lam	Yes	Springing	Springing	Yes	Yes	37,000,000	31,000,000	68,000,000
5	GACC	Sheraton Hotel Arlington				Refinance	Allan Gutierrez	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
6	SMF VI	Southland Shopping Center	PetSmart	15,471	09/30/22	Refinance	David Pearson, Paul Pearson	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
7	BSP	The Metropolitan at Wilton Manors				Refinance	Dean Jeremy Borg, Michael David Wohl, Richard Marti Finkelstein	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
8	GACC	DreamWorks Campus				Acquisition	Hana Asset Management Co., LTD	Yes	Hard	In Place	Yes	No	30,000,000	62,000,000	92,000,000
9	JPMCB	Meridian Corporate Center				Acquisition	Accesso Investment Properties VI (US), LLLP, Accesso Investment Properties VI, LLLP	Yes	Hard	In Place	Yes	No	30,000,000	45,705,000	75,705,000
9.01	JPMCB	2520 Meridian Parkway
9.02	JPMCB	2525 Meridian Parkway	Spoonflower, Inc.	5,110	03/31/19
9.03	JPMCB	2605 Meridian Parkway	Emerginmed.Com	1,730	10/31/19
9.04	JPMCB	2810 Meridian Parkway	Orkin, LLC	3,532	11/30/20
9.05	JPMCB	2510 Meridian Parkway
9.06	JPMCB	2600 Meridian Parkway
9.07	JPMCB	2700 Meridian Parkway
9.08	JPMCB	2800 Meridian Parkway
9.09	JPMCB	2505 Meridian Parkway
9.10	JPMCB	2500 Meridian Parkway	SSOE, Inc.	1,900	08/31/18
10	GACC	Steelyard Commons	Old Navy	19,000	07/31/22	Refinance	Mitchell C. Schneider	Yes	Hard	Springing	Yes	Yes	30,000,000	14,250,000	44,250,000
11	BSP	Constitution Plaza	State of Connecticut Department of Banking	30,144	12/31/20	Refinance	Aaron Berger	Yes	Hard	Springing	Yes	Yes	29,975,491	24,979,576	54,955,068
12	JPMCB	U-Haul AREC 27 Portfolio				Recapitalization	AMERCO	Yes	Soft	Springing	No	NAP	NAP	NAP	NAP
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear
12.02	JPMCB	U-Haul Moving & Storage Of New Center
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road
12.05	JPMCB	U-Haul Storage At Sharon Lane
12.06	JPMCB	U-Haul Storage Of Scranton
12.07	JPMCB	U-Haul Moving & Storage Of Prattville
12.08	JPMCB	U-Haul Moving & Storage Of Nampa
13	SMF VI	Northwest Business Center	Sierra Wireless America, Inc.	13,924	01/31/22	Acquisition	Jeffrey J. Katke, Daniel P. Culler, Richard M. Kent	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
14	SMF VI	Texas Hotel Portfolio				Refinance	Bharat Bhakta	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
14.01	SMF VI	Holiday Inn & Suites Beaumont
14.02	SMF VI	Holiday Inn Express Van Horn
15	BSP	Troy Hotel Portfolio				Refinance	Malik Abdi Abdulnoor	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
15.01	BSP	TownePlace Suites by Marriott Troy
15.02	BSP	Fairfield Inn & Suites by Marriott Troy
16	JPMCB	Twelve Oaks Mall	Pottery Barn	10,299	01/31/20	Recapitalization	The Taubman Realty Group Limited Partnership	Yes	Hard	Springing	Yes	No	16,609,145	182,700,601	199,309,746
17	JPMCB	Lakewood Forest Plaza	Dragon’s Lair Comics and Fantasy	3,789	03/31/22	Refinance	Alan C. Fox	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
18	SMF VI	5805 Sepulveda Boulevard	Landmark Network Inc.	5,786	07/31/19	Refinance	David B. Weiner	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
19	GACC	Lehigh Valley Mall	New York & Company	11,306	03/31/19	Refinance	Simon Property Group, L.P., Pennsylvania Real Estate Investment Trust	Yes	Hard	Springing	Yes	No	14,852,082	183,175,679	198,027,762
20	SMF VI	800 South Barranca	Deok Song & Xiaojie Meng	2,968	01/31/19	Refinance	John Davenport, Jeffrey K. Nickell, Mark Valentine	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
21	JPMCB	The Market at Cross Creek Ranch	Memorial Herman	3,044	01/31/27	Refinance	Jeffrey A. Read, C. Ewing King	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
22	GACC	Weslaco Shopping Center	Melrose	12,000	12/31/20	Refinance	Michael D. Starcher, James Nix, Jr.	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
23	JPMCB	Guardian Self Storage 2-Pack				Refinance	Steven H. Cohen	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
23.01	JPMCB	Brush Creek
23.02	JPMCB	North Huntingdon
24	GACC	Greenmark at Andrews				Acquisition	Bruce Woodward, James McCabe	Yes	Soft	Springing	No	NAP	NAP	NAP	NAP
25	GACC	Northridge Medical Tower	David Velkoff, MD	1,710	02/29/20	Refinance	Edward G. Hudson	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
26	BSP	Dam Neck Shopping Center	Michael Ari Miller	1,800	02/28/23	Refinance	Robert Raphael	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
27	SMF VI	Fort Knox Executive Park				Refinance	Eightfold Opportunity Fund II, L.P., John Thomas Burnette	Yes	Hard	In Place	Yes	No	7,962,419	26,873,166	34,835,585
28	SMF VI	8851 Santa Monica Boulevard	Blades Hair Salon	650	02/29/20	Refinance	Michael Pashaie, Albert Taban	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
29	SMF VI	Holiday Inn Express Albany				Refinance	Mahavirsinh Chudasama	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
30	GACC	Mezz 42				Refinance	Anthony W. Birkla, David B. Anderson	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
31	SMF VI	Adams Portfolio				Refinance	Lee Adams, Bert Adams	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
31.01	SMF VI	4626 Maryland
31.02	SMF VI	4680 Maryland
31.03	SMF VI	Sunset Property	Phat Phranks	1,160	MTM
32	SMF VI	City View Farms				Refinance	Robert L. Richardson, Jr.	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
33	GACC	JHMR Powderhorn				Acquisition	James Gildea, Lane LaMure, Collin Vaughn	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
34	SMF VI	Fireside IL Storage Portfolio				Acquisition	Kristie L. Bailey, Michael Bailey	No	None	None	No	NAP	NAP	NAP	NAP
34.01	SMF VI	Larry Power Storage
34.02	SMF VI	Armour Road Storage
35	BSP	Aaron’s Rent Portfolio				Refinance	Donald Knapp, Dale Lenington	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
35.01	BSP	Aaron’s Rent - Charlotte, NC
35.02	BSP	Aaron’s Rent - Lower Burrell, PA
35.03	BSP	Aaron’s Rent - Houston, TX
35.04	BSP	Aaron’s Rent - Pleasanton, TX
35.05	BSP	Aaron’s Rent - Zanesville, OH
35.06	BSP	Aaron’s Rent - Pearland, TX
35.07	BSP	Aaron’s Rent - Demopolis, AL
36	GACC	Fountaingrove Executive Center	Vista Broadband Networks Inc	3,889	02/28/22	Refinance	Matthew T. White, Bruce Cardinal	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
37	SMF VI	Shoppes at Schoolhouse Crossing	Hand & Stone	2,400	09/30/18	Refinance	Stephen Silver, Ronald Schafer	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
38	SMF VI	1-21 Export Drive	World Outreach Church	3,494	09/30/20	Acquisition	Richard S. Cohen, Richard S. Cohen Revocable Trust U/A Dated June 21, 2007, as Amended	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
39	BSP	Taylor Industrial	American Pulse Processing	14,700	04/30/19	Acquisition	Paul K. Ross, Erik S. Stamell	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
40	SMF VI	Sunrise Pass Estates MHC				Refinance	Jerome Fink, John Walsh	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
41	SMF VI	Springfield Storage				Acquisition	Laurence S. Levy	No	None	None	No	NAP	NAP	NAP	NAP

A-1-9

ANNEX A-1

			Additional Debt					Total Debt
						Additional			Total Debt		Total Debt
			Addit Debt	Addit Debt	Additional	Debt Cut-off	Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	Permitted (Y/N)	Exist (Y/N)(28)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
1	GACC	Marina Heights State Farm	No	No	NAP	NAP	NAP	560,000,000	3.12	58.3%	11.3%
2	SMF VI	1875 Atlantic Avenue	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
3	JPMCB	Atlantic Times Square	No	No	NAP	NAP	NAP	98,000,000	1.86	59.8%	9.5%
4	JPMCB	Embassy Suites Glendale	No	No	NAP	NAP	NAP	68,000,000	2.04	59.6%	11.3%
5	GACC	Sheraton Hotel Arlington	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	SMF VI	Southland Shopping Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	BSP	The Metropolitan at Wilton Manors	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	GACC	DreamWorks Campus	No	Yes	Subordinate Debt	108,000,000	4.00000	200,000,000	2.07	67.3%	6.8%
9	JPMCB	Meridian Corporate Center	Yes	No	Permitted Mezzanine	NAP	NAP	75,705,000	1.63	69.9%	11.0%
9.01	JPMCB	2520 Meridian Parkway							1.63	69.9%	11.0%
9.02	JPMCB	2525 Meridian Parkway							1.63	69.9%	11.0%
9.03	JPMCB	2605 Meridian Parkway							1.63	69.9%	11.0%
9.04	JPMCB	2810 Meridian Parkway							1.63	69.9%	11.0%
9.05	JPMCB	2510 Meridian Parkway							1.63	69.9%	11.0%
9.06	JPMCB	2600 Meridian Parkway							1.63	69.9%	11.0%
9.07	JPMCB	2700 Meridian Parkway							1.63	69.9%	11.0%
9.08	JPMCB	2800 Meridian Parkway							1.63	69.9%	11.0%
9.09	JPMCB	2505 Meridian Parkway							1.63	69.9%	11.0%
9.10	JPMCB	2500 Meridian Parkway							1.63	69.9%	11.0%
10	GACC	Steelyard Commons	No	No	NAP	NAP	NAP	44,250,000	1.39	74.5%	9.4%
11	BSP	Constitution Plaza	Yes	Yes	Mezzanine Loan (10,000,000)/Permitted Mezzanine	10,000,000	10.34500	64,955,068	1.13	68.8%	10.1%
12	JPMCB	U-Haul AREC 27 Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear							NAP	NAP	NAP
12.02	JPMCB	U-Haul Moving & Storage Of New Center							NAP	NAP	NAP
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland							NAP	NAP	NAP
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road							NAP	NAP	NAP
12.05	JPMCB	U-Haul Storage At Sharon Lane							NAP	NAP	NAP
12.06	JPMCB	U-Haul Storage Of Scranton							NAP	NAP	NAP
12.07	JPMCB	U-Haul Moving & Storage Of Prattville							NAP	NAP	NAP
12.08	JPMCB	U-Haul Moving & Storage Of Nampa							NAP	NAP	NAP
13	SMF VI	Northwest Business Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	SMF VI	Texas Hotel Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	SMF VI	Holiday Inn & Suites Beaumont							NAP	NAP	NAP
14.02	SMF VI	Holiday Inn Express Van Horn							NAP	NAP	NAP
15	BSP	Troy Hotel Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	BSP	TownePlace Suites by Marriott Troy							NAP	NAP	NAP
15.02	BSP	Fairfield Inn & Suites by Marriott Troy							NAP	NAP	NAP
16	JPMCB	Twelve Oaks Mall	No	Yes	Subordinate Debt	99,654,873	5.75000	298,964,619	1.58	54.1%	10.2%
17	JPMCB	Lakewood Forest Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	SMF VI	5805 Sepulveda Boulevard	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	GACC	Lehigh Valley Mall	No	No	NAP	NAP	NAP	198,027,762	2.07	44.5%	12.6%
20	SMF VI	800 South Barranca	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	JPMCB	The Market at Cross Creek Ranch	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	GACC	Weslaco Shopping Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	JPMCB	Guardian Self Storage 2-Pack	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.01	JPMCB	Brush Creek							NAP	NAP	NAP
23.02	JPMCB	North Huntingdon							NAP	NAP	NAP
24	GACC	Greenmark at Andrews	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	GACC	Northridge Medical Tower	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
26	BSP	Dam Neck Shopping Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	SMF VI	Fort Knox Executive Park	No	No	NAP	NAP	NAP	34,835,585	1.58	61.3%	11.8%
28	SMF VI	8851 Santa Monica Boulevard	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	SMF VI	Holiday Inn Express Albany	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	GACC	Mezz 42	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	SMF VI	Adams Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	SMF VI	4626 Maryland							NAP	NAP	NAP
31.02	SMF VI	4680 Maryland							NAP	NAP	NAP
31.03	SMF VI	Sunset Property							NAP	NAP	NAP
32	SMF VI	City View Farms	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	GACC	JHMR Powderhorn	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	SMF VI	Fireside IL Storage Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.01	SMF VI	Larry Power Storage							NAP	NAP	NAP
34.02	SMF VI	Armour Road Storage							NAP	NAP	NAP
35	BSP	Aaron’s Rent Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.01	BSP	Aaron’s Rent - Charlotte, NC							NAP	NAP	NAP
35.02	BSP	Aaron’s Rent - Lower Burrell, PA							NAP	NAP	NAP
35.03	BSP	Aaron’s Rent - Houston, TX							NAP	NAP	NAP
35.04	BSP	Aaron’s Rent - Pleasanton, TX							NAP	NAP	NAP
35.05	BSP	Aaron’s Rent - Zanesville, OH							NAP	NAP	NAP
35.06	BSP	Aaron’s Rent - Pearland, TX							NAP	NAP	NAP
35.07	BSP	Aaron’s Rent - Demopolis, AL							NAP	NAP	NAP
36	GACC	Fountaingrove Executive Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	SMF VI	Shoppes at Schoolhouse Crossing	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	SMF VI	1-21 Export Drive	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	BSP	Taylor Industrial	Yes	No	Permitted Future Affiliate Debt	NAP	NAP	NAP	NAP	NAP	NAP
40	SMF VI	Sunrise Pass Estates MHC	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
41	SMF VI	Springfield Storage	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-10

ANNEX A-1

			HOTEL OPERATING STATISTICS

			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	GACC	Marina Heights State Farm																1
2	SMF VI	1875 Atlantic Avenue																2
3	JPMCB	Atlantic Times Square																3
4	JPMCB	Embassy Suites Glendale	85.9%	187.47	161.07	88.4%	202.51	178.99	88.7%	193.12	171.30	88.1%	193.86	170.73	88.1%	193.86	170.73	4
5	GACC	Sheraton Hotel Arlington	75.2%	133.80	100.63	73.4%	137.57	100.92	72.6%	144.18	104.69				72.6%	144.18	104.69	5
6	SMF VI	Southland Shopping Center																6
7	BSP	The Metropolitan at Wilton Manors																7
8	GACC	DreamWorks Campus																8
9	JPMCB	Meridian Corporate Center																9
9.01	JPMCB	2520 Meridian Parkway																9.01
9.02	JPMCB	2525 Meridian Parkway																9.02
9.03	JPMCB	2605 Meridian Parkway																9.03
9.04	JPMCB	2810 Meridian Parkway																9.04
9.05	JPMCB	2510 Meridian Parkway																9.05
9.06	JPMCB	2600 Meridian Parkway																9.06
9.07	JPMCB	2700 Meridian Parkway																9.07
9.08	JPMCB	2800 Meridian Parkway																9.08
9.09	JPMCB	2505 Meridian Parkway																9.09
9.10	JPMCB	2500 Meridian Parkway																9.10
10	GACC	Steelyard Commons																10
11	BSP	Constitution Plaza																11
12	JPMCB	U-Haul AREC 27 Portfolio																12
12.01	JPMCB	U-Haul Moving & Storage Of Goodyear																12.01
12.02	JPMCB	U-Haul Moving & Storage Of New Center																12.02
12.03	JPMCB	U-Haul Moving & Storage Of South Vineland																12.03
12.04	JPMCB	U-Haul Moving & Storage At Eakin Road																12.04
12.05	JPMCB	U-Haul Storage At Sharon Lane																12.05
12.06	JPMCB	U-Haul Storage Of Scranton																12.06
12.07	JPMCB	U-Haul Moving & Storage Of Prattville																12.07
12.08	JPMCB	U-Haul Moving & Storage Of Nampa																12.08
13	SMF VI	Northwest Business Center																13
14	SMF VI	Texas Hotel Portfolio	67.4%	79.97	53.90	61.3%	86.62	53.10	70.6%	100.05	70.60	75.8%	102.32	77.56	75.8%	102.32	77.56	14
14.01	SMF VI	Holiday Inn & Suites Beaumont	67.4%	79.97	53.90	61.3%	86.62	53.10	72.4%	98.27	71.15	76.8%	101.01	77.58	76.8%	101.01	77.58	14.01
14.02	SMF VI	Holiday Inn Express Van Horn							64.3%	106.92	68.75	72.4%	107.06	77.51	72.4%	107.06	77.51	14.02
15	BSP	Troy Hotel Portfolio							75.7%	121.74	92.10	77.4%	122.21	94.62	77.4%	122.21	94.62	15
15.01	BSP	TownePlace Suites by Marriott Troy							77.8%	123.82	96.37	76.9%	126.49	97.26	76.9%	126.49	97.26	15.01
15.02	BSP	Fairfield Inn & Suites by Marriott Troy							73.6%	119.61	87.98	77.9%	118.13	92.07	77.9%	118.13	92.07	15.02
16	JPMCB	Twelve Oaks Mall																16
17	JPMCB	Lakewood Forest Plaza																17
18	SMF VI	5805 Sepulveda Boulevard																18
19	GACC	Lehigh Valley Mall																19
20	SMF VI	800 South Barranca																20
21	JPMCB	The Market at Cross Creek Ranch																21
22	GACC	Weslaco Shopping Center																22
23	JPMCB	Guardian Self Storage 2-Pack																23
23.01	JPMCB	Brush Creek																23.01
23.02	JPMCB	North Huntingdon																23.02
24	GACC	Greenmark at Andrews																24
25	GACC	Northridge Medical Tower																25
26	BSP	Dam Neck Shopping Center																26
27	SMF VI	Fort Knox Executive Park																27
28	SMF VI	8851 Santa Monica Boulevard																28
29	SMF VI	Holiday Inn Express Albany	64.3%	91.13	58.60	54.3%	105.05	57.04	68.7%	104.91	72.07	70.4%	102.64	72.26	70.4%	102.64	72.26	29
30	GACC	Mezz 42																30
31	SMF VI	Adams Portfolio																31
31.01	SMF VI	4626 Maryland																31.01
31.02	SMF VI	4680 Maryland																31.02
31.03	SMF VI	Sunset Property																31.03
32	SMF VI	City View Farms																32
33	GACC	JHMR Powderhorn																33
34	SMF VI	Fireside IL Storage Portfolio																34
34.01	SMF VI	Larry Power Storage																34.01
34.02	SMF VI	Armour Road Storage																34.02
35	BSP	Aaron’s Rent Portfolio																35
35.01	BSP	Aaron’s Rent - Charlotte, NC																35.01
35.02	BSP	Aaron’s Rent - Lower Burrell, PA																35.02
35.03	BSP	Aaron’s Rent - Houston, TX																35.03
35.04	BSP	Aaron’s Rent - Pleasanton, TX																35.04
35.05	BSP	Aaron’s Rent - Zanesville, OH																35.05
35.06	BSP	Aaron’s Rent - Pearland, TX																35.06
35.07	BSP	Aaron’s Rent - Demopolis, AL																35.07
36	GACC	Fountaingrove Executive Center																36
37	SMF VI	Shoppes at Schoolhouse Crossing																37
38	SMF VI	1-21 Export Drive																38
39	BSP	Taylor Industrial																39
40	SMF VI	Sunrise Pass Estates MHC																40
41	SMF VI	Springfield Storage																41

A-1-11

Footnotes to Annex A-1

(1)	With respect to Loan No. 1, Marina Heights State Farm, the whole loan was acquired from Goldman Sachs Mortgage Company.

With respect to Loan No. 8, DreamWorks Campus, the mortgage loan was acquired from Cantor Commercial Real Estate Lending, L.P.

With respect to Loan No. 16, Twelve Oaks Mall, the whole loan was co-originated by JPMCB, Goldman Sachs Mortgage Company and Wells Fargo Bank, National Association.

With respect to Loan No. 19, Lehigh Valley Mall, the mortgage loan was acquired from Cantor Commercial Real Estate Lending, L.P.

(2)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 3, Atlantic Times Square, Units and Occupancy % shown represent the aggregate of the retail and multifamily components of the property with 212,838 square feet of retail space and 166,538 square feet attributable to 100 multifamily units.

With respect to Loan No. 10, Steelyard Commons, Applebee’s, Burger King, Chipotle, Guthries, IHOP, KeyBank, Steak ‘n Shake and Taco Bell, ground lease their respective premises from the borrower.

With respect to Loan No. 16, Twelve Oaks Mall, the mortgaged property is anchored by Macy’s, Sears, Nordstrom, JC Penney and Lord & Taylor. Nordstrom ground leases its pad from the borrower, and the borrower’s fee interest in the land is included as collateral for the whole loan. The remaining anchor tenants own their land and improvements.

With respect to Loan No. 19, Lehigh Valley Mall, Macy’s, which is an anchor tenant at the property, ground leases its premises from the borrower.

With respect to Loan No. 21, The Market at Cross Creek Ranch, the 2nd Largest Tenant, Regions Bank, ground leases its pad site from the borrower.

With respect to Loan No. 30, Mezz 42, the property includes 42 residential units and 3 commercial office units totaling 8,728 square feet.

With respect to Loan No. 33, JHMR Powderhorn, the property is a 25-unit multifamily employee housing development, with 24 of the units master leased to Jackson Hole Mountain Resort Corporation.

(3)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 1, Marina Heights State Farm, the UW NOI ($) and UW NCF ($) are based on the adjusted underwritten net operating income and net cash flow, as detailed in the preliminary prospectus.

With respect to Loan No. 5, Sheraton Hotel Arlington, approximately 29.0% of UW Revenues ($) are comprised of food and beverage revenues.

With respect to Loan No. 6, Southland Shopping Center, Fresh Thyme, the 2nd Largest Tenant is currently building out its space. Fresh Thyme is expected to open for business in July 2018 and to begin paying rent in September 2018. All rental amounts through Fresh Thyme’s rent commencement date were escrowed at closing, along with unpaid tenant improvements. Additionally, the space has been delivered by the borrower to Fresh Thyme and Fresh Thyme does not have the right to terminate its lease in connection with the delivery of its space.

A-1-12

With respect to Loan No. 10, Steelyard Commons, the Largest Tenant, Aspire Fitness, representing approximately 11.3% of the net rentable area, has commenced paying rent on its space but is not yet open for business; Aspire Fitness is anticipated to open for business by June 2018.

With respect to Loan No. 16, Twelve Oaks Mall, the 2nd Largest Tenant, H&M, has executed a lease to relocate to a new suite at the mortgaged property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018. H&M has the right to terminate its lease if the landlord does not deliver the new suite by March 2019.

With respect to Loan No. 21, The Market at Cross Creek Ranch, the 3rd Largest Tenant, Twin Liquors, has executed a lease and taken occupancy but has not yet commenced paying rent.

With respect to Loan No. 25, Northridge Medical Tower, three tenants at the mortgaged property that account for approximately 20.0% of net rentable area, have free rent periods of no more than one month per year in select years. These include United Imaging, LLC, the 2nd Largest Tenant, which accounts for 12.0% of net rentable area and has $5,549 in free rent in December 2024, December 2025 and December 2026. All free rent, in the aggregate amount of $42,034, was reserved at loan origination.

With respect to Loan No. 26, Dam Neck Shopping Center, the Largest Tenant, One Life Fitness, and the 2nd Largest Tenant, Big Lots, have each recently executed leases and taken occupancy, but have not yet commenced paying rent. At origination, the lender reserved $303,839 in a free rent reserve, which equals three months of free rent for One Life Fitness ($114,256) and two months of free rent and 16 additional months of half-abated rent for Big Lots ($189,583).

With respect to Loan No. 27, Fort Knox Executive Park, the property is currently 89.9% occupied. The Largest Tenant, Florida Agency for Healthcare Administration, currently leases 246,163 square feet at a rent of $19.14 per square foot. In connection with a 15-year lease renewal which commences in March 2020, the tenant will downsize to 226,931 square feet and the rent will reset to $23.90 per square foot. Following the downsizing, the related property will be 83.5% occupied.

With respect to Loan No. 36, Fountaingrove Executive Center, the 2nd Largest Tenant, In Home Health LLC, which leases approximately 19.1% of the net rentable area, is not yet in occupancy of its space. In Home Health LLC is anticipated to take possession of their space in July 2018 and begin paying rent in August 2018. The In Home Health LLC will have an a free rent period for the first 24 months following the date they begin paying rent, all of which has been reserved for. In addition, In Home Health LLC is entitled to a $128,444 tenant improvement allowance, which has been reserved for.

With respect to Loan No. 39, Taylor Industrial, Occupancy % includes the 4th Largest Tenant, Palmer Moving. Palmer Moving’s lease expires in December 2023 and may be terminated if either the tenant or the landlord gives 90 days’ prior notice. The space leased to Palmer Moving was underwritten as vacant. The Occupancy % excluding Palmer Moving is 86.1%.

(4)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 5, Sheraton Hotel Arlington, the Appraised Value ($) represents the “Prospective Market Value Upon Completion of the Renovation and Stabilization” value of $59.5 million for the mortgaged properties, effective October 1, 2018, which assumes the completion of the required property improvement plan (“PIP”) at the mortgaged property. At loan origination, the borrower reserved $892,160, which represents 100% of the estimated aggregate cost of the PIPs. The “as-is” appraised value for the Sheraton Hotel Arlington mortgaged property is $53.0 million, which results in a Current LTV % of 68.3% and a Maturity/ARD LTV % of 63.6%.

With respect to Loan No. 9, Meridian Corporate Center, the Appraised Value ($) for certain portions of the mortgaged property (composed of buildings 2500, 2510, 2525, 2700, 2800, 2810 and 2605) represents the “as-is hypothetical” value, effective February 13, 2018, which assumes tenant improvement costs and leasing commissions being incurred for the first year of the loan term would not be incurred by a hypothetical buyer in the event that such portion of the property were sold. At origination, the borrower was required to reserve $3,125,744 for outstanding tenant improvements and leasing commissions related to nine tenants at the mortgaged property.

A-1-13

The aggregate of the “as-is” appraised values for the mortgaged property equals $106,100,000, which results in a Current LTV % of 71.4% and a Maturity LTV % of 65.4%.

With respect to Loan No. 13, Northwest Business Center, the Appraised Value ($) represents the “hypothetical as-is” value of $34,200,000, which assumes planned renovations and capital expenditures at a cost of $4,083,000 were completed at the property as of February 7, 2018. At origination, the borrower deposited $3,889,670 for the planned renovations and capital expenditures. The “as-is” value as of February 7, 2018 is $30,100,000, which results in a Current LTV % and Maturity LTV % of 75.6% and 68.6%, respectively.

With respect to Loan No. 21, The Market at Cross Creek Ranch, the Appraised Value ($) represents the hypothetical “as complete” value of $16,800,000 plus the “as-is” value of $3,500,000 of the pad site ground leased to Regions Bank by the borrower. The hypothetical “as complete” value assumes that all tenant improvements and leasing commissions have been completed and funded as of the origination date. At origination, the borrower was required to reserve $589,731 for tenant improvements and leasing commissions in connection with seven tenants. The “as-is” appraised value of the mortgaged property as of February 9, 2018 is $16,050,000 plus the “as-is” value of $3,500,000 of the pad site, which results in a Current LTV % of 68.1% and a Maturity LTV % of 62.6%.

With respect to Loan No. 27, Fort Knox Executive Park, the Appraised Value ($) represents the “hypothetical as-is” value of $56,800,000, which assumes Florida Agency for Healthcare Administration’s new lease has commenced and that all tenant improvements and capital expenditures have been paid as of January 16, 2018. At origination, the borrower deposited $4,114,678 for outstanding tenant improvements and leasing commissions and AHCA gap rent. The “as-is” value as of January 16, 2018 is $54,400,000, which results in a Current LTV % and Maturity LTV % of 64.0% and 48.3%, respectively.

(5)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

With respect to Loan No. 15, Troy Hotel Portfolio, the allocated Original Balance ($) is based on the pro-rata allocation of the respective underwriting net cash flows.

(6)	With respect to Loan Nos. 1, 3, 4, 8, 9, 10, 11, 16, 19 and 27, Marina Heights State Farm, Atlantic Times Square, Embassy Suites Glendale, DreamWorks Campus, Meridian Corporate Center, Steelyard Commons, Constitution Plaza, Twelve Oaks Mall, Lehigh Valley Mall and Fort Knox Executive Park, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(7)	Each number identifies a group of related borrowers.

With respect to Loan Nos. 13, 17 and 36 Northwest Business Center, Lakewood Forest Plaza and Fountaingrove Executive Center the borrowers own the mortgaged property as tenants-in-common.

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

A-1-14

(10)	With respect to all mortgage loans, except for the mortgage loans listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 11, Constitution Plaza, Monthly Debt Service ($) and Annual Debt Service ($) is based on the sum of the first 12 principal and interest payments after the Cut-off Date based on schedule set forth on Annex F to this Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this payment schedule.

With respect to Loan No. 16, Twelve Oaks Mall, Annual Debt Service ($) is calculated based on the sum of the first 12 principal and interest payments after the cut-off date based on the assumed principal payment schedule set forth in Annex G to this Preliminary Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this payment schedule.

(11)	With respect to Loan No. 1, Marina Heights State Farm, the whole loan has an ARD feature with an anticipated repayment date of January 6, 2028, with an increased interest rate equal to the sum of (x) the greater of (i) 3.55950% per annum and (ii) the 10-year swap rate as of the anticipated repayment date plus (y) 3.00000%, until the Final Mat Date of January 6, 2033. From the first payment date after the ARD until the final maturity date, the Marina Heights State Farm whole loan requires amortization based on a 30-year schedule (assuming the initial interest rate). Please see “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans” in the Preliminary Prospectus for additional details.

With respect to Loan No. 8, DreamWorks Campus, the whole loan has an ARD feature with an anticipated repayment date of December 6, 2022, with an increased interest rate equal to the greater of (i) 2.2978260% (with respect to promissory notes A-1, A-2, A-3, A-4 and A-5) or 4.00000% (with respect to promissory note B), as applicable, plus 3.00000% or (ii) the five-year swap yield as of the anticipated repayment date plus 3.00000%. From the first payment date after the ARD until the Final Mat Date, the DreamWorks Campus borrower is required to make principal payments in an amount equal to excess cash flow. Please see “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans” in the Preliminary Prospectus for additional details.

With respect to Loan No. 12, U-Haul AREC 27 Portfolio, the mortgage loan has an ARD feature with an anticipated repayment date of April 1, 2028. From and after the anticipated repayment date, the loan documents provide for an increase in the interest rate (the “Extension Term Interest Rate”) equal to 300 basis points in excess of the greater of (a) the initial term interest rate of 4.335% (the “Initial Term Interest Rate”) and (b) the 10-year swap yield as of the ARD plus 135 basis points; provided that the Extension Term Interest Rate may not exceed the Initial Term Interest Rate plus 5.0%. The Final Mat Date is April 1, 2038. Please see “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans” in the Preliminary Prospectus for additional details.

(12)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash sweep period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 3, Atlantic Times Square, the lockout period will be at least 26 payment dates beginning with and including the first payment date of May 1, 2018. The actual lockout period may be longer. Defeasance of the $98.0 million Atlantic Times Square Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “Permitted Defeasance Date”). The borrower is also permitted to prepay the Atlantic Times Square Whole Loan with the payment of a yield maintenance premium if the Permitted Defeasance Date has not occurred prior to May 1, 2021 (such earlier date, the “Permitted Release Date”).

With respect to Loan No. 4, Embassy Suites Glendale, the lockout period for defeasance will be at least 24 payments beginning with and including the first payment date of July 1, 2018. Defeasance of the full $68.0 million Embassy Suites Glendale Whole Loan is permitted at any time after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the

A-1-15

REMIC Prohibition Period has not expired prior to July 1, 2021, the borrower is permitted to prepay the Embassy Suites Glendale Whole Loan with a yield maintenance premium. The assumed lockout period of 24 payments is based on the expected JPMDB 2018-C8 securitization closing date in June 2018. The actual lockout period may be longer.

With respect to Loan No. 7, The Metropolitan at Wilton Manors, the borrower may voluntarily prepay the mortgage loan in an amount equal to $333,333 on each payment date in June and December commencing June 2023 each time without penalty.

With respect to Loan No. 8, DreamWorks Campus, the lockout period will be at least 30 payment dates beginning with and including the first payment date of January 6, 2018. Defeasance of the full $200.0 million DreamWorks Campus whole loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized; or (ii) January 6, 2021. The actual lockout period may be longer.

With respect to Loan No. 10, Steelyard Commons, the lockout period for defeasance will be at least 26 payment dates beginning with and including the first payment date of May 6, 2018. Defeasance of the full Steelyard Commons Whole Loan is permitted at any time after the earlier to occur of (i) April 3, 2021 and (ii) two years after the closing date of the final securitization that holds a promissory note evidencing all or a portion of the Steelyard Commons Whole Loan based on the expected JPMDB 2018-C8 securitization closing. The actual lockout period may be longer.

With respect to Loan No. 11, Constitution Plaza, the lockout period will be at least 25 payments beginning with and including the first payment on June 6, 2018. Defeasance of the full $55.0 million Constitution Plaza Whole Loan is permitted at any time beginning two years after the closing date of the final securitization that includes the last note to be securitized. The assumed lockout period of 25 months is based on the expected JPMDB 2018-C8 securitization closing date in June 2018. The actual lockout period may be longer.

With respect to Loan No. 27, Fort Knox Executive Park, the lockout period is required to be at least 27 payments beginning with and including the first payment date of April 6, 2018. Defeasance of the full $35.0 million whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) February 12, 2021. The assumed lockout period of 27 payments is based on the expected closing date of the JPMDB 2018-C8 securitization in June 2018. The actual lockout period may be longer.

With respect to Loan No. 27, Fort Knox Executive Park, in connection with a partial release, the borrower may partially prepay, on no more than two occasions, the underlying mortgage loan before the related lockout date in an amount equal to (x) the greatest of (A) $750,000, (B) an amount which would result in a DSCR following such release of no less than the greater of (i) 1.55x or (ii) the DSCR immediately prior to such release, (C) an amount which would be necessary to maintain a consistent LTV ratio for the remaining property once the release has been completed and (D) an amount which would result in a debt yield no less than the greater of 11.2% or the debt yield immediately prior to such release, plus (y) the greater of (A) the present value of the remaining payments of principal and interest applicable to the amount prepaid until maturity of the underlying whole loan or (B) 1.0% of the amount prepaid.

(13)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan Nos. 1, 2, 7, 9, 15, 21, 22, 24, 30 and 33, Marina Heights State Farm, 1875 Atlantic Avenue, The Metropolitan at Wilton Manors, Meridian Corporate Center, Troy Hotel Portfolio, The Market at Cross Creek Ranch, Weslaco Shopping Center, Greenmark at Andrews, Mezz 42 and JHMR Powderhorn, in each case, the related property is newly or recently acquired, renovated or built and some historical financials may not be available.

With respect to Loan No. 8, DreamWorks Campus, the related property was owned by DreamWorks prior to executing a sale-leaseback transaction in 2015 and some historical financials may not be available.

With respect to Loan No. 9, Meridian Corporate Center, the property level historical financials are unavailable as property level expense reporting was not provided by the sponsor. In addition, historical occupancy was reported at the portfolio level as the buildings were treated as a single business park by the seller.

A-1-16

With respect to Loan No. 12, U-Haul AREC 27 Portfolio, certain of the mortgaged properties are newly acquired and, therefore, some historical financials may not be available. In addition, 2015 Occupancy % for some of the individual properties are unavailable because such individual properties were not yet owned by the borrowers at that time.

With respect to Loan No. 14, Texas Hotel Portfolio, the Holiday Inn Express Van Horn mortgaged property was developed in 2016 and opened for business in December 2016. As such, 2015 and 2016 financials represent operations from only the Holiday Inn & Suites Beaumont mortgaged property.

With respect to Loan No. 25, Northridge Medical Tower, 2015 historical financials were not available. However publically available DBUBS 2011-LC3 securitization reports captured key financial metrics including effective gross income, expenses and net operating income used in analysis.

With respect to Loan No. 27, Fort Knox Executive Park, 2015 and 2016 historical cash flow information is not available due to a previous sponsor’s default on a prior loan secured by the related property. The current sponsors acquired the property following foreclosure in April 2017. Historical financials were not provided by the prior owner. Additionally, the most recent financials represent trailing six months annualized ending in November 2017.

With respect to Loan No. 32, City View Farms, the loan sponsor bought out the majority equity partner and converted the property manager. As such, 2015 financials are not available and the remaining historical financials are based on a trailing 12 month period ending in January of each respective year.

With respect to Loan No. 35, Aaron’s Rent Portfolio, historical financials are not presented as the single tenant at each mortgaged property operates under a net lease.

(14)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 6, Southland Shopping Center, the UW NOI ($) is over 10% higher than 2017 NOI ($), primarily driven by Fresh Thyme and Texas Roadhouse which have not yet opened for business. Both tenants have taken possession of their respective spaces, and rental amounts through the tenants’ respective rent commencement dates have been escrowed at closing, along with unpaid tenant improvements. Fresh Thyme is expected to open for business in July 2018 and to begin paying rent in September 2018. Texas Roadhouse is expected to begin paying rent in July 2018 and to open for business in August 2018. Additionally, both spaces have been delivered by the borrower to the respective tenants and neither tenant has the right to terminate its lease in connection with the delivery of its space.

With respect to Loan No. 10, Steelyard Commons, UW NOI ($) is over 10% higher than Most Recent NOI ($), because UW NOI ($) reflects rents from newly signed leases in 2017 and 2018 accounting for $438,816 in annual rent and $253,763 in recoveries, which include the new lease for the Largest Tenant, Aspire Fitness, accounting for 8.0% of gross potential rent.

With respect to Loan No. 11, Constitution Plaza, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily driven by new leases, increase in rent and rent steps taken through March 1, 2019.

With respect to Loan No. 12, U-Haul AREC 27 Portfolio, UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily driven by increased occupancy from an average of 88.0% over the trailing twelve months as of March 2018 to 93.2% UW Economic Occupancy %. In addition, the UW NOI ($) reflects higher rents for units following the rebranding of the properties to U-Haul.

With respect to Loan No. 13, Northwest Business Center, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily because 36 new leases, lease extensions or expansions have been executed at the property, comprising 27.7% of the net rentable area and $1,128,136 in rental income (34.6% of underwritten base rent). As such, net operating income has grown each year, including new leases that are only partially reflected in the Most Recent NOI ($).

With respect to Loan No. 18, 5805 Sepulveda Boulevard, the UW NOI ($) is over 10% higher than 2017 NOI ($), primarily because the loan sponsor backfilled space previously occupied by a large single tenant with multiple tenants at higher rents. Since that time, the loan sponsor has signed 10 new leases totaling 46,296 square feet (52.8% net rentable area). The leasing throughout 2017 and into 2018 disrupted the net operating income

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performance at the property for 2017; however the property is now 100% leased to 21 tenants. The UW NOI ($) is based on the in-place rent roll and thus results in a higher net operating income than was achieved in 2017.

With respect to Loan No. 26, Dam Neck Shopping Center, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily due to re-tenanting, which contributed to the increase in rental income. The low collections in 2017 were due to transition after the prior major tenant Kmart (79.5% of net rentable area at the time) vacated.

With respect to Loan No. 32, City View Farms, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily because underwritten payroll and benefits expense line item was reduced by approximately $64,000 versus the trailing 12 month period ending in January 2018 due to the elimination of two employees that were managing non-collateral assets.

With respect to Loan No. 36, Fountaingrove Executive Center, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily driven by a new lease signed by In Home Health, LLC, the 2nd Largest Tenant, accounting for 19.1% of the net rentable area and 17.9% of the underwritten base rent.

With respect to Loan No. 39, Taylor Industrial, UW NOI ($) is more than 10% higher than the Most Recent NOI ($) primarily due to contractual rent steps underwritten for the 2nd Largest Tenant, Chrysler Group LLC, and the 3rd Largest Tenant space, Great Lakes HPP Detroit, expanding its space. Underwritten base rent for Chrysler Group LLC is inclusive of rent steps through April 2019. Great Lakes HPP Detroit expanded its space in February 2018, increasing annual rent per square foot from $5.26 to $5.67.

(15)	With respect to Loan No. 1, Marina Heights State Farm, the mortgaged property is exempt from property taxes because the ground lessor is a tax exempt government agency. The ground lease prohibits the ground lessor from transferring the fee to any entity that is not the State of Arizona or a political subdivision thereof that is exempt from property taxes. The lender did not underwrite any property taxes.

With respect to Loan No. 2, 1875 Atlantic Avenue, the property benefits from a 15-year 421A real estate tax abatement, which is slated to terminate in 2034. The abatement sets a discounted assessed value for the property of $339,384 for 15 years, which begins to phase out in year 2030 by 20%, followed by an additional phase-out each year through 2034. Taxes were underwritten to include the value of the 421A real estate tax abatement.

(16)	Except for the mortgage loan listed below, the UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 11, Constitution Plaza, UW NOI DSCR and UW NCF DSCR were calculated based on the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal payment schedule set forth in Annex F to the Preliminary Prospectus.

(17)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 1, Marina Heights State Farm, the mortgaged property has been divided into multiple leasehold condominium units, all of which are owned by the borrower.

With respect to Loan No. 3, Atlantic Times Square, the mortgaged property is subject to two condominium declarations. The commercial condominium regime consists of two units (the underground parking garage and the retail units) which are owned by the borrower and are part of the mortgaged property. The residential condominiums consist of three buildings with a total of 210 units. The borrower owns two buildings totaling 100 units (47.62%) and such units are part of the mortgaged property.

With respect to Loan No. 12, U-Haul AREC 27 Portfolio, one of the borrowers owns the fee interest in the mortgaged properties, and the other borrower owns a leasehold interest pursuant to an operating lease between the two borrowers. Both the fee and leasehold interests have been pledged as security for the mortgage loan.

With respect to Loan No. 12, U-Haul AREC 27 Portfolio, the loan documents permit the borrowers to acquire either a fee simple estate in vacant land that is adjacent and contiguous to any existing mortgaged property or a leasehold estate in a non-contiguous property that is operated as a self-storage facility by an affiliate of the

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borrower, in each case upon satisfaction of certain terms and conditions set forth in the loan documents. Please see “Description of the Mortgage Pool—Partial Releases” in the prospectus for additional information.

With respect to Loan No. 16, Twelve Oaks Mall, the borrower has the right to acquire the fee estate to one or more anchor pads (other than the Nordstrom anchor pad) subject to the satisfaction of certain terms and conditions set forth in the loan documents. Please see “Description of the Mortgage Pool—Partial Releases” in the prospectus for additional information.

With respect to Loan No. 19, Lehigh Valley Mall, mortgage property is secured by both the borrower’s fee simple interest and a borrower affiliate’s leasehold interest under a ground lease.

With respect to Loan No. 37, Shoppes at Schoolhouse Crossing, the mortgaged property consists of one unit in a condominium with a total of five units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

With respect to Loan No. 37, Shoppes at Schoolhouse Crossing, the fee interest in the Mortgaged Property is held by a sponsor-affiliate of the related borrower, the Malchione Schafer Silver Protective Trust I (the “Malchione Trust”). The Malchione Trust has granted the borrower a leasehold interest in the Mortgaged Property pursuant to the terms of a ground lease between the Malchione Trust, as lessor, and the borrower, as lessee. Pursuant to the related mortgage, the lender has a lien on both the fee and leasehold interests in the Mortgaged Property. Pursuant to the terms of the ground lease, the Malchione Trust is prohibited from further encumbering its interest in the Mortgaged Property. The ground lease is scheduled to terminate on March 1, 2047, beyond the stated maturity date of the Mortgage Loan.

(18)	With respect to all hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

(19)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

(20)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 3, Atlantic Times Square, if AMC Theater has failed to renew the management agreement for the Largest Tenant, AMC Theater (the “AMC Management Agreement”), during the initial term or any subsequent renewal term thereof, on or before the date that is one (1) year prior to the then-current expiration of the AMC Management Agreement and no cure has occurred, then all excess cash flow is required to be deposited in the Monthly Other Reserve ($) for tenant improvement and leasing commission obligations incurred by the borrower with respect to the space, subject to a cap of $2,000,000.

With respect to Loan No. 7, The Metropolitan at Wilton Manors, the borrower is required to deposit $2,983 on each monthly payment date commencing in June 2021 into the Monthly Capex Reserve ($). With regards to the Credit Support Reserve, upon the occurrence of a cash sweep period (as defined in the loan agreement) commencing solely due to the debt service coverage ratio being less than 1.25x, the borrower may, but is not required to, deposit into an eligible account held by lender or servicer an amount equal to $103,750; provided that notice of the borrower’s intent to provide such deposit is delivered no later than the day on which financial statements are required to be delivered for the applicable testing period.

With respect to Loan No. 9, Meridian Corporate Center, prior to the second anniversary of the first monthly debt service payment date, the requirement to make the monthly deposit of $57,642 into the Monthly TI/LC Reserve ($) is waived to the extent the amount of funds on deposit in the Monthly TI/LC Reserve ($) is equal to or greater than $1,300,000 on the payment date such monthly deposit is due.

With respect to Loan No. 9, Meridian Corporate Center, the borrower is required to escrow $5,492 into the Monthly Other Reserve ($) on each payment date through and including August 1, 2022 for free rent related to Avaya, the fourth largest tenant at the property. Such monthly escrows cover the rent abatement period beginning

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in August 2022 through January 2024. Rent abatements occurring in the periods beginning in April 2018 through February 2019 have been reserved for at closing.

With respect to Loan No. 11, Constitution Plaza, the borrower is required to deposit $3,797 into the Monthly Other Reserve ($) on each payment date through and including June 2022 for the Hartford Business Improvement District reserve.

With respect to Loan No. 12, U-Haul AREC 27 Portfolio, the borrowers are required to deposit $7,653 into the Monthly Capex Reserve ($) on each payment date when the funds in the reserve are less than the related Capex Reserve Cap ($).

With respect to Loan No. 14, Texas Hotel Portfolio, a Monthly Capex Reserve ($) is required under the loan documents in the amount of 2% of gross revenues beginning with the first payment date in June 2018 and up to and including the payment date in May 2019, 3% of gross revenues beginning with the payment date in June 2019 and up to and including the payment date in May 2020 and 4% of gross revenues beginning with the payment date in June 2020 and continuing through the remaining term of the loan.

With respect to Loan No. 15, Troy Hotel Portfolio, on the date that any PIP is imposed by the franchisor, pursuant to the franchise agreement, the borrower must escrow an amount equal to 125% of the sum required to pay for such PIP, provided however if such PIP requires FF&E expenditures, such portion of the PIP may be funded using funds held in the FF&E reserve account and the amount to be deposited in the PIP Reserve Account will be reduced by the then-current amount of the funds held in the FF&E reserve account.

With respect to Loan No. 16, Twelve Oaks Mall, the borrower is permitted to deliver letters of credit in lieu of its obligations to fund the Monthly Tax Reserve ($), Monthly TI/LC Reserve ($) and Monthly Capex Reserve ($) under the loan documents.

With respect to Loan No. 20, 800 South Barranca, a Monthly TI/LC Reserve ($) is required under the loan documents in the amount of $20,000 per month beginning with the first payment date in May 2018 and up to and including the payment date in May 2021 and $8,334 per month thereafter.

With respect to Loan No. 21, The Market at Cross Creek Ranch, the borrower is required to deposit $3,871 into the Monthly TI/LC Reserve ($) on each payment date commencing on the payment date in June 2020.

With respect to Loan No. 23, Guardian Self Storage 2-Pack, the borrower is required to deposit $1,298 into the Monthly Capex Reserve ($) on each payment date during any period of time when the debt service coverage ratio (as calculated in the loan documents) is less than 1.75x based on the trailing three month period.

With respect to Loan No. 28, 8851 Santa Monica Boulevard, if occupancy at the mortgaged property falls below 80% for six consecutive months, a Monthly TI/LC Reserve ($) is required under the loan documents in the amount of $1,200 per month. The Monthly TI/LC Reserve ($) is currently suspended.

With respect to Loan No. 31, Adams Portfolio, a Monthly TI/LC Reserve ($) is required under the loan documents in the amount of $3,754 beginning with the first payment date in February 2018 and up to and including the payment date in January 2020 and $1,877 per month thereafter.

With respect to Loan No. 35, Aaron’s Rent Portfolio, Monthly Capex Reserve ($) and Monthly TI/LC Reserve ($) are only applicable during the period commencing upon the earlier of the date on which (i) lender disburses (a) capital expenditure reserve funds in accordance with the terms set forth in the loan agreement or (b) leasing reserve funds in accordance with the terms set forth in the loan agreement, or (ii) the date on which the debt yield is less than 11.50%. The Monthly Capex Reserve ($) during this period would be $794 and the Monthly TI/LC Reserve ($) would be $3,705.

With respect to Loan No. 39, Taylor Industrial, on any monthly payment date on which the amount of leasing reserve funds on deposit is less than $200,000, the borrower is required to deposit into the leasing reserve account, an amount equal to the lesser of (x) $7,004 and (y) the amount required to cause the funds then on deposit in the leasing reserve account to equal or exceed $350,000. With respect to the lease sweep reserve, on each monthly payment date during the continuance of a “specified tenant event period” as defined in the loan documents, the borrower is required to deposit the greater of (x) an amount equal to 50% of the contractual monthly rent then due and payable under the specified tenant lease that caused the applicable specified tenant

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event(s) to occur, and (y) $25,000, provided, however, in lieu of making the foregoing deposits into the lease sweep reserve account, the borrower may deliver to the lender a letter of credit in an amount equal to 50% of the monthly rent due and payable from the specified tenant(s) that caused the applicable specified tenant event(s) to occur (provided however, such monthly amount will not be less than $25,000), multiplied by the number of months then remaining until expiration under the applicable specified tenant lease.

(21)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 9, Meridian Corporate Center, the TI/LC Reserve Cap ($) will increase from $1,300,000 to $2,075,115 on or after the second anniversary of the first payment date.

(22)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 9.01, Meridian Corporate Center – 2520 Meridian Parkway, the Largest Tenant, Parexel International, LLC, subleases 8,951 square feet of its leases premises to AroundCampus, LLC.

With respect to Loan No. 9.06, Meridian Corporate Center – 2600 Meridian Parkway, the Largest Tenant, Parata Systems, LLC, subleases its entire leased premises to Frontier Communications of America, Inc.

With respect to Loan No. 31.01, Adams Portfolio – 4626 Maryland, the sole tenant at the 4626 Maryland mortgaged property, Einstein Bros Bagels, subleases 1,650 square feet to Wells Fargo and 1,590 square feet to Mr. Sandwich.

(23)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 1, Marina Heights State Farm, the Largest Tenant, State Farm, leases 7,154 square feet with an expiration date in March 2027, 426,902 square feet with an expiration date in December 2032, 370,332 square feet with an expiration date in December 2035, 347,851 square feet with an expiration date in December 2037, 245,370 square feet with an expiration date in December 2039 and 575,639 square feet with an expiration date in December 2042.

With respect to Loan No. 13, Northwest Business Center, the 2nd Largest Tenant, Commissions, Inc leases 34,145 square feet of space with a lease expiration in January 2022 and 3,928 square feet with a lease expiration in October 2020.

(24)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 9.01, Meridian Corporate Center – 2520 Meridian Parkway, the Largest Tenant, Parexel International, LLC, has the right to contract a portion of its leased space located on the third floor as of August 31, 2020, with notice by March 1, 2020 and the payment of a termination fee. In addition, the 4th Largest Tenant, Avaya, Inc., has the right to terminate its lease as of July 31, 2024, with one year’s notice and the payment of a termination fee.

With respect to Loan No. 10, Steelyard Commons, the 4th Largest Tenant, Party City, may terminate its lease in December 2021, with 12-months’ notice and the satisfaction each of the following conditions: (i) Party City has continuously operated in the Steelyard Commons Property between December 1, 2018 and November 30, 2020 (ii) sales between December 1, 2019 and November 30, 2020 shall not have exceeded $1.7 million (compared to approximately $1.5 million reported as of trailing 12-month period ended January 31, 2018) and (iii) subject to a termination fee of remaining unamortized portion of the improvement allowance.

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With respect to Loan No. 11, Constitution Plaza, the 2nd Largest Tenant, Shipman & Goodwin, LLP, has a termination option to terminate its lease on one full floor of the Mortgaged Property (10,977 square feet; 1.7% of net rentable area). The 4th Largest Tenant, The City of Hartford, has the right to terminate its lease, effective on the last business day of any month after February 28, 2023, provided that (i) the tenant gives notice to the landlord at least 12 months prior to the termination date and (ii) the tenant has elected to a relocate to property owned by it, and the tenant actually relocated to such property. The 5th Largest Tenant, State of Connecticut Department of Banking, has the right to terminate the lease after the three-year anniversary of the its lease term in the event that space becomes available in a state owned facility and the tenant moves into a State of Connecticut owned facility. Such termination requires notice at least 180 days in advance of the termination date.

With respect to Loan No. 16, Twelve Oaks Mall, the 2nd Largest Tenant, H&M, has the right to terminate its lease effective as of the last day of the fifth lease year (ending December 2023) if gross sales during the fourth lease year are not at least equal to $6,500,000.

With respect to Loan No. 18, 5805 Sepulveda Boulevard, the Largest Tenant, Caine & Weiner, has the right to terminate its lease in February 2023 with nine months’ notice.

With respect to Loan No. 20, 800 South Barranca, the Largest Tenant, State of California Department of General Services, has the right to terminate its lease any time after July 2018 with 30 days’ notice. The 3rd Largest Tenant, Think Together, has the right to terminate its lease in June 2021 with 180 days’ notice. Additionally, Think Together has the right to terminate its lease at the effective the last day of the calendar month of the initial term of its lease if it loses 50% of its local school district contracts in any calendar year with six months’ notice.

With respect to Loan No. 21, The Market at Cross Creek Ranch, the 3rd Largest Tenant, Twin Liquors, has a one-time right to terminate its lease by providing written notice no later than on the 365th day after the effective date of the amendment of the applicable laws permitting such sale of distilled spirits in grocery stores, drug stores or discount houses in the State of Texas and a payment of a termination fee. Such termination will be effective 90 days following the date of the landlord’s receipt of such early termination notice and such termination fee. In addition, the 5th Largest Tenant, Memorial Herman, has a one-time to terminate its lease as of the 90th day after the expiration of the fifth lease year of the lease term, with written notice no later than the 210th day prior to the expiration of the fifth lease year and the payment of a termination fee.

With respect to Loan No. 27, Fort Knox Executive Park, the Largest Tenant and 2nd Largest Tenant, Florida Agency for Healthcare Administration and Florida Department of Law Enforcement each have the right to terminate their respective leases with six months’ notice in the event space becomes available in state-owned buildings.

With respect to Loan No. 36, Fountaingrove Executive Center, the 2nd Largest Tenant, In Home Health LLC, may terminate its lease in June 2021 upon a 12 months’ prior notice and subject to a termination fee of remaining unamortized portion of the improvement allowance plus $80,325.

With respect to Loan No. 39, Taylor Industrial, the 4th Largest Tenant, Palmer Moving, has a lease expiring in December 2023. The Palmer Moving lease may be terminated by either the landlord or the tenant with 90 days’ notice. The Occupancy % excluding Palmer Moving is 86.1%.

(25)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 1, Marina Heights State Farm, there is no Carveout Guarantor for the whole loan, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the environmental indemnity.

With respect to Loan No. 8, DreamWorks Campus, there is no Carveout Guarantor for the whole loan, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and for the environmental indemnity.

With respect to Loan No. 19, Lehigh Valley Mall, the obligations and liabilities of the Carveout Guarantor under the non-recourse carveout guaranty is capped at $40,000,000, plus all reasonable out-of-pocket costs and

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expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

(26)	The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 3, Atlantic Times Square, upon the occurrence and during the continuance of a lockbox trigger period, the borrower will also be required to (i) deliver tenant direction letters to all commercial tenants at the Mortgaged Property instructing such tenants to pay rents directly into the lockbox account and (ii) collect rents from the multifamily tenants and deposit such rents into the lockbox account one business day following receipt of funds.

With respect to Loan No. 7, The Metropolitan at Wilton Manors, the cash sweep period will not commence until three business days after the Credit Support Notice Date (as defined in the loan agreement) occurs.

With respect to Loan No. 11, Constitution Plaza, the whole loan is in a cash flow sweep as of the Cut-off Date and all excess cash flow will be collected until (i) an additional $750,000 has been deposited into the leasing reserve account and (ii) $325,000 has been paid to MSCO Real Estate Advisors LLC.

With respect to Loan No. 16, Twelve Oaks Mall, the whole loan is characterized as having a Hard Lockbox, except that the borrower is permitted to maintain a bank account (which will not be under the control of the lender) into which rents from operators of carts, kiosks or similar facilities or persons who are parties to a license agreement for a term of one year or less, or miscellaneous amounts received by the borrower that are not rents, payments, reimbursements or other amounts paid under any lease, may be deposited, and utilize such funds for operating the mortgaged property (the “Kiosk Account”). The loan documents also require that, on each business day, any funds in excess of $150,000 on deposit in the Kiosk Account are required to be remitted to a borrower controlled account. Upon the occurrence of certain trigger cash sweep periods under the loan documents, funds in the Kiosk Account in excess of $50,000 are required to be transferred to the cash management account and disbursed in accordance with the loan documents.

(27)	With respect to Loan No. 9, Meridian Corporate Center, the related Whole Loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related lead servicing Companion Loan is securitized, it is anticipated that the related Whole Loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

(28)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Existing Mezzanine Debt,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the preliminary prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 11, Constitution Plaza, the borrower is permitted to obtain additional mezzanine financing only if the debt is obtained in connection with, (i) a transfer of the property and the assumption of the Constitution Plaza whole loan, (ii) the mezzanine lender does not approve of such transfer and related assumption under the Constitution Plaza mezzanine loan documents and (iii) the Constitution Plaza mezzanine loan will be fully repaid in accordance with the terms of the loan documents. The replacement mezzanine financing must satisfy the following conditions, among others, (i) no event of default has occurred or is continuing, (ii) after giving effect to the permitted mezzanine loan, (a) the LTV will not be greater than 68.9% and (b) DSCR shall not be less than 1.13x.

With respect to Loan No. 16, Twelve Oaks Mall, prior to origination of the related whole loan, the mortgaged property did not secure a mortgage loan but was included in a pool of assets supporting corporate borrowing by a parent of the borrower. The entities that own the mortgaged property and certain other assets are guarantors under Taubman Centers, Inc.’s primary unsecured revolving credit facility (net balance of $678.9 million as of September 30, 2017), $475 million unsecured term loan, and $300 million unsecured term loan, and are unencumbered assets under such facility and term loans. The proceeds of the related whole loan were used to repay a portion of the outstanding corporate loan, fund reserves and pay origination costs.

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With respect to Loan No. 19, Lehigh Valley Mall, the loan documents permit the borrower to enter into a “Property-Assessed Clean Energy loan”, incurred for improvements to the property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and repaid through multi-year assessments against the property, for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation.

With respect to Loan No. 39, Taylor Industrial, the borrower has the right, subject to lender’s approval, to incur permitted future affiliate debt upon the satisfaction of the conditions specified in the loan documents. The permitted future affiliate debt is defined as any unsecured indebtedness incurred from time to time by the borrower from one or more of its partners in aggregate amount not to exceed $200,000 at any time, which indebtedness (i) is evidenced by a promissory note on market terms in form and substance satisfactory to the lender, (ii) is subordinate to the mortgage loan pursuant to a subordination and standstill agreement acceptable to lender, (iii) is not payable upon the occurrence and during the continuance of a cash sweep period, and (iv) the proceeds thereof are used by the borrower solely in connection with the mortgaged property or the mortgaged loan.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages
Trust Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

$2,350,000	-	$9,999,999	17	$103,205,849	14.5%	5.04756%	118	1.62x	10.4%	62.4%	55.6%
$10,000,000	-	$19,999,999	10	145,421,227	20.4	4.78844%	118	1.85x	12.1%	57.7%	49.9%
$20,000,000	-	$24,999,999	2	43,443,565	6.1	5.16093%	119	1.86x	13.6%	60.1%	50.6%
$25,000,000	-	$49,999,999	11	371,067,015	52.0	4.80381%	96	2.01x	10.6%	59.8%	56.0%
$50,000,000	-	$50,000,000	1	50,000,000	7.0	3.55950%	115	3.12x	11.3%	58.3%	58.3%

Total / Wtd. Avg:			41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

Mortgage Rates

						Weighted Averages
Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

2.29783%	-	3.99999%	2	$80,000,000	11.2%	3.08637%	92	4.32x	12.6%	48.1%	48.1%
4.00000%	-	4.49999%	4	72,158,864	10.1	4.31350%	117	2.04x	12.3%	52.2%	42.3%
4.50000%	-	4.99999%	17	282,365,000	39.6	4.81866%	118	1.59x	9.7%	63.2%	58.6%
5.00000%	-	5.99000%	18	278,613,791	39.1	5.32353%	96	1.71x	11.9%	61.4%	55.5%

Total / Wtd. Avg:			41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

Original Term to Maturity/ARD in Months(1)

				Weighted Averages
Original Term to Maturity/ARD in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

60	4	$133,169,378	18.7%	4.80109%	57	2.80x	13.0%	53.2%	51.2%
120	37	579,968,278	81.3	4.76343%	118	1.80x	10.7%	61.2%	55.3%

Total / Wtd. Avg:	41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

A-2-1

ANNEX A-2

Remaining Term to Maturity/ARD in Months(1)

						Weighted Averages
Remaining Term to Maturity/ARD in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

54	-	84	4	$133,169,378	18.7%	4.80109%	57	2.80x	13.0%	53.2%	51.2%
85	-	119	33	543,368,278	76.2	4.73904%	118	1.80x	10.6%	61.3%	55.6%
120	-	120	4	36,600,000	5.1	5.12546%	120	1.83x	12.8%	59.6%	51.0%

Total / Wtd. Avg:			41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

Original Amortization Term in Months

				Weighted Averages
Original Amortization Term in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

Interest Only	10	$266,280,000	37.3%	4.42703%	103	2.53x	10.2%	56.3%	56.3%
300	4	74,053,622	10.4	4.83032%	119	1.90x	13.7%	58.6%	43.6%
357	1	29,975,491	4.2	5.99000%	59	1.43x	11.9%	58.2%	54.4%
360	26	342,828,543	48.1	4.91765%	112	1.63x	11.2%	62.7%	55.5%

Total / Wtd. Avg:	41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

Remaining Amortization Term in Months

						Weighted Averages
Remaining Amortization Term in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

	Interest Only		10	$266,280,000	37.3%	4.42703%	103	2.53x	10.2%	56.3%	56.3%
297	-	356	7	155,075,081	21.7	5.07361%	92	1.80x	13.3%	57.7%	48.0%
357	-	360	24	291,782,574	40.9	4.92276%	118	1.59x	10.8%	63.8%	56.4%

Total / Wtd. Avg:			41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

A-2-2

ANNEX A-2

Amortization Types

				Weighted Averages
Amortization Types	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

IO-Balloon	20	$255,260,000	35.8%	4.92401%	119	1.53x	10.5%	65.8%	58.6%
Interest Only	8	186,280,000	26.1	5.00280%	107	1.77x	9.1%	59.9%	59.9%
Balloon	10	163,200,018	22.9	5.16641%	93	1.88x	13.6%	55.0%	46.8%
ARD-Interest Only	2	80,000,000	11.2	3.08637%	92	4.32x	12.6%	48.1%	48.1%
ARD-Balloon	1	28,397,637	4.0	4.33500%	118	1.65x	11.2%	62.8%	46.0%

Total / Wtd. Avg:	41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

Partial Interest Only Periods

						Weighted Averages
Partial Interest Only Periods			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

12	-	24	6	75,800,000	10.6%	4.97816%	118	1.45x	9.8%	68.5%	58.9%
25	-	47	6	56,700,000	8.0	4.96052%	119	1.60x	10.9%	64.6%	57.2%
48	-	59	3	62,350,000	8.7	5.00710%	119	1.55x	11.2%	62.3%	56.4%
60	-	60	5	60,410,000	8.5	4.73605%	119	1.54x	10.3%	67.2%	61.7%

Total / Wtd. Avg:			20	$255,260,000	35.8%	4.92401%	119	1.53x	10.5%	65.8%	58.6%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(3)

						Weighted Averages
Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

1.24x	-	1.49x	12	$227,418,373	31.9%	5.13013%	111	1.43x	9.2%	63.2%	58.6%
1.50x	-	1.74x	16	186,565,605	26.2	4.80967%	118	1.62x	11.1%	64.7%	55.9%
1.75x	-	1.99x	4	94,868,886	13.3	5.04715%	94	1.84x	11.6%	60.4%	57.9%
2.00x	-	2.24x	5	101,845,647	14.3	5.01387%	97	2.10x	13.1%	55.5%	49.2%
2.25x	-	6.31x	4	102,439,145	14.4	3.40233%	98	3.93x	13.1%	46.2%	45.2%

Total / Wtd. Avg:			41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

A-2-3

ANNEX A-2

Cut-off Date LTV Ratios(2)(4)

						Weighted Averages
Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

31.0%	-	49.9%	3	$61,461,227	8.6%	3.29037%	85	4.27x	14.4%	35.6%	31.8%
50.0%	-	59.9%	12	266,781,938	37.4	4.87068%	103	2.07x	11.5%	57.9%	54.4%
60.0%	-	64.9%	13	212,084,491	29.7	4.93920%	108	1.59x	10.2%	61.6%	55.9%
65.0%	-	69.9%	11	137,210,000	19.2	4.94011%	119	1.56x	10.8%	67.4%	60.4%
70.0%	-	74.5%	2	35,600,000	5.0	4.91556%	118	1.43x	9.8%	73.8%	63.9%

Total / Wtd. Avg:			41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

LTV Ratio at Maturity/ARD(1)(2)(4)

						Weighted Averages
Maturity Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

29.6%	-	44.9%	5	$99,154,792	13.9%	3.99574%	98	3.46x	15.0%	42.9%	35.4%
45.0%	-	49.9%	3	44,342,939	6.2	4.64303%	118	1.58x	11.1%	61.6%	46.4%
50.0%	-	54.9%	9	124,036,039	17.4	5.20763%	104	1.57x	10.9%	58.7%	52.9%
55.0%	-	59.9%	14	248,493,886	34.8	4.77368%	100	2.06x	11.1%	61.3%	58.4%
60.0%	-	64.2%	10	197,110,000	27.6	4.90970%	119	1.51x	9.3%	66.3%	62.2%

Total / Wtd. Avg:			41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

A-2-4

ANNEX A-2

Type of Mortgaged Properties

				Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

Office
Suburban	16	$153,862,419	21.6%	96.9%	3.01x	11.8%	56.3%	52.5%
CBD	1	29,975,491	4.2	82.8%	1.43x	11.9%	58.2%	54.4%
Medical	1	8,350,000	1.2	85.3%	1.74x	9.3%	63.5%	63.5%
Subtotal:	18	$192,187,911	26.9%	94.2%	2.71x	11.7%	56.9%	53.3%

Retail
Anchored	5	$101,657,882	14.3%	93.2%	1.45x	10.1%	65.6%	57.3%
Super Regional Mal	2	31,461,227	4.4	88.1%	2.32x	14.1%	40.0%	32.5%
Shadow Anchored	1	13,310,000	1.9	87.3%	1.40x	9.2%	65.6%	60.3%
Freestanding	7	5,830,000	0.8	100.0%	2.50x	12.7%	50.0%	50.0%
Unanchored	2	3,905,508	0.5	100.0%	1.57x	10.1%	67.5%	58.1%
Single Tenant	1	2,294,492	0.3	100.0%	1.57x	10.1%	67.5%	58.1%
Subtotal:	18	$158,459,109	22.2%	92.2%	1.67x	10.9%	60.0%	52.4%

Hotel
Full Service	3	$87,896,552	12.3%	79.8%	1.96x	13.0%	59.0%	55.1%
Limited Service	3	21,602,204	3.0	73.9%	2.00x	14.7%	58.3%	45.7%
Extended Stay	1	8,574,092	1.2	76.9%	2.22x	17.4%	57.0%	43.0%
Subtotal:	7	$118,072,847	16.6%	78.5%	1.99x	13.7%	58.7%	52.5%

Multifamily
Mid-Rise	2	$75,500,000	10.6%	95.9%	1.45x	7.4%	61.3%	61.3%
Garden	3	23,375,000	3.3%	97.7%	1.58x	10.6%	66.6%	59.5%
Subtotal:	5	$98,875,000	13.9%	96.3%	1.48x	8.2%	62.5%	60.9%

Mixed Use
Retail/Multifamily	1	$40,000,000	5.6%	96.9%	1.86x	9.5%	59.8%	59.8%
Retail/Office	2	12,900,000	1.8	96.7%	1.77x	10.5%	60.2%	56.9%
Multifamily/Office	1	6,300,000	0.9	95.6%	1.24x	8.4%	66.3%	59.0%
Subtotal:	4	$59,200,000	8.3%	96.7%	1.77x	9.6%	60.6%	59.1%

Self Storage
Self Storage	13	$48,897,637	6.9%	89.4%	1.79x	10.8%	61.7%	51.0%
Subtotal:	13	$48,897,637	6.9%	89.4%	1.79x	10.8%	61.7%	51.0%

Industrial
Flex	2	$28,000,000	3.9%	92.4%	1.62x	12.1%	65.3%	59.5%
Warehouse	1	4,745,152	0.7	100.0%	1.68x	12.1%	62.4%	51.7%
Subtotal:	3	$32,745,152	4.6%	93.5%	1.63x	12.1%	64.9%	58.4%

Manufactured Housing
Manufactured Housing	1	$4,700,000	0.7%	96.3%	1.52x	9.9%	58.0%	50.2%
Subtotal:	1	$4,700,000	0.7%	96.3%	1.52x	9.9%	58.0%	50.2%

Total / Wtd. Avg:	69	713,137,655	100.0%	91.3%	1.99x	11.1%	59.7%	54.5%

A-2-5

ANNEX A-2

Mortgaged Properties by Location

				Weighted Averages
Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

California	9	$163,250,000	22.9%	95.4%	2.64x	11.1%	54.8%	52.8%
Texas	10	113,655,401	15.9	83.3%	1.76x	12.5%	61.8%	54.4%
Pennsylvania	7	69,529,733	9.7	90.1%	1.76x	10.9%	56.4%	50.8%
Arizona	2	59,416,059	8.3	98.3%	2.89x	11.3%	59.0%	56.4%
New York	2	49,185,396	6.9	92.1%	1.47x	7.7%	61.2%	59.7%
Michigan	5	44,462,280	6.2	87.5%	2.21x	15.2%	50.5%	39.3%
Florida	2	41,462,419	5.8	93.7%	1.50x	8.6%	61.9%	59.0%
Ohio	4	35,484,133	5.0	94.8%	1.45x	9.7%	72.4%	62.1%
North Carolina	11	30,971,390	4.3	91.0%	1.66x	11.1%	69.3%	63.7%
Connecticut	1	29,975,491	4.2	82.8%	1.43x	11.9%	58.2%	54.4%
Georgia	1	22,750,000	3.2	90.6%	1.65x	12.5%	66.5%	60.4%
Virginia	2	13,232,882	1.9	91.3%	1.40x	10.2%	58.8%	51.1%
Indiana	2	12,300,000	1.7	96.6%	1.30x	8.8%	66.5%	58.4%
Nevada	3	6,200,000	0.9	100.0%	1.57x	10.1%	67.5%	58.1%
Wyoming	1	6,000,000	0.8	100.0%	1.34x	8.7%	68.2%	62.9%
Illinois	2	5,850,000	0.8	84.1%	1.62x	10.5%	62.1%	57.2%
New Jersey	1	3,218,399	0.5	90.7%	1.65x	11.2%	62.8%	46.0%
Alabama	2	2,497,397	0.4	95.4%	1.88x	11.6%	59.3%	47.1%
Louisiana	1	1,873,248	0.3	78.6%	1.65x	11.2%	62.8%	46.0%
Idaho	1	1,823,427	0.3	89.9%	1.65x	11.2%	62.8%	46.0%

Total / Wtd. Avg:	69	$713,137,655	100.0%	91.3%	1.99x	11.1%	59.7%	54.5%

A-2-6

ANNEX A-2

Prepayment Protection

				Weighted Averages
Prepayment Protection	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

Defeasance(5)	30	$534,802,655	75.0%	4.87626%	103	1.96x	11.2%	58.5%	52.8%
Yield Maintenance	9	165,185,000	23.2	4.41601%	117	2.10x	10.9%	63.8%	60.1%
Defeasance or Yield Maintenance	2	13,150,000	1.8	4.91998%	119	1.75x	9.9%	56.9%	54.7%

Total / Wtd. Avg:	41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

Loan Purpose

				Weighted Averages
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Remaining Term (Mos.)(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV Ratio(2)(4)	LTV Ratio at Maturity/ARD(1)(2)(4)

Refinance	29	$499,810,721	70.1%	5.04569%	106	1.68x	10.7%	60.9%	55.8%
Acquisition	10	168,320,152	23.6	4.06337%	106	2.91x	12.0%	57.8%	54.6%
Recapitalization	2	45,006,782	6.3	4.35843%	118	1.98x	12.7%	52.9%	39.9%

Total / Wtd. Avg:	41	$713,137,655	100.0%	4.77046%	107	1.99x	11.1%	59.7%	54.5%

(1) In the case of Loan Nos. 1, 8 and 12, each with an anticipated repayment date, Remaining Term (Mos.) and LTV Ratio at Maturity/ARD are calculated as of the related anticipated repayment date.

(2) In the case of Loan Nos. 1, 3, 4, 8, 9, 10, 11, 16, 19 and 27, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 8 and 16, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and LTV Ratio at Maturity/ARD calculations exclude the related Subordinate Companion Loan(s).

(3) In the case of Loan Nos. 11 and 16, the UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 months following the Cut-off Date based on the assumed principal payment schedule provided on Annex F and Annex G to the Prospectus, respectively.

(4) In the case of Loan Nos. 5, 9, 13, 21 and 27, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity/ARD are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Prospectus for additional details.

(5) In the case of Loan Nos. 3 and 4, the loan documents permit the borrowers to prepay the related loan with yield maintenance premium in the event the defeasance lockout period has not expired after certain dates. See the “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance; Collateral Substitution” in the Prospectus.

A-2-7

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

A-3-2

Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

A-3-3

Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

A-3-4

Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Leasehold
Original Principal Balance(2):	$50,000,000	Property Type - Subtype:	Office – Suburban
Cut-off Date Principal Balance(2):	$50,000,000	Net Rentable Area (SF):	2,031,293
% of Pool by IPB:	7.0%	Location:	Tempe, AZ
Loan Purpose:	Acquisition	Year Built / Renovated:	2015-2017 / N/A
Borrower:	Corporate Properties Tempe SPE,	Occupancy:	99.5%
	L.L.C.	Occupancy Date:	12/7/2017
Sponsors(3):	Transwestern Investment Group,	Number of Tenants:	4
	Corporate Properties Trust III, L.P.	2015 NOI(5):	N/A
Interest Rate(4):	3.55950%	2016 NOI(5):	N/A
Note Date:	12/7/2017	2017 NOI(5):	N/A
Anticipated Repayment Date(4):	1/6/2028	TTM NOI(5):	N/A
Final Maturity Date(4):	1/6/2033	UW Economic Occupancy:	98.7%
Interest-only Period:	120 months	UW Revenues:	$83,160,015
Original Term(4):	120 months	UW Expenses:	$19,826,859
Original Amortization:	None	UW NOI(6):	$63,333,156
Amortization Type:	ARD-Interest Only	UW NCF(6):	$63,137,233
Call Protection:	L(11),Gtr1%orYM(102),O(7)	Appraised Value / Per SF:	$960,000,000 / $473
Lockbox / Cash Management:	Hard / Springing	Appraisal Date:	11/20/2017
Additional Debt(2):	Yes
Additional Debt Balance(2):	$510,000,000
Additional Debt Type:	Pari Passu

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$276
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF(4):	$276
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	58.3%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(4):	58.3%
TI/LC:	$0	Springing	N/A	UW NCF DSCR(6):	3.12x
Other:	$0	Springing	N/A	UW NOI Debt Yield(6):	11.3%

Sources and Uses(8)
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan		$560,000,000	58.4%	Purchase Price(10)	$930,000,000	97.1%
Principal Cash Equity Contribution		375,736,548	39.2%	Imputed Equity Purchase(9)	22,500,000	2.3%
Imputed Equity Contribution(9)		22,500,000	2.3%	Closing Costs(11)	5,736,548	0.6%
Total Sources	$958,236,548		100.0%	Total Uses	$958,236,548	100.0%

(1)	The Marina Heights State Farm Whole Loan (as defined in “The Loan” below) was originated by Goldman Sachs Mortgage Company (“GSMC”) on December 7, 2017. Subsequent to the origination date, notes representing 35% of the Marina Heights State Farm Whole Loan were transferred to Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of GACC, which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” in the Prospectus.

(2)	The Marina Heights State Farm loan is part of a whole loan evidenced by eight pari passu notes with an aggregate outstanding principal balance of $560.0 million. The Financial Information presented in the chart above reflects the $560.0 million aggregate Cut-off Date balance of the Marina Heights State Farm Whole Loan.

(3)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Whole Loan.

(4)	The Marina Heights State Farm Whole Loan has an anticipated repayment date of January 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of January 6, 2033. From and after the Anticipated Repayment Date, the Marina Heights State Farm Whole Loan (a) accrues interest at a fixed rate that is equal to the greater of (i) 3.55950% plus 3.00000% and (ii) the then 10-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on a 30-year amortization schedule assuming the initial interest rate. The Maturity Date Loan / SF and Maturity Date LTV are based on the maturity balance as of the ARD.

(5)	Historical net operating income is not available because the property was constructed between 2015 and 2017.

(6)	The UW NCF DSCR and UW NOI Debt Yield are based on the adjusted UW NOI and UW NCF (as set forth under the “Underwritten Net Cash Flow” chart below), and include the net present value of future contractual rent increases in the amount of $11,242,393, as well as other adjustments. The UW NCF DSCR and UW NOI Debt Yield absent such adjustments are 2.62x and 9.4%, respectively.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

(8)	The Marina Heights State Farm Whole Loan was used to finance the purchase of the Marina Heights State Farm property by a wholly-owned subsidiary of a joint venture between JDM Partners, LLC (“JDM”) and Transwestern Investment Group, LLC (“Transwestern”) in a sale lease-back transaction from State Farm Mutual Automobile Insurance Company and its affiliates (collectively, “State Farm”).

(9)	Represents the value of Transwestern’s equity interest in partnership based on borrower’s purchase price.

(10)	Represents the contractual purchase price.

(11)	Closing Costs includes costs associated with the purchase and sale transaction.

The Loan. The Marina Heights State Farm loan is secured by a first mortgage lien on the borrower’s leasehold interest in a five building office complex with retail space. The whole loan has an outstanding principal balance as of the Cut-off Date of $560.0 million (the “Marina Heights State Farm Whole Loan”), and is comprised of eight pari passu notes, each as described below. The non-controlling Note A-2-C3 with an outstanding principal balance as of the Cut-off Date of $50.0 million, will be contributed to the JPMDB 2018-C8 Trust. The remaining notes are currently held by the parties described in the “Whole Loan Summary” chart below and have been or are expected to be contributed to one or more securitization trusts. The relationship between the holders of the Marina Heights State Farm Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Marina Heights State Farm Whole Loan is structured with an ARD of January 6, 2028, a final maturity date of January 6, 2033 and will be interest-only for the entire term until the ARD. From the first payment date after the ARD until the final maturity date, the Marina Heights State Farm Whole Loan will amortize on a 30-year schedule. At any time on or after the due date in January 2019, the borrower will have the right to prepay the Marina Heights State Farm Whole Loan in whole or in part. Any voluntary prepayments prior to the payment date in July 2027 require a yield maintenance premium, which may be no less than 1% of the amount prepaid.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-C3	$50,000,000	$50,000,000	JPMDB 2018-C8	No
A-1-S	264,000,000	264,000,000	GSMS 2017-FARM	Yes
A-2-C4, A-2-C5	41,000,000	41,000,000	Benchmark 2018-B2	No
A-1-C1	72,500,000	72,500,000	GSMS 2018-GS9	No
A-2-C1	45,000,000	45,000,000	Benchmark 2018-B3	No
A-1-C2	27,500,000	27,500,000	GSMC	No
A-2-C2	60,000,000	60,000,000	DBNY	No
Total	$560,000,000	$560,000,000

The Borrower. The borrowing entity for the Marina Heights State Farm Whole Loan is Corporate Properties Tempe SPE, L.L.C., a Delaware limited liability company. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Whole Loan.

The Loan Sponsors. The loan sponsors are Transwestern Investment Group and Corporate Properties Trust III, L.P. (a joint venture between JDM and Transwestern). JDM is a Phoenix-based real estate development and equity fund management firm. JDM sponsors multiple real estate funds with approximately $1.2 billion in assets under management as of December 31, 2016. As of December 31, 2016, JDM’s fund assets consist of office, commercial, and resort assets, including 23 commercial and office buildings in 16 states, totaling over six million square feet (not including the Marina Heights State Farm property). JDM has an existing relationship with State Farm as State Farm is the tenant in 20 of the 23 commercial and office buildings referenced above and accounts for over 4.8 million of the over six million square feet. Transwestern, an investment advisor, is the general partner and a minority equity holder of the joint venture. Transwestern has an existing relationship with State Farm, including acting as general partner, minority equity holder and property manager of State Farm’s two other super-regional headquarters in Richardson, Texas and Dunwoody, Georgia. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Whole Loan.

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Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

The Property. The Marina Heights State Farm property is an approximately 2.03 million square foot office campus consisting of (i) approximately 1.97 million square feet of office space, (ii) approximately 58,000 square feet of dining, retail, and wellness space and (iii) approximately 8,000 square feet of management office space, located on an approximately 20-acre site. The Marina Heights State Farm property consists of five regional headquarters office buildings and was delivered to State Farm in 2015 through 2017 to meet the company’s need for a campus to accommodate the consolidation of approximately 10,000 employees from across the southwest region. As part of this strategy, the Marina Heights State Farm property was developed as a Class A, office campus offering modern finishes and flexible office configurations for office, conference and training needs. The Marina Heights State Farm property also offers 7,991 parking spaces (approximately 3.9 spaces per 1,000 square feet). The Marina Heights State Farm property has large, raised floor plates, raised ceilings, modern building systems, along with marble and natural hardwood lobby accents and ground floor café and restaurant tenants. Furthermore, the campus offers access to Loop 202 and is approximately four miles from the Phoenix Sky Harbor International Airport. The Marina Heights State Farm property is also expected to be a future stop for the Tempe Streetcar (which is in an initial construction phase and is not expected to be completed prior to 2020), which is anticipated to provide access to the airport, downtown and central Phoenix, and west Mesa via the Valley Metro Light Rail.

State Farm is the largest tenant at the Marina Heights State Farm property, occupying 97.1% of the total square feet, 100.0% of the office space and accounts for 98.8% of UW total rent. In addition to State Farm, the Marina Heights State Farm property is leased to Mountainside Fitness, Compass, Honor Health, and Transwestern’s management office (in the aggregate representing 2.3% of the total square feet and 1.2% of UW total rent). Founded in 1922 and based in Bloomington, Illinois, State Farm has approximately $148 billion in total assets as of December 2016. State Farm generated a net loss of $2.6 billion in 2016, with net written premiums of $39.6 billion and net investment income of $3.4 billion. A.M. Best Co. gives an A++ rating to State Farm Mutual Automobile Insurance Company. State Farm operates in every state and Washington, D.C. through its independent field agents that operate through localized offices. In January 2015, State Farm sold all of its Canadian businesses to the Desjardins Group.

The Marina Heights State Farm property represents an operations center that houses approximately 10,000 employees in various roles including regional managers, claims processing and field agents serving State Farm’s Southwestern markets. The five office buildings are leased to State Farm pursuant to five separate long-term leases averaging more than 20 years across the five buildings, with the option to renew each lease for up to 20 additional years. The State Farm leases are triple net, allowing the pass through of Marina Heights State Farm property operating expenses, and provide for annual rent escalations of 2.0%. There are two additional buildings on the campus for retail and wellness facilities.

The Marina Heights State Farm property is located in Tempe, Arizona. The Tempe office submarket had a vacancy rate of 6.7% for Class A office properties as of third quarter 2017, which has remained near or below the historical average since 2013. The gross market rents for Class A office leases were $34.46 per square foot as of the third quarter of 2017. Seven office lease comparables have asking rents ranging from $21.06 per square foot to $27.56 per square foot on a triple-net basis and $31.50 per square foot to $44.00 per square foot on a gross rent basis.

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
N/A	N/A	N/A	99.5%
(1)	Historical occupancy is not available because the Marina Heights State Farm property was constructed between 2015 and 2017.

(2)	Current occupancy is as of December 7, 2017.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Base Rent	Lease Expiration Date
State Farm Building B	NA / AA / NA	575,639	28.3%	$26.52	28.9%	12/31/2042
State Farm Building E	NA / AA / NA	426,902	21.0%	$26.52	21.4%	12/31/2032
State Farm Building D	NA / AA / NA	370,332	18.2%	$26.52	18.6%	12/31/2035
State Farm Building A	NA / AA / NA	347,851	17.1%	$26.52	17.5%	12/31/2037
State Farm Building C	NA / AA / NA	245,370	12.1%	$26.52	12.3%	12/31/2039
Mountainside Fitness	NA / NA / NA	17,485	0.9%	$10.00	0.3%	3/31/2027
MarinaLink (State Farm)	NA / AA / NA	7,154	0.4%	$25.50	0.3%	3/31/2027
Compass - Cafe 450	NA / NA / NA	6,610	0.3%	$10.51	0.1%	12/31/2031
Honor Health	NA / NA / NA	5,736	0.3%	$21.53	0.2%	7/31/2027
Compass - Matt’s Big Breakfast	NA / NA / NA	5,007	0.2%	$10.51	0.1%	12/31/2031

(1)	Based on the underwritten rent roll dated December 7, 2017.

(2)	Ratings for State Farm leases are those for State Farm Mutual Automobile Insurance Company, the tenant on each State Farm lease.

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Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

Lease Rollover Schedule(1)
Year	Number of Leases Expiring(2)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	10,488	0.5%	NAP	NAP	10,488	0.5%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	10,488	0.5%	0	0.0%
2019	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2020	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2021	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2022	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2023	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2024	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2025(2)	1	915	0.0	0	0.0	11,403	0.6%	0	0.0%
2026(2)	3	6,621	0.3	0	0.0	18,024	0.9%	0	0.0%
2027(3)(4)	3	30,375	1.5	480,773	0.9	48,399	2.4%	480,773	0.9%
2028	0	0	0.0	0	0.0	48,399	2.4%	480,773	0.9%
2029 & Beyond	11	1,982,894	97.6	52,317,710	99.1	2,031,293	100.0%	52,798,483	100.0%
Total(2)	18	2,031,293	100.0%	$52,798,483	100.0%

(1)	Based on the underwritten rent roll dated December 7, 2017.

(2)	The Marina Heights State Farm property is occupied by four tenants under eighteen leases.

(3)	Includes a total of 7,536 square feet which pertains to the management office, which does not pay rent or reimbursements at the Marina Heights State Farm property.

(4)	Includes State Farm as the MarinaLink (State Farm) lease that expires in 2027. The other leases with State Farm expire in 2032, 2035, 2037, 2039 and 2042.

Underwritten Net Cash Flow(1)
	Underwritten In-Place	Adjusted Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$52,798,483	$52,798,483	$25.99	62.7%
Credit Tenant Rent Steps(4)	0	11,242,393	5.53	13.3%
Vacant Income	0	300,493	0.15	0.4%
Gross Potential Rent	$52,798,483	$64,341,369	$31.68	76.4%
Total Reimbursements(5)	17,819,370	19,919,069	9.81	23.6%
Net Rental Income	$70,617,853	$84,260,438	$41.48	100.0%
(Vacancy/Credit Loss)(6)	0	(1,100,423)	(0.54)	(1.3)
Effective Gross Income	$70,617,853	$83,160,015	$40.94	98.7%
Total Expenses(7)	$17,716,262	$19,826,859	$9.76	23.8%
Net Operating Income	$52,901,590	$63,333,156	$31.18	76.2%
Total TI/LC, Capex/RR	0	195,923	0.10	0.2%
Net Cash Flow	$52,901,590	$63,137,233	$31.08	75.9%
(1)	Historical financial information is not available as the Marina Heights State Farm property was constructed between 2015 and 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Rents in Place include rent steps through January 31, 2019.

(4)	Credit Tenant Rent Steps reflect the net present value of future contractual rent steps for State Farm leases (office and MarinaLink (State Farm) space) through the lease term (excluding any rent steps already captured in Rents in Place), using a discount rate of 7.0%.

(5)	Underwritten In-Place Total Reimbursements reflect contractual expense reimbursements for all tenants at the property, based on a pro-rata share of budgeted expenses and management office rent and reimbursements. Adjusted Underwritten Total Reimbursements are calculated the same as Underwritten In-Place, however the additional management fee and ground rent expense is passed through to occupied tenants.

(6)	Vacancy/Credit Loss reflects 1.0% vacancy for State Farm space, in-place economic vacancy for retail space of 21.2% and 0% vacancy on management office space.

(7)	Adjusted Underwritten Total Expenses includes the average of ground rent expense over the Marina Heights State Farm Whole Loan term, which is required to be reimbursed by the tenants (other than the tenant under the space used for management).

Property Management. The property is managed by Transwestern Commercial Services Arizona, L.L.C., an affiliate of the borrower.

Escrows and Reserves.

Tax Escrows – On a monthly basis, during the continuance of a Trigger Period (as defined below) or after the ARD (or following any failure of State Farm to pay all required taxes, insurance, and ground rent payments when due), the borrower is required to escrow an amount equal to 1/12 of projected annual property tax payments.

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Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

Insurance Escrows – On a monthly basis, during the continuance of a Trigger Period or after the ARD (or following any failure of State Farm to pay all required taxes, insurance, and ground rent payments when due), the borrower is required to escrow an amount equal to 1/12 of projected annual estimated insurance premiums.

Replacement Reserves – On a monthly basis, during the continuance of a Trigger Period or after the ARD, the borrower is required to escrow an amount equal to approximately $50,782 (approximately $0.30 per square foot per annum) into a capital expenditure reserve.

TI/LC Reserves – On a monthly basis, during the continuance of a Trigger Period or after the ARD the borrower is required to escrow (i) an amount equal to approximately $338,549 (approximately $2.00 per square foot per annum) into a tenant improvements and leasing commissions reserve.

Ground Rent Escrows – On a monthly basis, during the continuance of a Trigger Period or after the ARD (or following any failure of State Farm to pay all required taxes, insurance, and ground rent payments when due), the borrower is required to escrow an amount equal to 1/12 of projected annual ground rent.

Lockbox / Cash Management. The Marina Heights State Farm Whole Loan is structured with a hard lockbox and springing cash management. The tenants are required to pay rent directly to a lender-controlled lockbox account, and all other money received by the borrower with respect to the Marina Heights State Farm property (other than tenant security deposits required to be held in escrow accounts) is required to be promptly deposited into such lockbox account during the term of the Marina Heights State Farm Whole Loan. Prior to the ARD, for so long as no Trigger Period or event of default under the Marina Heights State Farm Whole Loan is continuing, funds in the lockbox account will be transferred daily at the direction of the borrower. After the occurrence of and during the continuance of a Trigger Period, after the ARD or during the continuance of an event of default under the Marina Heights State Farm Whole Loan, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of debt service and operating expenses and funding of required reserves, with the remainder deposited into an excess cash flow reserve and held by the lender as additional collateral for the Marina Heights State Farm Whole Loan; provided, however, that to the extent no event of default is then ongoing, funds in the excess cash flow account will be made available to the borrower for: (x) certain tenant improvement and/or leasing commission costs (to the extent there are, as of said date of disbursement, insufficient funds in the leasing reserve for payment of the same and, (y) certain operating expenses that are due and payable; provided that cash flow from the Marina Heights State Farm property is insufficient to make such payments.

A “Trigger Period” means any period during which (i) State Farm is in default under any lease beyond any applicable notice and cure period, (ii) State Farm is rated below Baa3 by Moody’s (to the extent that Moody’s is then rating State Farm) or BBB- by S&P, (iii) State Farm has surrendered, cancelled or terminated any of the State Farm leases or given written notice of its intent to surrender, cancel or terminate any of State Farm leases, (iv) State Farm fails to continuously occupy at least 50.0% of the aggregate space demised by all of the State Farm leases or (v) State Farm is the subject of a voluntary or involuntary bankruptcy proceeding or the subject of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction or State Farm has otherwise dissolved, been adjudicated insolvent or bankrupt or made a general assignment for the benefit of creditors. A Trigger Period will no longer be continuing if a replacement tenant or replacement tenants that are each rated Baa3 or better by Moody’s and BBB- or better by S&P and have assumed the obligations of State Farm under its leases or have entered into a replacement lease(s) for the State Farm space.

Condominium. The Marina Heights State Farm property has been divided into multiple condominium units, each of which is owned by the borrower and is part of the collateral by way of the condominium units being part of the ground leasehold interest in the Marina Heights State Farm property. The borrower also owns 100% of the undivided interests in the common elements of the condominium, and controls 100% of the condominium association. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” in the Prospectus.

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Annex A-3	JPMDB 2018-C8

Marina Heights State Farm

Ground Lease. The borrower’s interest with respect to the property is through a ground lease with the Arizona Board of Regents, a body corporate, for and on behalf of Arizona State University (the “Ground Lessor”) that commenced on August 16, 2013 and expires on August 16, 2112 (the “Ground Lease”). The borrower has one option to renew for a period of no fewer than 25 and no more than 99 years. The ground lease is structured with seven separate phases corresponding to the seven buildings. No rent payments are due with respect to any phase under the ground lease until October 13, 2023 (the 8th anniversary of the day the first certificate of occupancy was issued for the first phase). The rent commencement dates for the phases begin on October 13, 2023 and the final phase rent commences March 3, 2025. The maximum ground rent expense once rent commences for all phases is $4,375,033 per annum. There are no contractual ground lease increases. $30,905,569 of rent was prepaid to the Ground Lessor. In addition to ground rent, the Ground Lease requires the tenant to cover certain additional costs and expenses, including but not limited to (i) annual payments to the city of Tempe, which includes a set of annual payments calculated on gross building space and number of office floors (a portion of these payments fund K-12 city schools) and a $309,315 annual municipal services fee, (ii) annual payments to the Rio Salado Community Facilities District equal to the Ground Lessor’s proportionate share of maintaining the adjacent public lake and park and (iii) all taxes, assessments, utility fees or other charges imposed upon or that are a lien on the property or the improvements. For example, pending the execution of the Streetcar Development Agreement in order to develop the Streetcar project, the borrower will be required to pay annual payments of $210,125.30 for 20 years, totaling an aggregate payment of $4,202,506. The property is exempt from property taxes because the Ground Lessor is a tax exempt government agency. The Ground Lease prohibits the Ground Lessor from transferring the fee to any entity that is not the State of Arizona or a political subdivision thereof that is exempt from property taxes. The Marina Heights State Farm loan was underwritten assuming no property taxes are paid. The ground lease requires the consent of the Ground Lessor, to any transfer by the ground lessee of its ground leasehold interest, which consent may not be unreasonably withheld, delayed or conditioned. Such consent is not required in connection with a lender’s enforcement of its lien.

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Annex A-3	JPMDB 2018-C8

1875 Atlantic Avenue

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Annex A-3	JPMDB 2018-C8

1875 Atlantic Avenue

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Annex A-3	JPMDB 2018-C8

1875 Atlantic Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMF VI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$42,000,000	Title:	Fee
Cut-off Date Principal Balance:	$42,000,000	Property Type - Subtype:	Multifamily – Mid-Rise
% of Pool by IPB:	5.9%	Net Rentable Area (Units):	118
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	1875 Atlantic Ave Development	Year Built / Renovated:	2018 / N/A
	LLC	Occupancy:	95.8%
Sponsors:	Joseph Brunner, Abraham Mandel	Occupancy Date:	4/26/2018
	and Solomon Feder	Number of Tenants:	N/A
Interest Rate:	4.86700%	2015 NOI(1):	N/A
Note Date:	4/27/2018	2016 NOI(1):	N/A
Maturity Date:	5/6/2028	2017 NOI(1):	N/A
Interest-only Period:	120 months	TTM NOI(1):	N/A
Original Term:	120 months	UW Economic Occupancy:	95.8%
Original Amortization:	None	UW Revenues:	$3,454,388
Amortization Type:	Interest Only	UW Expenses:	$460,421
Call Protection:	L(25),Def(89),O(6)	UW NOI:	$2,993,967
Lockbox / Cash Management:	None / None	UW NCF:	$2,970,367
Additional Debt:	N/A	Appraised Value / Per Unit:	$69,200,000 / $586,441
Additional Debt Balance:	N/A	Appraisal Date:	3/5/2018
Additional Debt Type:	N/A

Escrows and Reserves(2)	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$355,932
Taxes:	$19,197	$3,839	N/A	Maturity Date Loan / Unit:	$355,932
Insurance:	$18,888	$3,778	N/A	Cut-off Date LTV:	60.7%
Replacement Reserves:	$0	$1,967	$118,000	Maturity Date LTV:	60.7%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.43x
Other:	$0	$0	N/A	UW NOI Debt Yield:	7.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,000,000	100.0%	Payoff Existing Debt	$30,134,171	71.7%
Closing Costs	846,064	2.0
Upfront Reserves	38,084	0.1
Return of Equity	10,981,681	26.1
Total Sources	$42,000,000	100.0%	Total Uses	$42,000,000	100.0%

(1)	The property was constructed in early 2018. As a result, historical financial information is not available.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 1875 Atlantic Avenue loan is secured by a first mortgage lien on the borrower’s fee interest in a recently constructed mid-rise multifamily property located in Brooklyn, New York. The 1875 Atlantic Avenue loan has a 10-year term and will be interest-only for the term of the loan.

The Borrower. The borrowing entity for the 1875 Atlantic Avenue loan is 1875 Atlantic Ave Development LLC, a New York limited liability company and special purpose entity.

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Annex A-3	JPMDB 2018-C8

1875 Atlantic Avenue

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Joseph Brunner, Abraham Mandel and Solomon Feder. Joseph Brunner and Abraham Mandel serve as principals at Bruman Realty, which was founded by Mr. Mandel and Mr. Brunner. Bruman Realty’s portfolio includes residential apartments, Class A office properties and retail centers. In the aggregate, the three loan sponsors have ownership interests in over 1,000 apartment units throughout the tristate area and approximately six million square feet of office and retail space throughout the United States. Bruman Realty has also developed in excess of one million square feet of residential apartments and luxury condominiums.

The Property. The 1875 Atlantic Avenue property is a 118-unit, 79,445 square foot, nine-story multifamily property located in the Bedford-Stuyvesant neighborhood of Brooklyn, New York. The property was completed in 2018 and occupancy as of April 26, 2018 was 95.8%. The property offers studio, one-, two-, three- and four-bedroom units. Some units contain balconies or terraces, and all of the units feature custom Italian-style kitchens, quartz countertops, custom Italian bath cabinetry, oversized closets, white oak hardwood floors and nine-foot ceilings. Property amenities include an elevator, lounge, laundry room, fitness center, furnished roof deck, game room, study lounge, parking and bike room. The property features 59 parking spaces, resulting in a parking ratio of approximately 0.50 spaces per unit. The property is located along Atlantic Avenue, within two blocks of the A and C subway lines as well as a bus station. Atlantic Avenue is a main commercial thoroughfare, and the Barclays Center, home to Brooklyn Nets and New York Islanders, along with the Atlantic Terminal Mall, are located approximately 2.8 miles west of the property along Atlantic Avenue.

The majority of housing units in the property’s submarket were delivered before 1970 (approximately 76.7%), while only approximately 7.8% were delivered after 2009. Additionally, the property’s zip code, 11233, has seen approximately 135% growth in home values since 2004, per an interactive map compiled by the Washington Post utilizing Census Bureau data. Between 2000 and 2017, Brooklyn exhibited approximately 66.8% household income growth, which is the highest among New York City boroughs.

According to the appraisal, Brooklyn is becoming popular with high-tech and creative firms, as well as online retailers such as Etsy. Many of these firms are located in Downtown Brooklyn, Dumbo and the Brooklyn Navy Yard, an area known as the Brooklyn Tech Triangle. The Brooklyn Navy Yard is a 300-acre industrial park with four million square feet of leasable space. The Navy Yard has more than 330 businesses (including manufacturers, artists, distributors, a distillery, food processors, filmmakers and a medical lab) that employ nearly 7,000 people. The Navy Yard has been undergoing an expansion, with new or renovated buildings to include a sustainable design center, a green manufacturing center, new film and television studio facilities, and a new 240,000-square foot medical lab.

The property is located within the Kings County multifamily submarket. The submarket had a 7.4% vacancy rate as of the third quarter of 2017. According to the appraisal, the 2018 estimated population within the zip code of the property is 72,857. The 2018 estimated average household income within the zip code of the property is $59,263. The property’s comparable monthly market rent for studio, one-, two-, three- and four-bedroom units ranges is $1,850, $2,350, $2,650, $3,100 and $3,400, respectively.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
N/A	N/A	N/A	95.8%
(1)	The property was constructed in early 2018. As a result, historical occupancy is not available.

(2)	Current Occupancy is as of April 26, 2018.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Monthly Market Rent Per Unit(2)	Monthly In-Place Rents Per Unit
Studio	1	0.8%	1	100.0%	463	$1,850	$1,875
1 BR	17	14.4	15	88.2%	507	$2,350	$2,138
2 BR	82	69.5	79	96.3%	608	$2,650	$2,369
3 BR	17	14.4	17	100.0%	846	$3,100	$2,824
4 BR	1	0.8	1	100.0%	1,163	$3,400	$3,500
Total / Wtd. Avg.	118	100.0%	113	95.8%	631	$2,671	$2,407
(1)	Based on the rent roll dated April 26, 2018 provided by the borrower.

(2)	Based on the appraisal.

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Annex A-3	JPMDB 2018-C8

1875 Atlantic Avenue

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Unit	%(2)
Rents in Place(3)	$3,264,408	$27,664	95.8%
Vacant Income	143,976	1,220	4.2
Gross Potential Rent	$3,408,384	$28,885	100.0%
Total Reimbursements	0	0	0.0
Net Rental Income	$3,408,384	$28,885	100.0%
(Vacancy/Credit Loss)	(143,976)	(1,220)	(4.2)
Other Income(4)	189,980	1,610	5.6
Effective Gross Income	$3,454,388	$29,274	101.3%

Total Expenses	$460,421	$3,902	13.3%

Net Operating Income	$2,993,967	$25,373	86.7%

Replacement Reserves	23,600	200	0.7
Net Cash Flow	$2,970,367	$25,173	86.0%
(1)	The property was constructed in early 2018. As a result, historical financial information is not available.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Based on the rent roll dated April 26, 2018.

(4)	Other Income represents parking contract rent and laundry income.

Property Management. The property is managed by Bruman Realty LLC, a New York limited liability company and an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited $19,197 for real estate taxes and $18,888 for insurance premiums.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $3,839.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance payments, which currently equates to $3,778.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $1,967 (approximately $200 per unit annually) for replacement reserves. The replacement reserve is capped at $118,000.

Lockbox / Cash Management. None.

Permitted Mezzanine Debt. The loan documents permit the owners of the borrower to obtain a mezzanine loan secured by the ownership interests in the borrower from an acceptable mezzanine lender, subject to the lender’s approval, under the following conditions, among others: (a) a minimum combined debt service coverage ratio (as calculated in the loan documents) of 1.50x, (b) an aggregate maximum loan-to-value ratio of 65.0%, (c) a minimum combined debt yield of 7.0%, (d) a hard cash management system is in place and the related account is controlled by the lender, (e) delivery of a satisfactory intercreditor agreement, (f) the mortgage loan and the mezzanine loan are coterminous and (g) rating agency confirmation.

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Annex A-3	JPMDB 2018-C8

Atlantic Times Square

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Atlantic Times Square

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Atlantic Times Square

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Annex A-3	JPMDB 2018-C8

Atlantic Times Square

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type – Subtype:	Mixed Use – Retail / Multifamily
% of Pool by IPB:	5.6%	Net Rentable Area (SF / Units)(3):	379,376 SF / 100 Units
Loan Purpose:	Refinance	Location:	Monterey Park, CA
Borrower:	Atlantic Times Square X, LLC	Year Built/Renovated:	2010 / N/A
Sponsor:	Ronnie Lam	Occupancy(4):	96.9%
Interest Rate:	4.84500%	Occupancy Date:	3/1/2018
Note Date:	3/20/2018	Number of Tenants(5):	45
Maturity Date:	4/1/2028	2015 NOI(6):	$8,042,730
Interest-only Period:	120 months	2016 NOI:	$9,280,553
Original Term:	120 months	2017 NOI:	$9,919,162
Original Amortization:	None	TTM NOI (as of 2/2018)(6):	$9,977,969
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection(2):	L(26),Def(90),O(4)	UW Revenues(7):	$14,250,504
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$4,913,493
Additional Debt:	Yes	UW NOI(7):	$9,337,011
Additional Debt Balance:	$58,000,000	UW NCF:	$8,967,236
Additional Debt Type:	Pari Passu	Appraised Value / Per SF(8):	$163,800,000 / $432
		Appraisal Date:	2/1/2018

Escrows and Reserves(9)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(8):	$258
Taxes:	$483,974	$161,325	N/A	Maturity Date Loan / SF(8):	$258
Insurance:	$140,595	$15,622	N/A	Cut-off Date LTV:	59.8%
Replacement Reserves:	$4,744	$4,744	N/A	Maturity Date LTV:	59.8%
TI/LC:	$11,487	$11,487	$344,595	UW NCF DSCR:	1.86x
Other:	$0	Springing	$2,000,000	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$98,000,000	100.0%	Payoff Existing Debt	$66,380,388	67.7%
			Closing Costs	1,333,259	1.4%
			Upfront Reserves	640,799	0.7%
			Return of Equity	29,645,554	30.3%
Total Sources	$98,000,000	100.0%	Total Uses	$98,000,000	100.0%
(1)	The Atlantic Times Square loan is part of a whole loan evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $98.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $98.0 million Atlantic Times Square Whole Loan, as defined in “The Loan” below.

(2)	The lockout period will be at least 26 payments beginning with and including the first payment date of May 1, 2018. Defeasance of the full $98.0 million Atlantic Times Square Whole Loan is permitted at any time after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired prior to May 1, 2021, the borrower is permitted to prepay the Atlantic Times Square Whole Loan with a yield maintenance premium. The assumed lockout period of 26 payments is based on the expected JPMDB 2018-C8 securitization closing date in June 2018. The actual lockout period may be longer.

(3)	Net Rentable Area (SF / Units) of 379,376 square feet represents 212,838 square feet of retail space and 166,538 square feet attributable to 100 multifamily units.

(4)	Occupancy is weighted based on total occupied square footage of the retail and multifamily components of the property. Individually, the retail and multifamily components are approximately 97.6% and 96.0% occupied, as of the Occupancy Date, respectively.

(5)	Number of Tenants reflects retail tenants only.

(6)	The increase in TTM NOI from 2015 NOI is driven predominantly by a general lease up of the retail component of the property totaling 33,919 square feet across 16 new and renewal leases since June 2015.

(7)	Approximately 26.5% and 28.4% of the UW Revenues and UW NOI, respectively, are attributable to the multifamily component of the property.

(8)	Appraised Value / Per SF, Cut-off Date Loan / SF and Maturity Date Loan / SF are each calculated based on the combined net rentable area of 379,376 square feet of retail and multifamily space.

(9)	For a full description of Escrows and Reserves, please refer to the “Escrows and Reserves” section below.

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Annex A-3	JPMDB 2018-C8

Atlantic Times Square

The Loan. The Atlantic Times Square loan is secured by a first mortgage lien on the borrower’s fee interest in a 379,376 square foot mixed-use development comprised of a 212,838 square foot retail component and a 100 unit multifamily component (166,538 square feet) located in Monterey Park, California. The whole loan has an aggregate outstanding principal balance as of the Cut-off Date of $98.0 million (the “Atlantic Times Square Whole Loan”) and is comprised of three pari passu senior notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $40.0 million, is being contributed to the JPMDB 2018-C8 Trust (the “Atlantic Times Square Mortgage Loan”). The relationship between the holders of the Atlantic Times Square Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus. The Atlantic Times Square Whole Loan has a 10-year term and will be interest only for the entire term. The previous debt secured by the mortgage property was securitized in the JPMCC 2013-C13 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	JPMDB 2018-C8	Yes
A-2	40,000,000	40,000,000	COMM 2018-COR3	No
A-3	18,000,000	18,000,000	JPMCB	No
Total	$98,000,000	$98,000,000

The Borrower. The borrowing entity for the Atlantic Times Square Whole Loan is Atlantic Times Square X, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Ronnie Lam. Mr. Lam is the founder and current CEO of Kam Sang Company, Inc. (“Kam Sang”). Kam Sang, established in 1979, is a privately held real estate development and management firm with a portfolio consisting of hospitality, retail, residential, restaurants and mixed use properties. The company currently owns and manages a portfolio of 17 properties, 16 of which are located in the greater Los Angeles, California area with the remaining property located in Henderson, Nevada.

The Property. Atlantic Times Square is a 379,376 square foot mixed use development comprised of a 212,838 square foot retail component and a 100 unit multifamily component. The property was constructed in 2010 for approximately $182.9 million by Kam Sang. The property was built on an approximately 6.6 acre site and contains a 1,649 space subterranean parking garage. The multifamily component of the Atlantic Times Square complex includes two buildings containing 100 units that are part of the collateral and a third building containing 110 condominium units which are not part of the collateral for the loan. The property is located in the Monterey Park/Alhambra sections of East Los Angeles, approximately 7.0 miles from downtown Los Angeles. The local area around the property consists of a mix of residential and commercial use properties and is in close proximity to attractions such as the Pacific Ocean, Disneyland, Dodger Stadium, the Coliseum, the Rose Bowl, L.A. Live and several universities. The property is located on Atlantic Boulevard less than one mile off of Interstate 10. Interstate 10 connects the property to downtown Los Angeles and Santa Monica to the west and West Covina to the east. Atlantic Boulevard, which runs north/south, provides access to Pasadena approximately six miles to the north of the property. Additionally, as of 2017, the population within a one-, three- and five-mile radius was approximately 40,509, 290,496 and 781,501, respectively. The average household income within a one-, three- and five-mile radius was $71,503, $74,572 and $76,299, respectively.

The multifamily component of the collateral consists of 100 units totaling 166,538 square feet and is comprised of 40 two-bedroom and 60 three-bedroom layouts. The multifamily component was 96.0% occupied as of March 1, 2018. Amenities at the property include an outdoor swimming pool and sundecks, health spa, clubhouse lounge and outdoor garden and lounge area. According to the appraisal, the property falls within the East Los Angeles/Alhambra/Montebello/Pico Rivera apartment submarket, which reported a total inventory of 24,722 units as of year-end 2017. The submarket reported a vacancy rate of 2.9% with asking rents of $1,428 per unit, which is up from $1,163 in 2013. Additionally, the Class A average asking rents in the submarket were $1,878 per unit, up from $1,512 in 2013. The appraiser identified seven competitive multifamily properties built between 1962 and 2016, ranging in size from 109 units to 391 units. The competitive properties reported occupancies ranging from 94.3% to 97.3% with a weighted average occupancy of approximately 96.1% as of year-end 2017. There are currently 122 apartment units under construction in the submarket across two projects.

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Annex A-3	JPMDB 2018-C8

Atlantic Times Square

The ground floor retail component of the property is comprised of 212,838 square feet and is currently 97.6% leased by 45 tenants, as of March 1, 2018. The retail component is anchored by a 14-screen AMC Theater cinema and 30,842 square foot 24 Hour Fitness. The remaining tenancy is comprised of a variety of in-line and restaurant tenants. According to the appraisal, the property falls within the San Gabriel Valley-West retail submarket. As of year-end 2017, the submarket was comprised of approximately 5.7 million square feet of space with a vacancy rate of 2.8% and average asking rents of $33.79 per square foot. Additionally, the appraisal identified 10 comparable retail leases ranging in size from 627 square feet to 2,366 square feet. Base rents for the comparable leases ranged from $32.40 per square foot to $54.00 per square foot, with a weighted average of $44.76 per square foot. The appraisal concluded retail market rents of between $24.00 per square foot for anchor space to $57.00 per square foot for small shop inline space. Additionally, the appraisal identified approximately 81,500 square feet of new construction in the submarket.

Historical and Current Occupancy(1)
Property Component	Units/SF	2015	2016	2017	Current(2)
Residential	100 Units	87.0%	98.0%	90.0%	96.0%
Retail	212,838 SF	96.8%	98.8%	97.6%	97.6%
Wtd. Avg.(3)		92.5%	98.4%	94.3%	96.9%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of March 1, 2018.

(3)	Based on total square feet. The 100 multifamily units account for 166,538 square feet of the property’s 379,376 square feet of net rentable area.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate Per Unit(2)	Monthly Market Rent Per Unit(3)
2 BR – 2 BA	40	40.0%	39	97.5%	1,437	$2,911	$3,240
3 BR – 2 BA	60	60.0	57	95.0%	1,818	$3,359	$3,360
Total / Wtd. Avg.	100	100.0%	96	96.0%	1,665	$3,177	$3,310
(1)	Based on the underwritten multifamily rent roll dated March 1, 2018.
(2)	Average Monthly Rental Rates based on occupied units only.
(3)	Based on the appraisal.

Retail Tenant Summary(1)(2)
Tenant	Ratings(3) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Most Recent Sales PSF	Lease Expiration Date
AMC Theater(4)(5)	NA / B+ / NA	75,000	35.2%	$22.82	25.0%	$533,390	4/30/2030
24 Hour Fitness	Ba3 / B / NA	30,842	14.5%	$26.88	12.1%	NAP	8/31/2025
Atlantic Seafood and Dim Sum Restaurant	NA / NA / NA	12,000	5.6%	$33.00	5.8%	NAP	3/20/2022
Teletron	NA / NA / NA	6,205	2.9%	$33.00	3.0%	NAP	1/31/2026
Tokyo Wako(6)(7)	NA / NA / NA	5,977	2.8%	$26.40	2.3%	$143	6/30/2020
Daiso Japan(8)	NA / NA / NA	5,525	2.6%	$21.00	1.7%	$413	2/28/2019
Tasty Garden Restaurant	NA / NA / NA	4,925	2.3%	$46.26	3.3%	NAP	3/31/2028
OK Café	NA / NA / NA	4,504	2.1%	$45.87	3.0%	NAP	3/21/2020
Image Beauty(9)	NA / NA / NA	4,250	2.0%	$39.17	2.4%	$533	7/31/2021
101 Noodles Express + Grill	NA / NA / NA	4,135	1.9%	$44.57	2.7%	NAP	6/30/2022

(1)	Based on the underwritten retail rent roll dated March 1, 2018.

(2)	Based on 212,838 square feet, which excludes 166,538 square feet and $3,660,084 of underwritten base rent from the multifamily units.

(3)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(4)	The AMC Theater is leased by an affiliate of the borrower and managed by AMC Theater.

(5)	Most Recent Sales PSF for AMC Theater represent the trailing 12-months of sales ended December 2017 and is based on a total of 14 screens.

(6)	Tokyo Wako is leased by an affiliate of the borrower.

(7)	Most Recent Sales PSF for Tokyo Wako represent the trailing 12-months of sales ended November 2017.

(8)	Most Recent Sales PSF for Daiso Japan represent the trailing 12-months of sales ended December 2017.

(9)	Most Recent Sales PSF for Image Beauty represent the trailing 12-months of sales ended October 2017.

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Annex A-3	JPMDB 2018-C8

Atlantic Times Square

Retail Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	5,142	2.4%	NAP	NAP	5,142	2.4%	NAP	NAP
2018 & MTM	4	2,327	1.1%	$245,158	3.6%	7,469	3.5%	$245,158	3.6%
2019	6	15,060	7.1%	596,947	8.7%	22,529	10.6%	$842,105	12.3%
2020	13	29,831	14.0%	1,269,659	18.6%	52,360	24.6%	$2,111,765	30.9%
2021	10	18,570	8.7%	801,893	11.7%	70,930	33.3%	$2,913,658	42.6%
2022	7	22,662	10.6%	842,415	12.3%	93,592	44.0%	$3,756,073	54.9%
2023	0	0	0.0%	0	0.0%	93,592	44.0%	$3,756,073	54.9%
2024	1	2,274	1.1%	110,765	1.6%	95,866	45.0%	$3,866,838	56.5%
2025	1	30,842	14.5%	829,033	12.1%	126,708	59.5%	$4,695,871	68.7%
2026	1	6,205	2.9%	204,765	3.0%	132,913	62.4%	$4,900,636	71.6%
2027	0	0	0.0%	0	0.0%	132,913	62.4%	$4,900,636	71.6%
2028	1	4,925	2.3%	227,806	3.3%	137,838	64.8%	$5,128,442	75.0%
2029 & Beyond	1	75,000	35.2%	1,711,815	25.0%	212,838	100.0%	$6,840,257	100.0%
Total	45	212,838	100.0%	$6,840,257	100.0%
(1)	Based on the underwritten retail rent roll dated March 1, 2018.

(2)	Certain retail tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Retail Lease Rollover Schedule.

(3)	Based on 212,838 square feet, which excludes 166,538 square feet and $3,660,084 of underwritten base rent attributable to the multifamily component of the property.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot(2)	%(3)
Rents in Place(4)(5)	$9,021,233	$10,202,637	$10,483,266	$10,759,602	$10,500,341	$27.68	75.0%
Vacant Income	0	0	0	0	373,532	0.98	2.7%
Gross Potential Rent	$9,021,233	$10,202,637	$10,483,266	$10,759,602	$10,873,873	$28.66	77.7%
Total Reimbursements	2,333,796	2,505,209	2,471,754	2,475,782	3,124,391	8.24	22.3%
Net Rental Income	$11,355,029	$12,707,846	$12,955,020	$13,235,384	$13,998,264	$36.90	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(699,913)	(1.84)	(5.0)--
Other Income	710,377	807,714	1,462,316	1,269,244	952,154	2.51	6.8%
Effective Gross Income	$12,065,407	$13,515,561	$14,417,336	$14,504,628	$14,250,504	$37.56	101.8%

Total Expenses	$4,022,677	$4,235,008	$4,498,174	$4,526,659	$4,913,493	$12.95	34.5%

Net Operating Income(6)	$8,042,730	$9,280,553	$9,919,162	$9,977,969	$9,337,011	$24.61	65.5%

Total TI/LC, Capex/RR	0	0	0	0	369,775	0.97	2.6%
Net Cash Flow	$8,042,730	$9,280,553	$9,919,162	$9,977,969	$8,967,236	$23.64	62.9%
(1)	TTM column represents the trailing 12-month period ending February 28, 2018.

(2)	Per Square Foot is based on 379,376 square feet, which represents 212,838 square feet of retail space and 166,538 square feet of multifamily space.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Rents in Place includes $6,840,257 of retail income (approximately 65.1%) and $3,660,084 of multifamily income (approximately 34.9%).

(5)	Underwritten Rents in Place for the multifamily component is based on the multifamily rent roll as of March 1, 2018 annualized. Underwritten Rents in Place for the retail component is based on the in-place retail rent roll as of March 1, 2018.

(6)	The increase in TTM Net Operating Income from 2015 Net Operating Income is driven predominantly by a general lease up of the retail component of the property totaling 33,919 square feet across 16 new and renewal leases since June 2015.

Property Management. Both the multifamily and retail portions of the property are managed by Kam Sang.

Escrows and Reserves. At origination, the borrower deposited into escrow $483,974 for real estate taxes, $140,595 for insurance premiums, $11,487 for tenant improvements and leasing commissions and $4,744 for replacement reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $161,325.

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Annex A-3	JPMDB 2018-C8

Atlantic Times Square

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance premiums, which currently equates to $15,622. To the extent there is no event of default and the borrower obtains a blanket insurance policy in accordance with the loan documents, the loan documents provide that the requirement to escrow for insurance premiums will be waived.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $4,744 for replacement reserves, comprised of $2,660 for the retail component (approximately $0.15 per square foot of retail space annually) and $2,083 for the multifamily component (approximately $250 per unit of multifamily space annually). The reserve is not subject to a cap.

TI/LC Reserves – On a monthly basis, the borrower is required to escrow $11,487 (approximately $0.65 per square foot of retail space annually) for tenant improvements and leasing commissions. The reserve is subject to a cap of $344,595 (approximately $1.62 per square foot of retail space).

AMC Reserve – Upon the occurrence of an AMC Trigger Event (as defined below) and until the occurrence of an AMC Trigger Event Cure (as defined below), all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held for the purpose of payment of tenant improvements and leasing commissions and other obligations incurred by the borrower in connection with an AMC Trigger Event (the “AMC Reserve”). The AMC Reserve is subject to a cap of $2,000,000 (approximately $9.40 per square foot of retail space).

Lockbox / Cash Management. The Atlantic Times Square Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Event (as defined below), the borrower will be required to establish and maintain the lockbox account. Further, the borrower will be required to send or cause the property manager to send tenant direction letters instructing all commercial tenants to deposit all rents and payments directly into the lender-controlled lockbox account. Following the Lockbox Event and until the occurrence of a Cash Sweep Event (as defined below), all funds in the lockbox account will be transferred each business day to an account controlled by the borrower. Upon the occurrence of a Cash Sweep Event, all funds in the lockbox account will be required to be swept each business day into a lender-controlled cash management account and disbursed in accordance with the loan documents. During the continuation of a Cash Sweep Event, all excess cash flow after payment of debt service, required reserves and operating expenses and the AMC Reserve deposit (if applicable) is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Lockbox Event” means the occurrence of either: (i) a Cash Sweep Event or (ii) the debt service coverage ratio (as calculated in the loan documents) based on the trailing 12-month period falling below 1.15x.

A “Cash Sweep Event” means the occurrence of one or more of the following: (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or the property manager, (iii) the debt service coverage ratio (as calculated in the loan documents) based on the trailing 12-month period falling below 1.10x or (iv) an AMC Trigger Event (as defined below).

A “Cash Sweep Event Cure” means the occurrence of one or more of the following: (a) with respect to clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) with respect to clause (ii) above, solely with respect to a bankruptcy or insolvency of the property manager, if the borrower replaces such property manager within 60 days of such action in accordance with the loan documents, (c) with respect to clause (iii) above, the achievement of a debt service coverage ratio (as calculated in the loan documents and based on the trailing three month period) of at least 1.15x for two consecutive calendar quarters and (d) with respect to (iv) above, an AMC Trigger Event Cure (as defined below).

An “AMC Trigger Event” means AMC Theater’s failure to renew its management agreement with respect to the theater space on or before the date that is one year prior to the then-current expiration of the AMC Theater management agreement. The expiration date of the current AMC Theater management agreement is August 31, 2020.

An “AMC Trigger Event Cure” means the execution of a replacement management agreement with AMC Theater or other theater manager acceptable to the lender for a term of no less than five years and AMC Theater or such other theater manager is operating the theater pursuant to such replacement management agreement or the theater has been re-let to one or more replacement tenant(s) pursuant to a replacement lease(s) and the borrower has delivered to the lender a tenant estoppel certificate(s) from each such replacement tenant(s) in form and substance reasonably acceptable to the lender stating that such replacement tenant(s) is/are in occupancy and paying full contractual rent.

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Annex A-3	JPMDB 2018-C8

Embassy Suites Glendale

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Annex A-3	JPMDB 2018-C8

Embassy Suites Glendale

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Annex A-3	JPMDB 2018-C8

Embassy Suites Glendale

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$37,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$37,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.2%	Net Rentable Area (Rooms):	272
Loan Purpose:	Refinance	Location:	Glendale, CA
Borrower:	Newage Glendale LLC	Year Built / Renovated:	2008 / 2017
Sponsor:	Ronnie Lam	Occupancy / ADR / RevPAR:	88.1% / $193.86 / $170.73
Interest Rate:	5.44800%	Occupancy / ADR / RevPAR Date:	2/28/2018
Note Date:	5/8/2018	Number of Tenants:	N/A
Maturity Date:	6/1/2023	2015 NOI:	$7,719,740
Interest-only Period:	60 months	2016 NOI(3):	$8,445,149
Original Term:	60 months	2017 NOI:	$7,472,939
Original Amortization:	None	TTM NOI (as of 2/2018):	$7,383,675
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	88.1% / $193.86 / $170.73
Call Protection(2):	L(24),Def(32),O(4)	UW Revenues:	$19,903,033
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$12,222,381
Additional Debt:	Yes	UW NOI:	$7,680,652
Additional Debt Balance:	$31,000,000	UW NCF:	$7,680,652
Additional Debt Type:	Pari Passu	Appraised Value / Per Room:	$114,000,000 / $419,118
		Appraisal Date:	3/29/2018

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$250,000
Taxes:	$347,034	$69,407	N/A	Maturity Date Loan / Room:	$250,000
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.6%
FF&E Reserves:	$69,500	4% of Gross Revenues	N/A	Maturity Date LTV:	59.6%
Other:	$0	$0	N/A	UW NCF DSCR:	2.04x
				UW NOI Debt Yield:	11.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$68,000,000	100.0%	Payoff Existing Debt	$43,893,657	64.5%
			Upfront Reserves	416,534	0.6
			Closing Costs	363,643	0.5
			Return of Equity	23,326,165	34.3
Total Sources	$68,000,000	100.0%	Total Uses	$68,000,000	100.0%

(1)	The Embassy Suites Glendale loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $68.0 million. The information presented in the chart titled “Financial Information” above reflects the aggregate Cut-off Date balance of the $68.0 million Embassy Suites Glendale Whole Loan, as defined in “The Loan” below.
(2)	The lockout period for defeasance will be at least 24 payments beginning with and including the first payment date of July 1, 2018. Defeasance of the full $68.0 million Embassy Suites Glendale Whole Loan (as defined below) is permitted at any time after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired prior to July 1, 2021, the borrower is permitted to prepay the Embassy Suites Glendale Whole Loan with a yield maintenance premium. The assumed lockout period of 24 payments is based on the expected JPMDB 2018-C8 securitization closing date in June 2018. The actual lockout period may be longer.
(3)	2016 NOI reflects increased room revenue driven primarily by the displacement of residents following the Porter Ranch gas leak in the first half of 2016.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2018-C8

Embassy Suites Glendale

The Loan. The Embassy Suites Glendale loan is secured by a first mortgage lien on the borrower’s fee interest in a 272-room hotel building located in Glendale, California. The whole loan has an aggregate outstanding principal balance as of the Cut-off Date of $68.0 million (the “Embassy Suites Glendale Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-1, with an outstanding principal balance as of the Cut-off Date of $37.0 million (the “Embassy Suites Glendale Mortgage Loan”), is being contributed to the JPMDB 2018-C8 Trust and is the controlling note under the related co-lender agreement. Note A-2, with an outstanding principal balance as of the Cut-off Date of $31.0 million is expected to be contributed to one or more future securitization trusts. The Embassy Suites Glendale Whole Loan has a five-year term and will be interest-only for the entire loan term. The previous debt secured by the property was securitized in JPMBB 2013-C14. The relationship between the holders of the Embassy Suites Glendale Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$37,000,000	$37,000,000	JPMDB 2018-C8	Yes
A-2	31,000,000	31,000,000	JPMCB	No
Total	$68,000,000	$68,000,000

The Borrower. The borrowing entity for the Embassy Suites Glendale Whole Loan is Newage Glendale LLC, a California limited liability company and special purpose entity with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Ronnie Lam. Ronnie Lam is the Chief Executive Officer and President at Kam Sang Company, Inc. (“Kam Sang”). Kam Sang is a privately held real estate development and investment firm based in Arcadia, California. Established in 1979 by founder Ronnie Lam, Kam Sang manages a portfolio of 17 properties, 16 of which are located in the greater Los Angeles, California area. The portfolio includes hotel, retail, residential, restaurant and mixed-use properties. Kam Sang currently has an additional eight projects in the construction pipeline.

The Property. The Embassy Suites Glendale property is a 272-room, 12-story, full service hotel located in Glendale, California. The property was built in 2008 by Kam Sang for approximately $72.5 million and is the newest property in the hotel’s competitive set. Kam Sang also invested approximately $1.2 million in 2016 and 2017 for various improvements, including replacement and refurbishment of common carpet and finishes and upgrades to the lobby and restaurant furniture and lighting. The property’s amenities include a fitness center, outdoor swimming pool, business center, breakfast buffet, restaurant and lounge, approximately 10,131 square feet of meeting and banquet space, a gift shop and a three-level subterranean parking garage with 348 parking spaces. The property offers a complimentary hot breakfast buffet and a complimentary evening cocktail reception to guests. The guestrooms are situated on floors three through 12 of the property and feature flat-screen televisions, telephones, desks with chairs, dressers, nightstands and sofa sleepers.

The property is located one block north of the Central Avenue-Ventura Freeway interchange, which provides access to downtown Los Angeles, approximately 7.3 miles south of the property, as well as Pasadena to the east and Burbank to the west. The property is approximately 6.2 miles southwest from the Hollywood Burbank Airport, which serves the local area with commercial, charter and private air service. The property is also approximately 17.3 miles northeast of the Los Angeles International Airport, which is undergoing a $14.0 billion modernization project, which includes an overhaul and expansion of various terminals to accommodate growing air traffic volumes at the nation’s third busiest airport, according to the appraisal. Leisure demand drivers include Universal Studios and Universal City, the Warner Bros. Studio, the Los Angeles Zoo, Hollywood Hills, Hollywood Bowl, Griffith Observatory and the Rose Bowl Stadium, which has hosted UCLA’s Bruins football games, nearly 100 Rose Bowl games, five Super Bowls and numerous soccer matches and concerts. Regional access to the property is provided by the Metro Orange Line, one of two lines on the Metro Transitway network in Los Angeles, that provide public transportation access to downtown Los Angeles.

The property serves the greater Los Angeles County and commercial and group demand is generated primarily by a wide variety of corporate tenants in the surrounding area. According to the appraisal, Los Angeles’ leading employment sectors include trade, transportation and utilities; education and health services; and professional and business services, with employment shares of 18.7%, 17.8% and 13.9%, respectively. Major employers include the University of California Los Angeles, Kaiser Permanente, University of Southern California, Target Brands Inc., The Kroger Company, The Boeing Company, Bank of America Corporation and The Walt Disney Company, which is the largest Fortune 500 company in Los Angeles County.

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Annex A-3	JPMDB 2018-C8

Embassy Suites Glendale

The appraisal noted that there are two hotels, the 179-room Hyatt Place Glendale and the 85-room Aloft Glendale, under construction, slated for delivery in the summer of 2018 and summer of 2019, respectively. The Hyatt Place Glendale is expected to be located less than one mile south of the Embassy Suites Glendale property. The Aloft Glendale is expected to be located approximately half a mile north of the Embassy Suites Glendale property and is not anticipated to be competitive with the property. The property’s competitive set and performance relative to its competitive set are detailed below:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Embassy Suites Glendale(3)		Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	83.1%	$154.87	$128.74	85.9%	$187.47	$161.07	103.4%	121.0%	125.1%
2016	83.5%	$178.53	$149.03	88.4%	$202.51	$178.99	105.9%	113.4%	120.1%
2017	74.9%	$172.37	$129.06	88.7%	$193.12	$171.30	118.4%	112.0%	132.7%
TTM(4)	74.9%	$173.32	$129.81	88.1%	$193.86	$170.73	117.6%	111.9%	131.5%

(1)	The variances between the underwriting, the hotel research report and above table with respect to Occupancy, ADR and RevPAR at the Embassy Suites Glendale property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Competitive Set data for each individual property provided from a third party hotel research report. The competitive set contains the following properties: Holiday Inn Burbank Media Center, Sheraton Hotel Pasadena, Marriott Los Angeles Burbank Airport, Hilton Pasadena, Hilton Los Angeles North Glendale & Executive Meeting Center and Residence Inn Burbank Downtown.
(3)	Based on operating statements provided by the borrower and weighted based on available rooms and occupied rooms, as applicable.
(4)	TTM represents the trailing 12-month period ending on February 28, 2018.

Competitive Hotels Profile(1)
				2017 Estimated Market Mix		2017 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Transient	Meeting and Group	Occupancy	ADR	RevPAR
Embassy Suites Glendale(2)	272	2008	10,131	90%	10%	88.7%	$193.12	$171.30
Sheraton Hotel Pasadena	311	1975	11,523	80%	20%	51.0%	$176.00	$89.76
Hilton Pasadena	296	1970	32,410	81%	19%	57.0%	$192.00	$109.44
Hilton Glendale	351	1992	15,036	79%	21%	87.0%	$169.00	$147.03
Holiday Inn Burbank Media Center	484	1981	16,518	77%	23%	77.0%	$146.00	$112.42
Residence Inn Burbank Downtown	166	2007	1,352	96%	4%	91.0%	$204.00	$185.64
Marriott Burbank Airport	488	1982	46,750	77%	23%	85.0%	$178.00	$151.30
Total(3)	2,096

(1)	Based on the appraisal.
(2)	The Embassy Suites Glendale 2017 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.
(3)	Excludes the Embassy Suites Glendale property.

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Embassy Suites Glendale

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	85.9%	88.4%	88.7%	88.1%	88.1%
ADR	$187.47	$202.51	$193.12	$193.86	$193.86
RevPAR	$161.07	$178.99	$171.30	$170.73	$170.73

Room Revenue(4)	$15,990,798	$17,819,172	$17,006,303	$16,950,463	$16,950,463	$62,318	85.2%
Food & Beverage Revenue	2,126,104	2,128,171	1,945,495	1,919,015	1,919,015	7,055	9.6%
Telephone Revenue	7,855	6,296	4,516	4,019	4,019	15	0.0%
Other Departmental Revenue	971,597	1,047,366	1,020,066	1,029,536	1,029,536	3,785	5.2%
Total Revenue	$19,096,354	$21,001,005	$19,976,380	$19,903,033	$19,903,033	$73,173	100.0%

Room Expense	$2,989,449	$3,245,384	$3,352,376	$3,369,948	$3,199,131	$11,762	18.9%
Food & Beverage Expense	1,666,053	1,857,410	1,774,312	1,752,802	1,647,243	6,056	85.8%
Telephone Expense	25,154	28,392	33,074	34,176	34,176	126	850.4%
Other Departmental Expenses	81,971	81,466	74,034	74,384	74,384	273	7.2%
Departmental Expenses	$4,762,627	$5,212,652	$5,233,796	$5,231,310	$4,954,933	$18,217	24.9%

Departmental Profit	$14,333,727	$15,788,353	$14,742,584	$14,671,723	$14,948,100	$54,956	75.1%

Operating Expenses	$4,563,795	$4,959,785	$4,885,928	$4,884,774	$4,884,831	$17,959	24.5%
Gross Operating Profit	$9,769,932	$10,828,568	$9,856,656	$9,786,949	$10,063,269	$36,997	50.6%

Management Fees	$399,770	$576,621	$553,344	$551,670	$597,091	$2,195	3.0%
Property Taxes	775,037	840,544	830,008	834,603	834,603	3,068	4.2%
Property Insurance	111,531	121,430	194,362	213,928	147,850	544	0.7%
Other Expenses	0	4,784	6,948	6,952	6,952	26	0.0%
FF&E	763,854	840,040	799,055	796,121	796,121	2,927	4.0%
Total General/Unallocated Expenses	$2,050,192	$2,383,419	$2,383,717	$2,403,274	$2,382,617	$8,760	12.0%

Net Operating Income(4)	$7,719,740	$8,445,149	$7,472,939	$7,383,675	$7,680,652	$28,238	38.6%
Net Cash Flow	$7,719,740	$8,445,149	$7,472,939	$7,383,675	$7,680,652	$28,238	38.6%

(1)	TTM column represents the trailing 12-month period ending on February 28, 2018.
(2)	Per Room values are based on 272 guest rooms.
(3)	% of Total Revenue for Room Expense, Food & Beverage Expense, Telephone Expense and Other Departmental Expenses are based on their corresponding revenue line items.
(4)	2016 NOI reflects increased room revenue driven primarily by the displacement of residents following the Porter Ranch gas leak in the first half of 2016.

Property Management. The property is managed by Kam Sang Company, Inc., an affiliate of the loan sponsor.

Franchise Agreement. The property has a franchise agreement with Hilton Hotels Corporation. The current franchise agreement is effective as of May 4, 2018 for a term of approximately 10 years, expiring on June 30, 2028. The franchise agreement provides for a monthly program fee of 4.0% of gross room revenues for the preceding month.

Escrows and Reserves. At origination, the borrower deposited into escrow $347,034 for real estate taxes and approximately $69,500 for FF&E reserves.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $69,407.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default is then continuing and (ii) the borrower provides the lender with certificates of insurance reasonably satisfactory to the lender evidencing that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement.

FF&E Reserves – On a monthly basis, the borrower is required to escrow the greater of (a) the sum of 1/12 of 4% of annual gross income from operations plus any amounts then required for any PIP pursuant to the franchise agreement and (b) the amount required by the franchisor pursuant to the franchise agreement.

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Annex A-3	JPMDB 2018-C8

Embassy Suites Glendale

Lockbox / Cash Management. The Embassy Suites Glendale Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Event (as defined below), the borrower is required to establish a lockbox account and direct all credit card companies, credit card clearing banks and all tenants under commercial leases to send all revenues directly to the lockbox account. During a Cash Sweep Event (as defined below), all funds in the lockbox account are swept on each business day to a segregated cash management account under the control of the lender and all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

“Lockbox Event” means the occurrence of either (i) a Cash Sweep Event or (ii) the debt service coverage ratio (as calculated in the loan documents) based on the trailing twelve month period immediately preceding the date of determination is less than 1.20x.

“Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager or a non-collusive involuntary bankruptcy action of the borrower or property manager that is not dismissed within 60 days of filing or (c) the debt service coverage ratio (as calculated in the loan documents) based on the trailing twelve-month period immediately preceding the date of determination is less than 1.15x.

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Sheraton Hotel Arlington

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Sheraton Hotel Arlington

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Annex A-3	JPMDB 2018-C8

Sheraton Hotel Arlington

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$36,400,000	Title:	Leasehold
Cut-off Date Principal Balance:	$36,193,886	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.1%	Net Rentable Area (Rooms):	311
Loan Purpose:	Refinance	Location:	Arlington, TX
Borrower:	UVH Arlington, LLC	Year Built / Renovated:	1985 / 2016
Sponsor:	Allan Gutierrez	Occupancy / ADR / RevPAR:	72.6% / $144.18 / $104.69
Interest Rate:	5.23000%	Occupancy / ADR / RevPAR Date:	12/31/2017
Note Date:	12/20/2017	Number of Tenants:	N/A
Maturity Date:	1/6/2023	2015 NOI:	$4,958,476
Interest-only Period:	None	2016 NOI:	$4,637,653
Original Term:	60 months	2017 NOI:	$5,201,393
Original Amortization:	360 months	TTM NOI:	N/A
Amortization Type:	Balloon	UW Occupancy / ADR / RevPAR:	72.6% / $144.18 / $104.69
Call Protection:	L(29),Def(27),O(4)	UW Revenues:	$17,359,843
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$12,273,814
Additional Debt:	N/A	UW NOI:	$5,086,029
Additional Debt Balance:	N/A	UW NCF:	$4,391,636
Additional Debt Type:	N/A	Appraised Value / Per Room(1):	$59,500,000 / $191,318
		Appraisal Date:	10/1/2018

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$116,379
Taxes:	$0	$48,723	N/A	Maturity Date Loan / Room:	$108,306
Insurance:	$0	Springing	N/A	Cut-off Date LTV(1):	60.8%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV(1):	56.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.82x
Other:	$2,253,991	Springing	N/A	UW NOI Debt Yield:	14.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$36,400,000	100.0%	Payoff Existing Debt	$31,230,356	85.8%
			Upfront Reserves	2,253,991	6.2
			Closing Costs	1,178,794	3.2
			Return of Equity	1,736,859	4.8
Total Sources	$36,400,000	100.0%	Total Uses	$36,400,000	100.0%
(1)	Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV are calculated based on the “Prospective Market Value Upon Completion of the Renovation and Stabilization” appraised value, which assumes the completion of the approximately $2.2 million property improvement plan and sponsor-elected capital improvements. At loan origination, the borrower reserved (i) $1.31 million in a capital improvement reserve and (ii) $892,160 in a PIP reserve. Based on the “as is” appraised value of $53,000,000, as of October 1, 2017, the Cut-off Date LTV and Maturity Date LTV are equal to 68.3% and 63.6%, respectively.
(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Sheraton Hotel Arlington loan has an outstanding principal balance as of the Cut-off Date of approximately $36.2 million and is secured by a first mortgage lien on the borrower’s leasehold interest in a 311-room full service hotel located in Arlington, Texas. The loan has a five-year term and will amortize on a 30-year schedule. The previously existing debt was securitized in the RSO 2015-CRE3 transaction.

The Borrower. The borrowing entity for the Sheraton Hotel Arlington loan is UVH Arlington, LLC, a Delaware limited liability company and special purpose entity.

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Annex A-3	JPMDB 2018-C8

Sheraton Hotel Arlington

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Allan Gutierrez. Allan Gutierrez is the founder and CEO of Urbana Holdings, LLC, a developer and owner of hotel, office, residential and retail properties in the Midwest, Southeast, West and Southwest regions of the U.S. Urbana Holdings, LLC is an approved franchisee for the Starwood, Marriott and Hilton Brands and its current hotel portfolio includes more than 1,000 rooms across properties in Georgia, South Carolina, Texas and California. In addition to his role as CEO of Urbana Holdings, Allan Gutierrez serves as CEO of Urbana Varro, LLC, a real-estate capital raising vehicle, and Urbana Realty Advisors, LLC, a real estate property services company.

The Sheraton Hotel Arlington property was purchased by the sponsor for $36.0 million (approximately $115,756 per room) in October 2014. Since purchasing the Sheraton Hotel Arlington property, Allan Gutierrez has spent approximately $4.3 million ($13,840 per room) on capital improvements at the property.

The Property. The Sheraton Hotel Arlington property is a full service hotel located in the Entertainment District submarket of Arlington, Texas and is connected, via covered walkway, to the Arlington Convention Center. The Sheraton Hotel Arlington property is approximately 18 miles west of the Dallas central business district and approximately 16 miles east of Fort Worth’s central business district. The Sheraton Hotel Arlington property was built in 1985 as a Marriott branded hotel and was subsequently re-branded as a Wyndham hotel prior to 2009. In 2009, the property underwent a major renovation and re-branded again as a Sheraton. The hotel features three food and beverage outlets, a lounge, an outdoor pool, a fitness center, a business center, a sundry shop, a helipad and approximately 21,390 square feet of dedicated meeting space. The property features 311 guestrooms, comprised of 152 king rooms, 140 double/double rooms, 15 king suites and four double/double suites. All standard guestrooms and suites feature work desks and chairs, flat screen televisions, sofa chairs and mini refrigerators. The Sheraton Hotel Arlington property has 521 surface parking spaces, which results in a parking ratio of approximately 1.7 spaces per room.

The Sheraton Hotel Arlington property food and beverage outlets are the Parkside Grille, Parkside Lounge and Market Place. The Parkside Grille is an upscale lounge featuring tapas-style appetizers, signature cocktails and an array of tequilas and serves breakfast, lunch and dinner daily. The Parkside Lounge is located adjacent to the Parkside Grille on the first floor and is open from 4:00 PM to 12:00 AM daily and features the same menu as the Parkside Grille. The Market Place is a grab-and-go shop located adjacent to the lobby serving Starbucks coffee and an assortment of beverages and snacks. The Sheraton Hotel Arlington property’s meeting space is spread across 13 meeting rooms, the largest of which is 6,000 square feet. The meeting space is primarily located on the first and second floors of the property with 5,140 square feet of space located in two adjacent buildings. The Sheraton Hotel Arlington property is also connected to Arlington Convention Center. The Arlington Convention Center features approximately 48,600 square feet of column-free exhibit space, a 30,000 square foot ballroom and over 8,500 square feet of separate meeting rooms.

The Sheraton Hotel Arlington property guestrooms underwent a renovation in early 2016 and the meeting space underwent renovation in 2017. The guestroom renovation included the replacement of all soft goods, refinishing of all case goods, installation of new wall vinyl and mirrors in the bathrooms and new wall vinyl, carpeting and lighting in the corridors. The meeting space renovation consisted of installing new wall vinyl, lighting, carpeting and furniture. The total renovation cost totaled approximately $4.3 million ($13,840 per room). In addition, the borrower reserved approximately $2.2 million ($7,248 per room) at loan origination, of which (i) 892,610 was reserved for the remaining completion costs of an approximately $5.2 million Sheraton-required property improvement plan that began in 2016 and (ii) $1.31 million was reserved for a sponsor-elected capital improvement plan, which includes the renovation of the lobby, restaurants and lounge. The capital improvement plans are expected to be completed by February 2019.

The Sheraton Hotel Arlington property is located at the intersection between Interstate 30 and Highway 360. Interstate 30 is a major east-west interstate providing access to Dallas to the east and Fort Worth to the west, and Highway 360 provides access to Interstate 20 to the north. The Sheraton Hotel Arlington property is located in close proximity to a number of area demand drivers including AT&T Stadium (home to the Dallas Cowboys), Golden Life Park in Arlington (home to the Texas Rangers), Six Flags Over Texas and Six Flags Hurricane Harbor. Golden Life Park’s replacement, Globe Life Field, broke ground in September 2017 and will be home to the Texas Rangers starting in 2020. The planned $1.1 billion development is located less than one-half mile from the Sheraton Hotel Arlington property. Texas Live!, a planned $250.0 million entertainment district, is being developed adjacent to Globe Life Field. Texas Live! is expected to include 200,000 square feet of restaurants, retail and entertainment venues, including Rangers Republic, a 30,000 square foot dining and entertainment venue, Live! Arena, a multi-level, 35,000 square foot gathering area and a new Guy Fieri flagship restaurant. Included in the development is a $150.0 million flagship Live! by Loews hotel, which will feature 302 rooms and a 35,000 square foot event center. The hotel is slated to open in 2019 and according to the appraisal is expected to be 75% competitive with the Sheraton Hotel Arlington property. The appraisal estimates that the developments are expected to attract 3.0 million new visitors upon opening in 2018 and create 1,025 permanent jobs in the area.

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Sheraton Hotel Arlington

The demand segmentation at the Sheraton Hotel Arlington property consists of 45.0% meeting and group, 30.0% commercial and 25.0% leisure. The primary competitive set for the Sheraton Hotel Arlington property consists of four hotels located in Arlington, ranging in size from 132 to 308 rooms and containing an aggregate of 787 rooms. In addition, the appraisal identified three hotels, which have recently opened, are currently under construction or are planned in the area, a 136-room Aloft, the 268-room Drury Plaza and the aforementioned Live! by Loews. The 136-room Aloft opened in 2018 and is expected to be 25% competitive with the Sheraton Hotel Arlington property. The 268-room Drury Plaza hotel is currently planned approximately two miles from the property and is expected to be 25% competitive with the property, according to the appraisal. The property’s competitive set and historical performance relative to its competitive set are detailed below:

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Sheraton Hotel Arlington(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	69.0%	$133.05	$91.85	75.2%	$133.80	$100.63	109.0%	100.6%	109.6%
2016	73.8%	$131.20	$96.82	73.4%	$137.57	$100.92	99.5%	104.9%	104.2%
2017	66.9%	$133.29	$89.19	72.6%	$144.18	$104.69	108.5%	108.2%	117.4%
TTM(4)	66.1%	$132.71	$87.77	71.7%	$143.26	$102.66	108.5%	107.9%	117.0%

(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Sheraton Hotel Arlington property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third party travel research report. The competitive set contains the following properties: Courtyard Dallas Arlington Entertainment District, Hilton Arlington, Crowne Plaza Suites Arlington Ballpark Stadium and Hilton Garden Inn Dallas/Arlington.

(3) Based on operating statements provided by the borrower, excluding the TTM. TTM data is provided by a third party travel research report.

(4)	TTM represents the trailing 12-month period ending on February 28, 2018.

Competitive Hotels Profile(1)(2)
				2016 Estimated Market Mix			2016 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Sheraton Hotel Arlington(3)	311	1985	21,390	30%	45%	25%	73.4%	$137.57	$100.92
Hilton Arlington	308	1983	11,000	35%	30%	35%	70% - 75%	$140 - 145	$100 - $105
Crowne Plaza Suites Arlington Ballpark Stadium	200	1986	8,300	30%	40%	30%	70% - 75%	$120 - $125	$85 - $90
Hilton Garden Inn Dallas/Arlington	132	2009	4,630	45%	25%	30%	75% - 80%	$130 - $135	$100 - $105
Courtyard Dallas Arlington Entertainment District	147	1987	1,300	45%	20%	35%	70% - 75%	$125 - $130	$90 - $95
Total(4)	787
(1)	Based on the appraisal.
(2)	The appraisal only provided 2016 estimated market mix and 2016 estimated operating statistics for the competitive set.
(3)	The Sheraton Hotel Arlington 2016 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.
(4)	Excludes the Sheraton Hotel Arlington property.

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Sheraton Hotel Arlington

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	Underwritten	Per Room(1)	% of Total Revenue(2)
Occupancy	75.2%	73.4%	72.6%	72.6%
ADR	$133.80	$137.57	$144.18	$144.18
RevPAR	$100.63	$100.92	$104.69	$104.69

Room Revenue	$ 11,423,579	$11,456,095	$11,883,696	$11,883,696	$38,211.24	68.5%
Food & Beverage Revenue	5,052,816	4,675,060	5,042,572	5,042,572	16,214	29.0
Other Departmental Revenue	430,808	401,142	433,575	433,575	1,394	2.5
Total Revenue	$ 16,907,203	$16,532,297	$17,359,843	$17,359,843	$55,819	100.0%

Room Expense	$2,509,717	$2,520,710	$2,471,583	$2,471,583	$7,947	20.8%
Food & Beverage Expense	2,933,211	2,882,324	2,988,130	2,988,130	9,608	59.3
Other Departamental Expenses	37,459	22,707	22,769	22,769	73	5.3
Departmental Expenses	$5,480,387	$5,425,741	$5,482,482	$5,482,482	$17,629	31.6%

Departmental Profit	$11,426,816	$11,106,556	$11,877,361	$11,877,361	$38,191	68.4%

Management Fees	$507,215	$495,968	$520,795	$520,795	$1,675	3.0%
Property Taxes	564,768	650,879	657,195	640,471	2,059	3.7
Property Insurance	123,644	135,039	139,611	137,165	441	0.8
Other Expenses	4,966,941	4,883,562	5,053,141	5,181,912	16,662	29.8
Ground Rent	305,772	303,455	305,226	310,989	1,000	1.8%
Total Other Expenses	$6,468,340	$6,468,903	$6,675,968	$6,791,332	$21,837	39.1%

Net Operating Income	$4,958,476	$4,637,653	$5,201,393	$5,086,029	$16,354	29.3%
FF&E	676,288	661,292	694,394	694,394	2,233	4.0
Net Cash Flow	$4,282,188	$3,976,361	$4,506,999	$4,391,636	$14,121	25.3%

(1)	Per Room values are based on 311 guest rooms.
(2)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.

Property Management. The Sheraton Hotel Arlington property is managed by Urbana Varro Hospitality Management Company, LLC, a borrower affiliate.

Franchise Agreement. The Sheraton Hotel Arlington property is subject to 20 year franchise agreement with The Sheraton LLC, which commenced in October 2014 and expires in October 2034.

Escrows and Reserves. At origination, the borrower deposited $1,310,000 for a capital improvement reserve, $892,160 for a PIP reserve and $51,831 for a ground lease reserve.

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12 of the estimated annual real estate taxes, which currently equates to $48,723.

Insurance Escrows – If an acceptable blanket insurance policy is no longer in place, the borrower is required on a monthly basis to deposit 1/12 of the annual insurance premiums.

FF&E Reserves – The borrower is required to deposit monthly into an FF&E reserve the greatest of (i) 4.0% of the gross revenues for the property for the prior month, (ii) the then-current amount required by the property management agreement and (iii) the then-current amount required by any franchise agreement for approved capital expenditures and FF&E.

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Sheraton Hotel Arlington

Lockbox / Cash Management. The Sheraton Hotel Arlington loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited directly into a clearing account controlled by the lender. The borrower and property manager are required to deposit all other rent and payments into the clearing account within one business day of receipt. Unless a Trigger Period (as defined below) is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the borrower’s operating account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into a cash management account controlled by the lender and, provided no event of default exists, applied in accordance with the loan documents, with any excess funds to be held as additional security for the Sheraton Hotel Arlington loan during such Trigger Period.

A “Trigger Period” means a period that commences (i) upon an event of default and continues until a cure of such event of default has been accepted by the lender, (ii) upon the debt service coverage ratio (as calculated in the loan documents) falling below 1.25x as of the end of any calendar quarter and continues until the debt service coverage ratio (as calculated in the loan documents) has been at least 1.30x for two consecutive calendar quarters or (iii) upon a Rating Sweep Period (as defined below) and continues until a cure of such Rating Sweep Period.

A “Rating Sweep Period” means a period that commences upon the date that the borrower receives a third party research report for the hotel with a rating below “Upper Upscale” (the “Rating Sweep Start Date”) and will end upon (i) the borrower’s delivery to the lender third party research reports for three consecutive months after the Rating Sweep Start Date, with a rating of at least “Upper Upscale” and (ii) the borrower’s delivery of evidence satisfactory to the lender that after the Rating Sweep Start Date, (x) the ground lessor has acknowledged the borrower’s compliance with certain sections in the ground lease and (y) the borrower has resumed paying rent pursuant to certain sections of the ground lease.

Ground Lease. The Sheraton Hotel Arlington property is subject to a ground lease agreement with The City of Arlington, Texas. Inclusive of extension options, the term of the ground lease is 95 years which, if all extension options are exercised, will expire in 2078. The initial term of the lease commenced on October 1, 1983 with a term of 50 years, which is set to expire on September 30, 2033. The lessee has the option to renew the lease under the same terms and conditions, for three additional terms of 15 years each by giving the lessor at least one year’s advance written notice. The ground lease is structured so that in 2006, annual rent was equal to $250,000. Each year after 2006, rent is escalated by an amount that does not exceed the effective percentage in the consumer price index. The ground rent obligation, according to the sponsor’s 2018 budget, is equal to $310,989.

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Southland Shopping Center

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Southland Shopping Center

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Southland Shopping Center

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Southland Shopping Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMF VI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$34,000,000	Title:	Fee
Cut-off Date Principal Balance:	$34,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	4.8%	Net Rentable Area (SF):	260,862
Loan Purpose:	Refinance	Location:	Pittsburgh, PA
Borrower:	PZ Southland Limited Partnership	Year Built / Renovated:	1955 / 2018
Sponsors:	David Pearson and Paul Pearson	Occupancy(1):	94.0%
Interest Rate:	4.92500%	Occupancy Date:	4/1/2018
Note Date:	4/20/2018	Number of Tenants:	28
Maturity Date:	5/6/2028	2015 NOI:	$2,699,545
Interest-only Period:	48 months	2016 NOI:	$2,901,894
Original Term:	120 months	2017 NOI(1):	$2,819,962
Original Amortization:	360 months	TTM NOI:	N/A
Amortization Type:	IO-Balloon	UW Economic Occupancy:	95.9%
Call Protection:	L(25),Def(89),O(6)	UW Revenues:	$5,148,868
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$1,652,585
Additional Debt:	N/A	UW NOI(1):	$3,496,283
Additional Debt Balance:	N/A	UW NCF:	$3,196,292
Additional Debt Type:	N/A	Appraised Value / Per SF:	$58,200,000 / $223
		Appraisal Date:	1/26/2018

Escrows and Reserves(2)	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$130
Taxes:	$693,791	$78,656	N/A	Maturity Date Loan / SF:	$118
Insurance:	$56,824	$4,735	N/A	Cut-off Date LTV:	58.4%
Replacement Reserves:	$0	$3,261	N/A	Maturity Date LTV:	52.8%
TI/LC:	$0	$16,304	$587,000	UW NCF DSCR:	1.47x
Other:	$1,267,434	$0	N/A	UW NOI Debt Yield:	10.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,000,000	99.2%	Payoff Existing Debt	$31,903,106	93.1%
Sponsor Equity	265,175	0.8	Upfront Reserves	2,018,049	5.9
Closing Costs	344,019	1.0
Total Sources	$34,265,175	100.0%	Total Uses	$34,265,175	100.0%

(1)	Occupancy and UW NOI include Fresh Thyme (11.0% of NRA; 11.1% of underwritten base rent) and Texas Roadhouse (2.7% of NRA; 2.7% of underwritten base rent) which have not yet opened for business. Both tenants have taken possession of their respective spaces and rental amounts through the tenants’ respective rent commencement dates have been escrowed at closing, along with unpaid tenant improvements. Fresh Thyme is expected to open for business in July 2018 and to begin paying rent in September 2018. Texas Roadhouse is expected to begin paying rent in July 2018 and to open for business in August 2018. Additionally, both spaces have been delivered by the borrower to the respective tenants and neither tenant has the right to terminate its lease in connection with the delivery of its space.
(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Southland Shopping Center loan is secured by a first lien on the borrower’s fee interest in an anchored retail property located in Pittsburgh, Pennsylvania. The loan has a 10-year term and, subsequent to a four-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the Southland Shopping Center loan is PZ Southland Limited Partnership, a Delaware limited partnership and special purpose entity.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are David Pearson and Paul Pearson. David and Paul Pearson are the founders of Pearson Partners and Pearson Realty Services. Together, David Pearson and Paul Pearson have previously owned and sold over 3.65 million square feet of retail, office and redevelopment space and over 616 multifamily units.

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Southland Shopping Center

The Property. The property is a 260,862 square foot anchored retail center located in Pittsburgh, Pennsylvania. The property was constructed in 1955 and renovated in 2018. Since 2016, the loan sponsors have made improvements to tenancy of the property. For example, Quaker Steak vacated its premises at the property, which totaled 13,040 square feet. The loan sponsors subsequently demolished the former tenant’s premises to prepare for Texas Roadhouse’s new pad at the property, which is expected to total 7,163 square feet. Quaker Steak’s rent was $12.00 per square foot, while Texas Roadhouse is obligated to pay $14.66 per square foot under the new lease upon the commencement date. Additionally, the loan sponsors paid OfficeMax, a former tenant, approximately $1.5 million to vacate its premises, which were leased through January 2018, while simultaneously procuring Fresh Thyme via a 10-year lease. In connection with Fresh Thyme lease, the loan sponsors redeveloped the former Office Max building and added 4,709 square feet of additional leasable space to the property to accommodate Fresh Thyme’s specifications. Since 2005, the loan sponsors have spent approximately $12.9 million on capital improvements at the property, including approximately $6.7 million used for the construction of the LA Fitness building, $1.5 million for the buyout of the OfficeMax lease as referenced above and approximately $2.2 million invested in upgrades to the facades, parking area lighting, landscaping, roofs and paving. The property currently includes 1,451 parking spaces, resulting in a parking ratio of approximately 5.56 spaces per 1,000 square feet of net rentable area. Following the release of the theater parcel, the property will include 1,257 parking spaces, resulting in a parking ratio of approximately 4.82 spaces per 1,000 square feet of net rentable area.

As of April 1, 2018, the property was 94.0% occupied by 28 tenants and has had an average occupancy level of 81.3% over the past three years. The largest tenant, LA Fitness, leases 17.3% of the property’s net rentable area under a lease that expires in December 2023 and has occupied the space since 2008. LA Fitness is a gym chain with over 600 clubs across the United States and Canada. The company was formed in 1984 and is based in Irvine, California. LA Fitness has three, five-year renewal options and accounts for approximately 23.9% of the underwritten base rent at the property. The second largest tenant, Fresh Thyme, leases 11.0% of the property’s net rentable area under a lease which expires in July 2028 and is currently completing build out of its space. Fresh Thyme is expected to open for business in July 2018 and begin paying rent in September 2018. All rent through Fresh Thyme’s rent commencement date were escrowed at closing, along with unpaid tenant improvements. Additionally, the space has been delivered by the borrower to Fresh Thyme and Fresh Thyme does not have the right to terminate its lease related to the delivery of its space. Fresh Thyme is a super market chain that specializes in healthy and organic products. Fresh Thyme has four, five-year renewal options and accounts for approximately 11.1% of the underwritten base rent at the property. The third largest tenant, Jo-Ann Fabrics, leases 7.3% of the property’s net rentable area under a lease which expires in January 2023 and has occupied its space since 1993. Jo-Ann Fabrics is an American specialty retailer of crafts and fabrics based in Hudson, Ohio. Jo-Ann Fabrics has one, five-year renewal option and accounts for approximately 5.0% of the underwritten base rent at the property.

The property is located along US Route 51 (Clairton Boulevard), a state thoroughfare that connects to the Pittsburgh central business district. On average, approximately 26,229 vehicles per day drive past the property, according a market research report. The property is located within the Greater Pittsburgh retail market and the South Pittsburgh-Route 51 submarket. The appraisal indicates that the Greater Pittsburgh retail market features approximately 153.2 million square feet of inventory with a vacancy rate of approximately 3.3% as of the fourth quarter of 2017. Additionally, the appraisal indicates that the South Pittsburgh-Route 51 retail submarket features approximately 13.0 million square feet of inventory with a vacancy rate of approximately 3.7% as of the fourth quarter of 2017. As of year-end 2017, the population within a one-, three- and five-mile radius was 6,602, 49,332 and 158,208, respectively, with estimated average household income of approximately $80,527, $77,355 and $69,830, respectively.

According to the appraisal, the market rent is $15.00, $18.00, $20.00 and $22.50 per square foot for junior anchor space, retail greater than 5,000 square foot space, retail less than 5,000 square foot space and fitness center space, respectively. Additionally, the appraisal for the property indicated annual market rent of $105,000 for the ground leased pad.

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Southland Shopping Center

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
82.6%	77.0%	84.4%	94.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of April 1, 2018 and includes Fresh Thyme (28,709 square feet; 11.0% of NRA) and Texas Roadhouse (7,163 square feet; 2.7% of NRA) which have not yet opened for business. Both tenants have taken possession of their respective spaces, and rental amounts through the tenants’ respective rent commencement dates have been escrowed at closing, along with unpaid tenant improvements. Fresh Thyme is expected to open for business in July 2018 and to begin paying rent in September 2018. Texas Roadhouse is expected to begin paying rent in July 2018 and to open for business in August 2018. Additionally, both spaces have been delivered by the borrower to the respective tenants and neither tenant has the right to terminate its lease in connection with the delivery of its space.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Most Recent Sales PSF(3)	Lease Expiration Date
LA Fitness	NA / NA / NA	45,000	17.3%	$20.49	23.9%	NAV	12/31/2023
Fresh Thyme(4)	NA / NA / NA	28,709	11.0%	$15.00	11.1%	NAV	7/31/2028
Jo-Ann Fabrics	NA / B / NA	18,960	7.3%	$10.18	5.0%	$106	1/31/2023
Harbor Freight	NA / BB- / NA	15,975	6.1%	$10.64	4.4%	NAV	8/31/2019
PetSmart	Caa1 / CCC+ / NA	15,471	5.9%	$17.59	7.0%	NAV	9/30/2022
Party City	NA / NA / NA	14,000	5.4%	$14.00	5.1%	$126	1/31/2024
China Star	NA / NA / NA	10,050	3.9%	$12.00	3.1%	NAV	5/31/2027
Altmeyer’s	NA / NA / NA	9,925	3.8%	$11.00	2.8%	$95	7/31/2019
Five Below	NA / NA / NA	9,375	3.6%	$13.25	3.2%	NAV	1/31/2022
Olive Garden	Baa2 / BBB / BBB	8,986	3.4%	$10.57	2.5%	$589	4/8/2025
(1)	Based on the underwritten rent roll dated April 1, 2018.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Most Recent Sales PSF are as of September 30, 2017.
(4)	Fresh Thyme is currently building out its space. Fresh Thyme is expected to open for business in July 2018 and begin paying rent in September 2018. All rental amounts through Fresh Thyme’s rent commencement date were escrowed at closing, along with unpaid tenant improvements. Additionally, the space has been delivered by the borrower to Fresh Thyme and Fresh Thyme does not have the right to terminate its lease in connection with the delivery of its space.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	15,652	6.0%	NAP	NAP	15,652	6.0%	NAP	NAP
2018 & MTM	1	1,650	0.6	$16,500	0.4%	17,302	6.6%	$16,500	0.4%
2019	3	33,900	13.0	375,149	9.7	51,202	19.6%	$391,649	10.1%
2020	4	13,471	5.2	261,530	6.8	64,673	24.8%	$653,179	16.9%
2021	4	15,263	5.9	303,046	7.8	79,936	30.6%	$956,225	24.7%
2022	3	26,436	10.1	425,778	11.0	106,372	40.8%	$1,382,003	35.8%
2023	4	72,960	28.0	1,250,020	32.4	179,332	68.7%	$2,632,023	68.1%
2024	2	16,122	6.2	244,806	6.3	195,454	74.9%	$2,876,829	74.5%
2025	3	14,986	5.7	254,000	6.6	210,440	80.7%	$3,130,829	81.0%
2026	1	4,500	1.7	76,500	2.0	214,940	82.4%	$3,207,329	83.0%
2027	1	10,050	3.9	120,600	3.1	224,990	86.2%	$3,327,929	86.1%
2028	1	28,709	11.0	430,635	11.1	253,699	97.3%	$3,758,564	97.3%
2029 & Beyond	1	7,163	2.7	105,000	2.7	260,862	100.0%	$3,863,564	100.0%
Total	28	260,862	100.0%	$3,863,564	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2018.

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Southland Shopping Center

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$3,021,798	$3,214,612	$3,129,034	$3,863,564	$14.81	72.0%
Vacant Income	0	0	0	218,970	0.84	4.1
Gross Potential Rent	$3,021,798	$3,214,612	$3,129,034	$4,082,534	$15.65	76.1%
Total Reimbursements	1,331,806	1,147,124	1,104,054	1,194,771	4.58	22.3
Percentage Rent	127,759	122,386	28,757	0	0.00	0.0
Other Income	104,654	76,836	168,735	90,534	0.35	1.7
Net Rental Income	$4,586,017	$4,560,958	$4,430,581	$5,367,838	$20.58	100.0%
(Vacancy/Credit Loss)	0	0	0	(218,970)	(0.84)	(4.1)
Effective Gross Income	$4,586,017	$4,560,958	$4,430,581	$5,148,868	$19.74	95.9%

Total Expenses	$1,886,472	$1,659,064	$1,610,619	$1,652,585	$6.34	32.1%

Net Operating Income	$2,699,545	$2,901,894	$2,819,962	$3,496,283	$13.40	67.9%

Total TI/LC, Capex/RR	0	0	0	299,991	1.15	5.8

Net Cash Flow	$2,699,545	$2,901,894	$2,819,962	$3,196,292	$12.25	62.1%
(1)	% column represents the percent of Net Rental Income for all revenue lines and represents the percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Rents in Place includes Fresh Thyme (11.0% of NRA; 11.1% of underwritten base rent) and Texas Roadhouse (2.7% of NRA; 2.7% of underwritten base rent) which have not yet opened for business. Both tenants have taken possession of their respective spaces and rental amounts through the tenants’ respective rent commencement dates have been escrowed at closing, along with unpaid tenant improvements. Fresh Thyme is expected to open for business in July 2018 and to begin paying rent in September 2018. Texas Roadhouse is expected to begin paying rent in July 2018 and to open for business in August 2018. Additionally, both spaces have been delivered by the borrower to the respective tenants and neither tenant has the right to terminate its lease in connection with the delivery of its space.

Property Management. The property is managed by Pearson Realty Services, Inc., a New York corporation and an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited approximately $1,046,899 for outstanding tenant improvements and leasing commissions, $693,791 for real estate taxes, approximately $196,160 for rent concessions, $56,824 for insurance and $24,375 for deferred maintenance.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $78,656.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance payments, which currently equates to $4,735.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $3,261 (approximately $0.15 per square foot annually) for replacement reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $16,304 (approximately $0.75 per square foot annually) for future tenant improvements and leasing commissions. The TI/LC Reserve is capped at $587,000. Notwithstanding the foregoing, if a Major Tenant Event (as defined below) commences, (A) (i) so long as the balance in the TI/LC Reserve is less than the $1,350,000, all excess cash flow will be transferred to the TI/LC Reserve until the balance in the TI/LC Reserve is equal to or greater than $1,350,000 or (ii) so long as the balance in the TI/LC Reserve is equal to or greater than the cap of $1,350,000, all excess cash flow will be transferred to an account designated by the borrower if no other Sweep Event is continuing and (B) upon the occurrence of a Major Tenant Event Cure (as defined below), (1) the TI/LC Reserve cap will be reduced to $587,000, (2) if any Sweep Event (as defined below) then exists, all amounts remaining in the TI/LC Reserve in excess of $587,000 will be transferred to an excess cash flow reserve as additional collateral for the Southland Shopping Center loan and (3) if no other Sweep Event then exists, all amounts remaining in the TI/LC Reserve in excess of $587,000 will be released to the Borrower.

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Annex A-3	JPMDB 2018-C8

Southland Shopping Center

Lockbox / Cash Management. The loan is structured with a springing lockbox and springing cash management. Following the commencement of a Sweep Event, the borrower and property manager are required to send tenant direction letters to tenants instructing them to deposit all rents and payments directly into a lockbox account controlled by the lender. During a Sweep Event, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed during the term of the loan in accordance with the loan documents and all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan subject to the TI/LC Reserve cap above if such Sweep Event is not caused by a Major Tenant Event.

A “Sweep Event” means: (i) the occurrence of an event of default under the loan documents, (ii) the debt service coverage ratio as calculated in the loan documents based on a trailing 12-month period falling below 1.15x or (iii) the occurrence of a Major Tenant Event.

A “Major Tenant Event” means that LA Fitness or any other tenant occupying the space at the Southland Shopping Center property currently occupied by LA Fitness (the “Major Tenant”) (i) fails to extend the term of its lease for its space at the Southland Shopping Center property for at least three years and otherwise on terms and conditions satisfactory to the lender, on or before the date that is 12 months prior to its lease expiration date, (ii) defaults under its lease, (iii) “goes dark”, gives notice to vacate or vacates its leased space at the Southland Shopping Center property or (iv) becomes a debtor in any bankruptcy or other insolvency proceeding.

A “Major Tenant Event Cure” means either (a) a Major Tenant Re-Tenanting Event (as defined below) or (b) (1) with respect to clause (i) of the definition of Major Tenant Event, the lender receives satisfactory evidence that the Major Tenant has extended the terms of its lease on terms and conditions satisfactory to the lender, (2) with respect to clause (ii) of the definition of Major Tenant Event, the default of the Major Tenant has been cured and no other default of the Major Tenant exists under the lease for a period of two consecutive calendar quarters, (3) with respect to clause (iii) of the definition of Major Tenant Event, the Major Tenant has resumed its normal business operations for two consecutive calendar quarters or the Major Tenant has revoked, in writing, its intent to vacate the related space or (4) with respect to clause (iv) of the definition of Major Tenant Event, the Major Tenant bankruptcy or insolvency proceeding has been terminated and the related lease has been affirmed.

A “Major Tenant Re-Tenanting Event” means that the lender has received satisfactory evidence that at least 80.0% of the space previously occupied by the Major Tenant has been leased to one or more replacement tenants, each pursuant to a satisfactory replacement lease on terms and conditions acceptable to the lender, including but not limited to, having a term of at least five years, that each such tenant is in occupancy of its premises, open for business and is then paying full unabated rent, and that all tenant improvements and leasing commissions provided in each such replacement lease having been paid in full.

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Annex A-3	JPMDB 2018-C8

The Metropolitan at Wilton Manors

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Annex A-3	JPMDB 2018-C8

The Metropolitan at Wilton Manors

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Annex A-3	JPMDB 2018-C8

The Metropolitan at Wilton Manors

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSP	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$33,500,000	Title:	Fee
Cut-off Date Principal Balance:	$33,500,000	Property Type - Subtype:	Multifamily – Mid-Rise
% of Pool by IPB:	4.7%	Net Rentable Area (Units):	179
Loan Purpose:	Refinance	Location:	Wilton Manors, FL
Borrower:	Ascend Wilton Twenty Fourth	Year Built / Renovated:	2016 / N/A
	Street LLC	Occupancy:	96.1%
Sponsors(1):	Various	Occupancy Date:	4/18/2018
Interest Rate:	5.12000%	Number of Tenants:	N/A
Note Date:	5/1/2018	2015 NOI(3):	N/A
Maturity Date:	5/6/2028	2016 NOI(3):	N/A
Interest-only Period:	120 months	2017 NOI:	$1,895,707
Original Term:	120 months	TTM NOI (as of 3/2018):	$2,368,403
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$4,475,265
Call Protection(2):	L(25),Def(91),O(4)	UW Expenses:	$1,869,810
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$2,605,455
Additional Debt:	N/A	UW NCF:	$2,569,655
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$54,000,000 / $301,676
Additional Debt Type:	N/A	Appraisal Date:	3/15/2018

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$187,151
Taxes:	$477,167	$68,167	N/A	Maturity Date Loan / Unit:	$187,151
Insurance:	$18,000	$9,000	N/A	Cut-off Date LTV:	62.0%
Replacement Reserves:	$107,400	Springing	N/A	Maturity Date LTV:	62.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.48x
Other:	$1,563	$0	N/A	UW NOI Debt Yield:	7.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,500,000	100.0%	Payoff Existing Debt	$24,798,567	74.0%
			Upfront Reserves	604,129	1.8
			Closing Costs	327,872	1.0
			Return of Equity	7,769,432	23.2
Total Sources	$33,500,000	100.0%	Total Uses	$33,500,000	100.0%
(1)	The sponsors under The Metropolitan at Wilton Manors loan are Richard Marti Finkelstein, Dean Jeremy Borg and Michael David Wohl.
(2)	Beginning on the payment date in June 2023, and on every monthly payment date occurring in June and December thereafter, the borrower is permitted to voluntarily prepay the loan in an amount of $333,333 without payment of any prepayment premium or penalty.
(3)	The Metropolitan at Wilton Manors property was built in 2016. As such, historical occupancy and historical NOI prior to 2017 are not available.
(4)	For a full description of Escrows and Reserves please refer to “Escrows and Reserves” below.

The Loan. The Metropolitan at Wilton Manors loan has an outstanding principal balance as of the Cut-off Date of $33.5 million, and is secured by a first mortgage lien on the borrower’s fee interest in a 179-unit, Class A mid-rise multifamily community located in Wilton Manors, Florida. The loan is interest-only for the entire 10-year term.

The Borrower. The borrowing entity for The Metropolitan at Wilton Manors loan is Ascend Wilton Twenty Fourth Street LLC, a bankruptcy-remote Delaware limited liability company and recycled special purpose entity.

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Annex A-3	JPMDB 2018-C8

The Metropolitan at Wilton Manors

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Richard Marti Finkelstein, Dean Jeremy Borg and Michael David Wohl. The loan sponsors are the founders and principals of Ascend Properties, a Boca Raton based real estate development firm. Including The Metropolitan at Wilton Manors property, Ascend Properties has completed five projects comprising over 1,000 units in central and south Florida. Prior to forming Ascend Properties, Richard Marti Finkelstein and Dean Jeremy Borg oversaw Kenco Communities, a developer of single-family residential properties. Since its inception in 1992, Kenco Communities has delivered over 3,000 homes with an aggregate value in excess of $2.5 billion. Michael David Wohl, co-founded Pinnacle Housing in 1997, prior to his time at Ascend Properties. Pinnacle Housing is a leading developer in affordable housing in the Southeastern United States having delivered over 6,000 units in over 40 complexes.

The Property. The Metropolitan at Wilton Manors property is a 179-unit, Class A, mid-rise multifamily community recently constructed in 2016 that is situated on approximately 6.8 acres in Wilton Manors, Florida. The property was developed in October 2016 at a total cost of $36.75 million (approximately $205,307 per unit). Lease up velocity at the property has remained strong. Prior to opening, approximately 62.6% of the property’s units were pre-leased with an average of approximately seven units per month leased through July 2017. As of April 18, 2018, the property was 96.1% occupied.

The Metropolitan at Wilton Manors property is comprised of three, four-story residential buildings, a single-story clubhouse and a security guardhouse at the perimeter of the property. Available floor plans at the property include studio, one bedroom-one bath, two bedroom-two bath and three bedroom-two bath units, with an average unit size of approximately 1,012 square feet and an average in-place rent of approximately $1,980. All units feature walk-in closets, terraces or balconies, granite countertops, designer dark wood cabinetry and porcelain tile flooring. Each unit is outfitted with stainless steel, energy efficient appliances, including a range/stove, dishwasher, refrigerator, microwave and a washer and dryer set. Additionally, fiber optic wiring is provided in each unit for faster internet and television services.

The Metropolitan at Wilton Manors property offers many amenities and a wide range of community activities. All residents have access to a resort-style pool and hot tub with private cabanas, a fitness studio with complimentary classes and training, a yoga studio and massage room, a business center with a conference room, climate controlled residential storage units, an outdoor kitchen and BBQ area, a car wash area, a dog park and an electric car charging station. Additionally, an on-site management and security team are available on the premises. The property consists of 286 parking spaces, resulting in a parking ratio of approximately 1.6 spaces per unit. Parking is available for residents via five, single-story private parking garages.

Historical and Current Occupancy(1)
2015	2016(2)	2017(2)	Current(3)
N/A	63.1%	96.1%	96.1%
(1)	2015 Historical occupancy is unavailable as the property was constructed in October 2016.
(2)	2016 and 2017 historical occupancies are as of December 31 of each respective year.
(3)	Current Occupancy is as of April 18, 2018.

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy(2)	Average Unit Size (SF)(2)	Average Monthly In-Place Rents(2)	Average Market Rent Per Unit(2)(3)
Studio	23	12.8%	23	100.0%	627	$1,524	$1,710
1 BR / 1 BA	44	24.6	43	97.7%	804	$1,738	$1,975
2 BR / 2 BA	96	53.6	90	93.8%	1,141	$2,115	$2,261
3 BR / 2 BA	16	8.9	16	100.0%	1,357	$2,520	$2,639
Total / Wtd. Avg.	179	100.0%	172	96.1%	1,012	$1,980	$2,120
(1)	Based on the underwritten rent roll dated April 18, 2018.
(2)	Occupancy, Average Unit Size (SF), Average Monthly In-Place Rents and Average Market Rent per Unit represent a weighted average of the various unit type layouts.
(3)	Based on the appraisal. Average Market Rent Per Unit represents the median comparable market rents indicated by the appraisal.

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Annex A-3	JPMDB 2018-C8

The Metropolitan at Wilton Manors

The Metropolitan at Wilton Manors property is located in Wilton Manors, Florida, approximately four miles north of the Fort Lauderdale central business district and two miles west of the Atlantic Ocean. Wilton Manors is known as the “Island City” and is bordered by the North Fork of the Middle River in South Florida and the City of Oakland to the south. The property benefits from high accessibility to the greater Miami-Fort Lauderdale metro area, with US Highway 1 located approximately one mile to the east and Interstate 95 located approximately three miles to the west. An art gallery, gym, local theater, salon and antiques shop are all located in close proximity to the property. Adjacent to the property is Colahatchee Park, an 8.5 acre community park with walking trails, basketball and volleyball courts, a picnic pavilion, boat ramp infrastructure for docking and kayak access to the Fort Lauderdale Intracoastal. Additionally, two blocks southeast of the property is Wilton Drive, known locally as “The Drive”. The Drive serves as Wilton Manors’ primary dining and entertainment area with over 50 restaurants, clubs, galleries and specialty shops.

Located within the Miami-Fort Lauderdale-Pompano Beach metropolitan statistical area (“Miami MSA”), the property is approximately 32 miles from the Miami central business district. The Miami MSA is comprised of the three most populous counties in Florida: Broward, Palm Beach and Miami-Dade. Florida’s economy is expected to continue to outpace the rest of the country for the next three years, pushing the state toward an approximate $1 trillion economy by 2018, with employment in the Miami MSA rising by 5.5% from 2007 to 2016. Major employers within Broward County include AutoNation, Nova Southeastern University, American Express, The Answer Group and BrandMart USA. Due to Miami and South Florida’s proximity to Latin America, more than 1,100 multinational corporations including American Airlines, Exxon, Microsoft, Oracle, Sony and Wal-Mart have headquarters in the area. These corporations collectively generate approximately $221 billion in revenue per year from their operations.

Tourism represents one of the top industries within the Miami MSA, with the economic impact of tourism in the area estimated to be $25 billion when considering direct and indirect tourist expenditures. The Port of Miami, known as the “Cruise Capital of the World” broke a world record by welcoming approximately 5.1 million passengers to the port and is currently the busiest port based on both passenger traffic and number of cruise lines. Additional demand drivers within the Miami MSA include the Broward Health Medical Center, a 648-bed medical and surgical hospital that has over 3,000 employees and is a leader in cancer, cardiac and orthopedic services, the Fort Lauderdale-Hollywood International Airport (“FLL”), one of the fastest-growing airports in the US, the Galleria Mall, a 1.3 million square foot enclosed shopping mall and the Seminole Hard Rock Hotel & Casino, a full-service hotel with 140,000 square feet of casino space.

According to a third party market research report, the Metropolitan at Wilton Manors property is located within the Fort Lauderdale submarket of the Fort Lauderdale-Pompano Beach-Deerfield Beach Metro Apartment market. As of the fourth quarter of 2017, the Fort Lauderdale submarket had an inventory of 37,830 units, with an average vacancy of 5.7% and effective rent of $1,862. Occupancy levels in the submarket have averaged approximately 94.9% since 2012, with an average rental rate from 2012 to 2017 of approximately $1,577. According to the appraisal, the 2017 population within a half-, one-, and three-mile radius of the property was 5,477, 19,359 and 148,980, respectively. The 2017 average household income within a half-, one-, and three-mile radius was $84,645, $77,219 and $84,002, respectively.

Operating History and Underwritten Net Cash Flow(1)
	2017	TTM(2)	Underwritten	Per Unit	%(3)
Rents in Place(4)	$4,421,721	$4,394,303	$4,262,856	$23,815	100.0%
Vacant Income	0	0	0	0	0.0
Gross Potential Rent	$4,421,721	$4,394,303	$4,262,856	$23,815	100.0%
Vacancy	(682,162)	(371,295)	(213,143)	(1,191)	(5.0)
Concessions/Bad Debt	(305,437)	(255,501)	(47,148)	(263)	(1.1)
Other Income(5)	472,853	520,776	472,700	2,641	11.1
Effective Gross Income	$3,906,974	$4,288,283	$4,475,265	$25,001	105.0%

Total Expenses	$2,011,267	$1,919,880	$1,869,810	$10,446	41.8%

Net Operating Income	$1,895,707	$2,368,403	$2,605,455	$14,556	58.2%

Total TI/LC, CapEx/RR	35,800	35,800	35,800	200	0.8
Net Cash Flow	$1,859,907	$2,332,603	$2,569,655	$14,356	57.4%
(1)	Historical financials prior to 2017 are unavailable as The Metropolitan at Wilton Manors Property was constructed in October 2016.
(2)	TTM column represents the trailing 12-month period ending on March 30, 2018.
(3)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Underwritten Rents in Place as of the rent roll dated April 18, 2018.
(5)	The majority of Other Income consists of administrative fees, late fee income, parking income, utilities income and termination fees.

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Annex A-3	JPMDB 2018-C8

The Metropolitan at Wilton Manors

Property Management. The property is managed by Ascend Property Management, LLC, a Florida limited liability company, and an affiliate of the sponsors.

Escrows and Reserves. At loan origination, the borrower deposited $477,167 for taxes, $107,400 for replacement reserves (representing approximately three years of ongoing deposits), $18,000 for insurance reserves and $1,563 into the required repairs reserve.

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12 of the annual estimated real estate taxes into the tax reserve account, which currently equates to $68,167.

Insurance Escrows – On a monthly basis, the borrower is required to deposit 1/12 of the annual estimated insurance premiums, into the insurance reserve account, which currently equates to $9,000.

Replacement Reserves – On a monthly basis, beginning on the payment date in June 2021, the borrower is required to deposit $2,983 (approximately $200 per unit annually) into the replacement reserve account in connection with anticipated routine capital improvements at The Metropolitan at Wilton Manors property.

Credit Support Reserve – Upon the debt service coverage ratio (as calculated in the loan documents) at the property falling below 1.25x, the borrower is permitted to deposit the Credit Support (as defined below) amount into the reserve in order to prevent a Cash Sweep Period (as defined below).

Lockbox / Cash Management. The loan is structured with a springing lockbox and springing cash management. During the continuance of a Cash Sweep Period, the borrower will, or cause the manager to, immediately deposit all revenue derived into the lockbox account. Such funds will be swept each business day into a cash management account controlled by the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a security interest in the cash management account. Upon occurrence of a Cash Sweep Period Cure (as defined below), the lockbox and cash management accounts (as well as any related accounts) are required to be closed at the request of the borrower and amounts held in such accounts are required to be disbursed to the borrower.

A “Cash Sweep Period” means a period commencing upon the earliest of (i) an event of default, and (ii) debt service coverage ratio (as calculated in the loan documents) being less than 1.25x, provided, however that such Cash Sweep Period will not commence until the date that is three business days after the Credit Support Notice Date (as defined below) and will not occur if the borrower provides Credit Support within such time frame.

“Credit Support” means, upon the occurrence of a Cash Sweep Period commencing solely due to the debt service coverage ratio (as calculated in the loan documents) being less than 1.25x, a deposit into the Credit Support reserve account in the amount of $103,750 or a letter of credit in the same amount pledged to the Credit Support reserve account.

A “Credit Support Notice Date” is the notice date that the borrower intends to make a Credit Support deposit; the notice will be delivered no later than the day that financial statements are required to be delivered for the applicable testing period.

A “Cash Sweep Period Cure” means, with regard to any Cash Sweep Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, and with regard to any Cash Sweep Period commenced in connection with clause (ii) above, the earlier to occur of (x) the date upon which the borrower provides Credit Support or (y) the date the DSCR is equal to or greater than 1.30x for four consecutive calendar months. Notwithstanding the foregoing, a Cash Sweep Period will not be deemed to expire in the event that a Cash Sweep Period then exists for any other reason.

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Annex A-3	JPMDB 2018-C8

DreamWorks Campus

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Annex A-3	JPMDB 2018-C8

DreamWorks Campus

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Annex A-3	JPMDB 2018-C8

DreamWorks Campus

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – Suburban
Original Principal Balance(2):	$30,000,000	Net Rentable Area (SF):	497,404
Cut-off Date Principal Balance(2):	$30,000,000	Location:	Glendale, CA
% of Pool by IPB:	4.2%	Year Built / Renovated:	1997 / 2010
Loan Purpose:	Acquisition	Occupancy:	100.0%
Borrower:	La Hana OW, LLC	Occupancy Date:	6/6/2018
Sponsor(3):	Hana Asset Management Co., LTD	Number of Tenants:	1
Interest Rate(4):	2.297826%	2015 NOI(6):	N/A
Note Date:	11/20/2017	2016 NOI:	$13,177,512
Anticipated Repayment Date(4):	12/6/2022	2017 NOI:	N/A
Final Maturity Date(4):	12/6/2024	TTM NOI (as of 9/2017):	$13,333,362
Interest-only Period:	60 months	UW Economic Occupancy:	98.0%
Original Term(4):	60 months	UW Revenues:	$13,855,836
Original Amortization:	None	UW Expenses:	$239,684
Amortization Type:	ARD-Interest Only	UW NOI:	$13,616,152
Call Protection(5):	L(30),Def(25),O(5)	UW NCF:	$13,516,671
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF(7):	$297,000,000 / $597
Additional Debt:	Yes	Appraisal Date:	8/3/2017
Additional Debt Balance:	$62,000,000 / $108,000,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(8)				Financial Information(2)
	Initial	Monthly	Initial Cap		A-Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$185	$402
Insurance:	$53,091	$8,849	N/A	Maturity Date Loan / SF(4):	$185	$402
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	31.0%	67.3%
TI/LC:	$0	Springing	N/A	Maturity Date LTV(4):	31.0%	67.3%
Other:	$562,887	$0	N/A	UW NCF DSCR:	6.31x	2.07x
				UW NOI Debt Yield:	14.8%	6.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$92,000,000	31.0%	Purchase Price(9)	$289,585,418	97.7%
B-Note(2)	108,000,000	36.4%	Closing Costs	6,339,240	2.1%
Sponsor Equity	96,540,637	32.6%	Upfront Reserves	615,979	0.2%
Total Sources	$296,540,637	100.0%	Total Uses	$296,540,637	100.0%

(1)	The DreamWorks Campus Whole Loan (as defined in “The Loan” below) was originated by Cantor Commercial Real Estate Lending, L.P (“CCRE”) on November 20, 2017. Subsequent to the origination date, notes representing $30.0 million of the DreamWorks Campus Whole Loan were transferred to Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of GACC, which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” in the Prospectus.
(2)	The DreamWorks Campus loan is part of a whole loan evidenced by five senior pari passu promissory notes with an aggregate original principal balance of $92.0 million (“DreamWorks Campus A-Notes”) and one subordinate companion note with an original principal balance of $108.0 million (“DreamWorks Campus B-Note”). The information presented under the column titled “A-Notes” in the chart titled “Financial Information” above reflects the Cut-off Date balance of the DreamWorks Campus A-Notes, but excludes the DreamWorks Campus B-Note. The information presented under the column titled “Whole Loan” in the chart titled “Financial Information” above reflects the Cut-off Date balance of the DreamWorks Campus A-Notes and DreamWorks Campus B-Note evidencing the DreamWorks Campus Whole Loan.
(3)	There is no nonrecourse carve-out guarantor or environmental indemnitor for the DreamWorks Campus Whole Loan.
(4)	The DreamWorks Campus Whole Loan has an anticipated repayment date of December 6, 2022 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of December 6, 2024. From and after the Anticipated Repayment Date, (a) the DreamWorks Campus Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 2.297826% plus 3.00000% or 4.00000% plus 3.00000% as applicable, for the A-Notes and B-Note, respectively, and (ii) the then current five-year swap yield plus 3.00000% and (b) on each payment date after the ARD, the borrower is required to make principal payments in an amount equal to excess cash flow. The Maturity Date Loan / SF and Maturity Date LTV are based on the maturity balance as of the ARD.
(5)	The lockout period for defeasance will be at least 30 payment dates beginning with and including the first payment date of January 6, 2018. Defeasance of the full DreamWorks Campus Whole Loan is permitted at any time after the earlier to occur of (i) January 6, 2021 and (ii) two years after the closing date of the final securitization that holds a promissory note evidencing all or a portion of the DreamWorks Campus Whole Loan (the “REMIC Prohibition Period”) based on the expected JPMDB 2018-C8 securitization closing in June 2018. The actual lockout period may be longer.

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DreamWorks Campus

(6)	Historical financial information prior to 2016 is not available as the DreamWorks Campus Property (as defined below) was owned by DreamWorks Animation SKG, Inc. prior to executing a sale-leaseback transaction in 2015.
(7)	The “Hypothetical Go-Dark” appraised value is $239,200,000. Based on the “Hypothetical Go-Dark” appraised value, the Cut-off Date LTV and Maturity Date LTV for the DreamWorks Campus A-Notes are 38.5%, and the Cut-off Date LTV and Maturity Date LTV for the DreamWorks Campus Whole Loan are 83.6%.
(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(9)	The DreamWorks Campus Property purchase price of $297,000,000 includes seller credit of $7,414,582 given to the DreamWorks Campus Borrower at loan origination.

The Loan. The DreamWorks Campus loan is secured by a first mortgage lien on the borrower’s fee interest in a 497,404 square foot, creative office campus in Glendale, California (the “DreamWorks Campus Property”), which is 100.0% occupied and globally headquartered by DreamWorks Animation SKG, Inc. (“DreamWorks”) through February 2035. The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $200.0 million (the “DreamWorks Campus Whole Loan”) and is comprised of five senior pari passu notes with an aggregate original principal balance of $92.0 million and one subordinate companion note with an original principal balance of $108.0 million. The non-controlling Note A-3 and Note A-5 with an aggregate outstanding principal balance as of the Cut-off Date of $30.0 million, will be contributed to the JPMDB 2018-C8 Trust. The remaining notes are currently held by the parties described in the “Whole Loan Summary” chart below and have been or are expected to be contributed to one or more securitization trusts. The DreamWorks Campus Whole Loan is structured with an ARD of December 6, 2022, a final maturity date of December 6, 2024 and will be interest-only through the ARD. On each payment date after the ARD, the borrower is required to make principal payments equal to the excess cash flow. The relationship between the holders of the DreamWorks Campus A-Notes and the DreamWorks Campus B-Note evidencing the DreamWorks Campus Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans – The DreamWorks Campus Whole Loan” in the Prospectus.

Whole Loan Summary(1)
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-3, A-5	$30,000,000	$30,000,000	JPMDB 2018-C8	No
A-1	25,000,000	25,000,000	UBS 2018-C9	No(2)
A-2, A-4	37,000,000	37,000,000	CCRE	No
B-Note	108,000,000	108,000,000	Prima Mortgage Investment Trust, LLC	Yes
Total	$200,000,000	$200,000,000
(1)	The DreamWorks Campus Whole Loan will be serviced pursuant to the UBS 2018-C9 pooling and servicing agreement. However, so long as no “control appraisal period” (or similar term) has occurred and is continuing, the holder of the related B-Note will be the controlling noteholder and will have the right to approve certain modifications and consent to certain actions taken with respect to the related whole loan. If a control appraisal period has occurred and is continuing, the holder of the note indicated as the “controlling” note will be the controlling noteholder.
(2)	The DreamWorks Campus Whole Loan will be serviced pursuant to the UBS 2018-C9 PSA.

The Borrower. The borrowing entity for the DreamWorks Campus Whole Loan is La Hana OW, LLC, a Delaware limited liability company. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the DreamWorks Campus Whole Loan.

The Loan Sponsor. The loan sponsor is Hana Asset Management Co., LTD, a Korean joint stock corporation, which is a private subsidiary of Hana Financial Group, Inc. (“Hana”). Hana has approximately $5.1 billion of assets under management primarily invested in two classes: real estate assets and special assets. Hana’s real estate assets account for nearly 75.8% ($3.8 billion) of their total assets under management and include office, mixed-use, industrial, retail, hotel and data center properties. Hana’s investors include a network of Korean pension funds, financial services companies, government agencies and others.

Originally founded as Korea Investment & Finance in 1971, Hana converted to a financial holding group in 2005 and is now one of the largest bank holding companies in Korea. Hana is publicly traded on the Korean stock exchanges (KRXL:086790). As of December 31, 2016, Hana employs over 19,000 employees and has over 100 offices in 24 countries (Americas, Europe, Middle East, Asia & Pacific). Hana was ranked number 492 in the Forbes Global 2000 for 2017.

The Property. The DreamWorks Campus Property, the global headquarters for DreamWorks, is a 497,404 square foot single-tenant, creative office property located in Glendale, California. Designed by Gensler and Steven Ehrlich Architects and constructed as a build-to-suit for DreamWorks in 1997, the DreamWorks Campus Property has been 100% occupied since completion. The DreamWorks Campus Property is situated on approximately 13.8 acres and features seven buildings that consist of five multi-level creative office buildings, one parking structure that features 1,006 parking spaces in addition to 417 street level parking spaces (approximately 2.86 spaces per 1,000 square feet) and one central plant, which provides power, water and HVAC to the DreamWorks Campus Property. The DreamWorks Campus Property features numerous amenities, including: full-service commissary, library, screening room, motion capture studio, recording studio, helipad, medical clinic, coffee shop, outdoor plazas and common areas featuring workspaces and activities and extensive landscaping including a manmade river that runs throughout the DreamWorks Campus Property, a lagoon, waterfall and large fountain.

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DreamWorks Campus

As of June 6, 2018, the DreamWorks Campus Property is 100.0% occupied by DreamWorks. The DreamWorks Campus Property is subject to a 20-year, absolute triple net lease to the tenant, DWA Holdings, LLC, an affiliate of DreamWorks, pursuant to a lease with annual rent escalations of 1.5%, a lease end date of February 2035 and four, five-year renewal options.

DreamWorks was founded in 1994 as a collaboration between Stephen Spielberg, Jeffery Katzenberg and David Geffen, DreamWorks has released 36 feature films grossing over $14.6 billion in revenues (average of $406 million). DreamWorks also creates television series, short films and television specials. Some of DreamWorks’ most popular and commercially successful franchises include: Shrek, Kung Fu Panda, Madagascar and How to Train Your Dragon.

DreamWorks is a wholly owned subsidiary of NBC Universal, itself a wholly owned subsidiary of Comcast Corporation (rated A3/ A-/ A- by Moody’s/Fitch/S&P). Comcast Corporation acquired DreamWorks in August 2016 for approximately $3.8 billion. Comcast is an American global telecommunications conglomerate and is one of the nation’s largest broadcasting and cable television company. Comcast Corporation is a publicly traded company listed on NASDAQ under the ticker symbol CMCSA. As of May 8, 2018, Comcast Corporation has a market capitalization of approximately $139.8 billion and according to the Comcast 10-Q report as of the second quarter 2017, reported revenues of approximately $41.6 billion and net income of approximately $5.2 billion for the first six months of 2017.

DreamWorks is a part of the “Filmed Entertainment” division of NBC Universal, which consists primarily of the operations of Universal Pictures and films produced under the Illumination, Focus Features and DreamWorks names. According to the Comcast 10-Q as of the second quarter 2017, the Filmed Entertainment business segment generated revenue of approximately $4.14 billion for the first six months of 2017, out of a total of approximately $16.2 billion generated by all NBC Universal Divisions (approximately 25.5%). After the addition of the DreamWorks brand, revenue for the Filmed Entertainment segment increased from $2.73 billion in the first six months of 2016 to $4.14 billion in the first six months of 2017.

The DreamWorks Campus Property is located in Glendale, California, a media-focused submarket of Los Angeles. Glendale, California, which along with adjacent Burbank and Pasadena, comprises Los Angeles’ Tri-Cities, which contains major studio production headquarters and entertainment and media focused companies including Warner Brothers, Disney, ABC, NBC Universal and Nickelodeon, among others.

The DreamWorks Campus Property is located in the East Valley/Tri-Cities submarket, which posted a direct vacancy rate of 11.9% and an average asking rate of $36.00 per square foot, full service gross (“FSG”) as of the second quarter of 2017.

After reviewing comparable lease information for 19 Class A buildings, the appraisal’s concluded rental rate was $46.50 per square foot, which reflects the weighted average of $42.00 per square foot for office and $4.50 per square foot for parking, FSG for the DreamWorks Campus Property. The appraiser also determined that a deduction of $12.50 per square foot for expenses would be appropriate to convert FSG rental rates to triple net. This translates to a market rental rate of $34.00 per square foot for the DreamWorks Campus Property on a triple net basis. Based on this market rent conclusion, the underwritten base rent for DreamWorks is approximately 19.6% below market.

Historical and Current Occupancy
2015	2016	2017	Current(1)
100.0%	100.0%	100.0%	100.0%
(1)	Current occupancy is as of June 6, 2018.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Base Rent(3)	Lease Expiration Date(4)
DreamWorks	A3 / A- / A-	497,404	100.0%	$28.42	100.0%	2/28/2035

(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the Tenant Name field, whether or not the parent company guarantees the lease.
(3)	Base Rent and Base Rent PSF represents the average rent over the DreamWorks Campus Whole Loan term.
(4)	DreamWorks has four, five-year renewal options and no termination options.

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DreamWorks Campus

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029 & Beyond	1	497,404	100.0	14,138,608	100.0	497,404	100.0%	$14,138,608	100.0%
Total	1	497,404	100.0%	$14,138,608	100.0%
(1)	Based on the underwritten rent roll.
(2)	Total Base Rent Expiring and Cumulative Base Rent Expiring represent the average contractual rent over the DreamWorks Campus Whole Loan term.

Operating History and Underwritten Net Cash Flow(1)
	2016	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)	$13,334,684	$13,484,575	$14,138,608	$28.42	100.0%
Vacant Income	0	0	0	0.00	0.0%
Gross Potential Rent	$13,334,684	$13,484,575	$14,138,608	$28.42	100.0%
Total Reimbursements	0	0	0	0.00	0.00%
Net Rental Income	$13,334,684	$13,484,575	$14,138,608	$28.42	100.0%
(Vacancy/Credit Loss)(5)	0	0	(282,772)	(0.57)	(2.0)
Effective Gross Income	$13,334,684	$13,484,575	$13,855,836	$27.86	98.0%
Total Expenses(6)	$157,172	$151,213	$239,684	$0.48	1.7%
Net Operating Income	$13,177,512	$13,333,362	$13,616,152	$27.37	98.3%
Total TI/LC, Capex/RR	0	0	99,481	0.20	0.7%
Net Cash Flow	$13,177,512	$13,333,362	$13,516,671	$27.17	97.6%
(1)	Historical financial information prior to 2016 is not available as the DreamWorks Campus Property was owned by DreamWorks prior to executing a sale-leaseback transaction in 2015. As such, historical cash flow information prior to 2016 is unavailable.
(2)	TTM is as of September 30, 2017.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(4)	Underwritten Rents in Place represents the average contractual rent over the DreamWorks Campus Whole Loan term.
(5)	The DreamWorks Campus Property is 100.0% occupied as of June 6, 2018. However, vacancy was underwritten to 2.0%.
(6)	The DreamWorks lease is absolute net and all expenses are paid directly by the tenant other than the management fee and the insurance payment reflected herein.

Property Management. The DreamWorks Campus Property is managed by OW Management Services, Inc.

Escrows and Reserves. At origination, the borrower deposited into escrow $562,887 for a payment reserve, which payment reserve was applied to satisfy the borrower’s obligations with respect to the first monthly debt service and reserve account payments on January 6, 2018 and approximately $53,091 for insurance.

Tax Escrows – The borrower’s obligations to escrow an amount equal to 1/12 of projected annual property tax payments is waived so long as (i) no event of default has occurred and is continuing, (ii) the borrower provides satisfactory evidence that DreamWorks is obligated to pay all taxes to be paid by the borrower and (iii) the borrower makes, or causes DreamWorks to make, all payments of taxes within the time frames set forth in the loan documentation.

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Insurance Escrows – The borrower’s obligations to escrow an amount equal to 1/12 of projected annual estimated insurance premiums is waived so long as (i) no event of default has occurred and is continuing, (ii) the insurance coverage for the DreamWorks Campus Property is included in a policy held by the borrower or an entity that controls the borrower, or which the borrower causes DreamWorks to hold, (iii) the borrower binds, or causes DreamWorks to bind, all applicable insurance prior to the then-current expiration date of the foregoing policy and (iv) the borrower provides evidence of renewal policies prior to the then-current expiration date of the applicable policy.

Replacement Reserves – On a monthly basis, during the continuance of a Major Tenant Trigger Event (as defined below) the borrower is required to escrow an amount equal to approximately $8,290 (approximately $0.20 per square foot annually) into a capital expenditure reserve account.

TI/LC Reserves – On a monthly basis, during the continuance of a Major Tenant Trigger Event (as defined below) the borrower is required to escrow (i) an amount equal to approximately $33,160 (approximately $0.80 per square foot annually) plus (ii) sums received by the borrower in connection with a modification, termination, cancellation of any lease, any settlement of claims of the borrower against third parties in connection with any lease, any sums received from any tenant in connection with a consent to an assignment or sublease, any holdover rents and any other payment or income derived from an extraordinary event related to the use, ownership or operation of the DreamWorks Campus Property into a tenant improvements and leasing commissions reserve account.

Lockbox / Cash Management. The DreamWorks Campus Whole Loan is structured with a hard lockbox and in-place cash management. The DreamWorks Campus Whole Loan documents required the borrower or the property manager to deliver tenant direction letters at origination, which directed tenants to pay rent directly to a lender-controlled lockbox account and required that all other money received by the borrower or manager with respect to the DreamWorks Campus property (other than tenant security deposits required to be held in escrow accounts) be promptly deposited within two business days into such lockbox account during the term of the DreamWorks Campus Whole Loan. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of enumerated items, including debt service and operating expenses and funding of required reserves, with the remainder deposited into an excess cash flow reserve and held by the lender as additional collateral for the DreamWorks Campus Whole Loan provided, however, that to the extent no Major Tenant Trigger Event and no Cash Trap Event (defined below) is then ongoing, funds in the excess cash flow account will be made available to the borrower.

A “Major Tenant Trigger Event” will commence if DreamWorks, or any successor tenant representing 20.0% or more of the DreamWorks Campus property’s net rentable area or in-place rents (each a “Major Tenant”), (i) goes “dark” in 50.0% or more of its space, (ii) gives notice of its intent to vacate or notice of termination of its lease, in each case with respect to 50.0% or more of its space, (iii) files for bankruptcy protection or goes out of business, (iv) upon a default under such Major Tenant lease beyond any applicable notice and cure period or (v) a Major Tenant Non-Renewal Event occurs (defined below) (each, a “Major Tenant Trigger Event”), upon which time all cash flow after the payment of debt service, applicable operating expenses and applicable reserves shall be collected by Lender and deposited into a reserve (the “Major Tenant Reserve Account”) until such time as a replacement tenant or tenants reasonably acceptable to Lender takes the vacated space.

A “Major Tenant Non-Renewal Event” will commence if a major tenant fails to execute a new lease for its currently occupied space or fails to renew or extend its lease pursuant to the terms thereof, in each case with respect to 50.0% or more of its space, then a Major Tenant Non-Renewal Event occurs on the earlier of (i) of the date of notice of non-renewal or non-extension or (ii) nine months prior to the current lease expiration date.

A “Cash Trap Event” will occur on the date that any of the following has occurred: (i) any event of default, (ii) any bankruptcy action of the Borrower, (iii) any Major Tenant Trigger Event, (iv) the failure of the Borrower to achieve a debt yield of at least 6.0% for two (2) consecutive calendar quarters, or (v) the occurrence of the ARD.

Additional Debt. The DreamWorks Campus B-Note, which has an original principal balance of $108,000,000, is held by Prima Mortgage Investment Trust, LLC. Prior to the ARD, the DreamWorks Campus B-Note accrues interest at an interest rate equal to 4.00000%. In the event the DreamWorks Campus Whole Loan is not paid in full on or before the ARD, the DreamWorks Campus B-Note interest rate will increase to the greater of (x) 3.00000% plus the B-Note initial term interest rate of 4.00000% and (y) 3.00000% plus the then current five-year swap yield. The DreamWorks Campus B-Note is coterminous with the DreamWorks Campus A-Notes. The DreamWorks B-Note is subject to an intercreditor agreement. Based on the DreamWorks Campus Whole Loan, the UW NOI Debt Yield, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV based on the DreamWorks Campus Whole Loan is 6.8%, 2.07x, 67.3% and 67.3%, respectively.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	691,705
Loan Purpose:	Acquisition	Location:	Durham, NC
Borrower:	BRI 1875 Meridian, LLC	Year Built / Renovated(2):	Various / N/A
Sponsors:	Accesso Investment	Occupancy:	90.6%
	Properties VI (US), LLLP and	Occupancy Date:	2/20/2018
	Accesso Investment	Number of Tenants:	46
	Properties VI, LLLP	2015 NOI:	$7,106,354
Interest Rate:	4.57460%	2016 NOI:	$7,228,314
Note Date:	3/20/2018	2017 NOI(3):	$7,453,899
Maturity Date:	4/1/2028	TTM NOI:	N/A
Interest-only Period:	60 months	UW Economic Occupancy:	91.0%
Original Term:	120 months	UW Revenues:	$13,496,059
Original Amortization:	360 months	UW Expenses:	$5,134,415
Amortization Type:	IO-Balloon	UW NOI(3):	$8,361,644
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW NCF:	$7,565,588
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF(4):	$108,250,000 / $156
Additional Debt:	Yes	Appraisal Date:	2/13/2018
Additional Debt Balance:	$45,705,000
Additional Debt Type:	Pari Passu

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$109
Taxes:	$435,013	$108,753	N/A	Maturity Date Loan / SF:	$100
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	69.9%
Replacement Reserves:	$12,681	$12,681	$304,350	Maturity Date LTV(4):	64.1%
TI/LC:	$2,350,000	Springing	$2,075,115	UW NCF DSCR:	1.63x
Other:	$3,903,855	$5,492	$800,000	UW NOI Debt Yield:	11.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$75,705,000	65.0%	Purchase Price	$108,146,000	92.8%
Sponsor Equity	40,788,234	35.0%	Upfront Reserves	6,701,549	5.8%
			Closing Costs	1,645,685	1.4%
Total Sources	$116,493,234	100.0%	Total Uses	$116,493,234	100.0%
(1)	The Meridian Corporate Center loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $75.705 million. The information presented in the chart titled “Financial Information” above reflects the aggregate Cut-off Date balance of the $75.705 million Meridian Corporate Center Whole Loan, as defined in “The Loan” below.
(2)	Year Built / Renovated for each individual property is detailed in “The Portfolio” below.
(3)	The increase in 2017 NOI to UW NOI is primarily due to the inclusion of contractual rent steps totaling $493,011 through April 2019.
(4)	Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV represents the sum of the “as-is” appraised values for 2505, 2520 and 2600 Meridian Parkway and the “As Is - Hypothetical” appraised values for 2500, 2510, 2525, 2605, 2700, 2800 and 2810 Meridian Parkway, which assume that contractual tenant improvement and leasing commission obligations have been fulfilled and there is no outstanding free rent. At origination, the borrower deposited upfront reserves totaling $3,903,855 for such contractual tenant improvement and leasing commission obligations and free rent. The sum of the “as-is” appraised values as of February 13, 2018 for the Meridian Corporate Center properties is $106,100,000, which results in a Cut-off Date LTV and Maturity Date LTV of 71.4% and 65.4%, respectively.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Meridian Corporate Center

The Loan. The Meridian Corporate Center loan is secured by a first mortgage lien on the borrower’s fee interests in 10 office properties totaling 691,705 square feet located in Durham, North Carolina. The whole loan has an aggregate outstanding principal balance as of the Cut-off Date of $75.705 million (the “Meridian Corporate Center Whole Loan”), and is comprised of two pari passu notes, each as described below. Note A-2, with an outstanding principal balance as of the Cut-off Date of $30.0 million (the “Meridian Corporate Center Mortgage Loan”), is being contributed to the JPMDB 2018-C8 Trust. Note A-1, with an outstanding principal balance as of the Cut-off Date of $45.705 million, is expected to be contributed to one or more future securitization trusts and is the controlling note under the related co-lender agreement. The Meridian Corporate Center Whole Loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The previous debt secured by the property was securitized in JPMBB 2014-C24. The relationship between the holders of the Meridian Corporate Center Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,705,000	$45,705,000	JPMCB	Yes
A-2	30,000,000	30,000,000	JPMDB 2018-C8	No
Total	$75,705,000	$75,705,000

The Borrower. The borrowing entity for the Meridian Corporate Center Whole Loan is BRI 1875 Meridian, LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Accesso Investment Properties VI (US), LLLP and Accesso Investment Properties VI, LLLP, each a Florida limited liability limited partnership. The indirect owner of 100% of the equity interests in the borrower is JV BRI 1875 Meridian, LLC, a joint venture between Accesso Partners Meridian, LLC, the managing member of the joint venture and an affiliate of Accesso Partners LLC (“Accesso”), and DOF V Meridian, LLC, an affiliate of Torchlight Investors (“Torchlight”). Accesso is a commercial real estate investment manager, owner and operator that focuses on acquiring Class A commercial office properties in major cities and suburban markets across the United States. Accesso is headquartered in Hallandale Beach, Florida and has offices in Houston, Dallas, Minneapolis and Atlanta. Founded in 1995, Torchlight has since acquired over $20 billion in commercial real estate debt investments, with approximately $3.9 billion of assets currently under management. Headquartered in New York City, Torchlight provides investment management and disposition strategies for its investors.

Portfolio Summary
Property	Year Built	Number of Stories	Net Rentable Area (SF)	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	Underwritten Rent(1)	Largest Tenant
2520 Meridian Parkway	1997	5	115,283	$15,737,526	20.8%	$22,400,000	$2,886,924	Parexel International, LLC
2525 Meridian Parkway	1985	4	99,332	11,451,861	15.1%	16,300,000	1,641,454	Merritt, Webb, Wilson & Caruso PLLC
2605 Meridian Parkway	1995	2	74,071	8,680,000	11.5%	12,850,000	1,513,939	Avaya, Inc.
2810 Meridian Parkway	1986	1	100,878	8,641,588	11.4%	12,300,000	1,372,074	Spoonflower, Inc.
2510 Meridian Parkway	1990	3	64,454	8,079,533	10.7%	11,500,000	1,267,957	BASF Corporation
2600 Meridian Parkway	1998	1	65,599	7,025,681	9.3%	10,000,000	1,188,200	Parata Systems, LLC
2700 Meridian Parkway	1997	1	51,637	5,058,491	6.7%	7,200,000	1,022,275	NVIDIA Corporation
2800 Meridian Parkway	1997	1	51,066	4,566,693	6.0%	6,500,000	961,912	EBSCO Publishing, Inc.
2505 Meridian Parkway	1989	3	42,705	4,496,436	5.9%	6,400,000	970,237	Chimerix, Inc.
2500 Meridian Parkway	1991	1	26,680	1,967,191	2.6%	2,800,000	331,739	CrossFit 919
Total			691,705	$75,705,000	100.0%	$108,250,000	$13,156,711
(1)	Property level underwritten net cash flow is unavailable as property level expense reporting was not provided by the sponsor.

A-3-70

Annex A-3	JPMDB 2018-C8

Meridian Corporate Center

The Portfolio. The Meridian Corporate Center portfolio consists of 10 Class A office properties totaling 691,705 square feet, constructed in phases between 1985 and 1998. The properties are located in Durham, North Carolina, adjacent to Research Triangle Park, the largest technology research and science park in the United States, spanning 7,000 acres and including over 250 companies and approximately 50,000 employees. The properties’ amenities include pedestrian trails, a seven-acre lake and outdoor picnic areas. The properties are adjacent to a full-service Doubletree Suites hotel. The properties feature 2,640 parking spaces, resulting in a parking ratio of approximately 3.8 spaces per 1,000 square feet of aggregate net rentable area.

As of February 20, 2018, the Meridian Corporate Center portfolio was 90.6% leased to 46 tenants, under 47 leases. The largest tenant, Parexel International, LLC, leases 103,899 square feet (15.0% of the net rentable area) through December 2026 and accounts for 19.9% of underwritten base rent. Parexel International, LLC has been in occupancy since January 2003 and has expanded its space and/or renewed its lease eight times, most recently in August 2015. Parexel International, LLC is a global biopharmaceutical services firm that provides a broad range of knowledge-based contract research, consulting, medical communications and technology solutions and services to the pharmaceutical, biotechnology and medical device industries. Parexel International, LLC is headquartered near Boston and has approximately 18,900 employees in 84 offices across 51 countries. The second largest tenant, Parata Systems, LLC (“Parata”), leases 65,000 square feet (9.4% of the net rentable area) through December 2021 and accounts for 9.0% of underwritten base rent. Parata has been in occupancy since July 2005 and has expanded its space and/or extended its lease four times, most recently in December 2010. Parata currently subleases its entire leased space to Frontier Communications of America, Inc (“Frontier”) (rated B/B3/B- by Fitch/Moody’s/S&P). Incorporated in 1935, Frontier is currently a Fortune 500 company and a member of the S&P MidCap400. With 28,000 employees across 29 states, Frontier provides internet, television and phone services to business and residential customers. The third largest tenant, Spoonflower, Inc. (“Spoonflower”), leases 49,494 square feet (7.2% of the net rentable area) and accounts for 5.5% of underwritten base rent. Spoonflower leases 5,110 square feet at the 2525 Meridian Parkway property with a lease expiration of March 31, 2019 and 44,384 square feet at the 2810 Meridian Parkway property with a lease expiration of February 28, 2025. Spoonflower has been in occupancy since October 2012 and has expanded its space and/or extended its lease four times, most recently in January 2018. Founded in May 2008, Spoonflower is a web-based service that allows its users to design, print and sell custom textiles for home décor. Spoonflower has grown to host over 3.5 million users and over 500,000 designs printed on various products, including curtains, clothes, quilts, bags, furniture, dolls, pillows and more. Spoonflower is headquartered at the 2810 Meridian Parkway property.

The Meridian Corporate Center properties are located at the intersection of Interstate 40, which provides access to Raleigh to the east and Chapel Hill to the west, and Highway 55, which provides access to Durham, approximately 5.2 miles north of the portfolio. The portfolio is approximately seven miles northwest from the Raleigh-Durham International Airport and adjacent to the Research Triangle Park. Research Triangle Park is one of several major demand drivers in the area. Prominent employers at Research Triangle Park include IBM Corporation, Cisco Systems, Inc. and GlaxoSmithKline, as well as others in fields spanning micro-electronics, telecommunications, biotechnology, pharmaceuticals, environmental sciences and more. Other demand drivers include several major universities, including Duke University, NC State University and the University of North Carolina Chapel Hill, and various retail destinations, including Streets at Southpoint, a Nordstrom and Belk anchored GGP mall, located one exit west of the portfolio on Interstate 40. Regional access to the properties is provided by Interstate 85, Interstate 540, State Highway 147 and State Highway 55. According to the appraisal, the estimated population as of year-end 2017 within a one-, three- and five-mile radius of the properties was 9,317, 52,542 and 121,259, respectively, with estimated average household income of $65,096, $85,692 and $83,875, respectively.

According to the appraisal, as of the fourth quarter of 2017, the Raleigh/Durham metropolitan statistical area office market consisted of approximately 100.4 million square feet of office space with an overall vacancy rate of 7.0% and an average asking rent of $22.48 per square foot. As of the same period, the South Durham office submarket consisted of approximately 6.2 million square feet of office space with an overall vacancy rate of 6.1% and an average asking rent of $21.53 per square foot. The appraisal identified five directly comparable office properties built between 1998 and 2017 ranging in size from 77,409 to 152,563 square feet. Occupancies at the comparable properties ranged from 73.0% to 100.0%, with a weighted average vacancy of approximately 7.6%. Recently quoted rental rate for the comparable office properties ranged from $16.52 per square foot to $25.50 per square foot, with a weighted average of approximately $21.33 per square foot. The appraisal concluded a vacancy rate for the Meridian Corporate Center portfolio of approximately 5.7%, which is less than the current vacancy rate of 9.4%. The weighted average of the appraisal’s concluded market rents for the buildings is $21.42 per square foot, which is in-line with the underwritten rent at the Meridian Corporate Center portfolio of $21.00 per square foot.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
93.2%	96.4%	91.7%	90.6%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of February 20, 2018.

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Annex A-3	JPMDB 2018-C8

Meridian Corporate Center

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Parexel International, LLC(3)	NA / NA / NA	103,899	15.0%	$25.18	19.9%	12/31/2026
Parata(4)	NA / NA / NA	65,000	9.4%	$18.28	9.0%	12/31/2021
Spoonflower(5)	NA / NA / NA	49,494	7.2%	$14.62	5.5%	Various
Avaya, Inc.(6)	NA / NA / NA	49,387	7.1%	$22.70	8.5%	5/31/2027
NVIDIA Corporation	A3 / BBB+ / A-	33,226	4.8%	$19.48	4.9%	12/31/2024
EBSCO Publishing, Inc.	NA / NA / NA	27,368	4.0%	$18.39	3.8%	10/31/2021
Chimerix, Inc.	NA / NA / NA	24,862	3.6%	$22.63	4.3%	2/28/2021
BASF Corporation	A1 / A / A+	21,226	3.1%	$23.64	3.8%	9/30/2021
Health Decisions	NA / NA / NA	20,445	3.0%	$23.69	3.7%	6/30/2023
Tergus Pharma, LLC(7)	NA / NA / NA	19,489	2.8%	$15.64	2.3%	4/30/2021
(1)	Based on the underwritten rent roll dated February 20, 2018.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Parexel International, LLC subleases 8,951 square feet of its space to AroundCampus, LLC. The tenant also has the right to contract its leased space by the entire third floor on August 31, 2020, with six-months’ notice and the payment of a contraction fee.
(4)	Parata subleases its entire leased space to Frontier, which currently pays an annual base rent per square foot of $17.83.
(5)	Spoonflower leases 5,110 square feet at the 2525 Meridian Parkway property with a lease expiration date of March 31, 2019 and 44,384 square feet at the 2810 Meridian Parkway property with a lease expiration date of February 28, 2025.
(6)	Avaya, Inc. has a one-time option to terminate its lease as of July 31, 2024, with one year’s notice and the payment of a termination fee.
(7)	Tergus Pharma, LLC has a one-time option to terminate its lease as of April 30, 2019, with at least nine months’ prior notice and the payment of a termination fee.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(1)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	65,163	9.4%	NAP	NAP	65,163	9.4%	NAP	NAP
2018 & MTM	3	11,570	1.7%	$196,216	1.5%	76,733	11.1%	$196,216	1.5%
2019	6	15,035	2.2%	230,322	1.8%	91,768	13.3%	$426,538	3.2%
2020	8	47,189	6.8%	992,956	7.5%	138,957	20.1%	$1,419,494	10.8%
2021	11	198,415	28.7%	3,926,088	29.8%	337,372	48.8%	$5,345,582	40.6%
2022	5	28,616	4.1%	668,939	5.1%	365,988	52.9%	$6,014,520	45.7%
2023	3	41,171	6.0%	980,422	7.5%	407,159	58.9%	$6,994,942	53.2%
2024	7	83,298	12.0%	1,656,333	12.6%	490,457	70.9%	$8,651,275	65.8%
2025	2	47,962	6.9%	768,173	5.8%	538,419	77.8%	$9,419,449	71.6%
2026	1	103,899	15.0%	2,616,261	19.9%	642,318	92.9%	$12,035,710	91.5%
2027	1	49,387	7.1%	1,121,000	8.5%	691,705	100.0%	$13,156,711	100.0%
2028	0	0	0.0%	0	0.0%	691,705	100.0%	$13,156,711	100.0%
2029 & Beyond	0	0	0.0%	0	0.0%	691,705	100.0%	$13,156,711	100.0%
Total	47	691,705	100.0%	$13,156,711	100.0%

(1)	Based on the underwritten rent roll dated February 20, 2018.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

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Annex A-3	JPMDB 2018-C8

Meridian Corporate Center

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$12,002,589	$12,439,438	$12,630,164	$13,156,711	$19.02	88.7%
Vacant Income	0	0	0	1,297,015	1.88	8.7%
Gross Potential Rent	$12,002,589	$12,439,438	$12,630,164	$14,453,725	$20.90	97.5%
Total Reimbursements	314,246	157,360	406,580	372,802	0.54	2.5%
Net Rental Income	$12,316,834	$12,596,797	$13,036,744	$14,826,527	$21.43	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,330,468)	(1.92)	(9.0)
Other Income	0	0	0	0	0.00	0.0%
Effective Gross Income	$12,316,834	$12,596,797	$13,036,744	$13,496,059	$19.51	91.0%

Total Expenses	$5,210,481	$5,368,484	$5,582,846	$5,134,415	$7.42	38.0%

Net Operating Income(3)	$7,106,354	$7,228,314	$7,453,899	$8,361,644	$12.09	62.0%

Total TI/LC, Capex/RR	0	0	0	796,056	1.15	5.9%
Net Cash Flow	$7,106,354	$7,228,314	$7,453,899	$7,565,588	$10.94	56.1%

(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(2)	Underwritten Rents in Place includes contractual rent steps through April 2019.
(3)	The increase in 2017 NOI to UW NOI is primarily due to the inclusion of contractual rent steps totaling $493,011 through April 2019.

Property Management. The properties are managed by Accesso Services, LLC, a Florida limited liability company and an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $3,125,744 for outstanding tenant improvements and leasing commissions, $778,111 for outstanding free rent, $2,350,000 for future tenant improvement and leasing commission obligations, $435,013 for real estate taxes and approximately $12,681 for replacement reserves.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $108,753.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with reasonably satisfactory evidence that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $12,681 (approximately $0.22 per square foot annually) for replacement reserves. This reserve is subject to a cap of $304,350 (approximately $0.44 per square foot).

TI/LC Reserves – On a monthly basis, the borrower is required to escrow $57,642 (approximately $1.00 per square foot annually) (the “TI/LC Reserve Monthly Deposit”) for TI/LC reserves. However, the requirement to make the TI/LC Reserve Monthly Deposit will be waived on each payment date prior to the payment date occurring on May 1, 2020 so long as the TI/LC reserve balance is greater than or equal to $1,300,000 on such payment date. The reserve is subject to a cap of $2,075,115 ($3.00 per square foot). The borrower is also required to escrow any lease termination fees (other than any termination fees related to Parata) in the reserve.

Avaya Reserve – On each payment date through and including the payment date occurring on August 1, 2022, the borrower is required to escrow $5,492 on a monthly basis (approximately $0.10 per square foot annually) for free rent related to Avaya, the fourth largest tenant at the property. Such monthly escrows cover the rent abatement period beginning in August 2022 through January 2024. Rent abatements occurring in the periods beginning in April 2018 through February 2019 have been reserved for at closing.

Parata Reserve – If Parata or a replacement tenant chooses to exercise an early termination option, the borrower will be required to deposit any termination fee or other consideration payable upon exercise of such early termination option. Further, in connection with curing a Parata Trigger Event (as defined below), the borrower has the option to reserve the amount of any free rent, rent abatements, tenant improvement or leasing commissions associated with Parata or a Parata replacement tenant in accordance with the loan documents. To the extent there is a Cash Sweep Period (as defined below) continuing caused solely by a Parata Trigger Event, all excess cash flow is required to be deposited into the Parata reserve until the funds in the reserve equal the Parata Reserve Cap (as defined below). Notwithstanding the aforementioned, upon the occurrence of Parata Trigger Event, the borrower is permitted to deposit additional funds in the form of cash or a letter of credit in accordance with the loan documents in connection with curing a Parata Trigger Event.

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Annex A-3	JPMDB 2018-C8

Meridian Corporate Center

A “Parata Trigger Event” means the failure to satisfy the Parata Renewal Criteria or Parata Replacement Lease Criteria (each as described below) on or before 12 months prior to any expiration of the Parata lease or any Parata replacement lease, as described in the loan agreement.

A “Parata Trigger Event Cure” means either (i) the satisfaction of the Parata Replacement Lease Criteria, (ii) the satisfaction of the Parata Renewal Criteria, (iii) the achievement of a debt service coverage ratio, as calculated based on the specifications described in the loan agreement, based on the trailing six-month period immediately preceding the date of determination, that is at least 1.40x or (iv) the funds on deposit in the Parata Reserve are equal to or exceed $800,000 (the “Parata Reserve Cap”).

“Parata Renewal Criteria” means (i) Parata or a Parata replacement tenant has renewed or extended its lease for a term that extends at least three years beyond the term of the previous lease and (ii) the lender has received an updated tenant estoppel from Parata or the Parata replacement tenant confirming, among other items, (a) renewal and terms of such renewal, (b) the lease is in full force and effect and (c) that Parata, a sub-tenant or the Parata replacement tenant is in physical occupancy and paying full contractual rent as described in the loan agreement.

“Parata Replacement Lease Criteria” means that, with respect to at least 40,000 square feet of Parata space, (i) the borrower has entered into one or more Parata replacement leases, each with a term extending at least three years beyond the date of termination of the previous lease, (ii) each Parata replacement tenant is in physical occupancy of the space and paying full contractual rent and (iii) the borrower provides the lender with (a) a copy of the executed Parata replacement lease, (b) a tenant estoppel, (c) evidence that the borrower has performed and paid for all tenant improvements related to such lease and that there are no unpaid leasing commissions associated with the Parata replacement tenants and (d) an updated rent roll, all as described further in the loan agreement.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. Except as described in the Parata Reserve section above, during a Cash Sweep Period, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of (a) the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or (b) payment in full of all principal and interest on the loan and all other amounts payable under the loan documents in accordance with the terms and provisions of the loan documents.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager, (iii) the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing six-month period immediately preceding the date of determination falling below 1.15x (a “DSCR Trigger Event”) or (iv) a Parata Trigger Event.

A “Cash Sweep Event Cure” means (a) with respect to clause (iii) above, the achievement of a debt service coverage ratio, based on the trailing six month period immediately preceding the date of determination, of at least 1.20x for two consecutive quarters, (b) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which the lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) with respect to clause (ii) above solely with respect to the property manager, the borrower replacing the manager with a qualified manager under a replacement management agreement within 60 days or the dismissal of such bankruptcy or insolvency action without any material adverse consequences to the loan or the property (as determined by the lender in its sole discretion), (d) with respect to clause (iv) above, the occurrence of a Parata Trigger Event Cure or (e) with respect to clause (ii) above solely with respect to the bankruptcy action of the borrower that is involuntary and not consented to or colluded in by borrower, guarantor or any of their affiliates, if such bankruptcy action is discharged, stayed or dismissed within 60 days of such filing without any adverse consequences to the loan or the property, which shall be determined in lender’s sole discretion, provided, however, that such Cash Sweep Event Cure shall be subject to certain conditions described in the loan documents.

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Annex A-3	JPMDB 2018-C8

Meridian Corporate Center

Partial Release. On or after the expiration of the lockout period, the borrower may release one or more individual buildings from the lien of the mortgage solely in connection with an arm’s length sale to a third party that is not an affiliate of the borrower, upon satisfaction of certain conditions set forth in the loan documents, including without limitation, the following: (i) no event of default exists, (ii) the borrower pays to the lender 110% of the allocated loan amount for the individual building, plus the applicable yield maintenance premium, (iii) after giving effect to the release for the applicable individual building, the loan to value ratio, as calculated in the loan documents, will not be greater than 69.9%, (iv) after giving effect to the release, the debt service coverage ratio (as calculated in the loan documents) for the remaining buildings based on the trailing 12-month period is equal to or greater than the greater of (a) 1.50x and (b) the debt service coverage ratio for all the properties (including the individual buildings requested to be released) immediately preceding the release based on the trailing 12-month period, (v) the receipt of a rating agency confirmation and (vi) satisfaction of customary REMIC requirements.

Permitted Mezzanine Debt. In connection with a bona fide sale of the property to a third party, the loan agreement permits the owners of the transferee to obtain a mezzanine loan secured by 100% of such ownership interest upon satisfaction of certain terms and conditions including, without limitation, the following: (i) no event of default exists, (ii) the combined loan-to-value ratio does not exceed 69.9%, (iii) the combined debt service coverage ratio (as defined in the loan documents) is not less than 1.50x, (iv) the maturity date of the new mezzanine loan is not earlier than the maturity date of the Meridian Corporate Center Whole Loan, (v) the lender executes an intercreditor agreement acceptable to the lender in its sole discretion and (vi) the lender’s receipt of a rating agency confirmation.

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Annex A-3	JPMDB 2018-C8

Steelyard Commons

A-3-76

Annex A-3	JPMDB 2018-C8

Steelyard Commons

A-3-77

Annex A-3	JPMDB 2018-C8

Steelyard Commons

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Annex A-3	JPMDB 2018-C8

Steelyard Commons

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	4.2%	Net Rentable Area (SF)(3):	265,386
Loan Purpose:	Refinance	Location:	Cleveland, OH
Borrower:	F.I. Steelyard Commons LLC	Year Built / Renovated:	2007-2014 / N/A
Sponsor:	Mitchell C. Schneider	Occupancy(4):	94.0%
Interest Rate:	4.85500%	Occupancy Date:	5/9/2018
Note Date:	4/3/2018	Number of Tenants:	35
Maturity Date:	4/6/2028	2015 NOI:	$3,917,389
Interest-only Period:	24 months	2016 NOI(5):	$3,812,189
Original Term:	120 months	2017 NOI(5)(6):	$3,425,944
Original Amortization:	360 months	TTM NOI:	N/A
Amortization Type:	IO-Balloon	UW Economic Occupancy(4):	94.5%
Call Protection(2):	L(26),Def(90),O(4)	UW Revenues:	$9,313,853
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$5,157,557
Additional Debt:	Yes	UW NOI(6):	$4,156,296
Additional Debt Balance:	$14,250,000	UW NCF:	$3,903,219
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$59,400,000 / $224
		Appraisal Date:	2/9/2018

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$167
Taxes:	$427,774	$106,943	N/A	Maturity Date Loan / SF:	$144
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	74.5%
Replacement Reserves:	$0	$4,423	N/A	Maturity Date LTV:	64.2%
TI/LC:	$0	$16,667	$1,000,000	UW NCF DSCR:	1.39x
Other:	$1,062,594	$0	N/A	UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$44,250,000		100.0%	Payoff Existing Debt	$42,074,682	95.1%
				Upfront Reserves	1,490,368	3.4
				Closing Costs	648,484	1.5
				Return of Equity	36,466	0.1
Total Sources	$44,250,000		100.0%	Total Uses	$44,250,000	100.0%

(1)	The Steelyard Commons loan is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding principal balance of $44.25 million. The Financial Information presented in the chart above reflects the $44.25 million aggregate Cut-off Date balance of the Steelyard Commons Whole Loan.
(2)	The lockout period for defeasance will be at least 26 payment dates beginning with and including the first payment date of May 6, 2018. Defeasance of the full Steelyard Commons Whole Loan is permitted at any time after the earlier to occur of (i) April 3, 2021 and (ii) two years after the closing date of the final securitization that holds a promissory note evidencing all or a portion of the Steelyard Commons Whole Loan based on the expected JPMDB 2018-C8 securitization closing. The actual lockout period may be longer.
(3)	The Steelyard Commons Property represents a 265,386 square foot portion of a 718,821 square foot power center, which is anchored by three non-collateral tenants, Walmart, Target and Home Depot.
(4)	Occupancy and UW Economic Occupancy includes 11.3% of the net rentable area leased to Aspire Fitness, which executed a lease in April 2017 with a lease commencement in October 2017. After a six-month free rent period, Aspire Fitness began paying rent in April 2018 and is expected to open for business towards the end of May 2018.
(5)	The decrease in NOI from 2016 to 2017 reflects the downtime between Best Buy terminating its lease in March 2017 and the execution of the new lease with Aspire Fitness in April 2017 with rent commencement in April 2018.
(6)	The increase in NOI from 2017 to UW is primarily due to the inclusion of rents from newly signed leases in 2017 and 2018 accounting for $438,816 in annual rent and $253,763 in recoveries, which include the new lease for the largest tenant, Aspire Fitness, accounting for 8.0% of in place base rent.
(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMDB 2018-C8

Steelyard Commons

The Loan. The Steelyard Commons loan is secured by a first mortgage lien on the borrower’s fee interest in 265,386 square feet (the “Steelyard Commons Property”) of a 718,821 square foot power center located in Cleveland, Ohio. The whole loan has an outstanding principal balance as of the Cut-off Date of $44.25 million (the “Steelyard Commons Whole Loan”), and is comprised of two pari passu notes, each as described below. The controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $30.0 million, will be contributed to the JPMDB 2018-C8 Trust. The remaining note is currently held by DBNY, as described in the “Whole Loan Summary” chart below and have been or are expected to be contributed to one or more securitization trusts. The Steelyard Commons loan has a 10-year term and following a two-year interest only period, will amortize on a 30-year schedule. The previously existing debt was securitized in JPMBB 2013-C12.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$30,000,000	$30,000,000	JPMDB 2018-C8	Yes
A-2	14,250,000	14,250,000	DBNY	No
Total	$44,250,000	$44,250,000

The Borrower. The borrowing entity for the Steelyard Commons Whole Loan is F.I. Steelyard Commons LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Mitchell C. Schneider, the founding principal and the current president and chairman of First Interstate Properties, Ltd. (“First Interstate”). First Interstate is a northeast Ohio based full-service real estate development and management company founded in 1989 following Mr. Schneider’s career in real estate development law. First Interstate’s portfolio of 10 properties, inclusive of Steelyard Commons, is located across the state of Ohio and includes eight retail properties currently encompassing approximately 3.6 million square feet, a 450,000 square foot commerce park and a residential development under construction.

The Property. The Steelyard Commons Property represents a 265,386 square foot portion of a 718,821 square foot power center, which is anchored by three non-collateral tenants Walmart, Target and Home Depot. A majority of the Steelyard Commons center was developed by the sponsor in 2007 on an approximately 47.8-acre former finishing mill site and at a total cost of approximately $54 million (approximately $204 per square foot). In 2014, approximately 82,000 square feet of additional retail space was developed and a 1.5-acre site is under contract to Panda Express which is scheduled to be completed in the second quarter of 2018.

As of May 9, 2018, the Steelyard Commons Property was 94.0% leased to 35 tenants. National tenants at the Steelyard Commons Property include Aldi, Bath & Body Works, Dollar Tree, Marshall’s, Old Navy, Party City, Rue21 and Verizon, among others. There are several restaurant options including Applebee’s, Burger King, Chipotle, Five Guys, IHOP, Jimmy John’s, Steak ’n Shake, and Taco Bell. The largest tenant, Aspire Fitness, executed a 15-year lease that commenced on April 12, 2017, with a free rent period that expired on April 7, 2018. Aspire Fitness, which is a national fitness franchise with 12 existing and 12 planned locations nationwide, executed its lease shortly after Best Buy terminated its lease in March 2017. Best Buy originally closed the store in 2012 as part of its nationwide initiative; however, per the executed lease termination agreement, Best Buy fulfilled all rent obligations under the original lease through January 2018. During the time that they were dark, Best Buy controlled the store and handled the sub leasing of the space. Aspire Fitness is expected to open for business towards the end of May 2018. The Steelyard Commons Whole Loan is structured with an upfront reserve for the remaining tenant improvement allowance obligations with respect to construction of the Aspire Fitness space and for payment of a leasing commission relating to the Aspire Fitness lease (see “Escrows and Reserves” below).

According to the sponsor, the entire power center experienced over $250 million ($330 per square foot) in sales and over seven million annual customers. In 2017, sales per square foot and occupancy cost for tenants reporting sales (which accounts for 45.4% of the Steelyard Commons Property’s net rentable area) was approximately $222.60 and 7.3%, respectively for the 12 month period ending January 31, 2018.

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Annex A-3	JPMDB 2018-C8

Steelyard Commons

The Steelyard Commons Property is located on the outskirts of downtown Cleveland, approximately one mile south of the city’s central business district. Access to the property is provided by Steelyard Drive, a north-south local thoroughfare that also provides access to Interstate 71. Interstate 71 is a primary north-south highway adjacent to the property and passes through Cleveland, Ohio. The highway leads to downtown Cleveland and connecting with Interstate 90 less than a half-mile north of the property. According to the appraisal, the property has a primary trade area consisting of a three-mile radius that contains approximately 134,000 people. The appraisal concluded market rental rates per square foot are $12.00 for anchor space, $19.00 for large in-line anchor space, $22.00 for small in-line space and $32.00 for outparcel space, compared to in place weighted average rental rates per square foot of $10.97 for anchor space, $13.05 for large in-line anchor space, $23.90 for small in-line space and $25.01 for outparcel space. Overall, the weighted average in-place rent of per square foot of approximately $15.83 (net of the antennae lease) is 17.8% below the appraisal concluded weighted average market rent of $19.27.

The appraisal identified seven competing retail centers, noting that the Steelyard Commons Property is superior in comparison as they are all considered Class B retail centers. The comparables range in size from 66,676 square feet to 251,562 square feet. The competitive properties were built between 1929 and 1993 with occupancies ranging from 91.3% to 100.0%.

Historical and Current Occupancy(1)(2)
2014	2015	2016	2017	Current(3)
97.9%	96.6%	97.6%	97.8%	94.0%

(1)	Historical Occupancy reflects occupancy of the entire Steelyard Commons power center, inclusive of the non-collateral anchors.
(2)	Historical Occupancies are as of December 31 of each respective year.
(3)	Current occupancy is as of May 9, 2018.

Non-Owned Anchors
Tenant	Ratings(1) Moody’s/S&P/Fitch	Net Rentable Area (SF)	Most Recent Sales	Most Recent Sales PSF
Walmart	Aa2/AA/AA	217,941	NAV	NAV
Target	A2/A/A-	128,075	NAV	NAV
Home Depot	A2/A/A	103,403	NAV	NAV
(1)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.

Owned Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Aspire Fitness(4)	NA / NA / NA	30,038	11.3%	$12.00	NAV	NAV	10/31/2032
Marshall’s	A2 / A+ / NA	28,608	10.8%	$9.89	$263	3.8%	5/31/2027
K&G	NA / NA / NA	22,410	8.4%	$12.00	NAV	NAV	8/31/2023
Party City(5)	NA / NA / NA	20,388	7.7%	$9.43	$76	12.4%	12/31/2025
Old Navy	Baa2 / BB+ / BB+	19,000	7.2%	$14.50	$190	7.6%	7/31/2022
Aldi	NA / NA / NA	15,808	6.0%	$6.17	NAV	NAV	11/30/2028
Petco	NA / CCC+ / NA	15,261	5.8%	$16.00	NAV	NAV	5/31/2022
Dollar Tree	Baa3 / BBB- / NA	12,000	4.5%	$12.00	NAV	NAV	5/31/2022
Rainbow Apparel	NA / NA / NA	10,625	4.0%	$23.50	$149	15.7%	1/31/2023
Famous Footwear	Ba3 / BB / BB+	7,020	2.6%	$17.75	$271	6.6%	3/31/2022
(1)	Based on the underwritten rent roll dated May 9, 2018.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent sales for the trailing 12-month period ending January 31, 2018 for tenants that report sales.
(4)	Aspire Fitness, which executed a lease in April 2017 is expected to open for business towards the end of May 2018.
(5)	Party City may terminate its lease between December 1, 2020 and January 27, 2021, with 12-months’ notice and the satisfaction of each of the following conditions: (i) Party City has continuously operated in the Steelyard Commons Property between December 1, 2018 and November 30, 2020 (ii) sales between December 1, 2019 and November 30, 2020 have not exceeded $1.7 million (compared to approximately $1.5 million reported as of the trailing 12-month period ended January 31, 2018) and (iii) subject to a termination fee of remaining unamortized portion of the improvement allowance.

A-3-81

Annex A-3	JPMDB 2018-C8

Steelyard Commons

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	15,942	6.0%	NAP	NAP	15,942	6.0%	NAP	NAP
2018 & MTM	1	3,382	1.3%	$116,882	3.0%	19,324	7.3%	$116,882	3.0%
2019	2	4,925	1.9%	113,088	2.9%	24,249	9.1%	$229,969	5.8%
2020(4)	2	1,862	0.7%	63,351	1.6%	26,111	9.8%	$293,320	7.4%
2021	0	0	0.0%	0	0.0%	26,111	9.8%	$293,320	7.4%
2022	15	77,321	29.1%	1,454,865	36.8%	103,432	39.0%	$1,748,186	44.2%
2023	4	37,535	14.1%	628,107	15.9%	140,967	53.1%	$2,376,293	60.1%
2024	0	0	0.0%	0	0.0%	140,967	53.1%	$2,376,293	60.1%
2025	1	20,388	7.7%	192,259	4.9%	161,355	60.8%	$2,568,552	64.9%
2026	2	6,675	2.5%	153,564	3.9%	168,030	63.3%	$2,722,116	68.8%
2027	4	42,691	16.1%	591,533	14.9%	210,721	79.4%	$3,313,649	83.7%
2028	3	24,627	9.3%	282,850	7.1%	235,348	88.7%	$3,596,499	90.9%
2029 & Beyond	1	30,038	11.3%	360,456	9.1%	265,386	100.0%	$3,956,955	100.0%
Total	35	265,386	100.0%	$3,956,955	100.0%
(1)	Based on the underwritten rent roll dated May 9, 2018.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Lease Rollover Schedule is not inclusive of square footage associated with the non-collateral anchor tenants (Walmart, Target and Home Depot).
(4)	2020 includes a cell phone tower with no attributable square footage accounting for $7,491 in underwritten base rent.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016(1)	2017(1)(2)	Underwritten(2)	Per Square Foot	%(3)
Rents in Place	$4,070,974	$3,944,392	$3,906,247	$3,618,955	$3,956,955	$14.91	40.3%
Rent Steps(4)	0	0	0	0	47,386	0.18	0.5%
Vacant Income	0	0	0	0	546,024	2.06	5.6%
Gross Potential Rent	$4,070,974	$3,944,392	$3,906,247	$3,618,955	$4,550,365	$17.15	46.3%
Reimbursements	4,830,462	4,704,960	4,770,126	4,772,507	5,269,807	19.86	53.7%
Net Rental Income	$8,901,436	$8,649,352	$8,676,373	$8,391,462	$9,820,172	$37.00	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(546,024)	(2.06)	(5.6)%
Other Income	54,267	43,218	38,913	45,663	39,705	0.15	0.4%
Effective Gross Income	$8,955,703	$8,692,570	$8,715,286	$8,437,125	$9,313,853	$35.10	94.8%
Total Expenses	$4,687,327	$4,775,181	$4,903,097	$5,011,181	5,157,557	$19.43	55.4%
Net Operating Income	$4,268,376	$3,917,389	$3,812,189	$3,425,944	$4,156,296	$15.66	44.6%
Total TI/LC, Capex/RR	0	0	0	0	253,077	0.95	2.7%
Net Cash Flow	$4,268,376	$3,917,389	$3,812,189	$3,425,944	$3,903,219	$14.71	41.9%

(1)	The decrease in NOI from 2016 to 2017 reflects the downtime between Best Buy terminating its lease in March 2017 and the execution of the new lease with Aspire Fitness in April 2017 with rent commencement in April 2018.
(2)	The increase in NOI from 2017 to UW is primarily due to the inclusion of rents from newly signed leases in 2017 and 2018 accounting for $438,816 in annual rent and $253,763 in recoveries, which include the new lease for the largest tenant, Aspire Fitness, accounting for 8.0% of in place base rent.
(3)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.
(4)	Underwritten Rent Steps taken through January 2019.

Property Management. The Steelyard Commons Property is managed by First Interstate Properties, Ltd., an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited approximately $901,140 for remaining tenant improvement allowance obligations relating to the Aspire Fitness lease, $427,774 for real estate taxes and $161,454 for payment of a leasing commission relating to the Aspire Fitness lease.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to approximately $106,943.

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Annex A-3	JPMDB 2018-C8

Steelyard Commons

Insurance Escrows – The requirement for the borrower to make monthly deposits into the insurance escrow is waived provided that the borrower has provided the lender with reasonably satisfactory evidence that the Steelyard Commons Property is insured under a blanket insurance policy in accordance with the loan agreement.

Replacement Reserves – On a monthly basis, the borrower is required to escrow approximately $4,423 (approximately $0.20 per square foot annually) for replacement reserves.

TI/LC Reserves – On a monthly basis, the borrower is required to escrow approximately $16,667 (approximately $0.75 per square foot annually) for tenant improvements and leasing commissions. The tenant improvement and leasing commission reserve is subject to a cap of $1,000,000 (approximately $3.77 per square foot).

Lockbox / Cash Management. The Steelyard Commons Whole Loan is structured with a hard lockbox and springing cash management. The tenants are required to deposit all revenues directly into a lender controlled lockbox account. Prior to the occurrence of a Trigger Period (as defined below), on each business day all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed on each payment date in accordance with the loan documents. To the extent a Trigger Period (as defined below) is continuing, all excess cash flow on deposit in the cash management account is required to be held in the excess cash flow subaccount as additional collateral. The lender has been granted a first priority security interest in the cash management account.

A “Trigger Period” means the occurrence of (i) an event of default or the (ii) the date that the debt service coverage ratio, as calculated in the loan documents at the end of each calendar quarter, falls below 1.15x.

A Trigger Period may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, upon the achievement of a debt service coverage ratio of 1.15x or greater for two consecutive calendar quarters.

A-3-83

Annex A-3	JPMDB 2018-C8

Constitution Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSP	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$29,975,491	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	659,315
Loan Purpose:	Refinance	Location:	Hartford, CT
Borrower:	Constitution Plaza Holding LLC	Year Built / Renovated:	1962-1963 / 2004
Sponsor:	Aaron Berger	Occupancy:	82.8%
Interest Rate:	5.99000%	Occupancy Date:	4/1/2018
Note Date:	4/18/2018	Number of Tenants:	32
Maturity Date:	5/6/2023	2015 NOI:	$6,668,231
Interest-only Period:	None	2016 NOI:	$6,898,989
Original Term:	60 months	2017 NOI:	$5,072,276
Original Amortization(2):	357 months	TTM NOI:	N/A
Amortization Type:	Balloon	UW Economic Occupancy:	87.6%
Call Protection(3):	L(25),Def(31),O(4)	UW Revenues:	$15,719,218
Lockbox / Cash Management(4):	Hard / Springing	UW Expenses:	$9,170,725
Additional Debt:	Yes	UW NOI:	$6,548,493
Additional Debt Balance:	$24,979,576 / $10,000,000	UW NCF:	$5,665,607
Additional Debt Type:	Pari Passu / Mezzanine Loan	Appraised Value / Per SF:	$94,400,000 / $143
		Appraisal Date:	2/1/2018

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$83
Taxes:	$927,676	$309,225	N/A	Maturity Date Loan / SF:	$78
Insurance:	$0	$19,223	N/A	Cut-off Date LTV:	58.2%
Replacement Reserves:	$0	$10,989	N/A	Maturity Date LTV:	54.4%
TI/LC:	$0	$68,679	N/A	UW NCF DSCR:	1.43x
Other(5):	$4,022,202	$3,797	N/A	UW NOI Debt Yield:	11.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$55,000,000	83.1%	Payoff Existing Debt	$57,218,691	86.4%
Mezzanine Loan	10,000,000	15.1	Upfront Reserves	4,949,877	7.5
Sponsor Equity	1,189,584	1.8	Closing Costs(6)	4,021,016	6.1
Total Sources	$66,189,584	100.0%	Total Uses	$66,189,584	100.0%
(1)	The Constitution Plaza loan is part of a whole loan evidenced by three pari passu notes with an aggregate original principal balance of $55.0 million. The Financial Information presented in the chart above reflects the $54,955,068 aggregate Cut-off Date balance of the Constitution Plaza Whole Loan (as defined below).
(2)	The Constitution Plaza Whole Loan will amortize in accordance with “Annex F – Assumed Principal Payment Schedule for the Constitution Plaza Whole Loan” in the Prospectus.
(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of June 6, 2018. Defeasance of the full $55.0 million Constitution Plaza Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last note to be securitized based on the JPMDB 2018-C8 Cut-off Date. Actual lockout period may be longer.
(4)	In-place cash management shall commence upon (i) an event of default, (ii) DSCR being less than 1.10x, (iii) occurrence of a specified tenant sweep event, (iv) a mezzanine loan event of default. At origination, cash management for the Constitution Plaza Whole Loan was in-place and all excess cash flow will be swept until (i) an additional $750,000 has been deposited into the landlord obligations reserve and (ii) $325,000 has been paid to MSCO Real Estate Advisors LLC.
(5)	Initial Other Escrows and Reserves consist of (i) an initial deposit of $2,528,403 into the landlord obligations reserve, (ii) an initial deposit of $1,299,539 for gap rent and rent abatements related to the Trinity College and Black & Decker leases, (iii) an initial deposit of $152,500 for immediate repairs and (iv) an initial deposit of $41,760 into the Hartford BID reserve. On each monthly payment date beginning in June 2018 through the payment date in June 2022, $3,797 will be escrowed into the Hartford BID reserve account in connection with payments due to the Hartford BID, per The City of Hartford lease.
(6)	The City of Hartford executed an 11-year lease extension retroactively effective as of July 1, 2017. Prior to the execution of the lease extension, The City of Hartford had been paying holdover rent. Under the lease extension, The City of Hartford received eight months of free rent, totaling approximately $2.2 million. At origination, approximately $2.2 million was remitted to The City of Hartford in connection with the reimbursement of free rent payments. This payment to The City of Hartford is included in the calculation of closing costs.

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Annex A-3	JPMDB 2018-C8

Constitution Plaza

The Loan. The Constitution Plaza loan is secured by a first mortgage lien on the borrower’s fee interest in an office complex comprised of six office buildings and two parking garage structures located in Hartford, Connecticut.

The whole loan has an outstanding principal balance as of the Cut-off Date of $54,955,068 (the “Constitution Plaza Whole Loan”), and is comprised of three pari passu notes, each as described below. The Constitution Plaza Whole Loan requires payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule, as set forth in Annex F of the Prospectus. The controlling note, A-1, with an outstanding principal balance as of the Cut-off Date of $29,975,491 will be contributed to the JPMDB 2018-C8 Trust. The remaining notes are currently held by BSPRT Finance, LLC (“BSP”) as described in the “Whole Loan Summary” chart below and are expected to be contributed to one or more securitization trusts. The Constitution Plaza Whole Loan and the Constitution Plaza Mezzanine Loan (as defined below) are both structured with a five-year term and will mature on May 6, 2023. The Constitution Plaza property was previously securitized in FORT CRE 2016-1.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$30,000,000	$29,975,491	JPMDB 2018-C8	Yes
A-2	20,000,000	19,983,661	BSP	No
A-3	5,000,000	4,995,915	BSP	No
Total	$55,000,000	$54,955,068

The Borrower. The Constitution Plaza borrower is Constitution Plaza Holding LLC, a Delaware limited liability company. The loan sponsor and nonrecourse carve-out guarantor is Aaron Berger, a private commercial real estate investor with a current portfolio totaling approximately 2.3 million square feet, primarily comprised of commercial and residential properties in the New York metro area.

The Property. The Constitution Plaza property is a 659,315 square foot office complex comprised of six Class A and Class B office buildings and two parking garages, located in downtown Hartford, Connecticut. The office buildings at the Constitution Plaza property were constructed between 1962 and 1963 and were renovated most recently in 2004. The office buildings range in size from single-story to 20-stories in height. The Constitution Plaza property features institutional quality office space, large conference rooms and lobbies, and window-to-window views of the Connecticut River and the city of Hartford’s high-rise buildings. Office buildings within the complex are situated around a northern and a southern common area plaza, which are connected via a pedestrian bridge and offer landscaped gardens, artistic sculptures, fountains, and outdoor seating. In addition to office space, the Constitution Plaza property provides the largest parking structure offered by any office building in Hartford through its two, four- and five-story enclosed parking garages, providing 1,634 underground parking spaces (approximately 2.5 spaces per 1,000 square feet).

The Constitution Plaza property benefits from frontage along State Street, Main Street, and Market Street and is highly accessible via a range of transportation options, including immediate access to Interstate 84 and Interstate 91, two of Connecticut’s major arteries, and is within walking distance of Connecticut Transit and Amtrak for local and commuter bus and train services. Amenities within the immediate area of the Constitution Plaza property include numerous shops, restaurants, hotels, and other attractions, such as the XL Center, a multi-purpose arena and convention center, and the State Convention Center. Bradley International Airport is a fifteen-minute drive from the Constitution Plaza property.

As of April 1, 2018, the Constitution Plaza property was 82.8% leased. The largest tenant, XL America, Inc (“XL America”), occupies approximately 19.1% of net rentable area through December 2027 and accounts for approximately 23.4% of underwritten base rent. XL America is a wholly owned subsidiary of XL Group, which offers insurance and reinsurance coverage services. As of year-end 2017, XL Group employed over 7,000 employees in 100 offices across 20 countries. XL America has expanded eight times at the Constitution Plaza property since originally taking occupancy in May 2005, more than tripling its original space of 38,095 square feet. The second largest tenant, Shipman & Goodwin, LLP (“Shipman & Goodwin”) occupies approximately 16.7% of net rentable area through July 2026 and accounts for approximately 20.2% of underwritten base rent. Shipman & Goodwin was founded in 1919 and provides award-winning law services to regional, national and international clients in a variety of fields. Shipman & Goodwin has an option to terminate its lease on one full floor of the property under its lease. Shipman & Goodwin took occupancy in 2003.The third largest tenant, UCONN School of Business, occupies approximately 9.6% of net rentable area through June 2027 and accounts for approximately 11.9% of underwritten base rent. Founded in 1941, the UCONN School of Business has evolved into one of the most comprehensive business schools in the nation, offering academic programs at the bachelor’s, master’s and doctorate levels and offering a variety of disciplines, such as accounting, management, marketing, and operations. The UCONN School of Business took occupancy in 2004 and has expanded at their space at the property from 39,081 square feet to 63,241 square feet. Other prominent tenants at the Constitution Plaza property include The City of Hartford, the State of Connecticut Department of Banking, Black & Decker and Trinity College.

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Annex A-3	JPMDB 2018-C8

Constitution Plaza

Recent leasing momentum at the Constitution Plaza property has been strong, with an aggregate of 302,390 square feet of extension or new leasing at the Constitution Plaza property since January 2016, representing approximately 45.9% of the property’s net rentable area. Overall, tenancy at the Constitution Plaza property has a weighted average lease term of 8.5 years and a weighted average remaining lease term of 6.3 years.

The Market. The Constitution Plaza property is located in the Hartford-West Hartford-East Hartford metropolitan statistical area of Hartford, Connecticut. The city of Hartford is nicknamed “The Insurance Capital of the World” as it houses many of the world’s largest insurance companies, including Aetna, MassMutual and United Health. The Hartford metropolitan statistical area is home to several universities, including Trinity College, and the University of Connecticut, both of which are tenants at the Constitution Plaza property, the University of Hartford, Hartford Seminary and Capital Community College. The Hartford metropolitan area is ranked second nationally per capita in economic activity. Top employers in the area include United Technologies, Hartford Financial Services Group, Aetna, St. Paul Travelers and Hartford Hospital.

In June 2017, Hartford and East Hartford won grants under the State of Connecticut’s new Innovation Places program, which will provide up to $2 million in grants to promote and develop start-up and technology firms in the city. The first project of the Innovation Places program was Hartford InsurTech Hub, a business accelerator which will partner with local insurance companies to develop new technologies for their operations. It is expected that similar future projects will be established through the Innovation Places program.

Construction projects near the Constitution Plaza property include the University of Connecticut’s new downtown Hartford campus and urban quad, which opened in September 2017 and has brought 2,500 graduate and undergraduate students and 250 faculty members to the Hartford central business district and will further integrate the University of Connecticut’s space at the property. Additionally, Trinity College has announced their new “Liberal Arts Action Lab” at their space at the property and Black & Decker announced it will open its new advanced manufacturing training center for start-up business and new technologies at the property.

According to Costar, as of 2017, the city of Hartford office market contained approximately 23.2 million square feet of office space with an overall vacancy rate of 7.6% and an average asking rent of $21.12 per square foot. Since 2013, vacancy has decreased by 4.8% and asking rents have increased by 6.9%. According to the appraisal, the 2017 population within a one-, three-and five- mile radius of the Constitution Plaza property was 13,307, 149,637 and 274,658, respectively. The 2017 average household income in a one-, three- and five- mile radius was $53,331, $53,313, and $75,375, respectively.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Base Rent	Lease Expiration Date
XL America, Inc	NA / A- / NA	126,183	19.1%	$22.22	23.4%	12/31/2027
Shipman & Goodwin, LLP(3)	NA / NA / NA	110,145	16.7%	$22.00	20.2%	7/31/2026
UCONN School of Business	A1/AA-/A	63,241	9.6%	$22.50	11.9%	6/30/2027
The City of Hartford(4)	B2 / BB+ / NA	47,954	7.3%	$19.50	7.8%	6/30/2028
State of Connecticut Department of Banking(5)	A1 / A / A+	30,144	4.6%	$24.53	6.2%	12/31/2020
Black & Decker	Baa1 / A / A-	23,051	3.5%	$22.00	4.2%	4/30/2024
Trinity College(6)	NA / NA / NA	20,955	3.2%	$21.62	3.8%	12/31/2032
University of Connecticut	A1 / AA- / A	14,178	2.2%	$24.59	2.9%	8/31/2022
BL Companies (Equipower Sublease)	NA / NA / NA	12,108	1.8%	$15.00	1.5%	1/31/2021
Morrison Mahoney, LLP	NA / NA / NA	11,900	1.8%	$20.45	2.0%	4/30/2019

(1)	Based on the underwritten rent roll dated April 1, 2018.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.
(3)	Shipman & Goodwin, LLP has an option to terminate its lease on one full floor of the property (10,977 SF).
(4)	The City of Hartford may cancel its lease, effective on the last business day of any month after February 28, 2023, provided that (i) 12 months’ notice is provided prior to the cancellation date and (ii) the tenant has elected to relocate to a property owned by itself and has relocated to such property.
(5)	The State of Connecticut Department of Banking may terminate its lease after the third year anniversary of its lease term, January 1, 2019, in the event that space becomes available in a state-owned facility and the tenant moves into a State of Connecticut owned facility. Any such termination shall require a least 180 days in advance of the lease termination date.
(6)	Trinity College has not yet taken occupancy of its space in the 1 Constitution Plaza building. The lease commenced on April 16, 2018 and Trinity College will receive free rent on the space until three years after the lease commencement date; free rent in connection with the Trinity College space was reserved upfront at origination.

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Annex A-3	JPMDB 2018-C8

Constitution Plaza

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	113,701	17.2%	NAP	NAP	113,701	17.2%	NAP	NAP
2018 & MTM	7	14,541	2.2	$280,694	2.3%	128,242	19.5%	$280,694	2.3%
2019	4	27,720	4.2	613,849	5.1	155,962	23.7%	$894,543	7.5%
2020	2	40,421	6.1	1,011,917	8.4	196,383	29.8%	$1,906,459	15.9%
2021	5	26,206	4.0	518,996	4.3	222,589	33.8%	$2,425,456	20.2%
2022	6	39,211	5.9	898,174	7.5	261,800	39.7%	$3,323,630	27.7%
2023	2	5,986	0.9	110,530	0.9	267,786	40.6%	$3,434,159	28.7%
2024	1	23,051	3.5	507,122	4.2	290,837	44.1%	$3,941,281	32.9%
2025	0	0	0.0	0	0.0	290,837	44.1%	$3,941,281	32.9%
2026	1	110,145	16.7	2,423,158	20.2	400,982	60.8%	$6,364,439	53.1%
2027	2	189,424	28.7	4,227,179	35.3	590,406	89.5%	$10,591,618	88.4%
2028	1	47,954	7.3	935,103	7.8	638,360	96.8%	$11,526,721	96.2%
2029 & Beyond	1	20,955	3.2	453,091	3.8	659,315	100.0%	$11,979,812	100.0%
Total	32	659,315	100.0%	$11,979,812	100.0%

(1)	Based on the underwritten rent roll dated April 1, 2018 and includes rent steps through March 1, 2019.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Underwritten Net Cash Flow(1)
	2015	2016	2017	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$11,562,467	$11,068,017	$9,549,631	$11,979,812	$18.17	82.3%
Straight Line Rent	0	0	0	37,846	0.06	0.3
Vacant Income and Recoveries	0	0	0	1,801,396	2.73	12.4
Gross Potential Rent	$11,562,467	$11,068,017	$9,549,631	$13,819,053	$20.96	94.9%
Total Reimbursements	1,168,576	1,270,607	804,472	740,846	1.12	5.1
Net Rental Income	$12,731,042	$12,338,624	$10,354,102	$14,559,899	$22.08	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,801,396)	(2.73)	(12.4)
Other Income	2,808,496	2,789,907	2,960,714	2,960,714	4.49	20.3
Effective Gross Income	$15,539,538	$15,128,531	$13,314,816	$15,719,218	$23.84	108.0%

Total Expenses	$8,871,307	$8,229,542	$8,242,540	$9,170,725	$13.91	58.3%

Net Operating Income	$6,668,231	$6,898,989	$5,072,276	$6,548,493	$9.93	41.7%

Total TI/LC, Capex/RR(3)	956,007	956,007	956,007	882,886	1.34	5.6

Net Cash Flow	$5,712,224	$5,942,982	$4,116,269	$5,665,607	$8.59	36.0%
Occupancy	79.6%	79.6%	79.1%	82.8%
(1)	% column represents the percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(2)	Underwritten Rents in Place includes contractual rent steps through March 1, 2019.
(3)	Underwritten Total TI/LC, Capex/RR includes the required Hartford BID Payment of $45,556.

Additional Debt. On April 18, 2018, BSP originated a mezzanine loan with an outstanding principal balance as of the Cut-off date of $10.0 million (the “Constitution Plaza Mezzanine Loan”) to Constitution Plaza Mezz LLC. Constitution Plaza Mezz LLC is 100% controlled by Constitution Plaza Holding LLC, the borrower of the Constitution Plaza Whole Loan. The Constitution Plaza Mezzanine Loan is interest-only with an interest rate of 10.34500% per annum and is co-terminous with the Constitution Plaza Whole Loan. The Cut-off Date LTV and NCF DSCR on the combined Constitution Plaza Whole Loan and Constitution Plaza Mezzanine Loan is 68.8% and 1.13x, respectively.

The Constitution Plaza Whole Loan documents give the borrower a one-time right to obtain additional mezzanine financing only if the debt is obtained in connection with (i) a transfer of the property and assumption of the Constitution Plaza Whole Loan, (ii) the mezzanine lender does not approve of such transfer and related assumption under the Constitution Plaza Mezzanine Loan documents, and (iii) the Constitution Plaza Mezzanine Loan will be fully repaid in accordance with the terms of the loan documents. The replacement mezzanine financing must satisfy the following conditions, among others, (i) no event of default has occurred or is continuing and (ii) after giving effect to the permitted mezzanine loan, (a) the LTV will not be greater than 68.9% and (b) DSCR shall not be less than 1.13x.

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Annex A-3	JPMDB 2018-C8

U-Haul AREC 27 Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$28,500,000	Title(2):	Fee
Cut-off Date Principal Balance:	$28,397,637	Property Type - Subtype:	Self Storage – Self Storage
% of Pool by IPB:	4.0%	Net Rentable Area (Units):	4,445
Loan Purpose:	Recapitalization	Location:	Various
Borrowers:	AREC 27, LLC and UHIL 27, LLC	Year Built / Renovated:	Various / Various
Sponsor:	AMERCO	Occupancy:	91.1%
Interest Rate:	4.33500%	Occupancy Date:	3/31/2018
Note Date:	3/29/2018	Number of Tenants:	N/A
Anticipated Repayment Date(1):	4/1/2028	2015 NOI(3):	N/A
Final Maturity Date(1):	4/1/2038	2016 NOI(3):	N/A
Interest-only Period:	None	2017 NOI:	$2,664,054
Original Term(1):	120 months	TTM NOI (as of 3/2018):	$2,824,239
Original Amortization:	300 months	UW Economic Occupancy:	93.2%
Amortization Type:	ARD - Balloon	UW Revenues:	$4,542,028
Call Protection:	L(26),Def(91),O(3)	UW Expenses:	$1,363,455
Lockbox:	Soft / Springing	UW NOI:	$3,178,571
Additional Debt:	N/A	UW NCF:	$3,086,734
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$45,220,000 / $10,173
Additional Debt Type:	N/A	Appraisal Date:	Various

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$6,389
Taxes(4):	$189,510	Springing	N/A	Maturity Date Loan / Unit:	$4,677
Insurance(5):	$0	Springing	N/A	Cut-off Date LTV:	62.8%
Replacement Reserves(6):	$45,918	Springing	$45,918	Maturity Date LTV:	46.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.65x
Other(7):	$134,663	$0	N/A	UW NOI Debt Yield:	11.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,500,000	100.0%	Closing Costs	$534,900	1.9%
			Upfront Reserves	370,091	1.3%
			Return of Equity(8)	27,595,009	96.8%
Total Sources	$28,500,000	100.0%	Total Uses	$28,500,000	100.0%
(1)	The U-Haul AREC 27 Portfolio loan has an anticipated repayment date of April 1, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of April 1, 2038. From and after the Anticipated Repayment Date, in the event that the U-Haul AREC 27 Portfolio loan is not paid off on or before the ARD, the U-Haul AREC 27 Portfolio loan accrues interest at a fixed rate that is equal to the greater of (i) 7.33500% and (ii) the 10-year swap as of the ARD plus 4.35000% per annum, but in no event to exceed 9.33500%. On and after the ARD, until the final maturity date, the U-Haul AREC 27 Portfolio loan requires principal payments based on a 25-year amortization schedule assuming the initial interest rate. Original Term reflects the number of months through the Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans” in the Prospectus for additional details.
(2)	AREC 27, LLC owns the fee interests in the properties and UHIL 27, LLC owns a leasehold interest pursuant to an operating lease between the borrowers. Both the fee and leasehold interests have been pledged as collateral for the loan.
(3)	Historical financials are unavailable due to staggered acquisition timing of the individual properties in the portfolio.
(4)	The requirement for the borrowers to make monthly deposits into the tax escrow is waived so long as (i) no event of default has occurred and is continuing and (ii) the borrowers have deposited and maintained six months’ worth of taxes in the escrow account and provide satisfactory evidence that all taxes have been paid when due.
(5)	The requirement for the borrowers to make deposits to the insurance escrow is waived so long as (i) no event of default has occurred and is continuing and (ii) either (x) the borrowers provide satisfactory evidence that the properties are insured as part of a blanket policy in accordance with the loan documents or (y) if the properties are not insured by such blanket policy, the borrowers have deposited and maintained six months’ worth of insurance premiums in the escrow account.
(6)	The borrowers will be required to make monthly deposits into the replacement reserves escrow in the amount of $7,653 if the balance in the escrow falls below $45,918. The replacement reserves escrow will still be subject to the Initial Cap.
(7)	Initial Other Escrows and Reserves represents an escrow for certain deferred maintenance items.
(8)	The U-Haul AREC 27 Portfolio was previously unencumbered. The Sponsor acquired the properties between 1978 and 2016 for a basis of approximately $27.5 million.

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Annex A-3	JPMDB 2018-C8

U-Haul AREC 27 Portfolio

The Loan. The U-Haul AREC 27 Portfolio loan is secured by a first mortgage lien on the fee interests in a 4,445 unit self-storage portfolio consisting of eight properties located across eight states. The U-Haul AREC 27 Portfolio loan has an ARD of April 1, 2028, a final maturity date of April 1, 2038 and will amortize on a 25-year schedule.

The borrowing entities for the U-Haul AREC 27 Portfolio loan are AREC 27, LLC and UHIL 27, LLC, each a Delaware limited liability company and special purpose entity. The loan sponsor and nonrecourse carve-out guarantor is AMERCO (NASDAQ: UHAL), which serves as the holding company for U-Haul International, Inc. (“U-Haul”). U-Haul is one of the largest North American operators of self-storage facilities and has been serving do-it-yourself movers since its founding in 1945. U-Haul operates approximately 1,440 self-storage locations in the United States and Canada with more than 581,000 rentable units comprising approximately 51.4 million square feet of rentable storage space. U-Haul locations provide customers with a variety of moving and storage supplies including self-storage, packing supplies and truck and trailer rentals.

The Portfolio. The U-Haul AREC 27 Portfolio is comprised of eight U-Haul branded self-storage facilities with an aggregate of 4,445 units totaling approximately 391,334 square feet. The U-Haul AREC 27 Portfolio properties were constructed between 1920 and 2016. The loan sponsor has owned one property since 1978, acquired three properties between September 2011 and December 2013 and four properties between May 2015 and August 2016, at which time the portfolio was 74.4% occupied. Since acquisition of the assets, the loan sponsor has spent approximately $14.6 million across the portfolio, strategically deploying capital for the rebranding of several assets to U-Haul facilities. As of March 31, 2018, the portfolio was 91.1% occupied.

The U-Haul AREC 27 Portfolio is geographically diverse with each property located in a different state. The largest three states by allocated loan amount are Arizona (33.2%), Michigan (21.5%) and New Jersey (11.3%), which account for approximately 30.4%, 19.8% and 12.2% of underwritten net cash flow, respectively. The remaining five properties are located in Ohio, Louisiana, Pennsylvania, Idaho and Alabama, with no individual state accounting for more than 8.1% of allocated loan amount or 8.3% of underwritten net cash flow.

Goodyear. The Goodyear property is an 82,440 square foot, Class A facility with three single-story buildings and one three-story building. The 1,056-unit self-storage facility is located in Goodyear, Arizona, approximately 21.5 miles west of Phoenix, on an approximately 12.8-acre site. According to the loan sponsor, the land was purchased in 2011 and subsequently underwent an approximately $7.5 million development, which was completed in 2015. The property consists of (i) 694 are interior climate-controlled units ranging in size from 25 to 200 square feet per unit, (ii) 285 interior non-climate-controlled units ranging in size from 25 to 200 square feet per unit (iii) 74 exterior, drive-up units ranging in size from 100 to 150 square feet per unit and (iv) three 40 square-foot U-Box units. The property was 92.0% occupied as of March 31, 2018 and features a leasing office with 48 parking spaces. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius of the property was 4,684, 37,257 and 90,238, respectively, with a median household income of $51,999, $69,429 and $74,026, respectively.

New Center. The New Center property is a 53,595 square foot, Class A self-storage facility comprised of a single seven-story structure. The 843-unit facility is located in Detroit, Michigan and situated on an approximately 2.46-acre site. The property was originally built in 1920, at which point it served as a bakery and warehouse for Nabisco. According to the loan sponsor, the property was purchased in 2012 and subsequently underwent an approximately $3.9 million redevelopment to convert the property to self-storage use, which was completed in 2013. The property consists of (i) 445 interior heated units ranging in size from 25 to 150 square feet per unit, (ii) 198 interior climate-controlled units, ranging in size from 25 to 300 square feet per unit, (iii) 168 25 square foot lockers and (iv) 32 40 square-foot U-Box units. The property also features a U-Box and U-Haul truck rental operation with trucks parked on-site. The property was 93.6% occupied as of March 31, 2018 and features a leasing office with 10 parking spaces. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius of the property was 14,946, 119,079 and 307,711, respectively, with a median household income of $18,635, $20,888 and $23,075, respectively.

South Vineland. The South Vineland property is a 62,750 square foot, Class B self-storage facility with 15 buildings comprised of 524 self-storage units and 26 uncovered RV parking spaces. The property is located in Vineland, New Jersey, approximately 35.2 miles southwest of Philadelphia, Pennsylvania, on an approximately 9.6-acre site. The property was built in 1990 and was acquired by the loan sponsor in August 2016, at which time the property was 59.4% occupied. The property was 90.7% occupied as of March 31, 2018 and features a leasing office with 16 parking spaces. The property consists of (i) 485 non-climate-controlled units ranging in size from 20 to 600 square feet per unit and (ii) 39 climate-controlled units ranging in size from 50 to 150 square feet per unit. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius of the property was 1,343, 33,451 and 79,023, respectively, with a median household income of $54,023, $44,610 and $49,276, respectively.

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Annex A-3	JPMDB 2018-C8

U-Haul AREC 27 Portfolio

Portfolio Summary
#	Location	Year Built	Allocated Loan Amount(1)	% of Cut-off Date Balance	Regular	Climate Controlled	RV	Total	March 2018 Occ.	UW NCF	% of UW NCF	Appraised Value	%
1	Goodyear, AZ(2)	2015	$9,416,059	33.2%	362	694	0	1,056	92.0%	$938,950	30.4%	$15,000,000	33.2%
2	Detroit, MI(3)(4)	1920	6,107,983	21.5%	200	643	0	843	93.6%	609,764	19.8	9,720,000	21.5%
3	Vineland, NJ	1990	3,218,399	11.3%	485	39	26	550	90.7%	376,936	12.2	5,120,000	11.3%
4	Columbus, OH	2000	2,301,703	8.1%	13	481	0	494	99.0%	257,420	8.3	3,670,000	8.1%
5	Lake Charles, LA	1980	1,873,248	6.6%	301	222	25	548	78.6%	243,291	7.9	2,990,000	6.6%
6	Scranton, PA	1986	1,833,391	6.5%	260	0	5	265	90.2%	226,101	7.3	2,920,000	6.5%
7	Prattville, AL	2008	1,823,427	6.4%	141	123	38	302	93.7%	237,504	7.7	2,900,000	6.4%
8	Nampa, ID(5)(6)	1978, 2016	1,823,427	6.4%	182	179	26	387	89.9%	196,768	6.4	2,900,000	6.4%
Total / Wtd. Avg.			$28,397,637	100.0%	1,944	2,381	120	4,445	91.1%	$3,086,734	100.0%	$45,220,000	100.0%

(1)	The U-Haul AREC 27 Portfolio is not subject to any property releases.
(2)	Includes 3 U-Box units.
(3)	Includes 168 lockers and 32 U-Box units.
(4)	Includes 445 heated units.
(5)	Includes 11 U-Box units.
(6)	Includes 18 heated units.

Operating History and Underwritten Net Cash Flow(1)
	2017	TTM(2)	Underwritten	Per Unit	%(3)
Rents in Place	$3,693,174	$3,874,167	$4,244,338	$955	89.2%
Vacant Income	0	0	324,349	73	6.8%
Gross Potential Rent	$3,693,174	$3,874,167	$4,568,686	$1,028	96.0%
Reimbursements	164,510	171,431	188,100	42	4.0%
Net Rental Income	$3,857,684	$4,045,598	$4,756,786	$1,070	100.0%
(Vacancy/Credit Loss)	0	0	(324,349)	(73)	(6.8)%
Other Income	98,249	109,589	109,589	25	2.3%
Effective Gross Income	$3,955,933	$4,155,186	$4,542,028	$1,022	95.5%

Total Expenses	$1,291,879	$1,330,949	$1,363,455	$307	30.0%

Net Operating Income	$2,664,054	$2,824,239	$3,178,571	$715	70.0%

Total TI/LC, Capex/RR	0	0	91,836	21	2.0%
Net Cash Flow	$2,664,054	$2,824,239	$3,086,734	$694	68.0%
Occupancy	89.1%	91.1%	93.2%

(1)	Historical financials unavailable due to acquisition timing of the individual properties in the portfolio.
(2)	TTM column represents the trailing 12 months ended March 31, 2018.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remaining fields.

Property Management. The U-Haul AREC 27 Portfolio will be managed by various affiliates of the borrowers.

After Acquired Adjacent Property. Provided no event of default has occurred and is continuing under the loan documents, the borrowers have the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing individual mortgaged property (an “After Acquired Adjacent Property”), provided that the lender has received, among other things: (a) a title insurance policy insuring the lien of the applicable mortgage encumbering the After Acquired Adjacent Property; (b) a settlement statement indicating that such After Acquired Adjacent Property was acquired without debt; (c) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (d) a REMIC opinion acceptable to the rating agencies; and (e) a confirmation from the rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the Certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related mortgaged property. The loan documents include a carve-out for any losses resulting from the acquisition of any After Acquired Adjacent Property.

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Annex A-3	JPMDB 2018-C8

U-Haul AREC 27 Portfolio

After Acquired Leasehold Property. Provided no event of default has occurred and is continuing under the loan documents, the borrowers have the right to acquire a leasehold estate in property that is operated as a storage facility, but that is not contiguous to an existing individual mortgaged property (an “After Acquired Leasehold Property”), provided, among other things: (a) fee simple title in the acquired property is owned by an affiliate of the guarantor and the borrowers execute and deliver to the lender a lease in the form attached to the loan agreement, not to be recorded; (b) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (c) a REMIC opinion acceptable to the rating agencies; and (d) a confirmation from the rating agencies that such After Acquired Leasehold Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the Certificates that are then outstanding. Following any acquisition of an After Acquired Leasehold Property, the loan documents require that such After Acquired Leasehold Property only be operated as a remote storage facility, U-Box storage facility or vehicle or RV storage facility and not include any office, showroom, retail or administrative uses. The loan documents include a carve-out for any losses resulting from the acquisition, ownership or operation of any After Acquired Leasehold Property.

Property Releases. None.

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Annex A-3	JPMDB 2018-C8

Northwest Business Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMF VI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$22,750,000	Title:	Fee
Cut-off Date Principal Balance:	$22,750,000	Property Type - Subtype:	Industrial – Flex
% of Pool by IPB:	3.2%	Net Rentable Area (SF):	470,971
Loan Purpose:	Acquisition	Location:	Marietta, GA
Borrowers(1):	Various	Year Built / Renovated:	1982–1988 / N/A
Sponsors:	Jeffrey J. Katke, Daniel P. Culler	Occupancy:	90.6%
	and Richard M. Kent	Occupancy Date:	4/1/2018
Interest Rate:	5.23000%	Number of Tenants:	67
Note Date:	4/23/2018	2015 NOI(2):	$1,675,710
Maturity Date:	5/6/2028	2016 NOI(2):	$2,057,258
Interest-only Period:	48 months	2017 NOI(2):	$2,341,809
Original Term:	120 months	TTM NOI (as of 2/2018)(2):	$2,396,519
Original Amortization:	360 months	UW Economic Occupancy:	91.3%
Amortization Type:	IO-Balloon	UW Revenues:	$3,906,890
Call Protection:	L(12),Grtr1%orYM(104),O(4)	UW Expenses:	$1,064,403
Lockbox / Cash Management:	Springing / Springing	UW NOI(2):	$2,842,487
Additional Debt:	N/A	UW NCF:	$2,489,270
Additional Debt Balance:	N/A	Appraised Value / Per SF(3):	$34,200,000 / $73
Additional Debt Type:	N/A	Appraisal Date:	2/7/2018

Escrows and Reserves	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$48
Taxes:	$190,192	$23,774	N/A	Maturity Date Loan / SF:	$44
Insurance(4):	$0	Springing	N/A	Cut-off Date LTV:	66.5%
Replacement Reserves(5):	$533,597	$3,925	$141,300	Maturity Date LTV:	60.4%
TI/LC(6):	$154,677	$25,510	$918,396	UW NCF DSCR:	1.65x
Other(7):	$3,356,073	$0	N/A	UW NOI Debt Yield:	12.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,750,000	68.0%	Purchase Price	$28,700,000	85.8%
Sponsor Equity	10,688,339	32.0	Upfront Reserves	4,234,539	12.7
Closing Costs	503,800	1.5
Total Sources	$33,438,339	100.0%	Total Uses	$33,438,339	100.0%

(1)	The borrowers under the Northwest Business Center loan are Avistone Northwest H, LLC, Avistone Northwest S, LLC, Northwest 1, LLC, Northwest 2, LLC, Northwest 3, LLC, Northwest 4, LLC, Northwest 5, LLC, Northwest 6, LLC and Northwest 7, LLC.
(2)	Since 2015, 36 new leases, lease extensions or expansions have been executed at the property, comprising 27.7% of the net rentable area at the property and accounting for approximately $1.1 million in rental income (34.6% of underwritten base rent). As such, NOI has grown each year, including new leases that are only partially reflected in the TTM NOI and UW NOI is greater than TTM NOI.
(3)	The Appraised Value / Per SF represents the “hypothetical as-is” value of $34,200,000, which assumes planned renovations and capital expenditures at a cost of $4,083,000 were completed at the property as of February 7, 2018. At origination, the borrower deposited $3,889,670 for the planned renovations and capital expenditures as described below. The “as-is” value as of February 7, 2018 is $30,100,000, which results in a Cut-off Date LTV and Maturity Date LTV of 75.6% and 68.6%, respectively.
(4)	The requirement for the borrowers to make deposits to the insurance escrow are waived so long as (i) no sweep event has occurred and is continuing and (ii) the borrowers provide satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.
(5)	At origination, the borrowers were required to escrow $533,597 for planned capital expenditures at the property, which amount does not count against the replacement reserve cap.
(6)	At origination, the borrowers were required to deposit into the TI/LC reserve: (i) approximately $118,027 for outstanding tenant improvements for Beamex, Inc. and (ii) $36,650 for outstanding tenant improvements for Olight World USA. These amounts do not count against the TI/LC reserve cap.
(7)	Other initial reserves represent: (i) $2,743,895 for deferred maintenance and (ii) $612,178 for capital improvements and space preparation of vacant suites.

The Loan. The Northwest Business Center loan has an outstanding principal balance as of the Cut-off Date of $22.75 million and is secured by a first mortgage lien on the borrowers’ fee interest in a 470,971 square foot industrial flex property located in Marietta, Georgia. The loan has a 10-year term and, subsequent to a four-year interest-only period, will amortize on a 30-year schedule.

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Annex A-3	JPMDB 2018-C8

Northwest Business Center

The borrowing entities for the Northwest Business Center loan are Avistone Northwest H, LLC, Avistone Northwest S, LLC, Northwest 1, LLC, Northwest 2, LLC, Northwest 3, LLC, Northwest 4, LLC, Northwest 5, LLC, Northwest 6, LLC and Northwest 7, LLC, each a Delaware limited liability company and special purpose entity, as tenants-in-common. The loan sponsor and nonrecourse carve-out guarantors are Jeffrey J. Katke, Daniel P. Culler and Richard M. Kent.

Mr. Katke, Mr. Culler and Mr. Kent are principals at Avistone, LLC (“Avistone”). Avistone was founded in 2013 and is an investment management firm that currently owns and operates over 2.5 million square feet of industrial space throughout California, Georgia, Ohio, Texas and Florida.

The Property. The Northwest Business Center property is comprised of 12 industrial buildings located at 1335 & 1337-1351 Capital Circle Southeast and 2130, 2150, 2152, 2242, 2244, 2252, 2256, 2260, 2270 & 2275 Northwest Parkway Southeast in Marietta, Georgia. The property was constructed in phases between 1982 and 1988, and totals 470,971 square feet of net rentable area. The property offers approximately 65.4% office space, while the remaining is warehouse space. The property includes 850 parking spaces, resulting in a parking ratio of approximately 1.80 spaces per 1,000 square feet of net rentable area.

As of April 1, 2018, the property was 90.6% leased by 67 tenants and had an average occupancy level of 86.9% over the past three years. The largest tenant, The Original Mattress Factory, leases 12.0% of the net rentable area and accounts for 10.5% of the underwritten base rent. The Original Mattress Factory’s lease expires in July 2020 and such tenant has occupied the space since 2000. The Original Mattress Factory manufactures and brands mattresses and box springs and has over 100 factory and store locations in Florida, Georgia, Kentucky, Minnesota, North Carolina, Ohio, Pennsylvania, South Carolina and Virginia. The second largest tenant, Commissions, Inc leases 8.1% of the property’s net rentable area under two leases that expire in January 2022 (34,145 square feet) and October 2020 (3,928 square feet). Commissions, Inc has occupied space at the property since 2013 and expanded in 2016. Commissions, Inc is a real estate technology company that develops a conversion engine for real estate agents. Commissions, Inc accounts for approximately 8.8% of the underwritten base rent at the property. The third largest tenant, Engineered Solutions, leases 4.7% of the property’s net rentable area under a lease that expires in April 2023 and has occupied the space since 2011. Engineered Solutions provides foundation repair and waterproofing services. Engineered Solutions accounts for approximately 4.7% of the underwritten base rent at the property.

The Market. The Northwest Business Center property is located in Marietta, Cobb County, Georgia. The property is located west of Interstate-75, which provides access to the Atlanta central business district as well as to Interestate-85, which connects with most major arterials in the area. According to the appraisal, the 2017 median household income within a one-, three- and five-mile radius of the property was approximately $36,627, $48,635 and $56,624, respectively. In 2017, the estimated total population within a one-, three- and five-mile radius was approximately 17,936, 84,891 and 223,527, respectively.

The Northwest Business Center property is located in the Northwest Atlanta industrial submarket, and according to the appraisal, the 2017 year-end vacancy rate in the submarket was 4.9%, with average asking rents of $9.67 per square foot. The appraisal identified five properties as directly competitive with the Northwest Business Center property, ranging in size from 72,194 square feet to 300,083 square feet. The competitive properties reported occupancies ranging from 81% to 100%. The competitive properties have average asking rents ranging from $6.00 to $9.50 per square foot, versus weighted average in-place rents of $7.63 per square foot at the Northwest Business Center property.

According to the appraisal, the market rent for less than 4,000 square foot, 4,000 to 10,000 square foot, 10,000 to 40,000 square foot and greater than 40,000 square foot space is $8.75, $8.25, $7.00 and $6.00 per square foot, respectively.

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Annex A-3	JPMDB 2018-C8

Northwest Business Center

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
The Original Mattress Factory	NA / NA / NA	56,616	12.0%	$6.06	10.5%	7/31/2020
Commissions, Inc(2)	NA / NA / NA	38,073	8.1%	$7.52	8.8%	Various
Engineered Solutions	NA / NA / NA	22,320	4.7%	$6.92	4.7%	4/30/2023
JSJ Partners/Prosource	NA / NA / NA	16,740	3.6%	$6.72	3.5%	9/30/2023
Sierra Wireless America, Inc.	NA / NA / NA	13,924	3.0%	$7.56	3.2%	1/31/2022
QuikTrip Corporation(3)	NA / NA / NA	13,650	2.9%	$4.73	2.0%	Various
National Installation Solution	NA / NA / NA	13,318	2.8%	$8.23	3.4%	2/28/2022
RBJK Marketing	NA / NA / NA	12,446	2.6%	$9.40	3.6%	12/31/2020
CreaPharm	NA / NA / NA	11,100	2.4%	$6.75	2.3%	8/31/2022
City Express, Inc.	NA / NA / NA	11,100	2.4%	$6.00	2.0%	1/31/2020
(1)	Based on the underwritten rent roll dated April 1, 2018.
(2)	Commissions, Inc leases 34,145 square feet of space with a lease expiration in January 2022 and 3,928 square feet with a lease expiration in October 2020.
(3)	QuikTrip Corporation leases 11,100 square feet of space with a lease expiration in November 2021 and 2,550 square feet with a lease expiration in October 2021.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	44,289	9.4%	NAP	NAP	44,289	9.4%	NAP	NAP
2018 & MTM	9	28,793	6.1	$217,548	6.7%	73,082	15.5%	$217,548	6.7%
2019	15	53,980	11.5	412,479	12.7	127,062	27.0%	$630,026	19.3%
2020	19	145,343	30.9	1,083,201	33.3	272,405	57.8%	$1,713,227	52.6%
2021	7	40,428	8.6	296,598	9.1	312,833	66.4%	$2,009,825	61.7%
2022	10	94,222	20.0	741,956	22.8	407,055	86.4%	$2,751,781	84.5%
2023	6	57,116	12.1	449,757	13.8	464,171	98.6%	$3,201,538	98.3%
2024	1	6,800	1.4	55,368	1.7	470,971	100.0%	$3,256,906	100.0%
2025	0	0	0.0	0	0.0	470,971	100.0%	$3,256,906	100.0%
2026	0	0	0.0	0	0.0	470,971	100.0%	$3,256,906	100.0%
2027	0	0	0.0	0	0.0	470,971	100.0%	$3,256,906	100.0%
2028	0	0	0.0	0	0.0	470,971	100.0%	$3,256,906	100.0%
2029 & Beyond	0	0	0.0	0	0.0	470,971	100.0%	$3,256,906	100.0%
Total	67	470,971	100.0%	$3,256,906	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2018.

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Northwest Business Center

Operating History and Underwritten Net Cash Flow

	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$2,256,439	$2,546,208	$2,798,506	$2,846,677	$3,256,906	$6.92	76.3%
Vacant Income	0	0	0	0	373,331	0.79	8.7
Gross Potential Rent	$2,256,439	$2,546,208	$2,798,506	$2,846,677	$3,630,237	$7.71	85.1%
Total Reimbursements	510,963	541,651	606,740	613,625	636,884	1.35	14.9
Net Rental Income	$2,767,402	$3,087,859	$3,405,246	$3,460,302	$4,267,121	$9.06	100.0%
Other Income	17,135	9,581	13,950	13,100	13,100	0.03	0.3
(Vacancy/Credit Loss)	0	0	0	0	(373,331)	(0.79)	(8.7)
Effective Gross Income	$2,784,537	$3,097,440	$3,419,196	$3,473,402	$3,906,890	$8.30	91.6%

Total Expenses	$1,108,827	$1,040,182	$1,077,387	$1,076,883	$1,064,403	$2.26	27.2%

Net Operating Income	$1,675,710	$2,057,258	$2,341,809	$2,396,519	$2,842,487	$6.04	72.8%

Total TI/LC, Capex/RR	0	0	0	0	353,217	0.75	9.0

Net Cash Flow	$1,675,710	$2,057,258	$2,341,809	$2,396,519	$2,489,270	$5.29	63.7%

Occupancy(4)	81.2%	89.9%	89.7%	90.6%	91.3%
(1)	TTM represents the trailing 12-month period ending in February 28, 2018.
(2)	% column represents the percent of Net Rental Income for all revenue lines and represents the percent of Effective Gross Income for the remainder of fields.
(3)	Since 2015, 36 new leases, lease extensions or expansions have been executed at the property, comprising 27.7% of the net rentable area at the property and accounting for approximately $1.1 million in rental income (34.6% of underwritten base rent). As such, NOI has grown each year, including new leases that are only partially reflected in the TTM Rents in Place and Underwritten Rents in Place is greater than TTM Rents in Place.
(4)	Historical Occupancies are as of December 31 of each respective year. TTM Occupancy is as of April 1, 2018. Underwritten Occupancy represents economic occupancy.

Partial Release. Following a lockout period, the borrowers are permitted to release the building located at 1335 Capital Circle Southeast from the lien of the mortgage subject to the prepayment of the loan in an amount equal to the greatest of (a) 120% of the allocated loan amount, (b) an amount that would result in a maximum loan-to-value ratio (as calculated in the loan documents) of the remaining collateral of 66.5%, (c) an amount that would result in minimum debt service coverage ratio (as calculated in the loan documents) immediately following such release of 1.55x and (d) an amount that would result in a minimum debt yield immediately following such release of 11.5%, and the satisfaction of other conditions.

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Texas Hotel Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMF VI	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$20,725,000	Title:	Fee
Cut-off Date Principal Balance:	$20,693,565	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	2.9%	Net Rentable Area (Rooms):	327
Loan Purpose:	Refinance	Location:	Various, TX
Borrowers:	Beaumont Summit Inn LLC, Van	Year Built / Renovated:	Various / Various
	Horn Summit Inn, LLC, Beaumont	Occupancy / ADR / RevPAR:	75.8% / $102.32 / $77.56
	Palace Inn, LLC and Palace LQ,	Occupancy / ADR / RevPAR Date:	2/28/2018
	LLC	Number of Tenants:	N/A
Sponsor:	Bharat Bhakta	2015 NOI(1):	$1,080,370
Interest Rate:	5.08500%	2016 NOI(1)(2):	$1,352,501
Note Date:	5/1/2018	2017 NOI(2):	$3,147,111
Maturity Date:	5/6/2028	TTM NOI (as of 2/2018)(2):	$3,666,610
Interest-only Period:	None	UW Occupancy / ADR / RevPAR:	75.8% / $102.32 / $77.56
Original Term:	120 months	UW Revenues:	$10,772,643
Original Amortization:	300 months	UW Expenses:	$7,705,043
Amortization Type:	Balloon	UW NOI:	$3,067,600
Call Protection:	L(25),Def(91),O(4)	UW NCF:	$3,067,600
Lockbox / Cash Management:	Springing / Springing	Appraised Value / Per Room:	$39,000,000 / $119,266
Additional Debt:	N/A	Appraisal Date(3):	Various
Additional Debt Balance:	N/A
Additional Debt Type:	N/A

Escrows and Reserves	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$63,283
Taxes:	$156,228	$27,037	N/A	Maturity Date Loan / Room:	$47,546
Insurance:	$139,066	$13,907	N/A	Cut-off Date LTV:	53.1%
FF&E Reserves(4):	$0	2% of Gross Revenues	N/A	Maturity Date LTV:	39.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.09x
Other(5):	$14,063	$0	N/A	UW NOI Debt Yield:	14.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$20,725,000	100.0%	Payoff Existing Debt	$14,122,637	68.1%
Closing Costs	333,316	1.6
Upfront Reserves	309,358	1.5
Return of Equity	5,959,690	28.8
Total Sources	$20,725,000	100.0%	Total Uses	$20,725,000	100.0%

(1)	The Holiday Inn Express Van Horn property was developed in 2016 and opened for business in December 2016. As such, 2015 NOI and 2016 NOI figures represent operations from only the Holiday Inn & Suites Beaumont property.
(2)	The Holiday Inn & Suites Beaumont property underwent an approximately $5.1 million property improvement plan (“PIP”) between March 2016 and August 2017 that affected NOI. As such, TTM NOI is higher than 2017 NOI.
(3)	The Appraisal Dates for Holiday Inn Express Van Horn and Holiday Inn & Suites Beaumont are March 26, 2018 and March 23, 2018, respectively.
(4)	An FF&E reserve is required under the loan documents in the amount of 2.0% of gross revenues beginning with the first payment date in June 2018 and up to and including the payment date in May 2019, 3.0% of gross revenues beginning with the payment date in June 2019 and up to and including the payment date in May 2020 and 4.0% of gross revenues beginning with the payment date in June 2020 and continuing through the remaining term of the loan.
(5)	Other Initial Escrows and Reserves represents deferred maintenance.

The Loan. The Texas Hotel Portfolio loan has an outstanding principal balance as of the Cut-off Date of approximately $20.7 million and is secured by a first mortgage lien on the borrowers’ fee interests in a 74-room limited service hotel property located in Van Horn, Texas and a 253-room full service hotel property located in Beaumont, Texas. The loan has a 10-year term and will amortize on a 25-year schedule.

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Texas Hotel Portfolio

The loan sponsor and nonrecourse carve-out guarantor is Bharat Bhakta. Bharat Bhakta is the founder of Summit 11 Investment Group, an owner, developer and operator of senior living and hospitality assets. Additionally, Mr. Bhakta is a key principal and chief development officer of Esperanto Developments, LLC, a fully integrated hotel operator and developer located in El Paso, Texas. Esperanto Developments, LLC currently oversees day-to-day operations of a portfolio of 18 hotels totaling 1,800 rooms, including the properties secured by the Texas Hotel Portfolio loan. The portfolio includes Wyndham, IHG and Choice franchise networks.

Holiday Inn & Suites Beaumont. The Holiday Inn & Suites Beaumont property is a 253-room full service hotel located in Beaumont, Texas. The property was built in 1984. The loan sponsor acquired the property in 2015 and invested in a PIP totaling approximately $5.1 million ($20,174 per room). The property is eight stories and features amenities including an on-site business center, an indoor heated pool, fitness center and 17,426 square feet of meeting space. Additionally, the property recently introduced a flexible new food and beverage concept labeled “The Greenery” which offers a selection of styles and cuisines. Beaumont is part of the “Golden Triangle” petrochemical and industrial complex. The petrochemical industry is Beaumont’s primary economic sector. Rice processing and shipbuilding are significant economic elements for the region, as well. Additionally, the Port of Beaumont is a deep-water port and was ranked the fifth busiest port in the United States by cargo tonnage in 2016. The port is also the busiest military port in the world for processing U.S. military equipment. Ford Park, a multi-purpose arena that seats approximately 8,500 people, is located approximately three miles from the property, along Interestate-10. Ford Park regularly holds events such as concerts, rodeos and other special events.

The appraisal identified one new hotel that is expected to open in June 2018 approximately 5.6 miles from the Holiday Inn & Suites Beaumont property. The Holiday Inn Beaumont East-Medical Center Area, which closed in 2009, is currently undergoing an $8.0 million renovation and expected to be approximately 75% competitive with the Holiday Inn & Suites Beaumont property.

Historical Occupancy, ADR and RevPAR
	Competitive Set(1)		Holiday Inn & Suites Beaumont(2)				Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	63.4%	$95.66	$60.66	67.4%	$79.97	$53.90	106.3%	83.6%	88.9%
2016(4)	65.0%	$97.02	$63.09	61.3%	$86.62	$53.10	94.3%	89.3%	84.2%
2017(4)	65.9%	$102.72	$67.70	72.4%	$98.27	$71.15	109.9%	95.7%	105.1%
TTM(5)	67.8%	$103.35	$70.05	76.8%	$101.01	$77.58	113.3%	97.7%	110.7%

(1)	Data provided by a third party information provider. The competitive set contains the following properties: Holiday Inn Port Arthur Park Central, MCM Elegante Beaumont, Hampton Inn Beaumont, Hilton Garden Inn Beaumont and Residence Inn Beaumont.
(2)	Based on operating statements provided by the borrowers.
(3)	Penetration Factor is calculated based on data provided by a third party information provider for the competitive set and borrower-provided statements for the property.
(4)	The Holiday Inn & Suites Beaumont property underwent an approximately $5.1 million PIP between March 2016 and August 2017 that impacted operations at the related property.
(5)	TTM represents the trailing 12-month period ending on February 28, 2018.

Competitive Hotels Profile(1)
	Rooms	Year Built	2017 Estimated Market Mix			2017 Estimated Operating Statistics
Property			Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
Holiday Inn & Suites Beaumont	253	1984	55%	10%	35%	72.4%	$98.27	$71.15
MCM Elegante Beaumont	276	1984	50%	15%	35%	55%-60%	$90-$95	$50-$55
Hilton Garden Inn Beaumont	100	2007	80%	10%	10%	80%-85%	$115-$120	$95-$100
Courtyard by Marriott Beaumont	78	1998	80%	10%	10%	80%-85%	$110-$115	$90-$95
Total(2)	454
(1)	Based on the appraisal.
(2)	Excludes the Holiday Inn & Suites Beaumont property.

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Texas Hotel Portfolio

Holiday Inn Express Van Horn. The Holiday Inn Express Van Horn property is a 74-room limited service hotel located in Van Horn, Texas. The property was developed by the loan sponsor in 2016 for approximately $7.0 million. The property is three stories and features 38 king and 25 queen room layouts along with 11 suite style room layouts. Amenities include an outdoor pool, fitness center, a full breakfast buffet and on-site guest laundry services. Major demand drivers in Van Horn include Blue Origin, the commercial space exploration program funded by Jeff Bezos. Blue Origin has a dedicated launch site located in Van Horn for its New Shepard shuttle program.

Historical Occupancy, ADR and RevPAR(1)
	Competitive Set(2)			Holiday Inn Express Van Horn(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2017	66.5%	$92.34	$61.37	64.3%	$106.92	$68.75	96.8%	115.8%	112.0%
TTM(5)	68.6%	$93.73	$64.28	72.4%	$107.06	$77.51	105.6%	114.2%	120.6%

(1)	Holiday Inn Express Van Horn was developed in 2016 and opened for business in December 2016. As such, 2015 and 2016 Historical Occupancy, ADR and RevPAR are not available.
(2)	Data provided by a third party information provider. The competitive set contains the following properties: Red Roof Inn Van Horn, Quality Inn Van Horn, Hampton Inn Van Horn and Holiday Inn Express & Suites Fort Stockton.
(3)	Based on operating statements provided by the borrowers.
(4)	Penetration Factor is calculated based on data provided by a third party information provider for the competitive set and borrower-provided statements for the property.
(5)	TTM represents the trailing 12-month period ending on February 28, 2018.

Competitive Hotels Profile(1)
	Rooms	Year Built	2017 Estimated Market Mix			2017 Estimated Operating Statistics
Property			Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
Holiday Inn Express Van Horn	74	2016	35%	5%	60%	64.3%	$106.92	$68.75
Hampton Inn Van Horn	59	2009	40%	5%	55%	70%-75%	$115-$120	$85-$90
Quality Inn Van Horn	45	1996	30%	10%	60%	70%-75%	$85-$90	$60-$65
Total(2)	104
(1)	Based on the appraisal.
(2)	Excludes the Holiday Inn Express Van Horn property.

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Texas Hotel Portfolio

Operating History and Underwritten Net Cash Flow
	2015(1)	2016(1)(2)	2017(2)	TTM(2)(3)	Underwritten	Per Room(4)	% of Total Revenue(5)
Occupancy	67.4%	61.3%	70.6%	75.8%	75.8%
ADR	$79.97	$86.62	$100.05	$102.32	$102.32
RevPAR	$53.90	$53.10	$70.60	$77.56	$77.56

Room Revenue	$4,977,403	$4,916,697	$8,426,998	$9,257,573	$9,257,573	$28,311	85.9%
Food & Beverage Revenue	1,961,981	1,947,513	1,383,938	1,387,470	1,387,470	4,243	12.9
Other Departmental Revenue	107,283	90,095	122,111	127,600	127,600	390	1.2
Total Revenue	$7,046,667	$6,954,305	$9,933,047	$10,772,643	$10,772,643	$32,944	100.0%

Room Expense	$1,381,007	$1,265,332	$2,002,648	$2,101,654	$2,101,654	$6,427	22.7%
Food & Beverage Expense	1,362,745	1,351,698	1,050,539	1,030,464	1,030,464	3,151	74.3
Other Departmental Expenses	155,471	139,770	122,435	127,090	127,090	389	99.6
Departmental Expenses	$2,899,223	$2,756,800	$3,175,622	$3,259,208	$3,259,208	$9,967	30.3%

Departmental Profit	$4,147,444	$4,197,505	$6,757,425	$7,513,436	$7,513,436	$22,977	69.7%

Operating Expenses	$2,234,291	$1,931,736	$2,287,207	$2,387,868	$2,387,868	$7,302	22.2%
Gross Operating Profit	$1,913,153	$2,265,769	$4,470,218	$5,125,567	$5,125,567	$15,675	47.6%

Fixed Expenses	$296,343	$304,043	$317,705	$355,063	$491,329	$1,503	4.6%
Management Fees	140,931	229,584	297,305	322,553	323,179	988	3.0
Franchise Fee	395,509	379,641	708,096	781,342	812,553	2,485	7.5
FF&E	0	0	0	0	430,906	1,318	4.0
Total Other Expenses	$832,783	$913,268	$1,323,107	$1,458,957	$2,057,967	$6,293	19.1%

Net Operating Income	$1,080,370	$1,352,501	$3,147,111	$3,666,610	$3,067,600	$9,381	28.5%
Net Cash Flow	$1,080,370	$1,352,501	$3,147,111	$3,666,610	$3,067,600	$9,381	28.5%
(1)	The Holiday Inn Express Van Horn property was developed in 2016 and opened for business in December 2016. As such, 2015 and 2016 operating history, Occupancy, ADR and RevPAR represents operations from the Holiday Inn & Suites Beaumont property only.
(2)	The Holiday Inn & Suites Beaumont property underwent an approximately $5.1 million PIP between March 2016 and August 2017 that impacted operations at the related property.
(3)	TTM represents the trailing 12-month period ending on February 28, 2018.
(4)	Per Room values based on 327 rooms.
(5)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line item.

Partial Release. Following a lockout period, the borrowers are permitted to release the Holiday Inn Express Van Horn property from the lien of the mortgage subject to, among other conditions, the prepayment of the loan in an amount equal to the greatest of (a) 150% of the allocated loan amount, (b) an amount equal to 100% of the sales proceeds for the released property, (c) an amount that would result in a maximum loan-to-value ratio of 55.0%, (d) an amount that would result in a minimum debt service coverage ratio of 2.20x, (e) an amount that would result in a minimum debt yield of 15.0% and (f) if the loan is securitized in a REMIC trust, the amount necessary such that the ratio of the unpaid principal balance of the loan to the value of the remaining property is greater than 125%, an amount as may be required such that the securitization will not fail to maintain its status as a REMIC trust as a result of such release.

A-3-99

Annex A-3	JPMDB 2018-C8

Troy Hotel Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSP	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$17,000,000	Title:	Fee
Cut-off Date Principal Balance:	$17,000,000	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	2.4%	Net Rentable Area (Rooms):	177
Loan Purpose:	Refinance	Location:	Troy, MI
Borrower:	Troy Hotels, Inc.	Year Built / Renovated:	2016 / N/A
Sponsor:	Malik Abdi Abdulnoor	Occupancy / ADR / RevPAR:	77.4% / $122.21 / $94.62
Interest Rate:	5.22000%	Occupancy / ADR / RevPAR Date:	3/31/2018
Note Date:	5/8/2018	Number of Tenants:	N/A
Maturity Date:	6/6/2028	2015 NOI(1):	N/A
Interest-only Period:	None	2016 NOI(1):	N/A
Original Term:	120 months	2017 NOI:	$3,200,588
Original Amortization:	300 months	TTM NOI (as of 3/2018):	$3,339,098
Amortization Type:	Balloon	UW Occupancy / ADR / RevPAR:	77.4% / $122.21 / $94.62
Call Protection:	L(24),Def(92),O(4)	UW Revenues:	$6,203,742
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$3,243,660
Additional Debt:	N/A	UW NOI:	$2,960,082
Additional Debt Balance:	N/A	UW NCF:	$2,711,933
Additional Debt Type:	N/A	Appraised Value / Per Room:	$29,800,000 / $168,362
		Appraisal Date:	4/13/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$96,045
Taxes:	$175,083	$15,917	N/A	Maturity Date Loan / Room:	$72,396
Insurance:	$0	$5,177	N/A	Cut-off Date LTV:	57.0%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV:	43.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.22x
Other(2):	$0	Springing	N/A	UW NOI Debt Yield:	17.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$17,000,000	100.0%	Payoff Existing Debt	$11,167,819	65.7%
			Closing Costs	264,155	1.6
			Upfront Reserves	175,083	1.0
			Return of Equity	5,392,943	31.7
Total Sources	$17,000,000	100.0%	Total Uses	$17,000,000	100.0%
(1)	2015 and 2016 financials are not available due to the timing of construction.
(2)	Other Reserves represent a PIP reserve. On the date that any PIP is imposed by the franchisor pursuant to the franchise agreement, the borrower is required to deposit an amount equal to 125% of the amount required to pay for such PIP; provided, however, if such PIP requires FF&E expenditures, such portion of the PIP will be funded using funds held in the FF&E reserve account and the amount to be deposited into the PIP reserve account will be reduced by then-current amount of the funds held in the FF&E reserve account.

A-3-100

Annex A-3	JPMDB 2018-C8

Troy Hotel Portfolio

The Loan. The Troy Hotel Portfolio loan has an outstanding principal balance as of the Cut-off Date of $17.0 million and is secured by a first mortgage lien on the borrower’s fee interests in one limited service hotel and one extended stay hotel totaling 177 rooms located in Troy, Michigan. The Troy Hotel Portfolio loan has a 10-year term and amortizes on a 25-year schedule. The borrowing entity for the Troy Hotel Portfolio is Troy Hotels, Inc., a Michigan corporation and special purpose entity.

The loan sponsor and nonrecourse carve-out guarantor is Malik Abdi Abdulnoor, who owns 30% of the borrowing entity, and has over 30 years of real estate experience developing, owning and operating full service, limited service and extended stay hotels throughout the state of Michigan. Mr. Abdulnoor is the CEO of Mid America Lodging Group a hospitality property management company with 33 hotels under management for which Mr. Abdulnoor is the sole or primary member. Additionally, Mr. Abdulnoor is the CEO of Stellar Development/Midwest Lodging, which is focused on the development of new hotels and currently has eight operating hotels and multiple projects under development. As of year-end 2016, Abdulnoor’s portfolio included over 4,600 keys across 44 hotels and 31 development sites for an aggregate estimated market value of $362 million.

The Portfolio. The Troy Hotel Portfolio consists of two hotel properties totaling 177 rooms located in Troy, Michigan. The two properties are cross-collateralized and cross-defaulted. A summary of each individual portfolio property is provided below:

Portfolio Summary
Property	Location	Rooms	Year Built / Renovated	Cut-off Date ALA(1)	% of ALA	Appraised Value	UW NCF	% of UW NCF
TownePlace Suites by Marriott Troy	Troy, MI	87	2016 / N/A	$8,574,092	50.4%	$15,200,000	$1,367,786	50.4%
Fairfield Inn & Suites by Marriott Troy	Troy, MI	90	2016 / N/A	8,425,908	49.6	14,600,000	1,344,147	49.6
Total		177		$17,000,000	100.0%	$29,800,000	$2,711,933	100.0%

(1)	Allocated based on the respective UW NCF.

Historical Occupancy, ADR and RevPAR(1)
	Occupancy			ADR			RevPAR
Property	2016	2017	TTM(2)	2016	2017	TTM(2)	2016	2017	TTM(2)
TownePlace Suites by Marriott Troy	N/A	77.8%	76.9%	N/A	$123.82	$126.49	N/A	$96.37	$97.26
Fairfield Inn & Suites by Marriott Troy	N/A	73.6%	77.9%	N/A	$119.61	$118.13	N/A	$87.98	$92.07
Wtd. Avg.(3)	N/A	75.7%	77.4%	N/A	$121.74	$122.21	N/A	$92.10	$94.62
(1)	Based on operating statements provided by the borrowers. 2016 data is not available due to the timing of construction.
(2)	TTM as of March 31, 2018.
(3)	Weighted by room count.

Historical Occupancy, ADR and RevPAR Penetration Rates(1)
	Occupancy			ADR			RevPAR
Property	2016	2017	TTM(2)	2016	2017	TTM(2)	2016	2017	TTM(2)
TownePlace Suites by Marriott Troy	N/A	98.6%	98.2%	N/A	114.4%	117.1%	N/A	112.8%	115.0%
Fairfield Inn & Suites by Marriott Troy	N/A	96.5%	101.7%	N/A	102.7%	101.9%	N/A	99.1%	103.6%
Wtd. Avg. (3)	N/A	97.5%	99.9%	N/A	108.4%	109.4%	N/A	105.8%	109.2%
(1)	Penetration Rates are from reports provided by a third party data provider. 2016 data is not available due to the timing of construction.
(2)	TTM is as of March 31, 2018.
(3)	Weighted by room count.

A-3-101

Annex A-3	JPMDB 2018-C8

Troy Hotel Portfolio

The Market. The properties are located in southern Troy, Oakland County, within the Detroit-Warren-Dearborn MSA. Vehicular access to the properties is provided by Stephenson Highway and 14 Mile Road. The properties are also located within 2 miles of Interstate 75. The Detroit Metropolitan International Airport, which is located 25 miles from the properties, reported approximately 34.7 million passenger traffic in 2017 and has reported an increase in passenger traffic annually for the past five years. According to the appraisal, the Detroit-Warren-Dearborn MSA had an estimated 2017 population of approximately 4.3 million, which has remained stable since 2010. As of March 2018, unemployment in the Detroit-Warren-Dearborn MSA was 4.3%, compared to 4.7% for the state of Michigan and 4.1% for the United States over the same time period.

According to the appraiser, the properties are well situated with respect to demand generators that include corporations, medical facilities, retail centers and tourist attractions. Corporate and medical demand drivers include Valeo Inc. (adjacent), Kostal of America (adjacent), General Motors (6.6 miles), Magna International (7.0 miles) and Troy Beaumont Hospital (7.7 miles). Tourism and entertainment attractions include the Oakland Mall (1.7 miles), the Somerset Collection (5.3 miles), the Motown Historical Museum (14.4 miles), and The Henry Ford museum complex (23.4 miles) as well as casinos located in downtown Detroit and Windsor, Canada. Special events also generate demand during weekends such as the Detroit International Jazz Festival and the North American International Auto Show. Additionally, the newly constructed Little Caesars Arena (15.2 miles) (a recently opened multi-purpose arena in Midtown Detroit that serves as the new home of the Detroit Red Wing and Detroit Pistons) and the accompanying entertainment district are anticipated to increase Detroit’s tourism and leisure attractions.

The appraiser identified a new supply of four proposed hotels that are in various stages of development. The Hyatt Place Royal Oak (4.0 miles) is currently under construction and the Beaumont Hospital Hotel (4.5 miles) has been approved for construction. A Home2 Suites by Hilton Troy (4.8 miles) and a Tru by Hilton Troy (1.3 miles) are both in early stage of development. However, in consideration of the locations, operating profile, branding and/or estimated performance of these proposed hotels, most of these are considered secondarily competitive by the lender.

A summary of each individual property’s primary competitors is provided below:

TownePlace Suites by Marriott Troy – Competitive Hotels Profile(1)
				2017 Estimated Market Mix			2017 Estimated Operating Statistics(2)
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Leisure and Group	Extended -Stay	Occupancy	ADR	RevPAR
TownePlace Suites by Marriott Troy(3)	87	2016	-	40%	15%	45%	77.8%	$123.82	$96.37
Fairfield Inn & Suites by Marriott Troy(3)	90	2016	494	65%	35%	0%	73.6%	$119.61	$87.98
Residence Inn by Marriott Detroit Troy Madison Heights	96	1985	-	30%	15%	55%	72.5%	$112.50	$82.50
Homewood Suites by Hilton Detroit Troy	150	2002	1,352	35%	15%	50%	82.5%	$127.50	$107.50
Hawthorn Suites By Wyndham Troy MI	152	1985	750	30%	20%	50%	77.5%	$87.50	$67.50
Candlewood Suites Troy	118	1998	-	30%	20%	50%	77.5%	$92.50	$67.50
Total(4)	606
(1)	Based on the appraisal.
(2)	2017 Estimated Operating Statistics for Occupancy, ADR and RevPAR represent a midpoint in each respective data set.
(3)	2017 Occupancy, ADR and RevPAR are actuals based on operating statements provided by the borrower.
(4)	Excludes the TownePlace Suites by Marriott Troy property.

A-3-102

Annex A-3	JPMDB 2018-C8

Troy Hotel Portfolio

Fairfield Inn & Suites by Marriott Troy – Competitive Hotels Profile(1)
				2017 Estimated Market Mix			2017 Estimated Operating Statistics(2)
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Leisure and Group	Extended -Stay	Occupancy	ADR	RevPAR
Fairfield Inn & Suites by Marriott Troy(3)	90	2016	494	65%	35%	0%	73.6%	$119.61	$87.98
TownePlace Suites by Marriott Troy(3)	87	2016	-	40%	15%	45%	77.8%	$123.82	$96.37
Hampton Inn Detroit Madison Heights South Troy	123	1987	552	65%	35%	0%	82.5%	$112.50	$92.50
Holiday Inn Express Hotel & Suites Detroit North Troy	117	2013	500	65%	35%	0%	82.5%	$102.50	$82.50
Hampton Inn & Suites Detroit Troy	122	2015	713	70%	30%	0%	82.5%	$127.50	$102.50
Drury Inn & Suites Troy	217	1984	1,050	65%	35%	0%	67.5%	$122.50	$82.50
Total(4)	666
(1)	Based on the appraisal.
(2)	2017 Estimated Operating Statistics for Occupancy, ADR and RevPAR represent a midpoint in each respective data set.
(3)	2017 Occupancy, ADR and RevPAR are actuals based on operating statements provided by the borrower.
(4)	Excludes the Fairfield Inn & Suites by Marriott Troy property.

Operating History and Underwritten Net Cash Flow(1)
	2017	TTM(2)	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	75.7%	77.4%	77.4%
ADR	$121.74	$122.21	$122.21
RevPAR	$92.10	$94.62	$94.62

Room Revenue	$5,950,241	$6,113,011	$6,113,011	$34,537	98.5%
Food & Beverage Revenue	0	0	0	0	0.0
Other Departmental Revenue	87,883	90,731	90,731	513	1.5
Total Revenue	$6,038,123	$6,203,742	$6,203,742	$35,049	100.0%

Room Expense	$1,087,393	$1,130,305	$1,210,636	$6,840	19.8%
Food & Beverage Expense	0	0	0	0	0.0
Other Departmental Expenses	28,054	22,024	29,586	167	32.6
Departmental Expenses	$1,115,447	$1,152,330	$1,240,222	$7,007	20.0%

Departmental Profit	$4,922,676	$5,051,413	$4,963,520	$28,042	80.0%
Management Fees	181,144	186,112	186,112	1,051	3.0
Franchise Fees	481,785	446,904	412,468	2,330	6.6
Property Taxes	189,608	189,608	191,000	1,079	3.1
Property Insurance	40,400	40,400	62,119	351	1.0
Other Expenses	829,151	849,291	1,151,738	6,507	18.6
Total General/Unallocated Expenses	$1,722,088	$1,712,315	$2,003,437	$11,319	32.3%

Net Operating Income	$3,200,588	$3,339,098	$2,960,082	$16,724	47.7%
FF&E	241,525	248,150	248,150	1,402	4.0
Net Cash Flow	$2,959,063	$3,090,948	$2,711,933	$15,322	43.7%

(1)	2015 and 2016 financials are not available due to the timing of construction.
(2)	TTM column represents the trailing 12-month period ending on March 31, 2018.
(3)	Per Room values are based on 177 guest rooms.
(4)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.

A-3-103

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ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

J.P. Morgan Chase Commercial	Wells Fargo Bank, N.A.	LNR Partners, LLC	Pentalpha Surveillance LLC
Mortgage Securities Corp.		1601 Washington Avenue	375 North French Road
	1901 Harrison Street	Suite 700	Suite 100
270 Park Avenue	Oakland, CA 94612	Miami Beach, FL 33139	Amherst, NY 14228
10th Floor
New York, NY 10017

Contact: General Information Number	Contact:	Contact: lnr.cmbs.notices@lnrproperty.com	Contact: Don Simon
Phone Number: (212) 834-3813	REAM_InvestorRelations@WellsFargo.com	Phone Number: (305) 695-5600	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-EF		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-EF		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-EF	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

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Frederick, MD 21701-4747		Determination Date:	7/11/18

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

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Frederick, MD 21701-4747		Determination Date:	7/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

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Frederick, MD 21701-4747		Determination Date:	7/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Frederick, MD 21701-4747		Determination Date:	7/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
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Frederick, MD 21701-4747		Determination Date:	7/11/18

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
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8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	JPMDB Commercial Mortgage Securities Trust 2018-C8 Commercial Mortgage Pass-Through Certificates Series 2018-C8	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/17/18
8480 Stagecoach Circle		Record Date:	6/29/18
Frederick, MD 21701-4747		Determination Date:	7/11/18

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2018 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: JPMDB Commercial Mortgage Securities Trust 2018-C8, Commercial Mortgage Pass-Through Certificates, Series 2018-C8
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: LNR Partners, LLC
Directing Certificateholder: LNR Securities Holdings, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List applicable mortgage loans].

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III. Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

3.	Appraisal Reduction Amount calculations and net present value calculations:

a.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

b.	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

c.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

5.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special

Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial. The special servicer is obligated to service the Mortgage Loans in accordance with the Servicing Standard, which includes servicing and administering such Mortgage Loans in accordance with applicable law. In connection with any assessment of whether the special servicer satisfied its obligation to service and administer the Mortgage Loans in accordance with applicable law, the operating advisor will not be required, in the ordinary course, to provide or obtain a legal opinion, legal review or legal conclusion as part of that assessment.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, immaterial assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual.

Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

JPMCB, BSP AND SMF VI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each mortgage loan seller, with respect to each Mortgage Loan, represents and warrants generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)   Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not an interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than with respect to Serviced Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Agreement to Appointment of Master Servicer, dated as of June 1, 2018, between the Master Servicer, the Depositor and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Agreement to Appointment of Master Servicer, dated as of June 1, 2018, between the Master Servicer, the Depositor and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Agreement to Appointment of Master Servicer, dated as of June 1, 2018, between the Master Servicer, the Depositor and the Mortgage Loan Seller).

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(3)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)   Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)   Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since May 11, 2018.

(7)   Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the issuing entity (or, with respect to any Non-Serviced Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan) constitutes a legal, valid and binding endorsement or assignment to the issuing entity (or, with respect to any Non-Serviced Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged

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Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Agreement to Appointment of Master Servicer, dated as of June 1, 2018, between the Master Servicer, the Depositor and the Mortgage Loan Seller).

(8)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)   Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been

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paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

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(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

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(23) Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets

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other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced for any lien senior to, and any lien in parity with, the lien of the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien in parity with, the lien of the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof,

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including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

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(33) Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in

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such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)         The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or

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substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the Mortgage Loan exercisable during the term of the Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

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(40) No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the

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only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I to the MLPA (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

(44) Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such

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as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47) Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2

EXCEPTIONS TO JPMCB, BSP AND SMF VI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Atlantic Times Square (Loan No. 3), Embassy Suites Glendale (Loan No. 4), Meridian Corporate Center (Loan No. 9) and Twelve Oaks Mall (Loan No. 16)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
8	Atlantic Times Square (Loan No. 3)	Pursuant to a reciprocal easement agreement affecting the Mortgaged Property, the Mortgagor, as the owner of the commercial units, has a right of first refusal to purchase the residential portion of the mixed use project that includes the mortgaged property if, following any damage or destruction to the project, the owner of the residential units (or the related condominium association, as applicable), elects to abandon its part of the project upon any partition sale. The residential portion of the project consists of three buildings with a total of 210 units. The Mortgagor owns two buildings totaling 100 units (representing approximately 47.62% of the common elements), and such units are collateral for the Mortgage Loan.
8	Embassy Suites Glendale (Loan No. 4)	The franchisor has a right of first offer in the event of a proposed transfer of the hotel or a sale of the Mortgagor or a controlling interest in the Mortgagor. Under the comfort letter obtained at origination, this right has been subordinated to a foreclosure but will apply to subsequent transfers.
9	Meridian Corporate Center (Loan No. 9)	In connection with a bona fide sale of the Mortgaged Property to a third party, the Mortgage Loan documents permit the owners of the transferee to obtain a mezzanine loan secured by 100% of the ownership interests of the transferee upon satisfaction of certain terms and conditions including, without limitation, the following: (i) a combined loan-to-value ratio of not greater than 69.6%; (ii) a combined debt service coverage ratio (as calculated in the Mortgage Loan documents) of at least 1.50x; and (iii) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.
10	Atlantic Times Square (Loan No. 3), Embassy Suites Glendale (Loan No.	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu

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JPMorgan Chase Bank, National Association
	4), Meridian Corporate Center (Loan No. 9) and Twelve Oaks Mall (Loan No. 16)	Companion Loan(s) on a pari passu basis.
12	Meridian Corporate Center (Loan No. 9)	The property condition reports delivered at origination of the Mortgage Loan recommended certain deferred maintenance items/immediate repairs with an aggregate cost of $74,275. The Mortgagor was not required to reserve any funds at origination for such deferred maintenance/immediate repairs. The Mortgage Loan documents require the Mortgagor to complete the deferred maintenance and immediate repairs within 360 days following the origination date of the Mortgage Loan.
15	Lakewood Forest Plaza (Loan No. 17)	The borrower sponsor is subject to four pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. The sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount.
18	Atlantic Times Square (Loan No. 3) and Embassy Suites Glendale (Loan No. 4)	If the Mortgaged Property is ever located in a federally designated “special flood hazard area”, the Mortgage Loan documents require flood hazard insurance in an amount equal to the lesser of (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or (2) such greater amount as the lender requires.
18	Meridian Corporate Center (Loan No. 9)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds following a casualty loss is five percent of the applicable allocated loan for the related building(s).
18	U-Haul AREC 27 Portfolio (Loan No. 12)

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that: (A) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a financial strength and claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (B) if five or more insurance companies issue the policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must be provided by insurance companies with a financial

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JPMorgan Chase Bank, National Association

strength and claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies.

The Mortgage Loan documents permit the Mortgagor to obtain all risk special form property insurance with a deductible of not more than $250,000. In addition, provided that the guarantor maintains a net equity of at least $250,000,000 as reflected in its most recent audited financial statements, the Mortgage Loan documents permit the Mortgagor to self-insure the general commercial liability insurance requirement, provided that the self-insured retention does not exceed $5,000,000.

In the event the Mortgaged Property is located in a federally designated special flood hazard area, the Mortgage Loan documents require the Mortgagor to obtain flood insurance in an amount equal to (1) the maximum amount available under applicable laws or a comparable private policy acceptable to the lender in its sole discretion plus (2) additional coverage as the lender may require, in each case with deductibles that are acceptable to the lender.

The Mortgage Loan documents require business interruption/rent loss insurance in an amount equal to 100% of the net profit, continuing expenses and necessary payroll for a period of 24 months.

18	Twelve Oaks Mall (Loan No. 16)

The Mortgage Loan documents permit the Mortgagor to obtain all risk special form property insurance with a deductible of not more than $250,000. The commercial general liability insurance obtained by the Mortgagor includes a self-insured retention of $100,000.

The Mortgage Loan documents permit insurance through a syndicate of insurers if at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by AM Best), and all such insurers have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by AM Best).

The threshold above which the lender has the right to hold and disburse any insurance proceeds is $22,500,000 (or, if the Mortgagor is no longer controlled by The Taubman Realty Group Limited Partnership, $15,000,000), instead of 5% of the then-outstanding principal amount of the Mortgage Loan.

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JPMorgan Chase Bank, National Association
26	U-Haul AREC 27 Portfolio (Loan No. 12)	The U-Haul Moving & Storage At Eakin Road Mortgaged Property is non-conforming as to parking, which is deficient by 226 spaces based on the existing site plan. The Mortgagor may either stripe additional parking or have a new site plan approved that includes the proposed and/or existing parking. The Mortgagor is in the process of preparing a new site plan that is expected to fix the parking issue, as well as add some additional storage buildings. The Mortgagor has a post-closing obligation to obtain approval of the site plan and to have the pre-fab buildings installed at the site within nine months of the origination date. The Mortgage Loan documents provide for a loss carve-out for failure to complete the post-closing obligations.
28	Atlantic Times Square (Loan No. 3) and Embassy Suites Glendale (Loan No. 4)

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate three (3) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, the Mortgagor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and the rating agencies, which updated environmental report discloses, as of the date of such repayment, no actual or threatened (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or its operations, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the indemnity, or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property.

The loss recourse carveout for material physical waste is limited to waste by the Mortgagor and to the extent sufficient gross income from the operation of the Mortgaged Property is available to the Mortgagor to prevent such physical waste (so long as such insufficiency does not arise from the intentional misapplication, misappropriation or conversion of rents by the Mortgagor or any of its affiliates).

28	Meridian Corporate Center (Loan No. 9)

The Mortgage Loan documents provide that the Mortgagor and guarantor will have no liability under the environmental indemnity for any losses caused solely by, or arising from actions or conditions or events occurring more than two years after the date of repayment of the Mortgage Loan in full and performance in full of all other obligations under the Mortgage Loan documents, provided that the Mortgagor and/or guarantor, at its sole cost and expense, delivers an acceptable Phase I or Phase II environmental report dated within 90 days of the proposed release date, in form and substance reasonably satisfactory to the lender and prepared by a qualified environmental consultant reasonably

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JPMorgan Chase Bank, National Association

satisfactory to the lender, indicating that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity other than hazardous substances or environmental conditions disclosed in the environmental report delivered in connection with the origination of the Mortgage Loan.

The carve-out for material physical waste is limited to the extent sufficient cash flow from the Mortgaged Property is available to prevent such physical waste except to the extent that such insufficient cash flow arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

28	U-Haul AREC 27 Portfolio (Loan No. 12)	The loss recourse carveout with respect to misapplication, misappropriation or conversion of insurance proceeds, condemnation awards or rents following an event of default does not include “misappropriation”.
28	Twelve Oaks Mall (Loan No. 16)

The carve-out for material physical waste is limited to intentional or grossly negligent physical waste with respect to the Mortgaged Property committed or permitted by the Mortgagor, any wholly owned subsidiary, the guarantor or any of their respective affiliates (excluding alterations or repairs permitted under the Mortgage Loan documents).

The loss carve-out for misapplication or conversion of any insurance proceeds, condemnation awards, or any rents does not include misappropriation.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure, but misapplication or conversion of security deposits in violation of the Mortgage Loan agreement will trigger a nonrecourse carve-out for losses.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to the unauthorized transfer of the Mortgaged Property by deed or any change of control, in each case, in violation of the Mortgage Loan documents. Any other transfer in violation of the Mortgage Loan documents will trigger a nonrecourse carve-out for losses.

The full recourse carve-out for involuntary bankruptcy does not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Mortgagor joining or colluding with other creditors to cause an involuntary bankruptcy filing with respect to Mortgagor.

The Mortgage Loan documents provide that the obligations and liabilities of the Mortgagor and guarantor under the environmental indemnity will terminate and be of no further force and effect upon the earliest to occur of (i) payment in

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JPMorgan Chase Bank, National Association
full of the Whole Loan (other than by judgment of foreclosure) and delivery of a Phase I environmental report in respect of the Mortgaged Property acceptable to the lender, (ii) except as to claims then pending, five years following the date upon which the lender, its nominee or a third-party purchaser acquires title to the Mortgaged Property in a proceeding for foreclosure of the Mortgage or through delivery of a deed in lieu of foreclosure of the Mortgage and upon delivery of a Phase I environmental report in respect of the Mortgaged Property (which report the lender is required to obtain upon the request of the Mortgagor or guarantor at the time that it, its nominee or third party purchaser acquires title to the Mortgaged Property) provided that such report is acceptable to lender, and (iii) upon a release of the Mortgagor or guarantor in accordance with the Mortgage Loan documents.
28	Lakewood Forest Plaza (Loan No. 17)	Transfers of the Mortgaged Property or the equity interests in the Mortgagor in violation of the Mortgage Loan documents will trigger full recourse liability under the Mortgage Loan documents, except that to the extent the breach or violation is the result of a failure to give the lender notice of an otherwise permitted transfer, the Mortgage Loan documents provide for a carve-out for losses against the Mortgagor and guarantor.
29	Meridian Corporate Center (Loan No. 9)	The Mortgage Loan documents permit the Mortgagor to release individual buildings from the lien of the Mortgage solely in connection with the arm’s length sale of such building(s) to a third party upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, the payment of 110% of the allocated loan amount for the building(s) plus the yield maintenance premium, if applicable.
31	Meridian Corporate Center (Loan No. 9)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended from time to time (including any extensions thereof), is not in effect, then provided that terrorism insurance is commercially available, Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time on a stand-alone basis in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

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JPMorgan Chase Bank, National Association
31	Twelve Oaks Mall (Loan No. 16)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Lakewood Forest Plaza (Loan No. 17)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, then the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism coverage), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
33	U-Haul AREC 27 Portfolio (Loan No. 12)	The Mortgage Loan documents provide that the revenues from the Mortgaged Properties may be commingled with revenue from affiliates of the Mortgagor so long as the revenue from the Mortgaged Properties (i) may be identified and segregated, and (ii) is deposited into the clearing account as required by the Mortgage Loan documents.
34	Atlantic Times Square (Loan No. 3) and Embassy Suites Glendale (Loan No. 4)	The Mortgage Loan documents require the Mortgagor to pay the then prevailing fee of the servicer, which is to not exceed $20,000, and all actual out-of-pocket costs and expenses incurred by the lender, including the lender’s attorneys’ fees and expenses and any actual fees and expenses of any approved rating agencies, incurred in connection with a defeasance of the Mortgage Loan.
34	Twelve Oaks Mall (Loan No. 16)	The Mortgage Loan documents require Mortgagor to pay for all costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that servicer fees for the servicer are

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JPMorgan Chase Bank, National Association
limited to a maximum amount of $30,000.
38	U-Haul AREC 27 Portfolio (Loan No. 12)	The related property manager may be removed at the direction of the lender on the basis of a debt service coverage ratio test, which is calculated taking into account the increase in the interest rate on the Mortgage Loan.
42	U-Haul AREC 27 Portfolio (Loan No. 12)	The related sponsor and guarantor, AMERCO filed for Chapter 11 bankruptcy protection in 2003 after it failed to obtain refinancing for $866 million of debt. The company emerged from bankruptcy approximately nine (9) months after filing the petition. Neither the Mortgagor nor the Mortgaged Property was included in the bankruptcy filing.
46	Atlantic Times Square (Loan No. 3), Embassy Suites Glendale (Loan No. 4), Meridian Corporate Center (Loan No. 9), Twelve Oaks Mall (Loan No. 16)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

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BSPRT Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
9	Constitution Plaza (Loan No. 11)	A mezzanine loan in the amount of $10,000,000 is held by a third party investor. In connection with the mezzanine loan, the Mortgage Loan Seller and the mezzanine lender entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
18	Aaron’s Rent Portfolio (Loan No. 35)	The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by Aaron’s, Inc., the sole tenant at the Mortgaged Properties, provided such insurance meets the requirements in the Mortgage Loan documents.
26	Constitution Plaza (Loan No. 11)	The use of the Mortgaged Property as a “professional office” is legal nonconforming because such use is not permitted under current local zoning laws and ordinances; however, such use of the Mortgaged Property predates the current local zoning laws and is considered pre-existing and therefore, grandfathered. If the related structure is damaged or destroyed by less than or equal to 60% of its replacement value, the Mortgaged Property may only be restored to its prior non-conforming use if, within 2 months of such destruction or damage, the borrower (i) sends a certified letter to the zoning administrator stating an intent to re-establish the legal nonconforming use; (ii) submits a certificate of nonconformance; and (iii) applies for a building permit for reconstruction; provided, however, that the zoning administrator has discretion to ensure that the manner in which the building or structure is rebuilt conforms as much as possible to the surrounding district. If the Mortgaged Property is damaged or destroyed beyond 60% of its replacement value, the Mortgaged Property may be restored only in accordance with the current zoning code. Additionally, the Mortgage Loan documents provide recourse to the Mortgagor and guarantor for losses to the lender related to the borrower’s inability to restore the Mortgaged Property to its prior nonconforming use. Law and ordinance insurance is required to be maintained for the Mortgaged Property pursuant to the Mortgage Loan documents.
26	Taylor Industrial (Loan No. 39)	The use of the Mortgaged Property as a warehouse greater than 80,000 square feet is legal nonconforming because current local zoning ordinances require a special approval for such use; however, such use of the Mortgaged Property predates the special land use approval ordinance and is considered pre-existing and therefore, grandfathered. If the Mortgaged Property is damaged or destroyed by less than or equal to 50% of its

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BSPRT Finance, LLC
replacement value, the structure may be restored to its prior non-conforming use so long as, among other conditions, the nonconformities are not enlarged. If the Mortgaged Property is damaged or destroyed beyond 50% of its replacement value, the Mortgaged Property may be restored only in accordance with the current zoning code. Additionally, the Mortgage Loan documents provide recourse to the Mortgagor and guarantor for losses to the lender related to the borrower’s inability to restore the Mortgaged Property to its prior nonconforming use. Law and ordinance insurance is required to be maintained for the Mortgaged Property pursuant to the Mortgage Loan documents.
28	All Mortgage Loans transferred by BSPRT	The Mortgage Loan documents limit recourse for the commission of material physical waste at the Mortgaged Property to that caused by intentional acts or omissions of the related borrower, guarantor, borrower sponsor or certain affiliates thereof.

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Starwood Mortgage Funding VI LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	Southland Shopping Center (Loan No. 6)	The building located at 601 Clairton Boulevard is insured by a tenant at the Mortgaged Property instead of the Mortgagor. Such tenant’s property insurance policy does not name the lender as a loss payee.
25	800 South Barranca (Loan No. 20), Texas Hotel Portfolio (Loan No. 14),1-21 Export Drive (Loan No. 38), Sunrise Pass Estates MHC (Loan No. 40) and 8851 Santa Monica Boulevard (Loan No. 28)	There is no limitation on trustee fees paid by the Mortgagor.
26	8851 Santa Monica Boulevard (Loan No. 28)	A portion of the Mortgaged Property is legal non-conforming as to use. In the event of a casualty, the Mortgagor would be required to apply for a conditional use permit to continue the non-conforming use.
26	Adams Portfolio (Loan No. 31)	A tenant at the Sunset Mortgaged Property, representing 21.0% of the net rentable area of the Adams Portfolio, holds a special use permit to operate as a medical marijuana dispensary at such Mortgaged Property. Although such special use permit was approved and provided by the applicable local governmental authority, and does not violate any local zoning ordinances, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law. Pursuant to the Loan Documents, if at any time during the term of the Mortgage Loan any governmental authority takes any enforcement action against a related Mortgaged Property securing the Adams Portfolio Mortgage Loan as a result of non-compliance with applicable law due to the presence or business operations of a marijuana dispensary at any Mortgaged Property, the Mortgagor is obligated to comply with any such enforcement action and the Mortgagor and guarantor shall be liable for any losses sustained by the Mortgagee in connection therewith. In addition, the Loan Documents restrict the Mortgagor, without the Mortgagee’s consent, from executing new leases or lease renewals that provide for the sale of recreational or medicinal marijuana as a permitted use if such leases would expand the amount of square footage used for such purposes at the Mortgaged Properties beyond the amount of square feet used for such purposes as of the origination date of such Mortgage Loan.

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Starwood Mortgage Funding VI LLC
27	Adams Portfolio (Loan No. 31)	A tenant at the Sunset Mortgaged Property, representing 21.0% of the net rentable area of the Adams Portfolio, holds a special use permit to operate as a medical marijuana dispensary at such Mortgaged Property. Although such special use permit was approved and provided by the applicable local governmental authority, and does not violate any local zoning ordinances, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law. Pursuant to the Loan Documents, if at any time during the term of the Mortgage Loan any governmental authority takes any enforcement action against a related Mortgaged Property securing the Adams Portfolio Mortgage Loan as a result of non-compliance with applicable law due to the presence or business operations of a marijuana dispensary at any Mortgaged Property, the Mortgagor is obligated to comply with any such enforcement action and the Mortgagor and guarantor shall be liable for any losses sustained by the Mortgagee in connection therewith. In addition, the Loan Documents restrict the Mortgagor, without the Mortgagee’s consent, from executing new leases or lease renewals that provide for the sale of recreational or medicinal marijuana as a permitted use if such leases would expand the amount of square footage used for such purposes at the Mortgaged Properties beyond the amount of square feet used for such purposes as of the origination date of such Mortgage Loan.
31	1-21 Export Drive (Loan No. 38)

The Mortgagor is not required to pay annual premiums for terrorism coverage in excess of two times the premium for a separate “special form” or “all risks” policy or equivalent policy insuring the Mortgaged Property (for purposes of such calculation, excluding coverage for catastrophe loss perils).

33	Fort Knox Executive Park (Loan No. 27), City View Farms (Loan No. 32) and Southland Shopping Center (Loan No. 6)	The Mortgagor previously owned real property adjacent to the Mortgaged Property.
33	Northwest Business Center (Loan No. 13) and Texas Hotel Portfolio (Loan No. 14)	No non-consolidation opinion was obtained at origination.
36	Fireside IL Storage Portfolio (Loan No. 34)	The Armor Road Mortgaged Property consists in part of a leasehold interest in a small parcel owned by a nearby landowner on which the Mortgagor owns two buildings. The terms of the related ground lease generally do not comply with the requirements under the Representation and Warranty #36. The value of such ground leased parcel was not included in the appraiser’s valuation of the Mortgaged Property, nor was the value of such parcel

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included in the lender’s underwriting of the Mortgage Loan.

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ANNEX D-3

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render

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such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)   Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after May 11, 2018.

(5)   Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)   Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC

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Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Schedule D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan for which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)   Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment

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and other personal property financing). Except as set forth in Exhibit 1 to Schedule D-4, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)   Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10) UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11) Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12) Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(13) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15) Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16) No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required

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by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19) No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20) No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21) REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any

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prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22) Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23) Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26) Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27) Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of

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the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28) Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29) Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30) Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the

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Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Schedule D-4; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Schedule D-4, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Exhibit 1 to Schedule D-4, or future permitted mezzanine debt in each case as set forth on Exhibit 2 to Schedule D-4 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Exhibit 3 to Schedule D-4 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32) Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose,

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a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33) Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34) Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds

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or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36) Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37) Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E.

(38) No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39) Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40) Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the

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origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41) Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42) Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43) Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44) Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any

 D-3-14

Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45) Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46) Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

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ANNEX D-4

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

German American Capital Corporation
Rep. No. on Annex D-3	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	DreamWorks Campus (Loan No. 8)	The sole tenant, Dreamworks, has a right of first refusal to purchase the Mortgaged Property or the equity interests in the Mortgagor in the event of (i) a proposed transfer of such interests to a third party or (ii) any change in the direct or indirect controlling interest in the Mortgagor. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.
7	Lehigh Valley Mall (Loan No. 19)	Pursuant to its related lease, Macy’s has the right to purchase its leased premises (the “Macy’s Parcel”) at any time (including following a foreclosure or deed-in-lieu of foreclosure) for a purchase price of $1,337,114 (subject to reduction if any portion of the Macy’s Parcel has already been released pursuant to the Mortgage Loan documents) (such amount, the “Macy’s Purchase Price”). The Mortgage Loan documents permit the Mortgagor to obtain a release of the Macy’s Parcel provided, among other conditions, the Mortgagor delivers defeasance collateral (or, after the permitted prepayment date, prepays a portion of the outstanding principal balance) in an amount equal to the Macy’s Purchase Price (net any reasonable and customary closing costs incurred by the Mortgagor in connection with the sale of the Macy’s Parcel).
7	JHMR Powderhorn (Loan No. 33)	The Mortgaged Property is subject to certain recorded deed restrictions that, among other things, require that (i) the Mortgaged Property only be used for multifamily purposes, (ii) maximum rental rates for individual units at the Mortgaged Property may be no more than 72% of the low income limit for Teton County, (iii) at least one member of any resident household is required to demonstrate an average of 30 hours a week of employment or volunteer work in Teton County and (iv) no household may earn more than 120% of the median household income in Teton County.
9	Lehigh Valley Mall (Loan No. 19)	The Mortgage Loan documents permit the Mortgagor to enter into a property-assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000.
9	Mezz 42 (Loan No. 30)

The sole member of the borrower, in connection with its acquisition of the Mortgaged Property in 2013, entered into an energy consumption agreement (the “Energy Consumption Agreement”) with the prior owner of the

D-4-1

German American Capital Corporation
Mortgaged Property, The City of Carmel Redevelopment Commission (successor-in-interest to the Carmel City Center Community Development Corporation), in lieu of payment of a purchase price for the Mortgaged Property. Pursuant to the Energy Consumption Agreement, the sole member of the borrower was required to, among other things, make four equal payments of $173,205 per annum, in each instance from cash flow at the Mortgaged Property after payment of debt service, reserves, operating expenses and any other payments due to the Mortgage Loan documents.
17	Marina Heights State Farm (Loan No. 1)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best). The Mortgagor is entitled to rely on certain insurance coverage provided by the tenant State Farm, provided such coverage complies with the foregoing requirements.
17	DreamWorks Campus (Loan No. 8)	The lease with the sole tenant, Dreamworks, requires that, to the extent the lease is not terminated as a result of a casualty, casualty insurance proceeds be payable to (i) Dreamworks if the estimated cost of restoration is less than or equal to $2.5 million or (ii) a trustee for the benefit of the lender to be made available to Dreamworks for restoration of the Mortgaged Property if the estimated cost is more than $2.5 million.
17	Lehigh Valley Mall (Loan No. 19)

The Mortgage Loan documents permit the Mortgagor to maintain a deductible for the all-risk special form property insurance and flood insurance of up to $500,000 (which may not be considered customary).

All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers with a claims paying ability rating of “A” or better by S&P, with no remaining carrier below “BBB” by S&P.

25	Lehigh Valley Mall (Loan No. 19)	The use of the Mortgaged Property as a shopping mall is a pre-existing legal non-conforming use because such a use is a no longer permitted under the related zoning code without a special use exception. If any related building is damaged or destroyed, such building may only be

D-4-2

German American Capital Corporation
restored to its non-conforming use as a shopping mall if restoration is commenced within six months from the date of damage or destruction and completed within a reasonable period of time thereafter.
27	Marina Heights State Farm (Loan No. 1)	There is no separate guarantor other than the Mortgagor.
27	DreamWorks Campus (Loan No. 8)	There is no separate guarantor other than the Mortgagor.
27	Lehigh Valley Mall (Loan No. 19)

The guarantor’s liability under the related guaranty is capped at $40,000,000, in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.

The Mortgagor and the guarantor will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-out in the Mortgage Loan documents if the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property (except in connection with bankruptcy proceedings involving a substantive consolidation resulting from a voluntary or collusive involuntary bankruptcy filing of an affiliate of the Mortgagor); (v) the failure to pay the Mortgage Loan or other obligation or debts of the Mortgagor as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of any of (i) through (iii) above.

27	Lehigh Valley Mall (Loan No. 19)	As regards clause (b) of Representation and Warranty No. 27, the Mortgage Loan documents provide full recourse if (a) the Mortgagor files a voluntary petition under any creditors rights laws (without the consent of the lender), (b) the Mortgagor or any affiliate of the Mortgagor solicits or causes to be solicited petitioning creditors (other than the lender) for any involuntary petition against the Mortgagor from any person under any creditors rights laws, or (c) the Mortgagor files an answer consenting to or

D-4-3

German American Capital Corporation
otherwise acquiescing in or joining in any involuntary petition filed against it by any other person (other than the lender).
28	Lehigh Valley Mall (Loan No. 19)	The Mortgage Loan documents permit the Mortgagor to obtain the release of the Macy’s Parcel upon partial prepayment or defeasance in an amount equal to 100% of the Macy’s Purchase Price received from Macy’s (net of any reasonable and customary closing costs actually incurred by the Mortgagor in connection with such sale), subject to the REMIC requirements.
30	Lehigh Valley Mall (Loan No. 19)	In the event TRIA or other similar governmental legislation is no longer in effect, the Mortgagor is not required to pay a premium for terrorism insurance in excess of two times the amount of the cost of the property insurance on a standalone basis required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In no event may such insurance have a deductible in excess of $5,000,000.
31	Lehigh Valley Mall (Loan No. 19)	See exception to Representation and Warranty No. 9.
33	Lehigh Valley Mall (Loan No. 19)	See exception to Representation and Warranty No. 28.
35	Marina Heights State Farm (Loan No. 1)	The Ground Lease requires the consent of the ground lessor to any transfer of the Ground Lease, which consent may not be unreasonably withheld. Such consent is not required for any assignment, sale, hypothecation, encumbrance or transfer to a Permitted Mortgagee (as defined in the Ground Lease), or for the Permitted Mortgagee to take title to the Mortgaged Property, and upon foreclosure or acquisition of title to the leasehold estate by deed-in-lieu of foreclosure of a Permitted Mortgagee (as defined in the Ground Lease) the Permitted Mortgagee may, upon notice to the ground lessor (but without its consent), sell and assign the leasehold estate. However, any subsequent transfer would require the consent of the ground lessor.
35	Sheraton Hotel Arlington (Loan No. 5)	The Ground Lease does not provide that it may not be canceled or terminated for any reason without the prior written consent of the lender; however, it does provide that it may not be canceled or terminated for any monetary or non-monetary default unless the lender is given notice of and an opportunity to cure such default. In addition, provided that the lender cures any monetary defaults, the ground lessor is required to enter into a new ground lease with the lender upon the termination of the Ground Lease for any reason.

D-4-4

EXHIBIT 1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None.

D-4-5

EXHIBIT 2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
25	Northridge Medical Tower

D-4-6

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
7/15/2018	31,887,000.00
8/15/2018	31,887,000.00
9/15/2018	31,887,000.00
10/15/2018	31,887,000.00
11/15/2018	31,887,000.00
12/15/2018	31,887,000.00
1/15/2019	31,887,000.00
2/15/2019	31,887,000.00
3/15/2019	31,887,000.00
4/15/2019	31,887,000.00
5/15/2019	31,887,000.00
6/15/2019	31,887,000.00
7/15/2019	31,887,000.00
8/15/2019	31,887,000.00
9/15/2019	31,887,000.00
10/15/2019	31,887,000.00
11/15/2019	31,887,000.00
12/15/2019	31,887,000.00
1/15/2020	31,887,000.00
2/15/2020	31,887,000.00
3/15/2020	31,887,000.00
4/15/2020	31,887,000.00
5/15/2020	31,887,000.00
6/15/2020	31,887,000.00
7/15/2020	31,887,000.00
8/15/2020	31,887,000.00
9/15/2020	31,887,000.00
10/15/2020	31,887,000.00
11/15/2020	31,887,000.00
12/15/2020	31,887,000.00
1/15/2021	31,887,000.00
2/15/2021	31,887,000.00
3/15/2021	31,887,000.00
4/15/2021	31,887,000.00
5/15/2021	31,887,000.00
6/15/2021	31,887,000.00
7/15/2021	31,887,000.00
8/15/2021	31,887,000.00
9/15/2021	31,887,000.00
10/15/2021	31,887,000.00
11/15/2021	31,887,000.00
12/15/2021	31,887,000.00
1/15/2022	31,887,000.00
2/15/2022	31,887,000.00
3/15/2022	31,887,000.00
4/15/2022	31,887,000.00
5/15/2022	31,887,000.00
6/15/2022	31,887,000.00
7/15/2022	31,887,000.00
8/15/2022	31,887,000.00
9/15/2022	31,887,000.00
10/15/2022	31,887,000.00
11/15/2022	31,887,000.00
12/15/2022	31,887,000.00
1/15/2023	31,887,000.00
2/15/2023	31,887,000.00
3/15/2023	31,887,000.00
Distribution Date	Balance($)
4/15/2023	31,887,000.00
5/15/2023	31,887,000.00
6/15/2023	31,886,641.13
7/15/2023	31,325,596.36
8/15/2023	30,809,416.29
9/15/2023	30,291,074.37
10/15/2023	29,723,560.61
11/15/2023	29,200,668.67
12/15/2023	28,628,733.12
1/15/2024	28,101,253.38
2/15/2024	27,571,564.19
3/15/2024	26,946,389.66
4/15/2024	26,411,858.83
5/15/2024	25,828,612.39
6/15/2024	25,289,397.07
7/15/2024	24,701,598.15
8/15/2024	24,157,659.43
9/15/2024	23,611,441.91
10/15/2024	23,016,838.12
11/15/2024	22,465,839.01
12/15/2024	21,866,588.40
1/15/2025	21,310,768.01
2/15/2025	20,752,618.75
3/15/2025	20,054,996.79
4/15/2025	19,491,579.84
5/15/2025	18,880,261.31
6/15/2025	18,311,919.88
7/15/2025	17,695,815.64
8/15/2025	17,122,508.80
9/15/2025	16,546,799.40
10/15/2025	15,923,534.81
11/15/2025	15,342,798.76
12/15/2025	14,714,649.19
1/15/2026	14,128,844.76
2/15/2026	13,540,585.09
3/15/2026	12,815,652.00
4/15/2026	12,221,882.63
5/15/2026	11,581,066.99
6/15/2026	10,982,120.89
7/15/2026	10,336,274.39
8/15/2026	9,732,108.53
9/15/2026	9,125,410.03
10/15/2026	8,472,029.57
11/15/2026	7,860,046.87
12/15/2026	7,201,531.13
1/15/2027	6,584,220.30
2/15/2027	5,964,321.43
3/15/2027	5,210,690.53
4/15/2027	4,585,027.61
5/15/2027	3,913,217.12
6/15/2027	3,282,112.33
7/15/2027	2,605,013.32
8/15/2027	1,968,421.42
9/15/2027	1,329,160.17
10/15/2027	644,134.54
11/15/2027 and thereafter	0.00

E-1

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ANNEX F

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE CONSTITUTION PLAZA WHOLE LOAN

Monthly Payment Date	Principal	Balance
7/6/2018	$57,181.79	$54,897,885.71
8/6/2018	$45,459.21	$54,852,426.50
9/6/2018	$45,693.69	$54,806,732.81
10/6/2018	$57,922.23	$54,748,810.58
11/6/2018	$46,228.15	$54,702,582.43
12/6/2018	$58,442.11	$54,644,140.32
1/6/2019	$46,768.04	$54,597,372.28
2/6/2019	$47,009.28	$54,550,363.00
3/6/2019	$83,102.31	$54,467,260.70
4/6/2019	$47,680.40	$54,419,580.30
5/6/2019	$59,854.76	$54,359,725.54
6/6/2019	$48,235.07	$54,311,490.46
7/6/2019	$60,394.31	$54,251,096.15
8/6/2019	$48,795.39	$54,202,300.77
9/6/2019	$49,047.08	$54,153,253.69
10/6/2019	$61,184.18	$54,092,069.51
11/6/2019	$49,615.66	$54,042,453.86
12/6/2019	$61,737.25	$53,980,716.61
1/6/2020	$50,190.02	$53,930,526.59
2/6/2020	$50,448.90	$53,880,077.68
3/6/2020	$74,386.44	$53,805,691.25
4/6/2020	$51,092.81	$53,754,598.44
5/6/2020	$63,174.13	$53,691,424.31
6/6/2020	$51,682.21	$53,639,742.10
7/6/2020	$63,747.45	$53,575,994.65
8/6/2020	$52,277.60	$53,523,717.05
9/6/2020	$52,547.25	$53,471,169.80
10/6/2020	$64,588.91	$53,406,580.89
11/6/2020	$53,151.44	$53,353,429.44
12/6/2020	$65,176.63	$53,288,252.81
1/6/2021	$53,761.79	$53,234,491.02
2/6/2021	$54,039.09	$53,180,451.93
3/6/2021	$89,484.57	$53,090,967.36
4/6/2021	$54,779.40	$53,036,187.96
5/6/2021	$66,760.20	$52,969,427.77
6/6/2021	$55,406.30	$52,914,021.46
7/6/2021	$67,370.01	$52,846,651.45
8/6/2021	$56,039.59	$52,790,611.86
9/6/2021	$56,328.65	$52,734,283.22
10/6/2021	$68,267.20	$52,666,016.01
11/6/2021	$56,971.32	$52,609,044.69
12/6/2021	$68,892.35	$52,540,152.34
1/6/2022	$57,620.53	$52,482,531.81
2/6/2022	$57,917.74	$52,424,614.07
3/6/2022	$93,005.94	$52,331,608.13
4/6/2022	$58,696.21	$52,272,911.92
5/6/2022	$70,570.21	$52,202,341.70
6/6/2022	$59,362.98	$52,142,978.73
7/6/2022	$71,218.80	$52,071,759.93
8/6/2022	$60,036.52	$52,011,723.41
9/6/2022	$60,346.20	$51,951,377.21
10/6/2022	$72,175.21	$51,879,202.00
11/6/2022	$61,029.75	$51,818,172.25
12/6/2022	$72,840.12	$51,745,332.13
1/6/2023	$61,720.26	$51,683,611.87
2/6/2023	$62,038.61	$51,621,573.25
3/6/2023	$96,747.21	$51,524,826.04
4/6/2023	$62,857.64	$51,461,968.40
5/6/2023	$74,618.17	$51,387,350.23

F-1

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ANNEX G

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE TWELVE OAKS MALL MORTGAGE LOAN AND PARI PASSU COMPANION LOANS

Payment Date	Balance
7/6/2018	$199,059,861.16
8/6/2018	$198,835,778.71
9/6/2018	$198,610,760.60
10/6/2018	$198,358,051.15
11/6/2018	$198,131,038.27
12/6/2018	$197,876,390.34
1/6/2019	$197,647,366.28
2/6/2019	$197,417,385.91
3/6/2019	$197,106,672.18
4/6/2019	$196,874,434.14
5/6/2019	$196,614,708.48
6/6/2019	$196,380,416.23
7/6/2019	$196,118,694.33
8/6/2019	$195,882,330.96
9/6/2019	$195,644,980.64
10/6/2019	$195,380,286.97
11/6/2019	$195,140,840.35
12/6/2019	$194,874,109.53
1/6/2020	$194,632,549.36
2/6/2020	$194,389,980.54
3/6/2020	$194,094,032.38
4/6/2020	$193,849,214.97
5/6/2020	$193,577,264.91
6/6/2020	$193,330,289.72
7/6/2020	$193,056,242.77
8/6/2020	$192,807,092.05
9/6/2020	$192,556,900.98
10/6/2020	$192,279,728.90
11/6/2020	$192,027,335.81
12/6/2020	$191,748,023.84
1/6/2021	$191,493,410.61
2/6/2021	$191,237,734.24
3/6/2021	$190,903,714.30
4/6/2021	$190,645,575.63
5/6/2021	$190,360,680.19
6/6/2021	$190,100,274.07
7/6/2021	$189,813,175.16
8/6/2021	$189,550,482.92
9/6/2021	$189,286,693.79
10/6/2021	$188,996,307.34
11/6/2021	$188,730,204.24
12/6/2021	$188,437,569.11
1/6/2022	$188,169,132.99
2/6/2022	$187,899,576.00
3/6/2022	$187,552,966.38
4/6/2022	$187,280,836.57
5/6/2022	$186,982,344.78
6/6/2022	$186,707,832.33
7/6/2022	$186,407,025.13
8/6/2022	$186,130,110.41
9/6/2022	$185,852,039.43
10/6/2022	$185,547,774.11
11/6/2022	$185,267,271.56
12/6/2022	$184,960,643.30
1/6/2023	$184,677,689.17
2/6/2023	$184,393,553.56
3/6/2023	$184,033,721.18
4/6/2023	$183,746,896.66
5/6/2023	$183,434,124.81
6/6/2023	$183,144,796.67
7/6/2023	$182,829,591.83
Payment Date	Balance
8/6/2023	$182,537,739.44
9/6/2023	$182,244,668.41
10/6/2023	$181,925,826.31
11/6/2023	$181,630,200.22
12/6/2023	$181,308,875.16
1/6/2024	$181,010,672.97
2/6/2024	$180,711,225.64
3/6/2024	$180,361,846.35
4/6/2024	$180,059,689.82
5/6/2024	$179,732,018.58
6/6/2024	$179,427,232.19
7/6/2024	$179,097,005.30
8/6/2024	$178,789,567.39
9/6/2024	$178,480,845.76
10/6/2024	$178,146,794.68
11/6/2024	$177,835,389.14
12/6/2024	$177,498,729.88
1/6/2025	$177,184,618.33
2/6/2025	$176,869,195.19
3/6/2025	$176,480,985.10
4/6/2025	$176,162,623.93
5/6/2025	$175,819,205.30
6/6/2025	$175,498,080.84
7/6/2025	$175,151,976.91
8/6/2025	$174,828,066.42
9/6/2025	$174,502,803.44
10/6/2025	$174,152,677.75
11/6/2025	$173,824,594.67
12/6/2025	$173,471,728.45
1/6/2026	$173,140,802.04
2/6/2026	$172,808,493.84
3/6/2026	$172,404,969.04
4/6/2026	$172,069,588.35
5/6/2026	$171,709,630.44
6/6/2026	$171,371,346.35
7/6/2026	$171,008,566.96
8/6/2026	$170,667,355.55
9/6/2026	$170,324,719.41
10/6/2026	$169,957,710.78
11/6/2026	$169,612,111.49
12/6/2026	$169,242,223.33
1/6/2027	$168,893,636.51
2/6/2027	$168,543,594.15
3/6/2027	$168,123,984.52
4/6/2027	$167,770,728.45
5/6/2027	$167,393,399.58
6/6/2027	$167,037,092.93
7/6/2027	$166,656,799.56
8/6/2027	$166,297,417.22
9/6/2027	$165,936,534.28
10/6/2027	$165,551,793.72
11/6/2027	$165,187,797.41
12/6/2027	$164,800,031.33
1/6/2028	$164,432,896.01
2/6/2028	$164,064,227.70
3/6/2028 and thereafter	$0.00

G-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	53
Description of the Mortgage Pool	125
Transaction Parties	195
Credit Risk Retention	239
Description of the Certificates	242
Description of the Mortgage Loan Purchase Agreements	277
Pooling and Servicing Agreement	286
Certain Legal Aspects of Mortgage Loans	383
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	399
Pending Legal Proceedings Involving Transaction Parties	400
Use of Proceeds	401
Yield and Maturity Considerations	401
Material Federal Income Tax Considerations	414
Certain State and Local Tax Considerations	426
Method of Distribution (Underwriter)	426
Incorporation of Certain Information by Reference	428
Where You Can Find More Information	429
Financial Information	429
Certain ERISA Considerations	429
Legal Investment	434
Legal Matters	434
Ratings	435
Index of Defined Terms	437

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$628,452,367
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

JPMDB
Commercial Mortgage
Securities Trust 2018-C8
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2018-C8

Class A-1	$20,521,343
Class A-2	$131,981,467
Class A-3	$130,013,581
Class A-4	$183,513,650
Class A-SB	$33,165,944
Class X-A	$563,379,010
Class X-B	$65,073,357
Class A-S	$64,183,025
Class B	$32,981,845
Class C	$32,091,512

PROSPECTUS

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

Academy Securities
Co-Manager

May 24, 2018